   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CHEVRON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               2911                              94-0890210
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

       575 MARKET STREET, SAN FRANCISCO, CALIFORNIA 94105 (415) 894-7700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICERS)

                                 LYDIA I. BEEBE
                              CORPORATE SECRETARY
                              CHEVRON CORPORATION
                               575 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                           TELEPHONE: (415) 894-7700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

      TERRY MICHAEL KEE, ESQ.                 DAVID F. CHAVENSON                JEFFREY W. TINDELL, ESQ.
       KAREN A. DEMPSEY, ESQ.          VICE PRESIDENT, CHIEF FINANCIAL          KEITH E. GOTTFRIED, ESQ.
      DAVID M. KOENINGER, ESQ.         OFFICER AND CORPORATE SECRETARY           SKADDEN, ARPS, SLATE,
   PILLSBURY MADISON & SUTRO LLP       RUTHERFORD-MORAN OIL CORPORATION            MEAGHER & FLOM LLP
       235 MONTGOMERY STREET             5 GREENWAY PLAZA, SUITE 220                919 THIRD AVENUE
  SAN FRANCISCO, CALIFORNIA 94104            HOUSTON, TEXAS 77046               NEW YORK, NEW YORK 10022
     TELEPHONE: (415) 983-1000            TELEPHONE: (713) 622-5555            TELEPHONE: (212) 735-3000
     FACSIMILE: (415) 983-1200            FACSIMILE: (713) 621-7072            FACSIMILE: (212) 735-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger (the "Merger") of Chevron Thailand Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant ("Chevron Thailand"), with and into Rutherford-Moran Oil Corporation, a Delaware corporation ("Rutherford-Moran"), pursuant to an Agreement and Plan of Merger, dated as of December 23, 1998 (the "Merger Agreement"), by and among the Registrant, Chevron Thailand and Rutherford-Moran and as more particularly described in the proxy statement/prospectus included within this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM               AMOUNT OF
             TITLE OF EACH CLASS OF SECURITIES                   AGGREGATE OFFERING            REGISTRATION
                    TO BE REGISTERED(1)                               PRICE(2)                    FEE(3)
------------------------------------------------------------------------------------------------------------------
Common stock, par value $1.50 per share.....................         $74,193,258                  $20,626
------------------------------------------------------------------------------------------------------------------
Rights to purchase preferred stock of Chevron...............             N/A                        N/A
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to an indeterminate number of (a) shares of common stock, par value $1.50 per share, of the Registrant issuable to holders of common stock, par value $0.01 per share, of Rutherford-Moran pursuant to the Merger Agreement and (b) Chevron Preferred Stock Purchase Rights that will be attached to, and represented by the certificates issued for, the Chevron common stock (which Preferred Stock Purchase Rights have no market value independent of the Chevron common stock to which they are attached).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of Rutherford-Moran common stock on February 8, 1999 on Nasdaq, which was $2.828125.

(3) A fee of $14,183 has previously been paid in connection with the filing of Rutherford-Moran's preliminary proxy statement on February 3, 1999, pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended. Therefore, the fee accompanying this filing is $6,443.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [RUTHERFORD-MORAN LETTERHEAD]

                                                               February 12, 1999

To Our Stockholders:

     You are cordially invited to attend a special meeting of stockholders of Rutherford-Moran Oil Corporation to be held on Wednesday, March 17, 1999 at the Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas at 9:30 a.m., local time.

     At the meeting, you will be asked to approve and adopt a merger agreement among Rutherford-Moran, Chevron Corporation and Chevron Thailand Inc., a newly-formed, wholly owned subsidiary of Chevron. Pursuant to the merger agreement, Chevron Thailand would merge with and into Rutherford-Moran and Rutherford-Moran would become a wholly owned subsidiary of Chevron. In this merger you will receive approximately $3.50 worth of Chevron common stock for each share of Rutherford-Moran common stock you own. The $3.50 is based on the number of shares of Rutherford-Moran common stock expected to be outstanding immediately prior to the effective time of the merger and is subject to adjustment as described in the accompanying proxy statement/prospectus.

     After careful consideration, your Board of Directors has determined that the merger agreement and the transactions associated with it are fair to and in the best interests of Rutherford-Moran and its stockholders. Your board has approved the merger agreement and recommends that you vote in favor of the approval and adoption of the merger agreement. Your board received the opinion of Bear, Stearns & Co. Inc. to the effect that the per share consideration to be received in the merger is fair from a financial point of view to the non-affiliated public stockholders of Rutherford-Moran.

     Only stockholders of record at the close of business on February 10, 1999, the record date, will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements of that meeting. A complete list of stockholders entitled to vote at the meeting will be open for examination during ordinary business hours, at Rutherford-Moran's corporate headquarters for ten days prior to the meeting, by any Rutherford-Moran stockholder for any relevant purpose. The list of stockholders will also be available for inspection during the meeting.

     In connection with the merger agreement, the founders of Rutherford-Moran, Patrick R. Rutherford and John A. Moran, and their respective affiliates, entered into an option and voting agreement. Pursuant to that agreement, Chevron has an option to acquire their shares of Rutherford-Moran common stock for the same consideration as would be paid to the other stockholders pursuant to the merger agreement. Additionally, they have agreed to vote all of their shares for the approval and adoption of the merger agreement and against any alternative proposal. As these stockholders own approximately 75.1% of the outstanding shares of Rutherford-Moran common stock, approval and adoption of the merger agreement at the meeting is assured.

     You should refer to the accompanying proxy statement/prospectus for a more complete description of the merger agreement and the transactions associated with it. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Annex A.

     If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other custodian that holds your shares to provide you with evidence of your share ownership on February 10, 1999 and bring that evidence to the meeting.

     We urge you to cause your shares of Rutherford-Moran common stock to be represented at the meeting, regardless of the number of shares you hold. Please mark, sign, date and return the enclosed proxy card in the enclosed business reply envelope as soon as possible. No additional postage is required if mailed within the United States. If you decide to attend the special meeting in person, you can withdraw your proxy and vote at that time.

                                      By order of the Board of Directors,

                                      David F. Chavenson
                                      Vice President, Chief Financial Officer
                                      and
                                      Corporate Secretary

                               PROXY STATEMENT OF
                        RUTHERFORD-MORAN OIL CORPORATION
                            ------------------------

                       PROSPECTUS OF CHEVRON CORPORATION
                            ------------------------

     The Board of Directors of Rutherford-Moran Oil Corporation has approved a merger agreement pursuant to which a subsidiary of Chevron Corporation would be merged with and into Rutherford-Moran and Rutherford-Moran would become a wholly owned subsidiary of Chevron.

     Upon completion of the merger, Rutherford-Moran stockholders will receive approximately $3.50 worth of Chevron common stock for each share of Rutherford-Moran common stock that they own. The exchange of Rutherford-Moran common stock for Chevron common stock (other than cash paid for fractional shares) is intended to be tax-free to Rutherford-Moran stockholders for U.S. federal income tax purposes.

     This proxy statement/prospectus is also the prospectus of Chevron with respect to the Chevron common stock to be issued to Rutherford-Moran stockholders.

     The merger cannot be completed unless the stockholders of Rutherford-Moran vote to approve and adopt the merger agreement. Rutherford-Moran has scheduled a special meeting of its stockholders to take the necessary vote. Rutherford-Moran's Board of Directors has determined that the merger agreement and the transactions associated with it are fair to and in the best interests of Rutherford-Moran and its stockholders and recommends that you vote to approve and adopt the merger agreement.

     Stockholders owning approximately 75.1% of the outstanding shares have granted Chevron an option to acquire their shares for the same consideration as is to be provided in the merger, and have agreed to vote their shares for the approval and adoption of the merger agreement against any alternative proposal. As a result, the approval and adoption of the merger agreement is assured.

     Only stockholders who held their shares of Rutherford-Moran common stock at the close of business on February 10, 1999, the record date, will be entitled to notice of, and to vote at, the special meeting of Rutherford-Moran's stockholders and any adjournments or postponements of the special meeting.

     Chevron common stock is listed and traded on the New York Stock Exchange as well as the Chicago, Pacific, London and Swiss stock exchanges and Rutherford-Moran common stock is listed and quoted on the Nasdaq National Market. The Chevron ticker symbol on the New York Stock Exchange is "CHV." The Rutherford-Moran ticker symbol on the Nasdaq National Market is "RMOC."

     This proxy statement/prospectus provides you with detailed information about the merger agreement and the transactions associated with it. Please see "Where You Can Find More Information" on page 72 for additional information about Rutherford-Moran and Chevron, including information filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CHEVRON COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated February 12, 1999 and is first being mailed to stockholders on or about February 16, 1999.

                     REFERENCES FOR ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Chevron that is not included in or delivered with this document. You may obtain copies of documents that are filed with the SEC and/or incorporated by reference in this document without charge by requesting them in writing or by telephone from the appropriate party at the following address:

FOR CHEVRON DOCUMENTS:                         FOR RUTHERFORD-MORAN DOCUMENTS:

Chevron Corporation                            Rutherford-Moran Oil Corporation
575 Market Street                              5 Greenway Plaza, Suite 220
San Francisco, California 94105                Houston, Texas 77046
Attention: Corporate Secretary                 Attention: David F. Chavenson
Telephone: (415) 894-7700                      Vice President, Chief Financial
                                               Officer and Corporate Secretary
                                               Telephone: (713) 622-5555
                                               Facsimile: (713) 621-7072

     If you would like to request documents from either company, please do so by March 9, 1999 in order to receive them before the special meeting. See "Where You Can Find More Information" (page 72).

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................    1
SUMMARY...............................    2
THE SPECIAL MEETING...................    8
  General; Time and Place.............    8
  Purpose of Special Meeting..........    8
  Voting Rights; Votes Required for
     Approval.........................    8
  Beneficial Ownership by Officers and
     Directors........................    9
  Solicitation of Proxies; Expenses...    9
THE MERGER............................   10
  General.............................   10
  Background of the Merger............   10
  Reasons for Rutherford-Moran
     Engaging in the Merger;
     Recommendation of the
     Rutherford-Moran Board...........   21
  Opinion of Rutherford-Moran's
     Financial Advisor................   24
  Anticipated Accounting Treatment....   28
  Regulatory Approvals................   28
  Interests of Certain Persons in the
     Merger...........................   29
  Dissenters' Rights..................   31
  Stock Exchange Listing..............   31
  Delisting and Deregistration of
     Rutherford-Moran Common Stock....   32
  Treatment of Stock Certificates.....   32
  Rutherford-Moran Liquidity..........   32
CERTAIN PROVISIONS OF THE MERGER
  AGREEMENT...........................   32
  The Merger..........................   32
  Consideration for the Merger........   33
  Surrender and Payment...............   33
  Representations and Warranties......   33
  Certain Covenants...................   34
  Mutual Best Efforts.................   35
  No Solicitation.....................   35
  Interim Financing...................   35
  Certain Employee Matters............   36
  Conditions to Consummation of the
     Merger...........................   36
  Effect of Option Exercise...........   37
  Termination.........................   37

                                        PAGE
                                        ----
CERTAIN PROVISIONS OF THE OPTION AND
  VOTING AGREEMENT....................   38
  Voting Agreement....................   38
  Transfer Restrictions...............   38
  Grant of Options....................   38
  Grant of Irrevocable Proxy..........   39
  Release from and Assignment of All
     Known and Unknown Claims.........   39
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES OF THE MERGER......   40
DESCRIPTION OF CHEVRON CAPITAL
  STOCK...............................   41
COMPARISON OF STOCKHOLDER RIGHTS......   42
MARKET PRICE AND DIVIDEND
  INFORMATION.........................   44
RUTHERFORD-MORAN......................   46
  Business............................   46
  Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations............   59
  Beneficial Ownership of Rutherford-
     Moran Common Stock...............   70
LEGAL MATTERS.........................   71
EXPERTS...............................   71
STOCKHOLDER PROPOSALS.................   71
FORWARD-LOOKING STATEMENTS MAY PROVE
  INACCURATE..........................   71
WHERE YOU CAN FIND MORE INFORMATION...   72
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................   72
INDEX TO RUTHERFORD-MORAN FINANCIAL
  STATEMENTS..........................  F-1

Annex A -- Agreement and Plan of
           Merger, dated as of
           December 23, 1998
Annex B -- Option and Voting
           Agreement, dated as of
           December 23, 1998
Annex C -- Opinion of Bear, Stearns &
           Co. Inc., dated as of
           December 23, 1998

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS RUTHERFORD-MORAN BEING ACQUIRED BY CHEVRON?

A: Rutherford-Moran has determined that a merger with Chevron represents the company's most attractive strategic alternative. Rutherford-Moran believes that successful commercial exploitation of its sole asset, an interest in an oil and gas concession in the Gulf of Thailand, will require significant technical and financial resources. Given the company's currently available resources, Rutherford-Moran needed either to find a merger partner or pursue a recapitalization plan.

Q: HOW MUCH WILL I RECEIVE FOR MY SHARES OF RUTHERFORD-MORAN COMMON STOCK?

A: You will receive approximately $3.50 worth of Chevron common stock for each share of Rutherford-Moran common stock you own. In the aggregate, Rutherford-Moran stockholders will receive $91 million worth of Chevron common stock. The actual amount you will receive for each share of Rutherford-Moran common stock you own will depend on the number of shares that are outstanding immediately prior to the effective time of the merger.

Q: DOES CHEVRON PAY DIVIDENDS?

A: Yes. Currently, Chevron pays a regular quarterly dividend of $0.61 per share of Chevron common stock. Chevron's board of directors may change that policy at any time.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: April 1999. However, no assurances can be made that we will complete the merger by then.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: The approval and adoption of the merger agreement. The affirmative vote of the holders of a majority of the issued and outstanding shares of Rutherford-Moran common stock is required to approve and adopt the merger agreement.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Q: WHAT DO I NEED TO DO NOW?

A: Read this document carefully and then mail your signed and completed proxy card in the enclosed business reply envelope as soon as possible, so that your shares will be represented at the special meeting of Rutherford-Moran stockholders.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares of Rutherford-Moran common stock only if you provide instructions on how to vote your shares. Your shares will not be voted if you do not provide instructions. Shares that are not voted because you did not instruct your broker will effectively be counted as votes against the approval and adoption of the merger agreement.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways: (1) you can send Rutherford-Moran's Corporate Secretary a written statement that you would like to revoke your proxy, (2) you can send Rutherford-Moran's Corporate Secretary a new proxy card or (3) you can attend the special meeting and vote in person. However, your attendance at the special meeting alone will not revoke your proxy. If you instructed a broker, bank or other custodian to vote your shares, you must follow the custodian's directions for changing those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your Rutherford-Moran stock certificates for Chevron stock certificates.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read this entire document and the other documents we have referred you to. See "Where You Can Find More Information" (page 72). The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.

THE COMPANIES

CHEVRON CORPORATION
CHEVRON THAILAND INC.
575 MARKET STREET
SAN FRANCISCO, CALIFORNIA 94105
(415) 894-7700

     Chevron Corporation, a Delaware corporation, provides administrative, financial and management support for, and manages its investments in, United States and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations and coal mining. Chevron operates in the United States and approximately 90 other countries.

     Chevron Thailand Inc. is a wholly owned subsidiary of Chevron, incorporated in Delaware on December 23, 1998 for the sole purpose of effecting the transactions contemplated by the merger agreement.

RUTHERFORD-MORAN OIL CORPORATION
5 GREENWAY PLAZA, SUITE 220
HOUSTON, TEXAS 77046
(713) 622-5555

     Rutherford-Moran is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently, Rutherford-Moran's exploration and development activities are concentrated entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo Limited and its affiliate B8/32 Partners, Ltd., each a company existing under the laws of the Kingdom of Thailand. Thai Romo is one of three original concessionaires in the concession, currently covering approximately 734,300 acres in the central portion of the Gulf of Thailand. Pogo Producing Company and Palang Sophon Limited are Rutherford-Moran's joint venture partners in the concession. Additional information regarding Rutherford-Moran can be found on page 46.

RECORD DATE; VOTING POWER
     You are entitled to vote at the special meeting if you owned shares of Rutherford-Moran common stock as of the close of business on February 10, 1999, the record date. On the record date, there were 25,598,000 shares of Rutherford-Moran common stock outstanding held by 52 holders of record. At the special meeting, Rutherford-Moran stockholders will have one vote for each share of Rutherford-Moran common stock owned on the record date.

     Since Rutherford-Moran's founders, Patrick R. Rutherford and John A. Moran, who, together with their respective affiliates, own approximately 75.1% of the outstanding shares, have agreed to vote their shares in favor of the merger agreement, the approval and adoption of the merger agreement is assured.

STATUS OF RUTHERFORD-MORAN FOLLOWING THE MERGER

     If the merger is approved, Chevron Thailand will merge with and into Rutherford-Moran and Rutherford-Moran will become a wholly owned subsidiary of Chevron.

MERGER CONDITIONS

     The merger is conditioned on, among other things, (1) Rutherford-Moran executing a new joint operating agreement with Pogo and Palang Sophon, Rutherford-Moran's joint venture partners in the concession; (2) Pogo agreeing to transfer operatorship in the concession to Chevron; and (3) Chevron reaching an agreement with Palang Sophon to acquire at least a five percent interest in the concession from it. Chote Sophonpanich, a director of Rutherford-Moran, is a controlling stockholder of Palang Sophon. While Chevron is presently in discussions with Pogo and Palang Sophon, no assurances can be given that these conditions will be satisfied. Additionally, Chevron has not indicated any willingness to waive any of these conditions at this time. If these conditions are not satisfied on or prior to June 1, 1999, Rutherford-Moran and Chevron each have the ability to terminate the merger agreement and abandon the merger.

ALTERNATIVE TRANSACTIONS

     Rutherford-Moran agreed not to initiate or engage in discussions with a third party regarding a business combination with any other third party prior to January 28, 1999.

     However, Rutherford-Moran may now initiate and engage in discussions with third parties regarding a business combination and is permitted, after notice to Chevron, to terminate this agreement if it signs an agreement with a third party providing for an alternative transaction. If such a notice is provided, Chevron then has a limited time to exercise its options and defeat the alternative transaction, or else forfeit its options.

OTHER GROUNDS FOR TERMINATION

     Either Rutherford-Moran or Chevron can terminate the merger agreement if the merger is not completed on or before June 1, 1999, except that Chevron cannot terminate the merger agreement if it has exercised its options to acquire shares of Rutherford-Moran common stock from certain stockholders pursuant to the option and voting agreement. Additionally, both Rutherford-Moran and Chevron have the right to terminate the merger agreement if the other fails to perform in any material respect any of its material obligations under the merger agreement.

OPTION AND VOTING AGREEMENT

     In connection with the merger, the founders of Rutherford-Moran, Patrick R. Rutherford and John A. Moran, and their respective affiliates who, together, own approximately 75.1% of the issued and outstanding shares of Rutherford-Moran common stock, have agreed to vote their shares in favor of the approval and adoption of the merger agreement and have also granted Chevron an option to acquire their shares at the same price as would be received by the other stockholders of Rutherford-Moran pursuant to the merger agreement. Accordingly, assuming that Messrs. Rutherford and Moran comply with their obligations under the option and voting agreement, the approval and adoption of the merger agreement is assured without the vote of any other stockholder.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering your Board's recommendation that you vote to approve and adopt the merger agreement, you should note that certain of the directors and officers of Rutherford-Moran may have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger agreement than stockholders of Rutherford-Moran generally. Chote Sophonpanich, a director of Rutherford-Moran, is the controlling stockholder in Palang Sophon. Chevron's obligation to consummate the merger is conditioned on it reaching agreement with Palang Sophon to acquire at least a five percent interest in the concession from Palang Sophon. In addition, The Chase Manhattan Bank is the company's sole lender, and its affiliate Chase Securities Inc. has served as a financial advisor to the company in the merger. Chase Manhattan, together with an affiliate, is the beneficial owner of approximately 14.7% of Rutherford-Moran common stock, including all shares subject to exercisable warrants. This percentage decreases to 5.6% upon consummation of the merger after taking into account Chase Manhattan's agreement that, upon completion of the merger, it will return certain warrants to purchase shares of Rutherford-Moran common stock. Additional information regarding the interests of these persons and entities can be found on page 29.

ANTICIPATED ACCOUNTING TREATMENT

     Chevron intends that the merger will be accounted for in accordance with the purchase method of accounting.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Rutherford-Moran common stock for Chevron common stock (other than cash paid for fractional shares) is intended to be tax-free to Rutherford-Moran stockholders for U.S. federal income tax purposes. However, the tax free treatment of the exchange is based on certain facts, assumptions and representations. If any of these facts, assumptions or representations are incorrect or change prior to the merger, the exchange could be taxable to Rutherford-Moran stockholders. The merger is not conditioned upon the receipt of a ruling from the Internal Revenue Service or an opinion from Rutherford-Moran's tax counsel.

     Tax matters are complicated and the tax consequences of the merger to you will depend on your own circumstances. You should consult your tax advisor for a full understanding of the tax consequences to you. Additional information concerning the tax consequences of the merger can be found on page 40.

APPRAISAL RIGHTS

     Under Delaware law, you do not have any right to dissent from the merger and receive the appraised value of their shares.

OPINION OF RUTHERFORD-MORAN'S FINANCIAL ADVISOR

     In deciding to approve the merger, your Board considered the opinion of Bear, Stearns & Co. Inc. as to the fairness of the consideration to be received by the nonaffiliated public stockholders of Rutherford-Moran pursuant to the merger agreement. Bear Stearns' opinion, which sets forth the assumptions made, matters considered and the qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus. We encourage you to read this opinion. Additional information concerning the Bear Stearns opinion can be found on page 24.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of Chevron common stock are listed on the New York Stock Exchange, the Chicago Stock Exchange, the London Stock Exchange, the Swiss Exchange and the Pacific Exchange. Shares of Rutherford-Moran are quoted on the Nasdaq National Market. On December 23, 1998, the last full trading day before the public announcement that Chevron and Rutherford-Moran had entered into the merger agreement, Rutherford-Moran common stock closed at $2.00 per share and Chevron common stock closed at $85.00 per share. On February 10, 1999, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, Rutherford-Moran common stock closed at $2.906 per share and Chevron common stock closed at $78.375 per share.
COMPARISON OF STOCKHOLDERS RIGHTS

     Your rights as a stockholder of Rutherford-Moran are currently governed by Delaware law and the certificate of incorporation and by-laws of Rutherford-Moran. If the merger is completed, your rights as a Chevron stockholder will be determined by Chevron's restated certificate of incorporation and restated by-laws, which differ in certain respects from Rutherford-Moran's certificate of incorporation and by-laws. Additional information on these differences can be found on page 42.

SELECTED FINANCIAL DATA OF CHEVRON CORPORATION

     The selected financial information presented in the table below should be read in conjunction with the consolidated financial statements and related notes contained in Chevron's Quarterly Report on Form 10-Q for the period ended September 30, 1998 and in Chevron's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 referred to herein under "Incorporation of Certain Documents by Reference." The selected financial information for the nine month periods ended September 30, 1998 and 1997 have been derived from unaudited financial statements. In the opinion of Chevron's management, the data for the nine month periods ended September 30, 1998 and 1997 and at September 30, 1998 and 1997 include all adjustments, consisting only of normal recurring adjustments, except for the special items described in Note 2 of the Notes to Consolidated Financial Statements contained in the Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and 1997. The selected financial information for each of the five years in the period ended December 31, 1997 have been derived from audited financial statements.

                                     NINE MONTHS
                                        ENDED
                                    SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                  -----------------   -----------------------------------------------
                                   1998      1997      1997      1996      1995      1994      1993
                                  -------   -------   -------   -------   -------   -------   -------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME
  DATA:
Sales and other operating
  revenues......................  $22,779   $30,871   $40,583   $42,782   $36,310   $35,130   $36,191
Income from equity affiliates
  and other income..............      521       824     1,367     1,111       772       724       891
Total costs and other
  deductions....................   20,875    27,591    36,448    39,153    35,293    33,051    34,656
                                  -------   -------   -------   -------   -------   -------   -------
Income before income tax
  expense.......................    2,425     4,104     5,502     4,740     1,789     2,803     2,426
Income tax expense..............      887     1,723     2,246     2,133       859     1,110     1,161
                                  -------   -------   -------   -------   -------   -------   -------
Net income......................  $ 1,538   $ 2,381   $ 3,256   $ 2,607   $   930   $ 1,693   $ 1,265
                                  =======   =======   =======   =======   =======   =======   =======
Net income per share of common
  stock:
  Basic.........................  $  2.35   $  3.64   $  4.97   $  3.99   $  1.43   $  2.60   $  1.94
  Diluted.......................  $  2.34   $  3.62   $  4.95   $  3.98   $  1.43   $  2.59   $  1.94
Cash dividends declared per
  share.........................  $  1.83   $  1.70   $  2.28   $  2.08   $ 1.925   $  1.85   $  1.75
Stockholders' equity per
  share.........................  $ 26.96   $ 25.97   $ 26.64   $ 23.92   $ 22.01   $ 22.40   $ 21.49

                                                                      AT DECEMBER 31,
                                    SEPTEMBER 30,     -----------------------------------------------
                                        1998           1997      1996      1995      1994      1993
                                    -------------     -------   -------   -------   -------   -------
                                                         (DOLLARS IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets....................            $36,570   $35,473   $34,854   $34,330   $34,407   $34,736
Total liabilities...............             18,980    18,001    19,231    19,975    19,811    20,739
Stockholders' equity............             17,590    17,472    15,623    14,355    14,596    13,997
Short-term debt.................              4,787     3,447     3,612     4,833     5,059     4,594
Long-term debt, including
  current maturities............              1,807     2,021     2,434     2,791     2,604     2,521
Long-term capital lease
  obligations, including current
  maturities....................                582       600       648       703       479       423
                                      -------------   -------   -------   -------   -------   -------
Total debt......................            $ 7,176   $ 6,068   $ 6,694   $ 8,327   $ 8,142   $ 7,538
                                      -------------   -------   -------   -------   -------   -------
                                      -------------   -------   -------   -------   -------   -------
Other long-term obligations.....            $ 7,007   $ 6,624   $ 6,336   $ 6,009   $ 6,291   $ 6,051

SELECTED FINANCIAL DATA OF RUTHERFORD-MORAN

     The financial data of Rutherford-Moran as of and for the years ended December 31, 1993 through 1997 were derived from audited consolidated financial statements of Rutherford-Moran and its predecessor. The data for the nine months ended September 30, 1998 and 1997 have been derived from the unaudited financial statements of Rutherford-Moran. In the opinion of Rutherford-Moran's management, the data for the nine month periods ended September 30, 1998 and 1997 include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein and are not necessarily indicative of results for an entire year. The data set forth in this table should be read in connection with "Rutherford-Moran -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed financial statements and related notes included elsewhere in this proxy statement/prospectus.

                                   NINE MONTHS
                                      ENDED
                                  SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                               -------------------   ------------------------------------------------
                                 1998       1997       1997     1996(A)   1995(A)   1994(A)   1993(A)
                               --------   --------   --------   -------   -------   -------   -------
                                   (UNAUDITED)

                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Oil and gas revenues.........  $ 27,567   $ 25,784   $ 35,034   $    --   $    --   $    --   $    --
Loss before income tax
  benefit and loss on early
  extinguishment of debt.....   (28,667)   (12,709)   (33,174)   (5,958)   (2,037)   (1,739)   (2,853)
Income tax benefit...........     6,593      4,029     10,523     3,521        --        --        --
                               --------   --------   --------   -------   -------   -------   -------
Loss before loss on early
  extinguishment of debt.....   (22,074)    (8,680)   (22,651)   (2,437)   (2,037)   (1,739)   (2,853)
Loss on early extinguishment
  of debt....................    (7,452)        --         --        --        --        --        --
                               --------   --------   --------   -------   -------   -------   -------
Net loss.....................  $(29,526)  $ (8,680)  $(22,651)  $(2,437)  $(2,037)  $(1,739)  $(2,853)
                               ========   ========   ========   =======   =======   =======   =======
Net loss per share of common
  stock......................  $  (1.15)  $   (.34)  $   (.88)  $  (.10)  $  (.10)  $  (.08)  $  (.14)
                               ========   ========   ========   =======   =======   =======   =======
Weighted average shares
  outstanding(b).............    25,607     25,612     25,612    23,358    21,000    21,000    21,000

                                                                       AT DECEMBER 31,
                                    AT SEPTEMBER 30,   ------------------------------------------------
                                          1998           1997       1996      1995      1994      1993
                                    ----------------   --------   --------   -------   -------   ------
                                      (UNAUDITED)

                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF
  PERIOD):
Property and equipment, net.......      $255,683       $220,649   $113,643   $49,210   $13,721   $7,015
Total assets......................      $327,403       $282,737   $123,379   $60,877   $14,160   $7,113
Long-term debt, including current
  maturities......................      $267,000       $189,000   $ 22,842   $34,385   $ 1,400       --
Stockholders' equity(b)...........      $ 46,240       $ 73,380   $ 95,720   $16,477   $10,217   $4,768

---------------
(a) Restated for a change to the successful efforts method of accounting for oil and gas properties.

(b) Rutherford-Moran became a public company in June 1996. See Notes to Rutherford-Moran Consolidated Financial Statements.

COMPARATIVE PER SHARE INFORMATION

     We have summarized below historical per share information for our respective companies. We have not included pro forma combined information or information on a per share equivalents basis as we do not believe that such information would be meaningful given the relative size of Chevron and Rutherford-Moran.

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                              SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                                              ------------------   -----------------
HISTORICAL -- CHEVRON
  Income from continuing operations per common share:
     Basic..................................................        $ 2.35              $ 4.97
     Diluted................................................        $ 2.34              $ 4.95
  Cash dividends declared per common share..................        $ 1.83              $ 2.28
  Book value per share(1)...................................        $26.96              $26.64

HISTORICAL -- RUTHERFORD-MORAN
  Loss from continuing operations per common share..........        $(1.15)             $(0.88)
  Cash dividends declared per common share..................            --                  --
  Book value per share(1)...................................        $ 1.81              $ 2.86

---------------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period.

PRELIMINARY YEAR-END RESULTS FOR CHEVRON

     On January 25, 1999, Chevron announced preliminary unaudited 1998 net income of $1.976 billion ($3.01 per share -- diluted), down 39 percent from 1997 net income of $3.256 billion ($4.95 per share -- diluted). Net income from 1998 and 1997 included net benefits of $31 million and $76 million, respectively, from special items. Foreign currency losses were $57 million in 1998, compared with gains of $246 million in 1997.

                              THE SPECIAL MEETING

GENERAL; TIME AND PLACE

     The special meeting of Rutherford-Moran stockholders will be held at 9:30 a.m., local time, on Wednesday, March 17, 1999, at the Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas. This proxy statement/prospectus is being furnished in connection with the solicitation by the Board of Directors of Rutherford-Moran of proxies to be used at the special meeting and at any and all adjournments or postponements of the special meeting.

PURPOSE OF SPECIAL MEETING

     The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the merger agreement pursuant to which Chevron Thailand would be merged with and into Rutherford-Moran with Rutherford-Moran continuing as the surviving corporation.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     At the close of business on February 10, 1999, the record date, there were 25,598,000 shares of Rutherford-Moran common stock issued and outstanding and entitled to vote at the special meeting and 52 holders of record. On the record date, there were no shares of Rutherford-Moran preferred stock issued and outstanding. Only holders of record of Rutherford-Moran common stock on the record date will be entitled to notice of, and to vote at, the special meeting.

     Each share of Rutherford-Moran common stock issued and outstanding on the record date entitles the stockholder of record thereof to one vote at the special meeting with respect to the approval and adoption of the merger agreement. The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Rutherford-Moran common stock issued and outstanding and entitled to vote on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted for the purpose of determining the existence of a quorum. The affirmative vote of the holders of a majority of the issued and outstanding shares of Rutherford-Moran common stock is required in order to approve and adopt the merger agreement. Abstention from voting by a stockholder with respect to the merger agreement has the same effect as a vote "against" the merger agreement, and broker "non-votes" will not be counted for purposes of determining whether the merger agreement has been approved.

     Rutherford-Moran's founder and principal stockholders, Patrick R. Rutherford and John A. Moran, and their respective affiliates, who, together, owned approximately 75.1% of the outstanding shares of Rutherford-Moran common stock on the record date, have entered into an option and voting agreement with Chevron pursuant to which Chevron has the option to acquire the Rutherford-Moran common stock owned by such stockholders for the same per share consideration as will be paid to the other Rutherford-Moran stockholders pursuant to the merger agreement. These stockholders have also agreed to vote their shares of Rutherford-Moran common stock for the approval and adoption of the merger agreement. As a result, assuming that the terms of the option and voting agreement are complied with, the approval and adoption of the merger agreement is assured and will not require the affirmative vote of any other stockholder.

BENEFICIAL OWNERSHIP BY OFFICERS AND DIRECTORS

     On the record date, the directors and executive officers of Rutherford-Moran and their affiliates, including the founders, Patrick R. Rutherford and John A. Moran, as a group beneficially owned 19,277,928 shares of Rutherford-Moran common stock, excluding shares subject to options, or approximately 75.1% of the total number of votes entitled to be cast at the special meeting.

SOLICITATION OF PROXIES; EXPENSES

     All shares of Rutherford-Moran common stock represented by properly executed proxies received prior to or at the special meeting, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and timely returned proxy, such proxy will be voted at the special meeting FOR the approval and adoption of the merger agreement.

     Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted at the special meeting by (1) notifying in writing the Corporate Secretary of Rutherford-Moran at 5 Greenway Plaza, Suite 220, Houston, Texas 77046, (2) completing a later dated proxy and returning it to the Corporate Secretary of Rutherford-Moran, or (3) appearing in person and voting at the special meeting. Additional proxy cards are available from Rutherford-Moran's Corporate Secretary. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

     In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of Rutherford-Moran common stock held by such persons as of the record date, and Rutherford-Moran will, upon request, reimburse them for their reasonable expenses in so doing. Rutherford-Moran will bear its costs of soliciting proxies, and the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus will be borne equally by Rutherford-Moran and Chevron. To the extent necessary in order to ensure sufficient representation at the special meeting, Rutherford-Moran may request, pursuant to interviews by telephone, facsimile, other electronic means or otherwise, the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay, using the enclosed business reply envelope. No additional postage is necessary if such envelope is mailed from within the United States.

     RUTHERFORD-MORAN STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH RELATED INSTRUCTIONS FOR EXCHANGING RUTHERFORD-MORAN COMMON STOCK CERTIFICATES FOR CHEVRON COMMON STOCK CERTIFICATES WILL BE MAILED TO RUTHERFORD-MORAN STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                                   THE MERGER

GENERAL

     At the Effective Time (as hereinafter defined) of the merger, Chevron Thailand will be merged with and into Rutherford-Moran, with Rutherford-Moran continuing as the surviving corporation and a wholly owned subsidiary of Chevron. In the merger, each share of Rutherford-Moran common stock issued and outstanding immediately prior to the Effective Time will be converted into and represent the right to receive that number of fully paid and nonassessable shares of Chevron common stock equal to the Exchange Ratio (as hereinafter defined) divided by the Average Closing Price (as hereinafter defined). The "Exchange Ratio" equals the result obtained by dividing (1) a numerator equal to the sum of (a) $91 million, (b) the amount of cash, if any, received by Rutherford-Moran in consideration of the issuance of its equity securities after December 23, 1998, and (c) an amount equal to the value, if any, as agreed by Rutherford-Moran and Chevron, of any non-cash consideration received by Rutherford-Moran in consideration of its equity securities after December 23, 1998, by (2) a denominator equal to the number of shares of Rutherford-Moran common stock (including those shares issued on the exercise of all outstanding options, warrants, or other rights to purchase or acquire shares of Rutherford-Moran common stock) issued and outstanding at the Effective Time. "Average Closing Price" equals the arithmetic average of the closing prices of Chevron common stock as reported on the New York Stock Exchange Composite Transactions Tape for the twenty consecutive trading days ending on the second trading day prior to the Closing Date (or if the Options (as hereinafter defined) are exercised by Chevron, the second trading day prior to the exercise of the Options).

     The actual amount you will receive for each share of Rutherford-Moran common stock you own will depend on the number of shares that are outstanding immediately prior to the effective time. Rutherford-Moran anticipates that there will be 26,010,280 shares of Rutherford-Moran common stock outstanding immediately prior to the effective time. This number is based on the 25,598,000 shares of Rutherford-Moran common stock outstanding today plus the 412,280 shares of Rutherford-Moran common stock issuable to Chase Manhattan upon the exercise of certain warrants. Chase Manhattan currently holds warrants to purchase 2,728,066 shares of Rutherford-Moran common stock. However, in connection with the merger, Chase Manhattan agreed to return to Rutherford-Moran warrants to purchase 2,149,120 shares of Rutherford-Moran common stock. In addition, 200,000 warrants previously issued to lenders, which have an exercise price of $10.50 per share, are not expected to be exercised and therefore are not included in the number of shares outstanding immediately prior to the effective time.

     Each share of Chevron common stock issued to holders of Rutherford-Moran common stock in the merger will be issued together with an associated preferred stock purchase right (a "Chevron Right") issued pursuant to the Rights Agreement, dated as of November 23, 1998, by and between Chevron and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Chevron Rights Agreement"). See "Comparison of Stockholder Rights -- Stockholder Rights Plan" for a description of the Chevron Rights. Cash will be paid in lieu of fractional shares of Chevron common stock. At the Effective Time, each outstanding and unexercised stock option or warrant to purchase shares of Rutherford-Moran common stock will terminate.

     The merger will become effective when a certificate of merger (the "Certificate of Merger") has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Chevron and Rutherford-Moran and specified in the Certificate of Merger (the "Effective Time").

BACKGROUND OF THE MERGER

     In the second half of 1997, Rutherford-Moran began to explore strategies to enhance stockholder value. One such strategy was to explore a possible sale of the company. In this regard, the company received the assistance of Morgan Stanley & Co. Incorporated.

     The company recognized that it had limited financial and technical resources, but that it was nonetheless embarking on a large, complex, and lengthy oil and gas development program in the Gulf of

Thailand. Additional capital would likely be necessary to complete the development. Management believed that at that time the capital markets would have permitted the company to raise additional equity capital, but that a sale of the company, if at a significant premium to then current stock price, was a superior strategy. A sale of the company might permit stockholders to realize virtually all the potential long-term value of the Thai development program without bearing the risks inherent in the company attempting to achieve them on its own. However, if the company was not sold or additional financing was not obtained, the availability of capital in the future would be subject to market risk, energy industry risk and additional risks specific to the absence of diversification in Rutherford-Moran's asset base.

     On October 6, 1997, at a regular meeting of the Rutherford-Moran board, Morgan Stanley made a presentation in which it advised the board that, subject to a number of factors, including the quality of the information, analyses and presentation on the prospectivity of the concession as well as the prevailing environment for the acquisition, exploration, development and production of oil and gas properties in Southeast Asia, it believed that Rutherford-Moran could be sold at a premium to its then per share market price ($29.625 per share). Following the presentation, the Rutherford-Moran board authorized Morgan Stanley to investigate potential third party interest level for the acquisition of the company and to report their findings to the board. Based upon these preliminary contacts, Morgan Stanley determined that there was significant interest in Rutherford-Moran and recommended that the company conduct an auction for the sale of the company.

     In this regard, Rutherford-Moran formally engaged Morgan Stanley in November 1997 as its financial advisor. In January 1998, Rutherford-Moran verbally engaged Chase Securities Inc. as its co-financial advisor, with Morgan Stanley acting as the primary advisor. At such time, Rutherford-Moran and Chase Securities were aware of the multiple interests that Chase Securities would have with respect to a possible transaction involving Rutherford-Moran, both as a financial advisor and as an affiliate of The Chase Manhattan Bank, Rutherford-Moran's primary bank lender and, together with another affiliate of Chase Securities, a significant stockholder of Rutherford-Moran. See
"-- Interests of Certain Persons in the Merger."

     In December 1997, Rutherford-Moran entered into the Restated Credit Agreement with Chase Manhattan and another lender. The Restated Credit Agreement increased the amount of the borrowing base available under Rutherford-Moran's credit facility from $60 million to $150 million and provided for the issuance to the lenders of warrants to purchase 200,000 shares of Rutherford-Moran common stock at an exercise price of $21.00 per share if Rutherford-Moran failed to attain certain levels of principal reduction under the facility. In connection with the Restated Credit Agreement, Chase Manhattan and the other lender refinanced existing indebtedness held by a group of twelve lenders and Chase Manhattan increased its commitment under the Restated Credit Agreement from $15 million to $125 million.

     On January 8, 1998, at a regular meeting of the Rutherford-Moran board, Morgan Stanley provided the board with an update on its efforts to solicit potential acquirors, including a presentation on the process to be used and an outlook for the environment regarding such a transaction. At this time, Morgan Stanley reaffirmed its October 1997 view on potential valuation.

     On January 16, 1998, Rutherford-Moran entered into an agreement with Palang Sophon, one of Rutherford-Moran's joint venture partners, intended to link the sale of the two companies. See "-- Interests of Certain Persons in the Merger."

     On January 22, 1998, Rutherford-Moran publicly announced that it had decided to explore various strategic alternatives, including the possible merger or sale of the company, and that it had retained Morgan Stanley and Chase Securities as its financial advisors to assist it in evaluating such strategic alternatives.

     In early 1998, Rutherford-Moran's management, after consulting with its financial advisors, identified and reviewed a list of candidates in the oil and gas industry that might be expected to have an interest in potentially acquiring the company. A total of 39 companies were contacted, and 14 of such companies, including Chevron, signed confidentiality agreements and were provided with a confidential information memorandum and a letter which described the sale process which Morgan Stanley intended to conduct on behalf of Rutherford-Moran. Chevron returned a signed confidentiality agreement to Morgan Stanley on March 24, 1998. Of the 14 companies that received the confidential information memorandum, 10 companies, including Chevron, advised Rutherford-Moran that they were interested in conducting additional due diligence with respect to Rutherford-Moran and desired to visit Rutherford-Moran's data room located near its corporate headquarters in Houston, Texas.

     Beginning at the end of February 1998 and continuing through the middle of April 1998, the 10 interested companies visited Rutherford-Moran's data room and were provided with management presentations. During these weeks, Chevron sent a number of requests for further information to Rutherford-Moran through Morgan Stanley, and Chevron personnel visited Rutherford-Moran's data room on March 30 and 31, 1998. On March 30, 1998, Morgan Stanley provided Rutherford-Moran with a status report with respect to the auction process, which included the preliminary feedback of a number of the prospective purchasers. Morgan Stanley indicated that some potential purchasers were favorably impressed with Rutherford-Moran's assets, but others had expressed concerns about the company's reserves and the concession's economics. Thereafter, Morgan Stanley continued to provide updates to Rutherford-Moran with respect to the concerns of potential purchasers, which concerns included the deteriorating economic environment in Thailand.

     On April 1, 1998, Morgan Stanley circulated an update to the confidential information memorandum which addressed a number of the concerns previously raised by potential purchasers and provided additional information on recent developments in the concession.

     In April 1998, Morgan Stanley requested that interested parties submit firm offers to acquire Rutherford-Moran no later than May 4, 1998, and sent interested parties a form of a merger agreement which contemplated the acquisition of all outstanding shares of the company's common stock in exchange for stock of the acquiring corporation. No offers were received by the deadline; however, Chevron had indicated that it was preparing a bid, and Morgan Stanley believed, based on conversations with interested parties, that offers would be forthcoming.

     On May 6, 1998, Chevron sent a letter to Morgan Stanley, indicating Chevron's interest in acquiring all of the outstanding Rutherford-Moran common stock, and inviting Rutherford-Moran to enter into discussions as to the terms of a potential agreement (the "May Letter"). The terms set forth in the May Letter described a transaction in which, subject to a number of conditions, Rutherford-Moran's stockholders would have had the choice of receiving either $20.50 in cash, or shares of Chevron common stock having a value of $17.50, for each Rutherford-Moran share. On May 6, 1998, Rutherford-Moran common stock closed at $24.25 per share.

     Under the terms outlined in the May Letter, in order to preserve a tax-free exchange for those holders of Rutherford-Moran common stock electing to receive Chevron common stock, not more than 40% of Rutherford-Moran's outstanding shares would be permitted to be converted into the right to receive cash. The founders of Rutherford-Moran, Patrick R. Rutherford and John A. Moran, would have been required to commit to receive only Chevron stock or agree that any cash election submitted by them would be conditional, so that all other holders of Rutherford-Moran would be able to receive all cash if they so elected. The May Letter conditioned any possible combination of Chevron and Rutherford-Moran upon Chevron and Rutherford-Moran reaching a definitive merger agreement and contained a number of significant other conditions, including (1) ensuring that Chevron would have the ability to control key operating decisions with respect to the concession and the right to assume operatorship in the concession if and when Chevron deemed it appropriate; (2) the acknowledgment that Chevron would not have any obligation to involve the other concessionaires in any Chevron operations, investments or discoveries outside of the concession; (3) a waiver of any preferential rights that might arise under the joint operating agreements; (4) the conducting of additional due diligence; (5) the simultaneous execution of an agreement with Messrs. Rutherford and Moran in which they would agree unconditionally to vote their shares in favor of the merger agreement with Chevron; and (6) the approval of the transaction by the Chevron Board of Directors which had not yet reviewed the proposed transaction. The May Letter specifically stated that it was conditioned on no disclosure being made of its terms or of Chevron's interest in Rutherford-Moran and that any unauthorized disclosure would automatically result in the withdrawal of the May Letter. The May Letter also stated that any merger agreement based on its terms could not contain any termination right or "fiduciary out" as a result of the presentation of a "superior offer." By its terms, the May Letter's invitation to negotiate expired on May 20, 1998.

     The May Letter was carefully reviewed by Rutherford-Moran and its financial advisors. On May 7, 1998, Morgan Stanley discussed with Chevron a number of the conditions contained in the May Letter and also attempted to negotiate a higher per share price. In particular, Morgan Stanley expressed to Chevron the disappointment of Rutherford-Moran and its board that the per-share consideration proposed in the May Letter was less than the then current market price of Rutherford-Moran common stock, that the proposal would not be well received by the public nonaffiliated stockholders of Rutherford-Moran and that the proposal was conditioned on Chevron reaching agreements with third parties.

     On May 7, 1998, at a regular meeting of the Rutherford-Moran board, representatives of Morgan Stanley updated the board on the status of the sale process. Morgan Stanley provided Rutherford-Moran and its board with written materials that indicated that the potential value of the company which may be realized in a sale was now significantly less than Morgan Stanley had estimated in October 1997. Morgan Stanley attributed this decrease in estimated value to
(1) a negative revision in proved reserves at the Tantawan Field, (2) the weakening of oil and gas prices, (3) the continued uncertainty of the Thailand economy and the rate of growth in demand for gas in Thailand, (4) the availability of other oil and gas properties for sale in Thailand, (5) higher than anticipated operating expenses at the Tantawan Field, and (6) the increasing debt level of the company.

     In a letter dated May 12, 1998 to Morgan Stanley, Chevron indicated that it was unwilling to agree at that time to any change in the terms proposed in the May Letter. At Morgan Stanley's request, Chevron granted Rutherford-Moran two extensions of the May Letter's original expiration date of May 20, 1998. However, based on conversations with interested parties, Morgan Stanley believed that other parties were still interested in submitting offers to acquire Rutherford-Moran. Given the conditions contained in the May Letter relating to future negotiations with third parties over which Rutherford-Moran would have no control, Morgan Stanley recommended that, prior to any further negotiations with Chevron on price, the company allow Chevron to meet with Pogo in order to resolve its conditions relating to operatorship and preferential rights. Such contacts were prohibited by the terms of the confidentiality agreement between Rutherford-Moran and Chevron. On May 29, 1998, Chevron sent a letter to Rutherford-Moran confirming the expiration of the May Letter.

     On June 4, 1998, Morgan Stanley offered to arrange a meeting between Chevron and Pogo to discuss operatorship in the concession. Chevron accepted, and on June 8, 1998, Morgan Stanley sent Chevron a letter authorizing Chevron to communicate directly with Pogo about the joint venture, notwithstanding the existing confidentiality agreement between Chevron and Rutherford-Moran. Shortly thereafter, on June 10, 1998, Chevron representatives met with Pogo representatives to discuss, among other things, the terms under which Chevron might assume operatorship of the joint venture, should Chevron acquire Rutherford-Moran or its interest in the concession. A second meeting was held the following week. While no commitments were made by Pogo, Chevron believed that Pogo was amenable to discussing a transfer of the operatorship and Chevron remained interested in a potential transaction with Rutherford-Moran. However, Chevron did not revive its original proposal.

     While informal discussions continued with a number of parties, no offers to acquire Rutherford-Moran were made by any of them. Rutherford-Moran was advised by its financial advisors that their efforts to seek offers were significantly and adversely affected by several factors, including that (1) Rutherford-Moran was not in a position to deliver operatorship of the concession to an acquiror,
(2) spending levels were indicative of insufficient economic returns, (3) the concession had a large amount of non-proven acreage, the value of which was difficult to assess, (4) cash flow from the Tantawan Field was lower than anticipated, (5) the recession then being experienced in Thailand had reduced the growth rate in demand for electricity in Thailand, thus potentially reducing the growth in demand for natural gas and calling into question the value of non-proven acreage in the concession, and (6) the price of crude oil had declined.

     Because the sale process was taking longer than had been anticipated and cash flows from the Tantawan Field were lower than expected, it became more urgent for Rutherford-Moran to obtain additional funding. Rutherford-Moran approached Morgan Stanley on several occasions concerning the possibility of Morgan Stanley providing a portion of Rutherford-Moran's financing needs. Morgan Stanley declined to provide any such financing. Pursuant to the terms of a letter agreement, dated July 29, 1998, Rutherford-Moran terminated Morgan Stanley's engagement and agreed to reimburse Morgan Stanley for expenses incurred in connection with its engagement and Morgan Stanley agreed to release any rights or claims against Rutherford-Moran for fees in connection with any transactions involving the sale of the company.

     Efforts to secure commitments for additional funding were unsuccessful until the company agreed to engage as its exclusive financial advisor an investment bank acceptable to Chase Manhattan, which was a condition to Chase Manhattan offering to provide additional financing under the Restated Credit Agreement. Thereafter, Chase Securities became Rutherford-Moran's exclusive financial advisor and Chase Manhattan increased its funding commitment under the Restated Credit Agreement by $50 million.

     In response to a telephone call made by Rutherford-Moran, Chevron notified Rutherford-Moran on July 29, 1998 that it was no longer interested in pursuing a transaction in accordance with the basic terms outlined in the May Letter. Chevron indicated that it remained interested in discussing a transaction with Rutherford-Moran, but only a purchase of the assets of Rutherford-Moran, not of the entire company. Rutherford-Moran responded by offering to meet with Chevron. On August 6, 1998, representatives of Rutherford-Moran and Chase Securities met with representatives of Chevron. At this meeting, the parties discussed various issues relating to the terms of a possible combination of Rutherford-Moran and Chevron.

     On August 7, 1998, representatives of Rutherford-Moran and Chase Securities met with representatives of another interested party (the "First Other Party"), as well as its financial advisors. At this meeting, the parties discussed various issues relating to the terms of a possible combination of Rutherford-Moran and the First Other Party, including the First Other Party's assessment of the company's value, the economies of scale and other potential synergies of the combination, the First Other Party's strategy for developing the concession, and other opportunities for reducing the concession's operating and capital costs. During the meeting, the First Other Party indicated to Rutherford-Moran that the critical issues for it with respect to any acquisition of Rutherford-Moran were
(1) appointment of the First Other Party as operator in the concession, (2) the preferential rights that might be triggered by an acquisition of Rutherford-Moran, (3) the ability of the concessionaires to obtain additional gas sales contracts and (4) the ability of the concessionaires to buy out their bareboat charter agreement. The First Other Party also indicated a desire to discuss a stock-for-stock merger with Rutherford-Moran which would provide a modest premium to Rutherford-Moran's then current stock price ($12.50 per share). Subsequent to this meeting, Rutherford-Moran and the First Other Party exchanged valuation models, reserve estimates and other data. Discussions with the First Other Party continued throughout August. However, after several conference calls involving various representatives of Rutherford-Moran and the First Other Party, the First Other Party decided to terminate discussions pending a further review of the value of the company.

     During August 1998, Rutherford-Moran's data room was visited by four new companies and one which had previously visited the data room.

     On August 21, 1998, Chevron representatives met with Rutherford-Moran in Houston to discuss a potential transaction involving a purchase of certain of Rutherford-Moran's assets.

     On August 27, 1998, at a regular meeting of the Rutherford-Moran board, Chase Securities advised the board that the environment for buying and selling oil and gas properties had changed and that there now existed a market which favored buyers over sellers. While Chase Securities felt that there were three companies still interested in acquiring Rutherford-Moran, they also were of the view that the price at which Rutherford-Moran could be sold was significantly lower than the value indicated in Chevron's May Letter. Chase Securities also noted that the other companies contacted during the initial solicitation phase of Rutherford-Moran's sales process had been contacted again to determine if their interest levels had changed, due to Rutherford-Moran's lower stock price.

     On September 10, 1998, Chevron submitted a letter indicating its willingness to discuss a purchase of Rutherford-Moran's entire interest in the concession through an asset purchase agreement (the "September Letter"). The September Letter described a transaction based on a substantially lower valuation of Rutherford-Moran than the valuation contemplated by the May Letter. (During the period between the May Letter and the September Letter, the market price of Rutherford-Moran common stock decreased from $24.25 to $9.50 per share.) The September Letter contemplated a transaction involving the acquisition of substantially all of Rutherford-Moran's assets at a purchase price consisting of four separate payments to Rutherford-Moran: (1) an initial cash payment of $225 million following the execution of a definitive asset purchase agreement between Rutherford-Moran and Chevron and a definitive agreement between Pogo and Chevron regarding the transfer of operatorship in the concession from Pogo to Chevron; (2) a payment of $50 million upon execution of a mutually acceptable joint operating agreement with Pogo and Palang Sophon; (3) a payment of $100 million upon production in the concession reaching a rate of 400 MMcfd with a gas price acceptable to Chevron; and (4) a payment of $100 million upon production in the concession reaching a rate of 700 MMcfd with a gas price acceptable to Chevron. The transaction described in the September Letter was to be conditioned upon (a) Chevron being able to acquire at least a 5.32% interest in the concession from Palang Sophon; (b) Pogo and Palang Sophon agreeing to waive any preferential rights triggered by any acquisition of Rutherford-Moran's assets; and (c) Pogo and Palang Sophon terminating any area of mutual interest rights in the joint operating agreement. The September Letter did not contemplate any assumption by Chevron of Rutherford-Moran's debt or other liabilities. While Chevron was willing to consider a stock-for-stock merger, it indicated that the purchase price would have to be commensurately reduced to reflect Chevron's assumption of debt and other liabilities of Rutherford-Moran as a result of a stock-for-stock merger. At the time of the September Letter, Rutherford-Moran's debt exceeded $225 million. Consequently, none of the $225 million initial cash payment would have gone to Rutherford-Moran's stockholders since the entire amount would have been required for debt repayment. After a meeting on September 17, 1998 among Chevron, Rutherford-Moran and Chase Securities, and a subsequent counter-proposal by Rutherford-Moran on September 23, 1998, proposing the issuance of Chevron preferred stock in exchange for all of the outstanding shares of Rutherford-Moran common stock, which Chevron rejected, Rutherford-Moran indicated it would not pursue the transaction described in the September Letter since Rutherford-Moran's stockholders would not have received any payment for their shares.

     During August and September 1998, Rutherford-Moran and Chase Securities also held discussions with two additional interested parties, the "Second Other Party" and the "Third Other Party." On September 21, 1998 representatives of Rutherford-Moran and Chase Securities met with representatives of the Second Other Party and its financial advisors. At this meeting, the parties discussed various issues relating to the terms of a possible combination of Rutherford-Moran and the Second Other Party, including a stock-for-stock merger at the market price of both companies. Several days later, however, the Second Other Party informed Chase Securities that it no longer wished to consider such a merger, primarily because of excessive capital and operating costs being incurred in the concession.

     On September 28, 1998, Rutherford-Moran entered into the Second Restated Credit Agreement with Chase Manhattan to amend and increase the amount of the borrowing base available under the Restated Credit Agreement from $150 million to $200 million, an amount estimated to be sufficient to fund Rutherford-Moran through the end of the year. In connection with the execution of the Second Restated Credit Agreement, Chase Manhattan became the sole lender under the Second Restated Credit Agreement, increasing its commitment to $200 million, and Rutherford-Moran agreed to reduce the exercise price of the warrants to purchase 200,000 shares of Rutherford-Moran common stock, which were previously issued to Chase Manhattan and another lender on July 10, 1998, from $21.00 per share to its then current market price of $10.50 per share. In addition, pursuant to the Second Restated Credit

Agreement, Rutherford-Moran issued Chase Manhattan warrants to purchase 256,140 shares of Rutherford-Moran common stock at $0.01 per share as part of the closing fees and agreed to issue Chase Manhattan additional warrants to purchase 256,140 shares of Rutherford-Moran common stock at an exercise price of $0.01 per share if a purchase and sale agreement with respect to the sale of at least 65% of the issued and outstanding shares of Rutherford-Moran common stock was not signed by October 31, 1998 or the sale did not close by December 31, 1998. Additional warrants to purchase 768,420 and 1,280,700 shares of Rutherford-Moran common stock at an exercise price of $0.01 per share would vest in favor of Chase Manhattan if Rutherford-Moran did not execute a purchase and sale agreement with respect to at least 65% of the issued and outstanding shares of Rutherford-Moran common stock by November 30 and December 31, 1998, respectively, and the closing of such agreement did not occur on or before December 31, 1998.

     On October 7, 1998, the Rutherford-Moran board held a special telephonic meeting, during which Chase Securities and Rutherford-Moran's management updated the board on the status of negotiations with Chevron and Rutherford-Moran's discussions with the other interested parties. Due to the board's view as to the potential conflicts of interest of Chase Securities and its affiliates the board discussed the need for an independent financial advisor.

     Also during the October 7, 1998 board meeting, Mr. Sophonpanich informed the Rutherford-Moran board that Palang Sophon was expected to become insolvent by December 1998 and that, if Rutherford-Moran failed to arrange for a transaction that included Palang Sophon, Mr. Sophonpanich would have no alternative but to offer Palang Sophon's interest in the concession to Pogo. If that were to occur, Rutherford-Moran would have less control over activities in the concession thus potentially decreasing the value of Rutherford-Moran.

     Throughout October 1998, Chase Securities was in frequent contact with a number of companies, as well as with Chevron, the First Other Party and the Third Other Party, in an effort to generate additional interest in Rutherford-Moran. Chase Securities informed interested parties that Rutherford-Moran would be amenable to proposals contemplating the receipt of future contingent consideration which would be dependent on the concession achieving certain production thresholds.

     On October 12, 1998, the financial advisor of the First Other Party informed Chase Securities that it was uncertain whether it would make a proposal to acquire Rutherford-Moran.

     On October 20, 1998, representatives of Chase Securities met with representatives of Chevron to discuss various issues regarding a potential combination of Rutherford-Moran and Chevron. Between October 20 and October 23, 1998, Chase Securities distributed letters to the remaining interested parties, requesting the submission of a definitive proposal to acquire all of the outstanding shares of Rutherford-Moran on or before October 26, 1998. Attached to each of the letters was a proposed term sheet. The proposed term sheet outlined Rutherford-Moran's preferred transaction structure, which was a stock-for-stock merger, but left for the bidders to propose the amount of fixed and/or contingent consideration. The proposed term sheet indicated that the transaction was expected to be tax-free to Rutherford-Moran's stockholders. It also indicated that proposals which contemplated a tax-free stock-for-stock transaction without any contingent payments would receive preference.

     On October 26, 1998, Chase Securities, on behalf of Rutherford-Moran, received a letter from the Third Other Party whereby it indicated that, while it remained interested in continuing discussions with Rutherford-Moran, any offer which it would make would be at a substantial discount to Rutherford-Moran's then per share market value ($8.50 per share). The Third Other Party noted that its lower valuation was driven by its view of the future demand for gas in Thailand. At around this time, the First Other Party indicated that it would not be submitting an offer.

     On October 27, 1998, the Rutherford-Moran board held a special telephonic meeting at which Chase Securities updated the board on the status of the sale process. The board was informed by Chase Securities that no definitive proposals to acquire Rutherford-Moran had been received by Rutherford-Moran's deadline of October 26, 1998. However, Chase Securities advised the board that there had been extensive discussions with two interested parties, including Chevron, and that Chevron was expected to submit a written proposal later that day. Chase Securities also advised the board that Rutherford-Moran's inability to deliver the operatorship in the concession, the concession's cost structure, including the relatively high level of drilling costs, the uncertainties surrounding Thailand's demand for natural gas and the reduced capital budgets of a number of oil and gas companies had dissuaded potential bidders. The board was also advised that all potential purchasers had indicated that any purchase would be conditioned on replacing Pogo as the operator of the concession. Later, during the meeting, the board discussed with Chase Securities whether a recapitalization plan should be pursued. While no decision was reached by the board with respect to any recapitalization alternative, it was the consensus of the board that Rutherford-Moran's management should investigate options by which the company could be recapitalized and then report back to the board.

     Later on October 27, 1998, Chevron submitted a letter indicating the terms under which it would consider an acquisition of Rutherford-Moran (the "October Letter"). The transaction outlined in the October Letter provided for an initial cash payment of $225 million to repay Rutherford-Moran's debt, an initial payment of $26 million in the form of Chevron common stock, and future contingent consideration in Chevron common stock if the concession achieved certain production thresholds within specified periods (i.e., within seven and ten years). The contingent consideration would consist of (1) a payment of $50 million in shares of Chevron common stock if production in the concession reached a rate of 400 MMcfd with a gas price acceptable to Chevron and (2) a payment of $100 million in shares of Chevron common stock if production in the concession reached a rate of 700 MMcfd with a gas price acceptable to Chevron. The transaction outlined in the October Letter did not specify how the shares of Chevron common stock would be valued, nor did it discuss a means of providing this value directly to Rutherford-Moran stockholders. The October Letter also referenced conditions to the consummation of a transaction similar to those outlined in the September Letter.

     On October 29, 1998, representatives of Rutherford-Moran and Chase Securities met with representatives of Chevron in Washington, D.C. to discuss the October Letter. Also on that date, Chase Securities received a proposal from the Third Other Party to purchase Rutherford-Moran. The proposal, which was never confirmed in writing, contemplated a stock-for-stock merger pursuant to which Rutherford-Moran's stockholders would receive, for each share of Rutherford-Moran common stock, $1.00 worth of stock of the Third Other Party. This proposal was rejected by Rutherford-Moran as inferior to the terms outlined in Chevron's October Letter.

     On November 3, 1998, at Rutherford-Moran's direction, Chase Securities provided Chevron with a draft term sheet outlining the potential structure of a transaction based upon the October Letter. Representatives of Rutherford-Moran, together with representatives from Chase Securities, negotiated the terms of the October Letter with representatives from Chevron throughout the first two weeks of November 1998. The major focus of these discussions was the production thresholds that would have to be achieved by the concession for Rutherford-Moran's stockholders to receive the contingent issuances of Chevron common stock and the value of such contingent consideration. These discussions led to the execution of a preliminary term sheet for discussion purposes on November 10, 1998 (the "Initial Term Sheet"), which provided for the acquisition of Rutherford-Moran by Chevron in a stock-for-stock merger. In the merger, holders of Rutherford-Moran common stock would have received, for each share of Rutherford-Moran common stock, $1.00 worth of Chevron common stock when the merger occurred and additional shares of Chevron stock would be placed in escrow and would be released and delivered to Rutherford-Moran stockholders in the future if the gas production thresholds set forth in the Initial Term Sheet were met by the concession within either seven or ten years (as applicable), and if the gas produced was subject to an acceptable gas sales contract. In such case, Rutherford-Moran's stockholders would receive additional consideration consisting of (1) a payment of $50 million in shares of Chevron common stock when production in the concession reached a rate of 400 MMcfd; (2) a payment of $50 million in shares of Chevron common stock when production in the concession reached a rate of 600 MMcfd; and (3) a payment of $75 million in shares of Chevron common stock when production in the concession reached a rate of 700 MMcfd. The Initial Term Sheet also provided that the parties would have to reach mutually satisfactory arrangements with respect to the operatorship in the concession prior to the signing of definitive agreements. Rutherford-Moran also agreed not to initiate any discussions with other potential purchasers regarding a possible acquisition of Rutherford-Moran or an interest in the concession until after December 15, 1998. However, the Initial Term Sheet did not prohibit Rutherford-Moran from engaging in discussions and negotiations with respect to the financing of its ongoing operations and, in the event that the Rutherford-Moran board concluded in good faith that its failure to engage in discussions with potential buyers would violate its fiduciary duties to Rutherford-Moran's stockholders under applicable law, Rutherford-Moran could engage in discussions and negotiations with potential buyers. Moreover, the Initial Term Sheet allowed Chevron to enter into simultaneous discussions with Pogo regarding the joint venture, and Chevron personnel to conduct a due diligence review at Rutherford-Moran's offices in Houston. Although the transaction contemplated by the Initial Term Sheet provided for the consideration to be paid entirely in Chevron common stock, Rutherford-Moran was advised by its tax counsel that the future issuance of Chevron common stock would not have met the guidelines for qualification as a tax-free reorganization.

     On November 6, 1998, the Rutherford-Moran board held a special telephonic meeting, during which Rutherford-Moran's financial and legal advisors updated the board on the status of the discussions with Chevron, and Rutherford-Moran management discussed the company's liquidity position. Chase Securities also updated the board on the status of Rutherford-Moran's discussions with the other remaining interested parties. It was the consensus of the Rutherford-Moran board that Rutherford-Moran should continue its discussions with Chevron. During this meeting, the board also discussed the need for a contingency plan to ensure adequate financing for the company.

     Following the execution of the Initial Term Sheet on November 10, 1998 and continuing through the week of November 16, 1998, Chevron and its legal counsel conducted due diligence at Rutherford-Moran's corporate headquarters in Houston. Chevron also conducted due diligence at Rutherford-Moran's offices in Bangkok during the week of November 15, 1998. On November 12, 1998, Rutherford-Moran publicly announced that it was then in discussions with one party on an exclusive basis with respect to the possible acquisition of Rutherford-Moran. Rutherford-Moran noted in its press release that if a definitive agreement was reached, it might result in a per share value to Rutherford-Moran's stockholders which was less than Rutherford-Moran's then per share market price which, prior to the publication of such press release, was $4.125 per share. Rutherford-Moran also reported in that press release that it expected to exhaust its cash reserves and available bank credit before February 1, 1999 and that Chase Manhattan, Rutherford-Moran's sole lender, had indicated its unwillingness to increase the funds available to Rutherford-Moran under the Second Restated Credit Agreement.

     In response to the Rutherford-Moran board's concern regarding the need to obtain an independent financial advisor, Rutherford-Moran retained Bear, Stearns on November 17, 1998 to advise the company on the fairness of any transaction pursuant to which the company would be acquired. Bear Stearns was also asked to consider the feasibility of potential recapitalization plans in lieu of a sale. Rutherford-Moran reviewed with Bear Stearns its efforts to date (which had taken place over the previous six months) to secure additional funding. Subsequently, Bear Stearns made a number of inquiries on the company's behalf with respect to financing alternatives, both with some of those parties previously contacted as well as some new potential funding sources. The sources that were contacted either were not interested or could not make a commitment consistent with the company's anticipated cash needs. Additionally, the company continued to hold discussions with a multi-lateral funding source which had been identified in June 1998. While both Bear Stearns and the company felt that this source would likely commit funding to the company, they also felt that such funding would be contingent on finding another source to match the multi-lateral infusion, as well as the documentation of the arrangements, and that such efforts could take an extended period of time to complete.

     During the period between the execution of the Initial Term Sheet and continuing through the end of November 1998, Rutherford-Moran and Chevron continued to discuss the terms of the Initial Term Sheet and both
Rutherford-Moran and Chevron proposed various revisions to the terms contained therein.

     During the week of November 23, 1998, Chevron and Rutherford-Moran met at Chevron's offices in San Francisco. Chevron had suggested a revision to the Initial Term Sheet which would have provided (1) Rutherford-Moran's stockholders, with the exception of Messrs. Rutherford and Moran and an affiliate of Chase Manhattan, with $4.25 in cash for each share of Rutherford-Moran common stock and (2) Messrs. Rutherford and Moran and an affiliate of Chase Manhattan with shares of Chevron common stock with a value of approximately $0.16 for each share of Rutherford-Moran common stock. Chevron's proposal also contemplated that Messrs. Rutherford and Moran and the Chase Manhattan affiliate would receive in the future additional shares of Chevron common stock based upon the achievement by the concession of certain production thresholds, and the transfer of operatorship in the concession from Pogo to Chevron at closing or within six months thereafter. Thus, the proposal would have treated Messrs. Rutherford and Moran and the Chase Manhattan affiliate differently from the public stockholders. Depending on the view taken of the likely performance of the concession and of potential future price movements of Chevron common stock, the principal stockholders could have received significantly less or significantly more than the nonaffiliated public stockholders. After a review of this proposal with Chase Securities, and considering the concern of a principal stockholder that the principal stockholders could have ultimately received more consideration than the other stockholders, this proposal was rejected.

     On November 25, 1998, in response to Rutherford-Moran's request for a stock-for-stock merger that would treat all stockholders equally, Chevron circulated to Rutherford-Moran a draft revised term sheet (the "Revised Term Sheet") pursuant to which Chevron proposed a transaction whereby it would acquire Rutherford-Moran in a stock-for-stock merger and all of Rutherford-Moran's stockholders, including Messrs. Rutherford and Moran and the Chase Manhattan affiliate, would receive, for each share of Rutherford-Moran common stock, approximately $3.50 per share. This assumes that Chase Manhattan would agree to return warrants with respect to 2,149,120 shares of Rutherford-Moran common stock and that there would then be approximately 26 million shares outstanding immediately prior to the effective time of the merger. Pursuant to the Revised Term Sheet, all consideration to be paid to Rutherford-Moran's stockholders would be paid at the closing of the merger and there would be no contingent payments or contingent share issuances as was contemplated by Chevron's previous proposals. As a result, the transaction would qualify to meet the guidelines for a tax-free transaction. The merger transaction proposed by the Revised Term Sheet would be conditioned upon, among other things, (1) the transfer of operatorship in the concession from Pogo to Chevron, (2) Chevron acquiring at least a 5.32% interest in the concession from Palang Sophon and (3) Rutherford-Moran reaching a revised joint operating agreement with Pogo. The Revised Term Sheet contemplated that, prior to entering into a merger agreement, Rutherford-Moran would receive a commitment from Chase Manhattan to expand Rutherford-Moran's credit facility and to return warrants with respect to 2,149,120 Rutherford-Moran shares exercisable at $0.01 per share previously granted to Chase Manhattan. The Revised Term Sheet also contemplated that, concurrent with the execution of a merger agreement, Messrs. Rutherford and Moran would grant Chevron an option to purchase their shares of Rutherford-Moran common stock at the same per share price as Chevron was to pay to all other stockholders pursuant to the merger agreement. The Revised Term Sheet also contemplated that Messrs. Rutherford and Moran would agree to vote their shares in favor of the merger and against any alternative proposal.

     Chevron and Rutherford-Moran, and their respective legal counsel, negotiated the terms of the Revised Term Sheet through November 29, 1998. Among the issues discussed was the effect on the conditions if Chevron exercised its option to purchase the shares of Messrs. Rutherford and Moran and their respective affiliates. The original draft of the Revised Term Sheet did not address this issue. Following discussions among the parties on November 27, 1998, Chevron agreed that once it exercised its option with respect to the shares held by Messrs. Rutherford and Moran, most of the conditions to Chevron's obligation to consummate the merger would be deemed satisfied or waived. On November 30, 1998, Chevron and, after consultation among members of its board of directors, Rutherford-Moran executed the Revised Term Sheet.

     On December 3, 1998, Chevron delivered to Rutherford-Moran a due diligence request list and, in response thereto, Rutherford-Moran provided additional information to Chevron and its legal advisors.

Numerous telephone calls between representatives of Chevron and Rutherford-Moran regarding due diligence and requests for information were made between December 3 and December 10, 1998 and, during that period, Chevron continued its review of Rutherford-Moran.

     On December 5, 1998, Chevron's legal counsel distributed to Rutherford-Moran and its legal advisors initial drafts of the merger agreement and the option and voting agreement, both of which were based on the Revised Term Sheet. During the weeks of December 7 and December 14, 1998, Chevron and Rutherford-Moran, and their respective legal counsel, held various conference calls to negotiate the terms and conditions of the merger agreement and the option and voting agreement.

     On December 15, 1998, the Rutherford-Moran board held a special meeting to analyze and review the situation, with the advice and assistance of its legal counsel, Bear Stearns, and, for a portion of the meeting, Chase Securities. The board considered, among other things, the status of the negotiations with Chevron, certain strategic, financial and legal considerations concerning the proposed transaction with Chevron, the potential impact on Rutherford-Moran's stockholders of the transaction with Chevron at the price being suggested by Chevron, the tax free nature of the transaction, the terms and conditions of the most recent draft of the merger agreement and the option and voting agreement and the risks to Rutherford-Moran of not entering into the merger agreement given that Rutherford-Moran was close to exhausting the credit available to it under its Second Restated Credit Agreement and Chase Manhattan had indicated to Rutherford-Moran that it was unwilling to increase the amount of funds available thereunder and that Rutherford-Moran had been unable to obtain financing from any alternative source. Rutherford-Moran's management and its legal and financial advisors also reported to the Rutherford-Moran board that since the company's public announcement on November 12, 1998 that it was engaged in discussions on an exclusive basis with one party, no other party had made any acquisition proposal or expressed any significant interest in acquiring Rutherford-Moran. No decision was reached by the board at the meeting, but it was the consensus of the directors that Rutherford-Moran's management, as well as its legal and financial advisors, should continue to hold discussions with Chevron, as well as other potential financing sources, and report back to the board once management was prepared to make a recommendation.

     During several telephone calls following the meeting of the Rutherford-Moran board on December 15, 1998, Rutherford-Moran expressed to Chevron its concerns over the length of time that it might take for Chevron to reach agreement with Pogo with respect to the transfer of operatorship in the concession and the lack of financing to fund its operations through the closing of the merger.

     On December 20, 1998, Chevron distributed revised drafts of the merger agreement and the option and voting agreement. The revised draft of the merger agreement reflected a number of material changes proposed by Chevron in response to the concerns of Rutherford-Moran. Among these changes was a provision that would allow Rutherford-Moran to solicit the submission of proposals from third parties with respect to an alternative transaction to acquire the company if certain conditions to Chevron's obligations to consummate the merger relating to the execution of a new joint operating agreement with Pogo and Palang Sophon were not satisfied or waived by Chevron on or before January 27, 1999. Additionally, if such conditions were not satisfied or waived by such time, Rutherford-Moran would be permitted to terminate the merger agreement if it executed an agreement after January 27, 1999 with a third party relating to the sale of Rutherford-Moran and provided Chevron with five business days' notice of such intended termination, and Chevron did not, prior to such termination, exercise its option to acquire a majority of the outstanding shares of Rutherford-Moran. The other material change to the revised draft of the merger agreement was that, if all of the major conditions to the closing of the merger were satisfied, including reaching a new joint operating agreement with Pogo and Palang Sophon, Chevron would lend Rutherford-Moran funds necessary to meet its operating, general and administrative expenses and capital obligations through the closing of the merger.

     Concurrent with its negotiations with Chevron, Rutherford-Moran was also negotiating with Chase Manhattan with respect to (1) financing sufficient to fund Rutherford-Moran's operations through the closing of the merger and (2) the return of many of the warrants granted to Chase Manhattan with respect to Rutherford-Moran common stock. Chase Manhattan continued to inform Rutherford-Moran that it was unwilling to unilaterally increase the amount of funds available to Rutherford-Moran under the Second Restated Credit Agreement and suggested that the principal stockholders of the company, Messrs. Rutherford and Moran, and/or others advance funds to the company. During the week of December 21, 1998, negotiations between Rutherford-Moran and Chase Manhattan continued. Chase Manhattan informed Rutherford-Moran that it would advance additional funds for interim financing, provided that the principal stockholders of the company and/or others would also advance funds to the company. Chase Manhattan subsequently indicated that if a definitive merger agreement were signed with Chevron, and Chevron or other third parties agreed to lend Rutherford-Moran such funds and Rutherford-Moran agreed to release Chase Manhattan and its affiliates from certain liabilities, it would execute a mutual release and waiver. Pursuant to the proposed mutual release and waiver, Chase Manhattan would agree to return to Rutherford-Moran warrants with respect to 2,149,120 shares of Rutherford-Moran common stock at the closing of the merger and release certain claims against Rutherford-Moran and its subsidiaries in return for Rutherford-Moran releasing Chase Manhattan, Chase Securities and their respective affiliates from certain claims.

     During the morning of December 23, 1998, the Rutherford-Moran board held a special telephonic meeting to review, with the advice and assistance of Rutherford-Moran's financial and legal advisors (other than Chase Securities, which was not present at this meeting), the final proposed terms and conditions of the proposed merger agreement. At this meeting, Rutherford-Moran's legal counsel advised the board of the recent material changes made to the merger agreement, and Bear Stearns provided an oral opinion (which was subsequently confirmed in writing) that, as of the date of the merger agreement, the consideration to be received by Rutherford-Moran's non-affiliated public stockholders pursuant to the merger, was fair to such stockholders from a financial point of view. Following the board's review of the final terms of the merger agreement, the board unanimously determined that the merger agreement and the transactions contemplated thereby, including the option and voting agreement, were fair to and in the best interests of Rutherford-Moran and its stockholders, approved the merger agreement, and recommended that Rutherford-Moran's stockholders approve and adopt the merger agreement. The board also approved the mutual release and waiver with Chase Manhattan and Chase Securities.

     Later during the afternoon of December 23, 1998, Rutherford-Moran and Chevron executed and delivered the merger agreement, and Messrs. Rutherford and Moran, and certain of their affiliates, on the one hand, and Chevron, on the other hand, executed and delivered the option and voting agreement. Following the execution and delivery of the merger agreement and the option and voting agreement, Rutherford-Moran and Chevron issued separate press releases announcing the execution of the merger agreement. At about the same time, Rutherford-Moran and certain of its affiliates and Chase Manhattan and Chase Securities executed and delivered the mutual release and waiver.

REASONS FOR RUTHERFORD-MORAN ENGAGING IN THE MERGER;
RECOMMENDATION OF THE RUTHERFORD-MORAN BOARD

     At a meeting held on December 23, 1998, the Rutherford-Moran board unanimously approved the merger agreement and the transactions contemplated thereby (including the merger), after determining that such transactions were fair to and in the best interests of Rutherford-Moran and its stockholders. Accordingly, the Rutherford-Moran board recommends that the stockholders of the company vote FOR the approval of and adoption of the merger agreement. In approving the merger agreement and the transactions contemplated thereby and in reaching its recommendation, the Rutherford-Moran board consulted with and relied upon information and reports prepared or presented by Rutherford-Moran's management and Rutherford-Moran's legal and financial advisors. The board considered, among other things, the following:

     - historical market prices and the recent trading activity of Rutherford-Moran common stock;

     - the financial condition, results of operations and cash flows of Rutherford-Moran;

     - the recent reductions in the price of crude oil and gas;

     - the recession in Thailand, which could reduce the rate of growth in natural gas demand;

     - the trend in the oil and gas industry toward consolidation, in which large companies, such as Chevron, with significantly greater financial, technical and human resources, may be better positioned than smaller companies, such as Rutherford-Moran, to compete, particularly in projects regarding a long-term investment horizon, such as the company's project in the Gulf of Thailand;

     - projections of Rutherford-Moran's cash flows and capital requirements, including the continued viability of the company if the merger were not consummated, given that the company had been unable to secure additional financing from any source and risked loss of the concession if it defaulted on its cash payment obligations;

     - the per share merger consideration of approximately $3.50 worth of Chevron common stock (which reflects the return by Chase Manhattan of certain warrants), a highly liquid security representing a premium of approximately 75% to the market price of Rutherford-Moran on December 23, 1998 and the parties' intent that the merger qualify as a tax-free reorganization;

     - the absence of any competitive offer from another party notwithstanding
       (1) inquiries made by Rutherford-Moran and its financial advisors to over 39 companies, including major companies in the energy industry, and (2) the company's November 12, 1998 announcement that it might conclude a transaction for the sale of the company at a price below the then market price of Rutherford-Moran common stock;

     - the interests of certain persons in the merger, including Chote Sophonpanich, a director of Rutherford-Moran and a controlling stockholder in Palang Sophon; Chase Manhattan, the company's principal lender and, together with Chase Capital Partners, Inc., an affiliate of Chase Manhattan, a significant stockholder; and Chase Securities, a financial advisor to the company and an affiliate of Chase Manhattan;

     - the willingness of Patrick R. Rutherford and John A. Moran and their respective affiliates, who together hold approximately 75.1% of the outstanding shares of Rutherford-Moran common stock, to agree to vote in favor of the merger and to grant Chevron an option to acquire all their shares for the same price as will be paid to all other stockholders of Rutherford-Moran pursuant to the merger agreement;

     - the opinion of Bear Stearns that the per share consideration to be received by the non-affiliated public stockholders, pursuant to the merger agreement, was fair from a financial point of view; and

     - the other advice from management and the board's financial and legal advisors over an extended period, and the discussions of the board, concerning, the company's sales process and the proposed merger agreement and the transactions contemplated thereby.

     The Rutherford-Moran board recognized, discussed and considered certain significant risks associated with entering into the merger agreement, in particular, the following:

      1. The Risk of Non-Completion, and the Lack of Alternative Financing in that Event. Chevron's obligation to consummate the merger under the merger agreement is conditioned, among other things, upon Rutherford-Moran's execution of a new joint operating agreement with Pogo and Palang Sophon, Chevron acquiring at least a 5% interest in the concession from Palang Sophon and Pogo agreeing to transfer operatorship in the concession to Chevron. Although discussions among Pogo, Palang Sophon and Chevron had occurred prior to the signing of the merger agreement, they were preliminary and therefore, the Rutherford-Moran board was not in a position to assess the likelihood of these conditions being satisfied, particularly in projects requiring a long-term investment horizon, such as the company's project. The merger agreement provides that Chevron will arrange for interim financing to benefit Rutherford-Moran under certain circumstances which include the satisfaction of these conditions among others. If interim financing is not provided or if the merger is not completed, Rutherford-Moran would likely not have sufficient additional financing in place to fund its operations and to service its debt.

      2. The Risks of Losing a Better Opportunity. The merger agreement generally did not permit Rutherford-Moran to consider third party offers prior to January 28, 1999. While merger agreements often provide for so-called "fiduciary outs" and "break-up fees," the merger agreement did not so provide. Chevron required as a condition to entering into the merger agreement that Patrick R. Rutherford and John A. Moran, and their respective affiliates, who together own approximately 75.1% of the issued and outstanding shares of Rutherford-Moran common stock, enter into the option and voting agreement which, in turn, required that Messrs. Rutherford and Moran and their respective affiliates agree to vote for the approval or adoption of the merger agreement. The Rutherford-Moran board considered the risk of agreeing to a merger agreement without a fiduciary exception, but determined that in light of Rutherford-Moran's ownership and Chevron's demand for the option and voting agreement as a condition to entering into the merger agreement, the fiduciary exception could be eliminated. In making this determination, the Rutherford-Moran board took into account the year long search for a buyer and the fact that no other interested buyer had made a proposal after Rutherford-Moran's announcement on November 12, 1998 that it might conclude a transaction at a price below its then-current market price ($4.25). The Rutherford-Moran board also took into account its ability to enter into an agreement after January 27, 1999 with a third party under certain circumstances.

      3. Risk of Taxable Transaction. The Rutherford-Moran board believes that the merger will qualify as a tax-free reorganization and Chevron has provided Rutherford-Moran with certain customary representations to support the treatment of the merger as a tax-free reorganization. However, the merger is not conditioned upon the receipt of a ruling from the Internal Revenue Service or any opinion from tax counsel. In addition, the tax free treatment of the exchange is based on certain facts, assumptions and representations. If any of these facts, assumptions or representations are incorrect or change prior to the merger, the exchange could be taxable to Rutherford-Moran stockholders. Furthermore, changes in the tax law or actions taken between signing and closing could cause the transaction to be taxable. The Rutherford-Moran board took this into account in making its decision to approve the merger agreement and received advice from Bear Stearns that its opinion as to the fairness of the consideration to be received by Rutherford-Moran's non-affiliated public stockholders pursuant to the merger would not change in the event that the merger was to be treated as a taxable transaction.

     The Rutherford-Moran Board also recognized, discussed and considered certain significant risks associated with not approving the merger agreement with Chevron, in particular, the following:

      1. Loss of Stockholder Value. The merger would provide Rutherford-Moran stockholders with a liquid security (Chevron common stock) at a substantial premium to the then prevailing Rutherford-Moran market price, and this premium would be enhanced by the return of warrants previously issued to Chase Manhattan. Chase Manhattan might determine not to return such warrants in an alternative transaction, and alternative transactions might otherwise result in stockholders receiving a lower value for their shares or a less liquid security. In addition, the board considered that the value of the company to another purchaser would be significantly reduced if Palang Sophon had sold its interest in the concession to Pogo (giving Pogo not merely operatorship in, but majority ownership of, the concession), or if an alternative buyer proves less acceptable to Pogo as operator than Chevron.

      2. Lack of Alternatives and Risk of Insolvency. Given the extensive efforts of Rutherford-Moran and its advisors over the past year to find any other party interested in engaging in a business combination or other transaction on terms as favorable as the merger, and the extensive negotiations with Chevron, the board considered it unlikely that a more favorable transaction could be negotiated and concluded before Rutherford-Moran exhausted its available financial resources. Given the company's cash flow and capital requirements, a major recapitalization or restructuring would have been required which was likely to result in significant dilution to Rutherford-Moran's existing stockholders. In the event a restructuring was not accomplished in a timely manner, the company faced a risk of insolvency which could result in a forfeiture of its rights in the concession.

     Based on the foregoing factors, and the advice of its legal and financial advisors, the Rutherford-Moran board believed that the merger negotiated with Chevron, as reflected in the merger agreement, represented the most attractive strategic alternative presently available to Rutherford-Moran.

     The foregoing discussion of the reasons and factors considered and given weight by the Rutherford-Moran board is not intended to be exhaustive, but is believed to include all of the material factors considered by the Rutherford-Moran board. In view of the variety of factors considered in connection with its consideration of the merger agreement and the transactions contemplated thereby, the Rutherford-Moran board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Rutherford-Moran board may have given different weight to different factors.

     THE RUTHERFORD-MORAN BOARD UNANIMOUSLY RECOMMENDS THAT RUTHERFORD-MORAN'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the Rutherford-Moran board with respect to the merger, Rutherford-Moran's stockholders should be aware that certain of the directors and officers of Rutherford-Moran have interests different from or potentially in conflict with the interests of Rutherford-Moran's stockholders. See "-- Interests of Certain Persons in the Merger."

OPINION OF RUTHERFORD-MORAN'S FINANCIAL ADVISOR

     At the December 23, 1998 meeting of the Rutherford-Moran board, Bear Stearns delivered its oral opinion, which it subsequently confirmed in writing, to the effect that the consideration to be received by the stockholders of Rutherford-Moran in the merger as contemplated by the merger agreement is fair, from a financial point of view, to the nonaffiliated public stockholders of Rutherford-Moran.

     The full text of the Bear Stearns opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Bear Stearns opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Rutherford-Moran's stockholders are urged to read carefully the Bear Stearns opinion in its entirety. The Bear Stearns opinion was provided to the Rutherford-Moran board for its information and is directed only to the fairness, from a financial point of view, of the consideration to be received by the nonaffiliated public stockholders of Rutherford-Moran in the merger as contemplated by the merger agreement and does not address the merits of the underlying decision by Rutherford-Moran to engage in the merger or the price or range of prices at which shares of Rutherford-Moran common stock may trade subsequent to the announcement of the merger and does not constitute a recommendation to any Rutherford-Moran stockholder or to the Rutherford-Moran board as to how to vote on the proposed merger or any matter related to the merger.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the consideration to be received by the nonaffiliated public stockholders of Rutherford-Moran in the merger as contemplated by the merger agreement, the form of the merger consideration was determined by Rutherford-Moran and Chevron through arm's-length negotiations and was not based on any recommendation by Bear Stearns. Rutherford-Moran did not provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering its opinion.

     In arriving at its opinion, Bear Stearns considered the following documents, information and agreements relating to Rutherford-Moran's general financial and operational situation, among other things:

           (1) the terms and conditions of the merger agreement and the option and voting agreement;

           (2) Rutherford-Moran's Annual Report to Stockholders and Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

           (3) the operating and financial information, including projections, provided by Rutherford-Moran's management relating to the company's business and financial prospects;

           (4) the information provided by Rutherford-Moran's management regarding the operations, historical financial statements and forecasted monthly cash position for the period from November 30, 1998 through December 31, 1999;

           (5) the estimates of oil and natural gas reserves of Rutherford-Moran as of December 31, 1997 as prepared by Ryder Scott Company;

           (6) the concession agreement for the concession and the joint operating agreement among the participants in the concession;

           (7) the Second Restated Credit Agreement, the warrant agreement between Rutherford-Moran and Chase Manhattan, and information provided by Rutherford-Moran's management regarding the status of negotiations with Chase Manhattan relating to the Second Restated Credit Agreement and the warrant agreement;

           (8) the information provided by Rutherford-Moran's management regarding the solicitations of interest received by Rutherford-Moran, Morgan Stanley and Chase Securities from parties interested in acquiring Rutherford-Moran or making an equity investment in Rutherford-Moran and negotiations with other potential investors in Rutherford-Moran;

           (9) the historical prices and trading volumes of Rutherford-Moran common stock and Chevron common stock; and

          (10) other appropriate studies, analyses, inquiries and investigations.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Rutherford-Moran's management and the representations of Rutherford-Moran's management related to such information. Bear Stearns assumed that Rutherford-Moran's projected capital and cash requirements and financial results had been reasonably prepared and reflected the best currently available estimates and judgments of Rutherford-Moran's management as to its expected future performance. Bear Stearns did not assume any responsibility for the information or current estimates provided to it and relied upon the assurances of certain members of Rutherford-Moran's management that it was unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Rutherford-Moran nor was it furnished with any such appraisals. The Bear Stearns opinion is necessarily based on economic, market and other conditions and the information made available to it, as of December 23, 1998, the date of its opinion.

     For purposes of rendering its opinion, Bear Stearns assumed, in all respects material to its analyses, that (a) the representations and warranties of each party to the merger agreement and all related documents and instruments contained therein were true and correct; (b) each party to the merger agreement and the related documents would perform all of the covenants and agreements required to be performed therein; and (c) all conditions to the consummation of the merger would be satisfied without being waived. Bear Stearns assumed that in the course of obtaining the regulatory or other consents or approvals required for the merger, no restrictions, including any divestiture requirements or amendments, would be imposed that would have a material adverse effect on either Rutherford-Moran or Chevron.

     In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation and financial analyses. The summary of these analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion which is attached to this proxy statement/prospectus as Annex C. The preparation of a fairness opinion is a complex process and does not lend itself to summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it without considering all such factors and analyses could create an incomplete and misleading view of the processes underlying its opinion. Bear Stearns did not make any attempt to assign specific weights to particular analyses in preparing its opinion. Moreover, the estimates contained in Bear Stearns' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Bear Stearns' analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

     In performing its analyses, Bear Stearns did not express any opinion as to the range of prices at which Chevron common stock may trade subsequent to the consummation of the merger. The prices at which Chevron common stock ultimately trades in the stock market will be driven by a variety of quantitative and qualitative factors.

     In rendering its opinion, Bear Stearns also considered, among other things, the following aspects of Rutherford-Moran's current financial position:

        (1) the reaction of the stock market to

           - Rutherford-Moran's failed efforts to effect a sale, merger, financing or recapitalization transaction with the numerous parties that it contacted during the first half of 1998,

           - the limited funds expected to be available to Rutherford-Moran under its bank credit facility during the first quarter of 1999 and that Rutherford-Moran had been unable to obtain additional financing from any source, and

           - the public announcement by Rutherford-Moran on November 12, 1998 that (a) Rutherford-Moran was engaged in negotiations with one party on an exclusive basis with respect to the possible acquisition of Rutherford-Moran; (b) that, if a definitive agreement was reached, it might result in a per share value to Rutherford-Moran's stockholders which was less than Rutherford-Moran's then per share market price; (c) that Rutherford-Moran expected to exhaust its cash reserves and available bank credit before February 1, 1999; and (d) that Chase Manhattan, Rutherford-Moran's principal lender, had indicated its unwillingness to increase the funds available to Rutherford-Moran under the Second Restated Credit Agreement;

        (2) the amenability of Messrs. Rutherford and Moran, the majority stockholders, to enter into the option and voting agreement with Chevron;

        (3) Rutherford-Moran's recent financial performance, current financial condition and future prospects;

        (4) in the absence of the merger or another similar extraordinary transaction,

           - the potential negative impact on the price of Rutherford-Moran common stock and Rutherford-Moran's expected financial performance for the period from November 30, 1998 through December 31, 1999;

           - the possibility that Rutherford-Moran will have to file for bankruptcy as a result of cash flow from operations and access to additional capital being insufficient to meet existing capital and operating requirements; and

           - the potential default and the consequences of such a default under the concession's joint operating agreement if Rutherford-Moran failed to make its required development expenditures for the concession;

        (5) Rutherford-Moran's failure to effect a sale transaction or similar extraordinary transaction during the first half of 1998 despite various discussions with potential investors and strategic buyers and the completion of an extensive auction process;

        (6) Rutherford-Moran's inability to find other potential equity investors or strategic buyers willing to invest in Rutherford-Moran or make an acquisition proposal to Rutherford-Moran since its November 12, 1998 public announcement;

        (7) Rutherford-Moran's prospects for raising capital in the public and private capital markets; and

        (8) the various terms and conditions of the merger agreement.

     A summary of the principal financial and valuation analyses performed by Bear Stearns to arrive at its opinion is provided below. The summary includes an overview of the following: (a) a review and analysis of Rutherford-Moran's financial and operating performance and liquidity, (b) a valuation of Rutherford-Moran common stock absent a transaction, (c) the auction process and selection of Chevron, and (d) Rutherford-Moran's inability to raise additional capital. Based on financial and valuation analyses, among other things, Bear Stearns determined that, as of December 23, 1998, the date of its opinion, the consideration to be received by the stockholders of Rutherford-Moran pursuant to the merger, as contemplated by the merger agreement, is fair, from a financial point of view, to the nonaffiliated public stockholders of Rutherford-Moran.

     Review and Analysis of Rutherford-Moran's Financial and Operating Performance and Liquidity. Bear Stearns reviewed and analyzed certain operating and financial information, including, but not limited to, the projections provided by Rutherford-Moran's management relating to Rutherford-Moran's business and financial prospects for the period from November 30, 1998 through December 31, 1999.

     Bear Stearns noted that Rutherford-Moran's monthly cash flows are currently, and will continue to be, insufficient to fund cash operating, capital expenditure and debt service obligations through 1999. Bear Stearns also noted that Rutherford-Moran expects to reach its bank credit facility limit of $200 million during the first quarter of 1999 and that Rutherford-Moran had been unable to obtain additional financing from any source. Chase Manhattan has stated that it will not provide additional funds under Rutherford-Moran's existing bank credit facility.

     Rutherford-Moran's inability to fund cash operating, capital expenditure and debt service obligations through 1999 could result in certain unfavorable events including a bankruptcy filing and a default under the concession's joint operating agreement. If Rutherford-Moran were to become bankrupt or fail to make the required development expenditures under the joint operating agreement, then Rutherford-Moran would forfeit its interest in the concession under the terms by which the concession was granted by the Kingdom of Thailand. The consequences of such forfeiture by Rutherford-Moran would include the following: (a) the loss of its interest without the receipt of any payment or other consideration and (b) the loss of its future revenues from the concession's oil and gas production.

     Valuation of Rutherford-Moran Common Stock Absent a Transaction. As part of its review and analysis, Bear Stearns summarized the historical trading performance of Rutherford-Moran common stock in light of Rutherford-Moran's recent financial and operating performance. In particular, Bear Stearns reviewed the prices of Rutherford-Moran common stock following the November 12, 1998 public announcement and in preparation for its oral presentation to the Rutherford-Moran board on December 15, 1998. On December 10, 1998, the closing price of Rutherford-Moran common stock was $2.19. On December 22, 1998, the closing price of Rutherford-Moran common stock was $2.00. Based on such price, a value of approximately $3.50 per fully diluted share provides Rutherford-Moran's stockholders with a premium of approximately 75%.

     Auction Process and Selection of Chevron. During the first two quarters of 1998, Rutherford-Moran contacted a broad universe of potential investors and strategic buyers regarding a sale, merger, financing or other recapitalization transaction with Rutherford-Moran. The potential investors and strategic buyers were provided with a confidential information memorandum that contained (a) an overview of the concession, (b) reserve engineering data, (c) potential reserve projections, (d) financial projections, and (e) other information deemed relevant to Rutherford-Moran's financial and operating performance. During September and October 1998, Chevron, one of the potential strategic buyers, presented several preliminary proposals to Rutherford-Moran. Based upon these preliminary proposals and ensuing negotiations, Rutherford-Moran selected Chevron and decided to enter into exclusive negotiations with Chevron which resulted in the execution of the merger agreement on December 23, 1998.

     Rutherford-Moran's Inability to Raise Additional
Capital. Rutherford-Moran's management has indicated to Bear Stearns that, prior to the transaction proposed by Chevron, Rutherford-Moran had been unable to obtain additional financing or pursue a recapitalization plan to meet its cash requirements for 1999. Excluding the potential investors contacted during the auction process, Rutherford-Moran solicited potential parties to obtain additional financing or pursue a recapitalization plan. Despite the dissemination of various types of information to such investors, including but not limited to financial projections and potential reserve projections, none of the potential investors contacted expressed any serious interest in a financing or recapitalization transaction with Rutherford-Moran within a time frame acceptable to the company.

     Rutherford-Moran engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in the energy industry and in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the terms of Bear Stearns' engagement letter dated November 17, 1998, Rutherford-Moran (a) agreed to pay Bear Stearns, in connection with rendering its opinion, an aggregate cash fee of $800,000 (Rutherford-Moran paid Bear Stearns $300,000 of such fee at the time it was informed that Bear Stearns was prepared to render its opinion and the balance of $500,000 is required to be paid when its opinion is first published, quoted, or publicly referred to in any proxy statement or other public document); and (b) agreed to reimburse Bear Stearns for its out-of-pocket expenses, including the fees and expenses of its counsel and other outside advisors and consultants retained with Rutherford-Moran's approval and (c) agreed to indemnify Bear Stearns and its affiliates against liabilities in connection with its engagement by Rutherford-Moran, including liabilities under the federal securities laws.

     Bear Stearns has previously rendered certain investment banking and financial advisory services to Rutherford-Moran. In the ordinary course of its business, Bear Stearns may actively trade the securities of Rutherford-Moran and/or Chevron for its own account and for the accounts of customers. Accordingly, Bear Stearns may at any time hold a long or short position in such securities.

ANTICIPATED ACCOUNTING TREATMENT

     Chevron intends to account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

REGULATORY APPROVALS

     The merger qualifies for an exemption from the premerger notice requirements of the HSR Act, pursuant to the Premerger Notification Rules promulgated by the FTC in concurrence with the Antitrust Division of the Department of Justice. Section 802.3 and 802.4 of the Rules exempt from the HSR Act the acquisition of certain carbon-based reserves (or rights thereto), together with associated exploration and production assets when the aggregate value thereof is less than $500 million.

     Notwithstanding the applicability of the exemption, at any time before or after the Effective Time, the FTC, the Antitrust Division or others could take action under the antitrust laws, including challenging the applicability of the exemption or seeking to enjoin the consummation of the merger. If the FTC, the Antitrust Division, or any other federal or state antitrust authority, were to challenge the exemption or the merger, the closing of the merger could be postponed beyond June 1, 1999 in which event either Chevron or Rutherford-Moran may terminate the merger agreement, pursuant to its terms. See "The Merger Agreement -- Conditions" and "-- Termination."

     Chevron and Rutherford-Moran do not believe there are any pre-merger filings required under the laws of the Kingdom of Thailand.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Rutherford-Moran board with respect to the merger agreement, stockholders should be aware that certain officers and directors of Rutherford-Moran have interests in the merger that are in addition to, or different from, the interests of stockholders of Rutherford-Moran generally. The Rutherford-Moran board was aware of these interests and considered them along with other matters in recommending that Rutherford-Moran stockholders vote to approve and adopt the merger agreement.

     Acquisition of Interests from Palang Sophon

     Chote Sophonpanich, a director of Rutherford-Moran, is a controlling stockholder of Palang Sophon. On January 16, 1998, Rutherford-Moran entered into an agreement with Palang Sophon (the "Palang Sophon Agreement") which provides, among other things, that, if prior to January 16, 1999, Rutherford-Moran enters into an agreement to sell itself then until such agreement is terminated or the transactions contemplated thereby are closed, neither Palang Sophon nor any of its stockholders will sell or otherwise transfer their ownership interests in Palang Sophon other than to Rutherford-Moran, Palang Sophon or another stockholder of Palang Sophon. The Palang Sophon Agreement further provides that in the event of a sale of Rutherford-Moran during this one year period, Rutherford-Moran will acquire the outstanding shares of Palang Sophon in exchange for Rutherford-Moran common stock.

     During Rutherford-Moran's board meeting on October 7, 1998, Mr. Sophonpanich informed the board that Palang Sophon was expected to become insolvent by December 1998 and that, if Rutherford-Moran failed to arrange for a transaction that included Palang Sophon, Mr. Sophonpanich would have no alternative but to offer Palang Sophon's interest in the concession to Pogo. If that were to occur, Rutherford-Moran would have less control over activities in the concession thus potentially decreasing the value of Rutherford-Moran.

     The obligation of Chevron to consummate the merger is conditioned upon Chevron acquiring at least a five percent interest in the concession from Palang Sophon. Chevron is currently discussing the terms of a transaction with Palang Sophon, in which Chevron proposes to acquire a substantial portion of Palang Sophon's interest in the concession and certain related assets held indirectly by Palang Sophon. This transaction would be conditioned on the closing of the merger and will be in lieu of the transaction contemplated by the Palang Sophon Agreement.

     Relationship with Chase Manhattan and its Affiliates

     Since January 1998, Chase Securities has served as a financial advisor to Rutherford-Moran and its board. As a financial advisor to Rutherford-Moran, Chase Securities assisted Rutherford-Moran in evaluating various strategic alternatives and in conducting an auction process. Pursuant to Rutherford-Moran's engagement agreement with Chase Securities, Rutherford-Moran has agreed to pay to Chase Securities, as compensation for its services to Rutherford-Moran, a fee equal to 0.425% of the consideration (which includes debt assumed by the acquiror) received upon the closing of any transaction entered into with any one of a number of specified parties, including Chevron. Upon consummation of the merger, and based upon the merger consideration provided for in the merger agreement and Rutherford-Moran's present debt level, Rutherford-Moran expects to pay to Chase Securities approximately $1.7 million.

     An affiliate of Chase Securities, Chase Manhattan, has been a lender to Rutherford-Moran or its predecessors since 1994. Chase Manhattan is presently the sole bank lender to Rutherford-Moran after agreeing, in December 1997 and September 1998, to refinance existing indebtedness held by other lenders which had the effect of increasing its commitment to lend to Rutherford-Moran from $15 million to $200 million. As of December 23, 1998, the date on which the merger agreement was executed, Rutherford-Moran owed Chase Manhattan approximately $180 million. On February 8, 1999, Chase Manhattan advanced the balance of its commitment under the Second Related Credit Agreement and loaned Rutherford-Moran an additional $1.5 million. As of February 10, 1999, Rutherford-Moran owed Chase Manhattan an aggregate of $201.5 million. See "Rutherford-Moran -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As a lender to Rutherford-Moran, the interests of Chase Manhattan may differ substantially from those of Rutherford-Moran and its stockholders, including with respect to the structure, timing, pricing and other terms and conditions of a transaction. In the absence of the merger, the ability of Rutherford-Moran to repay Chase Manhattan the full amount owed thereto in accordance with the terms of the Second Restated Credit Agreement would not be assured.

     In addition to serving as Rutherford-Moran's principal bank lender, Chase Manhattan and its affiliate, Chase Capital Partners, Inc., together, own 1,034,913 shares of Rutherford-Moran common stock plus an additional 2,728,066 shares issuable to Chase Manhattan upon the exercise of warrants held thereby (which collectively would represent approximately 14.7% of the total shares of Rutherford-Moran common stock issued and outstanding). Except for warrants to purchase 166,666 shares of Rutherford-Moran common stock at an exercise price of $10.50 per share, all of the warrants have an exercise price of $0.01 per share. Pursuant to the terms of a mutual release and waiver, dated as of December 23, 1998, by and among Rutherford-Moran and three of its subsidiaries, on the one hand, and Chase Manhattan and Chase Securities, on the other hand, Chase Manhattan has agreed to return to Rutherford-Moran warrants with respect to 2,149,120 shares of Rutherford-Moran common stock which have an exercise price of $0.01 per share (which would result in beneficial ownership by Chase Manhattan and its affiliate of approximately 5.6% of the total shares of Rutherford-Moran common stock issued and outstanding). In return for the surrender of such warrants, Rutherford-Moran and its three subsidiaries have agreed to waive certain claims it may have against Chase Manhattan, Chase Securities and any of their respective affiliates, and Chase Manhattan and Chase Securities have agreed to waive certain claims that Chase Manhattan and Chase Securities may have against Rutherford-Moran and its subsidiaries. In the event that prior to June 1, 1999, Rutherford-Moran either (a) terminates the merger agreement or (b) advises Chase Manhattan or Chase Securities that the closing of the merger will not occur on or prior to June 1, 1999, Chase Manhattan's obligations to return the warrants pursuant to the mutual release and waiver will be of no further force and effect.

     In receiving the advice of Chase Securities and in determining whether to recommend that Rutherford-Moran stockholders vote to approve and adopt the merger agreement, the Rutherford-Moran board was aware of the potential conflicts of Chase Securities including Chase Securities' dual role as Rutherford-Moran's financial advisor and as an affiliate of Chase Manhattan, Rutherford-Moran's sole bank lender and one of the largest beneficial holders of Rutherford-Moran's common stock. Accordingly, the Rutherford-Moran board determined to engage an independent financial advisor to render a fairness opinion. See "-- Opinion of Rutherford-Moran's Financial Advisor."

     Interests of Messrs. Rutherford and Moran

     On February 9, 1999, John A. Moran loaned Rutherford-Moran $1.5 million. Additionally, Patrick R. Rutherford guaranteed the obligations of Rutherford-Moran to Chase Manhattan with respect to $1.5 million. Both the loan and the guarantee were made in conjunction with financing Rutherford-Moran's operations. See "Rutherford-Moran -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Indemnification

     Chevron has agreed in the merger agreement that it will honor and fund Rutherford-Moran's existing obligations to indemnify all present and former directors, officers and employees of Rutherford-Moran and its subsidiaries to the fullest extent called for by such indemnification obligations.

     Chevron has also agreed in the merger agreement to maintain or cause to be maintained for a period of not less than five years after the Effective Time, the directors' and officers' liability insurance policy currently maintained by Rutherford-Moran covering those persons who are currently covered by Rutherford-Moran's directors' and officers' liability insurance policy on terms, including the amounts of coverage and amounts of deductibles, if any, substantially comparable to the terms now applicable to such persons or, if not available, comparable policies or coverage; provided, however, that Chevron will not be obligated to make annual premium payments for such insurance to the extent that premiums exceed 175% of the annual premiums paid as of December 23, 1998 by Rutherford-Moran for such insurance (the "Current Premium"), and if such premiums for such insurance would at any time exceed 175% of the Current Premium, then Chevron will cause to be maintained policies of insurance which provide the maximum coverage available at an annual insurance premium equal to 175% of the Current Premium.

     Bonus Plans and Severance Agreements

     Messrs. Gregory Nelson, David F. Chavenson and Thomas E. Rankin currently participate in the Rutherford-Moran Incentive Bonus Plan. Pursuant to the terms of the bonus plan, upon the Effective Time, each plan participant will become entitled to an award equal at least twice such participant's annualized base salary and twice the amount of the participant's last annual bonus payment. Pursuant to the terms of the merger agreement, at the Effective Time, Chevron will assume and agree to perform all obligations of Rutherford-Moran under the bonus plan. Upon the Effective Time, Messrs. Nelson, Chavenson and Rankin will be entitled to an aggregate of $1,162,000 in awards pursuant to the bonus plan.

     Rutherford-Moran and Mr. Chavenson are parties to a letter agreement, dated March 28, 1996, pursuant to which, among other things, Mr. Chavenson will become entitled to certain benefits upon the termination of his employment with Rutherford-Moran. These benefits include payment of two years base salary and bonus, the provision for two years of medical, dental and life insurance coverage and certain relocation and outplacement benefits. Pursuant to the merger agreement, Chevron has assumed the obligations of Rutherford-Moran to Mr. Chavenson under this letter agreement.

     Options and Restricted Stock

     As of December 31, 1998, the executive officers and directors of Rutherford-Moran held options to purchase an aggregate of 151,000 shares of Rutherford-Moran common stock, all of which were issued pursuant to either Rutherford-Moran's 1996 Key Employee Stock Plan or Rutherford-Moran's 1996 Non-Employee Director Stock Plan. All of the options held by the executive officers and directors of Rutherford-Moran have per share exercise prices in excess of $3.50, which represents the maximum value of the Chevron common stock to be received, pursuant to the merger agreement, by Rutherford-Moran stockholders for each share of Rutherford-Moran common stock owned. All such options which are unexercised will terminate at the closing of the merger. In addition, executive officers of Rutherford-Moran will receive accelerated vesting with respect to an aggregate of approximately 14,700 shares of restricted stock as a result of the merger.

DISSENTERS' RIGHTS

     Under Delaware law, dissenters' rights are not available to holders of Rutherford-Moran common stock. Accordingly, no holder will be entitled to receive the appraised value of their shares in connection with the merger.

STOCK EXCHANGE LISTING

     It is a condition to the merger that, upon consummation of the merger, the shares of Chevron common stock and the associated Chevron Rights to be issued by Chevron in connection with the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF RUTHERFORD-MORAN COMMON STOCK

     If the merger is consummated, Rutherford-Moran common stock will no longer meet the requirements for continued inclusion on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

TREATMENT OF STOCK CERTIFICATES

     After the Effective Time, each stock certificate previously representing shares of Rutherford-Moran common stock will automatically, with no further action by the holder thereof, represent the right to receive that number of shares of Chevron common stock as calculated pursuant to the merger agreement, together with the associated Chevron Rights, for each share of Rutherford-Moran common stock represented by such stock certificate. Promptly after the Effective Time, the exchange agent for the merger will mail a letter of transmittal with instructions to each holder of record of Rutherford-Moran common stock outstanding immediately prior to the Effective Time for use in exchanging, by book-entry transfer or otherwise, stock certificates formerly representing shares of Rutherford-Moran common stock for stock certificates representing shares of Chevron common stock. No stock certificates should be surrendered by any holder of Rutherford-Moran common stock until he or she has received the letter of transmittal and instructions from the exchange agent for the merger.

RUTHERFORD-MORAN LIQUIDITY

     Rutherford-Moran did not have sufficient cash resources to meet a cash call invoice due February 8, 1999 with respect to activities in the concession. In order to meet this invoice and provide for payment of other expenses, Messrs. Rutherford and Moran agreed to arrange for such funding on the basis of $1.5 million each. Mr. Moran provided his portion as a loan to Rutherford-Moran at the current rate being paid to Chase Manhattan under the credit facility and Mr. Rutherford provided a guaranty to Chase Manhattan for his portion based upon an increase in the commitment under the Second Restated Credit Agreement. See "Rutherford-Moran -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The payment of the cash call also exhausted the $200 million credit available from Chase Manhattan under the Second Restated Credit Agreement. Rutherford-Moran anticipates that additional funding will be required to meet expenses, debt service and monthly cash call invoices. The merger agreement provides that Chevron will arrange interim financing for Rutherford-Moran if most conditions to closing of the merger have been met. See "Certain Provisions of the Merger Agreement -- Interim Financing." As of the date of this proxy statement/prospectus, these conditions have not been satisfied, although Chevron believes that substantial progress has been made in its negotiations with Pogo and Palang Sophon that could result in satisfaction of two important conditions. There can be no assurance at this time that the merger will occur or that the conditions to interim financing will be satisfied. Also, there can be no assurance that further funding will be available from Messrs. Rutherford and Moran or any other source. Should such funding not be available, Rutherford-Moran does not expect to be in a position to meet its ongoing obligations.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement. Stockholders of Rutherford-Moran are urged to read the merger agreement in its entirety.

THE MERGER

     The merger agreement provides that, subject to the approval of the merger by the stockholders of Rutherford-Moran and satisfaction or waiver of the other conditions to the merger, Merger Sub will be merged with and into Rutherford-Moran in accordance with the Delaware General Corporation Law, as amended from time to time ("Delaware Law"), whereupon the separate existence of Merger Sub will cease and Rutherford-Moran will be the surviving corporation of the merger. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date as Chevron and Rutherford-Moran may agree. The filing of the certificate of merger will be made on the closing date of the merger (the "Closing Date") or on such other date as Chevron and Rutherford-Moran may agree.

CONSIDERATION FOR THE MERGER

     At the Effective Time each share of Rutherford-Moran common stock will be converted into and represent the right to receive that number of shares of Chevron common stock equal to the Exchange Ratio divided by the Average Closing Price. As of the Effective Time, present holders of Rutherford-Moran common stock will cease to have any rights as holders of such shares, but will have the rights of holders of Chevron common stock. On the Closing Date, any stock options which have not been exercised prior to the Closing Date will be canceled. See "The Merger -- General" for a description of the Exchange Ratio and the Average Closing Price.

SURRENDER AND PAYMENT

     Following the merger, holders of certificates evidencing Rutherford-Moran common stock ("Rutherford-Moran Stock Certificates") will receive a letter from the exchange agent instructing them as to how to exchange their Rutherford-Moran Stock Certificates for certificates evidencing Chevron common stock ("Chevron Stock Certificates"). Fractional shares of Chevron common stock will not be issued in connection with the merger. No fractional share interest will entitle its owner to any rights as a security holder of Chevron. In lieu of any fractional share, each holder of Rutherford-Moran common stock who would otherwise have been entitled to a fraction of a share of Chevron common stock upon surrender of certificates for exchange will be paid cash, without interest, determined by multiplying such fraction by the Average Closing Price.

     On the Closing Date Chevron will deposit with the exchange agent the Chevron Stock Certificates to be issued in the merger together with cash sufficient to make all required payments to holders of fractional share interests.

     Holders of unexchanged Rutherford-Moran Stock Certificates will not be entitled to receive any dividends or other distributions by Chevron with a record date after the Effective Time, until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions without interest, together with cash in lieu of fractional shares, and, at the appropriate payment date, the amount of any dividends or other distributions by Chevron having a payment date subsequent to surrender of the holder's Rutherford-Moran Stock Certificates.

REPRESENTATIONS AND WARRANTIES

     Rutherford-Moran made various representations and warranties in the merger agreement, relating to, among other things: (a) due organization, good standing and similar corporate matters; (b) the identity and ownership of all its subsidiaries; (c) capital structure; (d) the authorization, execution, delivery, performance and enforceability of the merger agreement; (e) the absence of conflict between the merger agreement and the company's governing documents, laws or regulations, court orders and material agreements and licenses; (f) required consents of third parties and governmental authorities; (g) documents filed by Rutherford-Moran with the SEC and the accuracy of information contained therein, the accuracy of financial statements and the company's outstanding indebtedness; (h) the absence of certain changes or events (including any material adverse change in Rutherford-Moran); (i) the absence of material litigation; (j) certain matters relating to employment agreements and employee benefit plans; (k) certain tax matters; (l) certain environmental matters; (m) Rutherford-Moran's assets and any encumbrances on those assets; (n) ownership of intellectual property; (o) corporate records; (p) the absence of brokers or finders entitled to a commission as a result of the merger other than the financial advisors of Rutherford-Moran; (q) insurance; (r) material contracts and licenses; (s) transactions with affiliates; (t) the opinion of Rutherford-Moran's financial advisor; (u) the approval of the merger by the Rutherford-Moran board; (v) the adequacy of approval of the merger by Rutherford-Moran stockholders; (w) Rutherford-Moran's ownership interest in the concession and in the joint operating agreement; (x) the absence of other agreements to sell Rutherford-Moran common stock; (y) year 2000 compliance; and (z) the accuracy of the information furnished to Chevron by Rutherford-Moran.

     Chevron and Merger Sub also made various representations and warranties in the merger agreement relating to, among other things: (a) due organization, good standing and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the merger agreement; (c) documents filed by Chevron with the SEC and the accuracy of information contained therein; (d) the absence of material litigation; (e) the absence of any prior activities of Merger Sub; (f) authorization and validity of outstanding shares of Chevron common stock and the shares of Chevron common stock to be issued pursuant to the merger agreement; and (g) the absence of any ownership of Rutherford-Moran common stock by Chevron or its affiliates.

CERTAIN COVENANTS

     The merger agreement provides that, prior to the earlier of the Effective Time or exercise of the Options, each of Rutherford-Moran and its subsidiaries will conduct its operations in the ordinary course of business consistent with its practice since January 1, 1998 and will use its reasonable best efforts to preserve intact its business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, advertisers and others having business dealings with it. In addition, during such period, other than as contemplated by the merger agreement or disclosed in the disclosure schedule it delivered to Chevron pursuant to the merger agreement, Rutherford-Moran has agreed not to do any of the following:
(a) declare or pay any dividends or other distribution except between Rutherford-Moran and its subsidiaries, or effect a stock split, combination or reclassification, or repurchase or redeem any of its stock; (b) issue or sell any capital stock other than Rutherford-Moran common stock or a security that is either convertible into Rutherford-Moran common stock or by its terms expires at the Effective Time; (c) amend its charter or by-laws; (d) make any acquisitions of, or investments in, other entities; (e) except pursuant to existing contracts previously disclosed to Chevron or with the written consent of Chevron, which consent will not be unreasonably withheld, make any material disposition of assets or subject any assets to any material liens; (f) except with the consent of Chevron, which consent will not be unreasonably withheld, incur any indebtedness other than under the existing credit facility or make any loan or investment other than to or in a subsidiary; (g) except pursuant to existing contracts previously disclosed to Chevron or with the written consent of Chevron, which consent will not be unreasonably withheld, make any voluntary, material payment under the joint operating agreement, or make any material capital expenditure; (h) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or reorganization; (i) voluntarily change any material accounting policy; (j) except with the written consent of Chevron, which consent shall not be unreasonably withheld, make any tax election or settle or compromise any Federal, state, local or foreign income tax liability; (k) except with the written consent of Chevron, which consent shall not be unreasonably withheld, enter into, terminate or modify any hedging agreement; (l) except with the written consent of Chevron, which consent shall not be unreasonably withheld, enter into any material contract; (m) except with the written consent of Chevron, which consent shall not be unreasonably withheld, amend or waive any provision of, or terminate certain key agreements set forth in the merger agreement or release or assign any rights or claims thereunder; (n) enter into, or engage in, any related party transaction; (o) except with the written consent of Chevron, which consent shall not be unreasonably withheld, pay, discharge, satisfy, waive, settle or release any claim or cause of action which could reasonably be disputed; (p) accelerate any payment to any vendor of goods or services; or (q) commit or agree to take any of the foregoing actions.

     The foregoing covenants do not prevent Rutherford-Moran from taking any action if the Rutherford-Moran board determines in good faith that the action is necessary or advisable to preserve Rutherford-Moran as a going concern. Chevron may terminate the merger agreement within ten business days of notice of any such action by Rutherford-Moran if the action would have been a material breach of the merger agreement if not for the exception described in the previous sentence.

MUTUAL BEST EFFORTS

     In the merger agreement, each of Rutherford-Moran and Chevron agreed to use its reasonable best efforts to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. In addition, Rutherford-Moran has agreed to take all reasonable actions requested by Chevron in connection with Chevron's efforts to (a) execute an agreement between Rutherford-Moran and Pogo with respect to the operatorship in the concession on terms acceptable to Chevron;
(b) secure waivers of all preferential rights arising under the joint operating agreement as a result of the merger; and (c) execute a new joint operating agreement providing Chevron with control over certain key decisions and clarifying areas of mutual interest among the parties thereto.

NO SOLICITATION

     Prior to January 28, 1999, and at all times thereafter if the conditions in the merger agreement relating to (1) Rutherford-Moran's execution of a new joint operating agreement with Pogo and Palang Sophon; (2) Pogo agreeing to transfer operatorship in the concession to Chevron; and (3) Chevron reaching agreement with Palang Sophon to acquire at least a five percent in interest in the concession from Palang Sophon (collectively, the "Third Party Conditions") have been satisfied or waived by Chevron, Rutherford-Moran will not (and shall not permit any of its officers, directors, agents, representatives or advisors to) solicit, initiate, or knowingly encourage the submission of any proposal or offer from any person relating to any (a) acquisition of a substantial amount of assets of Rutherford-Moran (other than in the ordinary course of business) or of more than 15% of all outstanding Rutherford-Moran common stock, or (b) tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 15% of all outstanding Rutherford-Moran common stock, or (c) merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation or similar transaction involving Rutherford-Moran, other than the transactions contemplated by the merger agreement (each an "Alternative Proposal") or agree to or endorse any Alternative Proposal.

     The merger agreement does not prohibit Rutherford-Moran from disclosing an Alternative Proposal to its stockholders and a position with respect to such Alternative Proposal to the extent required by applicable law.

     Rutherford-Moran will notify Chevron promptly after receipt by Rutherford-Moran of any Alternative Proposal or any request for non-public information in connection with an Alternative Proposal or for access to its properties, books or records by any person that informs Rutherford-Moran that it is considering making an Alternative Proposal.

     In the event that the Third Party Conditions are not satisfied or waived by Chevron on or prior to January 28, 1999, Rutherford-Moran may initiate or engage in discussions with any person relating to an Alternative Proposal. If Rutherford-Moran and any third party reach an executed written agreement as to any Alternative Transaction, Rutherford-Moran may terminate the merger agreement; provided that Rutherford-Moran provides Chevron with at least five business days' advance notice of such intended termination and Chevron, prior to such termination, does not exercise the Options. See "-- Termination."

INTERIM FINANCING

     If all conditions to closing of the merger have been met other than approval and adoption of the merger agreement by Rutherford-Moran stockholders, the approval for listing on the New York Stock Exchange of the shares of Chevron common stock issuable under the merger agreement and the declaration by the SEC of the effectiveness of the registration statement on Form S-4, Chevron will, at Rutherford-Moran's request, either exercise the Options or, until the Options are exercised or the merger is effective, lend Rutherford-Moran funds necessary to meet its operating expenses, general and administrative expenses, and capital commitments on terms and conditions substantially similar to those on which Chevron lends monies from time to time to its wholly owned subsidiaries, subordinate to any then existing secured credit facilities.

CERTAIN EMPLOYEE MATTERS

     Rutherford-Moran will terminate all of its and its subsidiaries' employees immediately prior to the Effective Time.

     During the period from the date of the merger agreement and the earlier of the exercise of the Options and the Effective Time, except as contemplated by the merger agreement or disclosed in disclosure schedules delivered by Rutherford-Moran pursuant to the merger agreement, Rutherford-Moran may not, without the prior written consent of Chevron, adopt, amend or terminate any compensation or benefit arrangement with any new or existing director, officer or employee, delivered by Rutherford-Moran pursuant to the merger agreement.

     From and after the Effective Time, Chevron will provide group health plan continuation coverage at any employee's sole cost pursuant to section 4980B of the Code and sections 601 through 609 of ERISA with respect to any individual who was an employee of Rutherford-Moran prior to the Effective Time and who had or has a "qualifying event" (within the meaning of section 4980B(f)(3) of the Code) before, on or after the Effective Time. As of the Effective Time, Chevron will assume and agree to perform (1) all obligations of Rutherford-Moran pursuant to the Rutherford-Moran Incentive Bonus Plan, and (2) all obligations of Rutherford-Moran pursuant to the letter agreement, dated March 28, 1996, between David F. Chavenson and Rutherford-Moran.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Chevron and Rutherford-Moran to consummate the merger are subject to the satisfaction of certain conditions, including: (a) the approval of the merger agreement by the Rutherford-Moran stockholders; (b) the authorization for listing on the New York Stock Exchange of the Chevron common stock issuable pursuant to the merger agreement; (c) the absence of any preliminary or permanent injunction or other order by any government entity, which prevents the consummation of the merger; and (d) effectiveness of the registration statement on Form S-4 that includes this proxy statement/prospectus in accordance with the provisions of the Securities Act with no stop order or proceedings seeking a stop order with respect thereto threatened or initiated by the SEC and remaining in effect.

     The obligation of Chevron to consummate the merger is also subject to the satisfaction of the following further conditions, unless waived by Chevron: (1) the representations and warranties of Rutherford-Moran contained in the merger agreement will be true in all material respects, as of the Closing Date, and Chevron will have received a certificate of Rutherford-Moran to such effect signed by Rutherford-Moran's chief executive officer and its chief financial officer; (2) Rutherford-Moran will have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing Date, and Chevron will have received a certificate to such effect signed by Rutherford-Moran's chief executive officer and its chief financial officer; (3) Chevron will have received satisfactory evidence that Rutherford-Moran has received such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties as are necessary with respect to Rutherford-Moran or its subsidiaries in connection with the transactions contemplated by the merger agreement or to the preservation of Rutherford-Moran's rights under the joint operating agreement or the operations conducted thereunder (except those the absence of which would not have a material adverse effect on Rutherford-Moran or the ability of Chevron or Merger Sub to effect the merger); (4) Chevron will have received an opinion of Fulbright & Jaworski LLP, counsel to Rutherford-Moran, dated as of the Closing Date in form reasonably satisfactory to Chevron; (5) all parties to the joint operating agreement will have waived any and all preferential rights that may have arisen as a result of the merger; (6) Rutherford-Moran will have executed a new joint operating agreement on terms and conditions acceptable to Chevron in its sole discretion; (7) Pogo will have executed a definitive agreement with respect to operatorship under the joint operating agreement to Chevron on terms and conditions acceptable to Chevron in its sole discretion; (8) Rutherford-Moran's expenses and costs incurred after October 1, 1998, and which are related to the transactions contemplated by the merger agreement will be limited to $8 million; (9) Chevron will have acquired at least a five percent interest in the concession under the joint operating agreement from Palang Sophon; and (10) there shall not have been any material adverse change in Rutherford-Moran.

     The obligation of Rutherford-Moran to consummate the merger is also subject to the satisfaction of the following further conditions, unless waived by Rutherford-Moran: (1) the representations and warranties of Chevron and Merger Sub contained in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the Closing Date, and Rutherford-Moran will have received a certificate to such effect, signed on behalf of Chevron and Merger Sub by their respective chief executive officers and chief financial officers; (2) Chevron and Merger Sub will have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the Closing Date, and Rutherford-Moran will have received a certificate of Chevron and Merger Sub to such effect signed by their respective chief executive officers and chief financial officers; (3) Rutherford-Moran will have received evidence that Chevron has received such licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental entities and other third parties as are necessary with respect to Chevron or Merger Sub in connection with the merger (except for those which would not have a material adverse effect on Merger Sub, Chevron or Rutherford-Moran or the ability of Rutherford-Moran to effect the merger); and (4) Rutherford-Moran will have received from Chevron a certificate to the effect that Chevron has not taken any action likely to cause the matters set forth in the Chevron Tax Certificate to be untrue in any material respect.

EFFECT OF OPTION EXERCISE

     The merger agreement provides that, in the event that Chevron exercises the Options, the conditions to Chevron's obligations to consummate the merger will be deemed waived or satisfied, except with respect to the conditions requiring that the registration statement on Form S-4 be declared effective by the SEC and that there be no injunction, order or judgment of any governmental entity in effect which has the effect of prohibiting the consummation of the merger.

TERMINATION

     The merger agreement may be terminated at any time prior to the Closing Date, whether before or after any approval by stockholders of Rutherford-Moran
(1) by mutual written consent of Chevron and Rutherford-Moran; (2) by either Chevron or Rutherford-Moran, if any governmental entity shall have issued a final, nonappealable order, decree or ruling permanently enjoining or prohibiting the merger; (3) by either Chevron or Rutherford-Moran, if the merger has not been consummated on or before June 1, 1999 (other than due to failure of the party seeking termination to perform in all material respects its obligations under the merger agreement); provided that the termination right pursuant to this clause (3) may not be exercised by either party if the Options have been exercised by Chevron; (4) by Chevron, if (a) any of the representations or warranties of Rutherford-Moran are not true and correct in all material respects, and such untruth or incorrectness cannot be or has not been cured within thirty days after the giving of written notice to Rutherford-Moran by Chevron, or (b) Rutherford-Moran or Rutherford-Moran's stockholders have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Rutherford-Moran to be performed or complied with by Rutherford-Moran or its stockholders under the merger agreement or the option and voting agreement, and such failure cannot be or has not been cured within fifteen days after the giving of written notice to Rutherford-Moran or Rutherford-Moran stockholders by Chevron; (5) by Rutherford-Moran, if (a) any of the representations or warranties of Chevron are not true and correct in all material respects, and such untruth or incorrectness cannot be or has not been cured within thirty days after the giving of written notice to Chevron by Rutherford-Moran, or (b) Chevron or Merger Sub has failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Chevron or Merger Sub to be performed or complied with by it under the merger agreement, and such failure cannot be or has not been cured within fifteen days after the giving of written notice to Chevron by Rutherford-Moran;
(6) by Rutherford-Moran, if (a) the Third Party Conditions have not been satisfied or waived by Chevron on or before January 27, 1999, (b) Rutherford-Moran and a third party have signed an agreement on or after January 28, 1999 pursuant to which the third party is obligated to consummate an alternative transaction subject only to termination of the merger agreement and the satisfaction of closing conditions, (c) Rutherford-Moran has complied in all respects with the non-solicitation provisions of the merger agreement, and (d) Rutherford-Moran, after the signing of an agreement with respect to an alternate transaction, has provided Chevron with five business days' advance notice of such intended termination and Chevron has not exercised the Options prior to such termination; or (7) by Chevron, if Rutherford-Moran has taken any action otherwise in violation of the conduct of business covenants contained in the merger agreement which the Rutherford-Moran board in good faith has reasonably determined to be necessary or advisable to preserve Rutherford-Moran as a going concern and the value of the equity interests held by Rutherford-Moran stockholders.

             CERTAIN PROVISIONS OF THE OPTION AND VOTING AGREEMENT

     The following summary describes the material provisions of the option and voting agreement among Messrs. Rutherford and Moran and certain of their affiliates who collectively hold approximately 75.1% of the outstanding shares of Rutherford-Moran common stock (the "Principal Stockholders"), on the one hand, and Chevron, on the other hand, a copy of which is attached as Annex B to this proxy statement/ prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the option and voting agreement.

VOTING AGREEMENT

     Each of the Principal Stockholders has agreed to vote the shares of Rutherford-Moran common stock beneficially owned by such stockholder (the "Subject Shares") at any meeting of Rutherford-Moran's stockholders called to vote upon the merger agreement (or in any other circumstances upon which a vote, consent or other approval, including a written consent, with respect to the merger agreement is sought) (a) in favor of the approval and adoption of the merger agreement, and (b) against (1) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation or similar transaction involving Rutherford-Moran, other than the transactions contemplated by the merger agreement (each an "Other Proposal"), and (2) any amendment of Rutherford-Moran's certificate of incorporation or by-laws or other proposal or transaction involving Rutherford-Moran or any of its subsidiaries, which amendment or other proposal would in any manner impede, frustrate, prevent, delay or nullify the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of capital stock of Rutherford-Moran.

TRANSFER RESTRICTIONS

     Each Principal Stockholder has agreed not to (a) transfer, sell, pledge, assign or otherwise dispose of (including by gift) any of the Subject Shares to any person except pursuant to the option and voting agreement, or (b) enter into any voting arrangement in connection with any Other Proposal.

GRANT OF OPTIONS

     Each Principal Stockholder has granted to Chevron an option to purchase such stockholder's Subject Shares (each an "Option" and, collectively, the "Options").

     The exercise price of the Option for each Subject Share equals that number of fully paid and nonassessable shares of Chevron common stock equal to the Option Exchange Ratio (as hereinafter defined) divided by the Average Closing Price (the "Option Per Share Consideration"). "Option Exchange Ratio" equals the result obtained by dividing a numerator equal to the sum of (a) $91,000,000, (b) the amount of cash, if any, received by Rutherford-Moran in consideration of the issuance of its equity securities after December 23, 1998 and before the date on which Chevron exercises the Options (the "Option Exercise Date"), (c) an amount equal to the value, if any, as agreed by Rutherford-Moran and Chevron, of any non-cash consideration received by Rutherford-Moran in consideration of its equity securities after December 23, 1998 and before the Option Exercise Date, and (d) the cash consideration projected to be received by Rutherford-Moran in exchange for the expected issuance of equity securities pursuant to then existing contractual commitments and based on an exercise price equal to or less than the consideration to be received per share of Rutherford-Moran common stock pursuant to the merger agreement, by a denominator equal to the sum of (y) the number of shares of Rutherford-Moran common stock issued and outstanding on the Option Exercise Date and (z) the number of shares of Rutherford-Moran common stock issuable upon exercise of all outstanding warrants or options to acquire Rutherford-Moran common stock which have an exercise price equal to or less than the consideration to be received per share of Rutherford-Moran common stock pursuant to the merger agreement, assuming, for the purpose of this calculation only, that the Effective Time of the merger is the same date as the Option Exercise Date. Chevron may exercise the options with respect to all, but not less than all, of the Subject Shares. The Options remain exercisable until June 1, 1999.

GRANT OF IRREVOCABLE PROXY

     Upon Chevron's or Merger Sub's request, each Principal Stockholder has agreed to irrevocably grant to and to appoint Chevron and Merger Sub, and each of them, and any person designated by either of them as permitted under applicable law, the stockholder's proxy and attorney-in-fact to vote the Subject Shares or grant a consent or approval in respect of the Subject Shares, in favor of or against, as the case may be, the matters described above in "Voting Agreement" and to execute and deliver an appropriate instrument irrevocably granting such proxy. The proxy so granted will terminate upon any termination of the option and voting agreement in accordance with its terms.

RELEASE FROM AND ASSIGNMENT OF ALL KNOWN AND UNKNOWN CLAIMS

     Each Principal Stockholder has agreed to release and forever discharge Rutherford-Moran and its former and current officers, directors, employees, agents and representatives from any and all claims, liens, demands, expenses, causes of action, obligations, damages, liabilities, losses and judgments, known or unknown, which existed in the past, or which currently exist (collectively, with any future causes of action, "Claims"). To the maximum extent permitted by law, each Principal Stockholder has assigned all Claims to Chevron. However, the releases provided for in the option and voting agreement do not affect the rights of any Principal Stockholder to (1) indemnification as a director, officer or employee of Rutherford-Moran, (2) the consideration to be received pursuant to the option and voting agreement or the merger agreement or (3) any compensation due as an employee of Rutherford-Moran.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                           CONSEQUENCES OF THE MERGER

     The following summary is a discussion of the material United States federal income tax consequences of the merger to Rutherford-Moran stockholders who hold shares of Rutherford-Moran common stock as capital assets. The discussion set forth below is for general information only and may not apply to certain categories of Rutherford-Moran stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, foreign holders, stockholders who transfer their shares of Rutherford-Moran common stock pursuant to the option and voting agreement, financial institutions, tax-exempt organizations, dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, holders who acquired the Rutherford-Moran common stock as part of a straddle, synthetic security, conversion transaction or other integrated investment or pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings, and decisions currently in effect, all of which are subject to change, retroactively or prospectively. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the federal income tax consequences set forth below.

     Rutherford-Moran believes that the merger should qualify as a reorganization pursuant to Section 368(a) of the Code, based upon certain facts and assumptions, including certain representations by Chevron. There can be no assurance that such facts and assumptions will not change prior to the merger. The merger is not conditioned on the receipt of an opinion from tax counsel or a ruling from the IRS, and no ruling from the IRS concerning the tax consequences of the merger has been or will be requested. There can be no assurance that the IRS will not take a position contrary to that described herein or that future legislation, regulations, administrative rulings, court decisions or subsequent facts and developments will not alter the discussion set forth herein. Consequently, Rutherford-Moran stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger. The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

     Based upon the above assumptions and qualifications, Rutherford-Moran stockholders who exchange their Rutherford-Moran common stock for Chevron common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Chevron common stock. Each such stockholder's aggregate tax basis in the Chevron common stock received in the merger will equal his or her aggregate tax basis in the Rutherford-Moran common stock exchanged thereof, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of Chevron common stock will include the holding period of Rutherford-Moran common stock surrendered in exchange therefor. Rutherford-Moran stockholders who receive cash in lieu of fractional shares of Chevron common stock in the merger generally will be treated as if the fractional shares of Chevron common stock had been distributed to them as part of the merger and then redeemed by Chevron in exchange for the cash actually distributed in lieu of fractional shares, with such redemption qualifying as an exchange under Section 302 of the Code. Consequently, such Rutherford-Moran stockholders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares. Net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual Rutherford-Moran stockholder on Rutherford-Moran common stock that has been held for more than one year generally will be subject to tax at a maximum rate of 20% or, in the case of Rutherford-Moran common stock that has been held for one year or less, at ordinary income tax rates. The deductibility of capital losses is subject to limitation for both individuals and corporations.

     ALL RUTHERFORD-MORAN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE MERGER.

                      DESCRIPTION OF CHEVRON CAPITAL STOCK

     The following description of certain terms of the capital stock of Chevron does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate of Incorporation of Chevron (the "Chevron Certificate") which is incorporated herein by reference. See "Where You Can Find More Information."

     The authorized capital stock of Chevron currently consists of one billion shares of common stock, par value $1.50 per share, and one hundred million shares of preferred stock, par value $1.00 per share. Each share of Chevron common stock trades with Chevron Rights. See "Comparison of Stockholder
Rights -- Stockholder Rights Plan." As of February 10, 1999, there were outstanding 653,236,634 shares of Chevron common stock, with an additional 59,250,434 issued and held in treasury. There are no shares of Chevron preferred stock outstanding.

CHEVRON COMMON STOCK

     The holders of Chevron common stock are entitled to receive such dividends or distributions as are lawfully declared on Chevron common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of Chevron common stock on all matters which are properly submitted to a vote of Chevron stockholders. As a Delaware corporation, Chevron is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Chevron, holders of Chevron common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Chevron's indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Chevron preferred stock. The holders of Chevron common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Chevron common stock are, and the shares of Chevron common stock to be issued in the merger will be, validly issued, fully paid and non-assessable. As of February 10, 1999, there were 124,887 holders of Chevron common stock.

CHEVRON PREFERRED STOCK

     The Chevron Certificate expressly authorizes the Chevron Board of Directors to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

     In connection with the adoption of the Chevron Stockholder Rights Plan, the Chevron board has designated 5,000,000 shares of preferred stock as Series A Participating Preferred Stock, $1.00 par value per share (the "Chevron Participating Preferred Stock"). Upon issuance, each share of Chevron Participating Preferred Stock is entitled to a preferential quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of Chevron common stock, but in no event less than $25. In the event of liquidation, the holders of shares of Chevron Participating Preferred Stock will receive a preferred liquidation payment equal to the greater of $1000 or 1000 times the payment made per each share of Chevron common stock.

     Each share of Chevron Participating Preferred Stock is entitled to 1,000 votes, voting together with the shares of Chevron common stock. In the event of any merger, consolidation or other transaction in which shares of Chevron common stock are exchanged, each share of Chevron Participating Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Chevron common stock. The rights of the Chevron Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     The Chevron Participating Preferred Stock ranks junior to all other series of Chevron preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise. As of February 10, 1999, there were no shares of Chevron Participating Preferred Stock outstanding.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     Chevron and Rutherford-Moran are each incorporated under the laws of the State of Delaware. As a result of the merger, Rutherford-Moran stockholders will become stockholders of Chevron and the rights of all such former Rutherford-Moran stockholders will thereafter be governed by the Chevron Certificate, the Chevron By-laws, as amended, and Delaware Law. The rights of Rutherford-Moran stockholders are currently governed by the Rutherford-Moran Restated Certificate of Incorporation (the "Rutherford-Moran Certificate"), the Rutherford-Moran Bylaws, and Delaware Law. The following is a summary of the principal differences between the current rights of Rutherford-Moran stockholders and Chevron stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of each of such documents and Delaware Law. For information as to how to obtain copies of such documents, which have been filed with the SEC, see "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Chevron consists of 1,000,000,000 shares of common stock, par value $1.50 per share, and 100,000,000 shares of preferred stock, par value $1.00 per share. The authorized capital stock of Rutherford-Moran consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

BOARD OF DIRECTORS

     The Chevron By-laws provide that the number of directors shall be determined by resolution of the Chevron board approved by at least a majority of the directors then in office. Chevron currently has fourteen directors.

     The Rutherford-Moran Bylaws provide that the number of directors shall be determined by resolution of the Rutherford-Moran board. Rutherford-Moran currently has five directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Chevron Certificate provides that no action which may be taken at an annual or special meeting and which requires the approval of at least a majority of (a) the voting power of the securities of Chevron present at such meeting and entitled to vote on such action or (b) the shares of Chevron common stock present at such meeting may be effected except at such annual or special meeting by the vote required for the taking of such action. Nothing in the Rutherford-Moran Charter or the Rutherford-Moran Bylaws prevents the stockholders of Rutherford-Moran from taking action by written consent of stockholders having the requisite votes to authorize such action rather than by the vote of Rutherford-Moran stockholders at a meeting.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Chevron By-laws provide that special meetings of Chevron stockholders may be called by the Chevron board or the Chairman of the Chevron board and shall be called by the Chairman of the Chevron board or the Secretary at the request in writing of at least one-third of the members of the Chevron board. The Rutherford-Moran Bylaws provide that special meetings of the Rutherford-Moran stockholders may be called by the Chairman of the Rutherford-Moran board, the Chief Executive Officer or the Rutherford-Moran board pursuant to a resolution adopted by two-thirds of the directors then in office.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Rutherford-Moran Bylaws provide that any stockholder wishing to nominate a person to serve as a candidate for election to the Rutherford-Moran board must submit the name of such candidate in writing to the Corporate Secretary of Rutherford-Moran at its principal executive offices at least 60 but not more than 160 days prior to the anniversary of the immediately preceding annual meeting. The Rutherford-Moran Bylaws provide for a similar advance notice for any stockholder proposals. The Chevron Certificate and the Chevron By-laws contain no comparable provision.

FAIRNESS COMMITTEE

     Chevron has provided for the establishment of a special fairness committee of the Chevron board (the "Fairness Committee") if there should ever come a time when any stockholder owns ten percent or more of Chevron's outstanding voting securities. The Fairness Committee consists of all directors serving at the time any such stockholder becomes a ten percent owner, and includes subsequent directors if acceptable to all the members of the Fairness Committee. The Fairness Committee is charged with looking into the fairness to Chevron and all of its stockholders of transactions which the committee finds to be "extraordinary," that is, not in the ordinary course of Chevron's business. Among such transactions would be mergers and liquidations, transactions with major stockholders, and major asset sales or recapitalizations. However, these transactions are not exhaustively described, and the committee would have substantial latitude in determining what are extraordinary transactions.

     If the committee determines a particular transaction is "extraordinary," it would then decide whether it would be in the best interests of Chevron and its stockholders to require the transaction be ratified by a special vote of the stockholders. If ratification is required by the committee, the transaction must be approved by the affirmative vote of either two-thirds of the outstanding Chevron common stock, or a majority of such stock, including a majority of such stock excluding any shares held by a ten percent stockholder. If the committee determines that such ratification is not appropriate, such vote is not required.

     The Fairness Committee has no power to act unless at least three members of the committee are in agreement on an action. If the committee is unable to act, a majority of all present and former members of the committee has the power to decide who is a ten percent stockholder, what transactions are extraordinary, and what percentage of the shares not held by any ten percent stockholder have been voted in favor of ratifying an extraordinary transaction. However, such persons do not have the authority to decide that an extraordinary transaction could proceed without special stockholder ratification. The Fairness Committee may thus provide some reason for persons seeking control of Chevron to negotiate with the Board of Directors and not oppose the continued service of at least some of the directors in office at the time the person seeking control attained ownership of ten percent of the stock.

     Rutherford-Moran has no similar committee.

STOCKHOLDER RIGHTS PLAN

     As a precaution to ensure that it is able to take appropriate action to protect the interests of Chevron and its stockholders, the Chevron board has adopted a stockholder rights plan (the "Chevron Stockholder Rights Plan"). The Chevron Stockholder Rights Plan is designed to help the Chevron board maximize stockholder value in the event of a change of control of Chevron, and otherwise to resist actions that the board considers likely to injure Chevron or its stockholders. On November 23, 1998, the Chevron board declared a dividend distribution on each outstanding share of Chevron common stock of one Chevron Right to purchase Chevron Participating Preferred Stock. The Chevron Rights are not now exercisable, and it is not known at this time whether they ever will be exercisable. The Chevron Rights will expire on the earlier of (1) November 23, 2008, or (2) their redemption or exchange as described below. Until a Chevron Right is exercised, it confers no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. In general, until the Chevron Rights are exercisable or are redeemed or exchanged or expire unexercised, each Chevron Right is associated with and cannot be separated from the underlying share of Chevron common stock on which the Chevron Right was declared as a dividend.

     The Chevron Rights will separate from the Chevron common stock if there is a "Distribution Date." A Distribution Date would occur upon the earliest to happen of (1) a public announcement that someone has become an "Acquiring Person," meaning that such person has acquired or obtained the right to acquire beneficial ownership of ten percent or more of the outstanding shares of Chevron common stock or (2) ten days having elapsed following the commencement of or a public announcement of an intention to make a tender offer that would result in someone becoming an Acquiring Person. If a Distribution Date occurs, the Chevron Rights would become exercisable and separately tradable, and Chevron will issue certificates for the Chevron Rights as soon as possible.

     The amount of Chevron Participating Preferred Stock that the holder of a Chevron Right is entitled to receive upon exercise of the Chevron Right and the purchase price payable upon exercise of the Chevron Right are both subject to adjustment. Some limitations apply to the timing of exercise of the Chevron Rights, and any Chevron Rights belonging to an Acquiring Person are null and void.

     The Chevron Board of Directors may redeem the Chevron Rights in whole, but not in part, at a redemption price of $0.01 per Chevron Right, at any time before there is an Acquiring Person. After there is an Acquiring Person, the Rights may be redeemed only in very limited circumstances. However, the Chevron board may in some cases also exchange all or part of the then outstanding and exercisable Chevron Rights for shares of Chevron common stock at a rate of one share of Chevron common stock per Chevron Right.

     The general effect of the Chevron Stockholder Rights Plan is to encourage any potential acquiror of Chevron to negotiate directly with the Chevron board. The ten percent threshold for an Acquiring Person may prevent creeping acquisitions that would result in substantial leverage over Chevron's affairs without payment of a control premium.

     For a description of the Chevron Participating Preferred Stock purchasable upon exercise of the Chevron Rights, see "Description of Chevron Capital
Stock -- Chevron Preferred Stock."

     This description of the Chevron Stockholder Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Chevron Rights Agreement. See "Where You Can Find More Information."

     Rutherford-Moran does not have a Stockholder Rights Plan.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Chevron common stock is listed and traded on the New York Stock Exchange as well as the Chicago, Pacific, London and Swiss stock exchanges and Rutherford-Moran common stock is listed and quoted on the Nasdaq National Market. The Chevron ticker symbol on the New York Stock Exchange is "CHV." The Rutherford-Moran ticker symbol on the Nasdaq National Market is "RMOC." The following table sets forth the interday high and low trading prices per share of Chevron common stock for the calendar quarters indicated as reported on the New York Stock Exchange Composite Transactions Tape, the interday high and low trading prices per share of Rutherford-Moran common stock for the calendar quarters indicated as reported on the Nasdaq National Market, and the dividends paid per share of Chevron common stock for such periods by Chevron. Rutherford-Moran has never declared or paid cash dividends with respect to its capital stock. The Second Restated Credit Agreement prohibits Rutherford-Moran from paying any dividends on the Rutherford-Moran common stock. In addition, the Indenture governing Rutherford-Moran's 10.75% Subordinated Notes Due 2004 contains covenants that, among other things, restrict Rutherford-Moran's ability to pay dividends. The information set forth below is based on published financial sources generally viewed to be reliable.

                                      CHEVRON           CHEVRON       RUTHERFORD-MORAN
                                    COMMON STOCK       DIVIDENDS        COMMON STOCK
                                       PRICES           DECLARED           PRICES
                                 ------------------    PER COMMON    ------------------
                                  HIGH        LOW        SHARE        HIGH        LOW
                                 -------    -------    ----------    -------    -------
1997
  First Quarter................  $72.625    $63.500      $0.54       $30.000    $16.750
  Second Quarter...............   77.250     61.750       0.58        24.500     17.125
  Third Quarter................   89.188     73.500       0.58        26.750     19.880
  Fourth Quarter...............   88.875     71.500       0.58        30.250     15.875
1998
  First Quarter................  $90.188    $67.750      $0.61       $25.000    $16.250
  Second Quarter...............   86.813     77.375       0.61        28.875     14.750
  Third Quarter................   89.000     73.000       0.61        20.688      6.000
  Fourth Quarter...............   89.438     78.375       0.61         9.313      1.250
1999
  First Quarter (through
     February 10)..............  $84.500    $73.125      $0.61       $3.0625    $ 2.000

     On December 23, 1998, the last full trading day prior to the first public announcement of the execution of the merger agreement, the reported high and low sale prices per share and closing price per share of Chevron common stock on the New York Stock Exchange and the reported high and low sale prices per share and closing price per share of Rutherford-Moran common stock on the Nasdaq National Market were as follows:

                                                         HIGH        LOW       CLOSE
                                                        -------    -------    -------
Chevron...............................................  $85.000    $83.313    $85.000
Rutherford-Moran......................................    2.063      1.688      2.000

     On February 10, 1999, the most recent practicable date prior to the date of this proxy statement/prospectus, the reported high and low sale prices per share and closing price per share of Chevron common stock on the New York Stock Exchange and the reported high and low sale prices per share and closing price per share of Rutherford-Moran common stock on the Nasdaq National Market were as follows:

                                                         HIGH        LOW       CLOSE
                                                        -------    -------    -------
Chevron...............................................  $80.500    $78.313    $78.375
Rutherford-Moran......................................    2.938      2.875      2.906

     As of February 10, 1999, the latest practicable date prior to the printing of this proxy statement/ prospectus, there were 52 holders of Rutherford-Moran common stock.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CHEVRON COMMON STOCK AND RUTHERFORD-MORAN COMMON STOCK PRIOR TO MAKING ANY VOTING DECISION WITH RESPECT TO THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                RUTHERFORD-MORAN

BUSINESS

     Rutherford-Moran, a Delaware corporation, is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently, Rutherford-Moran's exploration and development activities are concentrated entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo, and its affiliate, B8/32 Partners.

     Rutherford-Moran was a private concern until June 1996, when it completed an initial public offering. Since April 1996, Rutherford-Moran has been the parent company of Rutherford-Moran Exploration Company ("RMEC") and Thai Romo Holdings, Inc. ("TRH"). RMEC and TRH collectively own the outstanding shares of Thai Romo except for certain nominal interests. During June 1996, Rutherford-Moran sold 16% of its common stock in the public offering, in conjunction with the consummation of the exchange of RMEC common stock and Thai Romo interests for Rutherford-Moran common stock.

     Thai Romo is one of three original concessionaires in the concession, currently covering approximately 734,300 acres in the central portion of the Gulf of Thailand. Currently, subsidiaries or affiliates of Pogo, Palang Sophon and B8/32 Partners are the other concessionaires.

     As of December 31, 1997, Rutherford-Moran had net proved reserves of approximately 358 BCFE in the Tantawan and Benchamas Fields and the Maliwan Area. Oil and gas production from the Tantawan Field commenced in February 1997, and development is underway at the Benchamas Field. Appraisal wells drilled by the concessionaires in four areas within the concession (Tantawan, Benchamas, Pakakrong and Maliwan) have tested at commercial flow rates of hydrocarbons and established the potential for significant additional reserves in those areas. The concessionaires have entered into a 30 year gas sales agreement with the Petroleum Authority of Thailand ("PTT") to sell natural gas from the Tantawan and Benchamas Fields. Rutherford-Moran sells its oil into the spot market to a variety of potential purchasers in Thailand and other Asian countries.

     Rutherford-Moran's principal executive offices are located at 5 Greenway Plaza, Suite 220, Houston, Texas 77046 and its telephone number at its executive offices is (713) 622-5555.

     HISTORY OF THE CONCESSION

     In August 1991, Thai Romo, Thaipo Limited, a subsidiary of Pogo, and Maersk Oil (Thailand) Ltd. were awarded the concession. Subsequent to the award, Palang Sophon became one of the concessionaires by acquiring an interest in the concession as a co-venturer. Maersk was designated as operator of the concession pursuant to a joint operating agreement among the concessionaires.

     Rutherford-Moran originally owned a 31.67% interest in the concession. On December 19, 1996, Rutherford-Moran, through Thai Romo, exercised its preferential right to purchase 46.34% of the outstanding shares of Maersk, a co-concessionnaire owning a 31.67% interest in the concession outside of the Tantawan Field (Thai Romo had increased its interest in the Tantawan Field from 31.67% to 46.34% in 1995 through a previous purchase of Maersk's interest in that field). On March 3, 1997, TRH, as Thai Romo's nominee under a share sales agreement with Maersk, purchased its proportionate share of the outstanding shares of Maersk for approximately $28.6 million, which included approximately $1.6 million in satisfaction of outstanding debt. Following the purchase, Maersk changed its name to B8/32 Partners. The remaining 53.66% of Maersk stock was purchased by Thaipo and Palang Sophon. This acquisition increased Rutherford-Moran's interest in the concession outside of the Tantawan Field from the original 31.67% to 46.34%, and effectively resulted in a uniform 46.34% interest throughout the concession. At the same time, Thaipo was designated as operator in the remainder of the concession. Current interests in the Tantawan Field and the remainder of the concession are as follows:

                                                                   TANTAWAN FIELD
                                                                   --------------
Thaipo......................................................           46.34%
Thai Romo...................................................           46.34%
Palang Sophon...............................................            7.32%

                                                              REMAINDER OF BLOCK B8/32
                                                                       ------
Thaipo......................................................           31.67%
Thai Romo...................................................           31.67%
B8/32 Partners..............................................           31.66%
Palang Sophon...............................................            5.00%

     On August 23, 1995, the Thai Petroleum Committee and the Ministry of Industry designated approximately 68,000 acres as a production license area to Thaipo, on behalf of the Tantawan concessionaires. Similar production licenses have since been granted for 101,000 acres in the Benchamas Field/Pakakrong Area and for 91,000 acres in the Maliwan Area.

     In accordance with the Thai Petroleum Act, the concessionaires relinquished 50% of the exploration acreage of the concession on August 1, 1995 and approximately 50% of the remaining acreage on August 1, 1997. Relinquishment excluded production licenses in the aforementioned Tantawan, Benchamas/Pakakrong, and Maliwan areas for which production approvals had been granted. In May 1997, Thai Romo and its partners received an extension of the exploration period in the concession until July 31, 2000 from the Department of Mineral Resources. Most of this remaining acreage can be retained after July 2000 through payment of annual lease rentals.

     REGIONAL GEOLOGY

     The concession is located on the western side of the Pattani Basin, which is believed to have developed as a result of the Permo-Triassic collision of the continents of India and Asia. The collision developed a tectonic regime in Thailand which formed a conjugate set of major strike-slip faults trending northwest to southeast and northeast to southwest together with a set of north to south trending normal faults. The regional strain field accompanying the shearing had a major component of east-west extension which created the Pattani Basin and its gas rich structures to the south (e.g., Erawan, Pailin and Satun). Rutherford-Moran's management believes the Tantawan, Benchamas, and Maliwan Fields are a northern continuation of the same trend. The eastern boundary of the concession is located near the axis of the Pattani Basin. The Pattani Basin extends north-northeast through the eastern one-third of the concession and extends southward through Unocal Corporation's extensive holdings and is bounded to the west by the Ko Kra Ridge, a dominant paleo high.

     Regional structural dip towards the Pattani Basin center is interrupted by north-south trending normal faults. These fault zones are related to basement relief features. Oil and natural gas traps in the concession are typically related to highly faulted graben systems, structural closure on tilted fault blocks and anticlinal structures between east-west dipping faults and stratigraphic traps. The main reservoir sands in the concession are fluvial channel sands, point bar sands, alluvial fans and deltas associated with lacustrine depositional environments.

     CURRENT FIELDS AND PROSPECTS

     From 1992 until December 31, 1997, Rutherford-Moran and its co-concessionaires drilled 40 gross development wells and 35 exploratory wells in the concession. Thirty-seven of the development wells and 20 exploratory wells have been successful. All of the development wells and 31 of the exploratory wells are successful or are being evaluated.

     Rutherford-Moran estimates it will invest a total of approximately $155 million during 1999 in connection with its capital expenditure programs. The actual expenditures on each project in the drilling and development program may vary from the Rutherford-Moran's estimates as a result of the actual costs incurred and changes in the drilling and development program, including the acceleration of the development of certain projects and prospects based on actual drilling results, as well as the availability of additional capital to Rutherford-Moran.

     PRODUCTION FACILITIES

     Under the development plan for the Tantawan Field, two platforms and production facilities were installed prior to first production in February 1997. A third production platform was installed during the third quarter of 1997, and a fourth platform was installed during the fourth quarter of 1997. A fifth production platform is expected to be installed during the second quarter of 1999. The oil and natural gas are separated on each platform and processed on a Floating Production, Storage and Offloading vessel ("FPSO") which was delivered in December 1996. Oil is exported via tankers, and gas is discharged into a 33-mile spur pipeline owned by PTT. Production of oil and gas is currently from all four platforms.

     Platforms. The first two production platforms are four-pile, twelve slot units designed for drilling with either a jack-up or tender assisted rig. Wellhead fluids are separated at each production platform into three streams: high pressure gas, intermediate pressure gas and low pressure oil and water. As required, natural gas is drawn off the intermediate pressure system, compressed, and fed back down the wells to provide gas lift to optimize oil recovery. Hydrocarbons are fed into flowlines which run between each platform and a pipeline end manifold located at the FPSO. The third and fourth platforms are similar in design, but are both nine slot units.

     FPSO. The FPSO was used to facilitate an accelerated development of the Tantawan Field and provide present value benefits given the lack of an offshore oil pipeline infrastructure. The FPSO used for the Tantawan development is under the management of an affiliate of Single Buoy Moorings Inc. ("SBM"), one of the largest builders and operators of FPSOs. Another affiliate of SBM owns the vessel and leases it under a bareboat charter to another affiliate, Tantawan Production B.V., who in turn leases it under a bareboat charter agreement (the "FPSO Charter") to Tantawan Services L.L.C., a company currently owned by Thaipo. All FPSO costs (including the vessel, detailed design engineering and purchased equipment) were borne directly by SBM. The final cost of the installed and commissioned FPSO is being recovered by SBM in the bareboat charter day rate over the term of the FPSO Charter. The initial term of the FPSO Charter is for ten years, subject to extension, with a commencement date of February 1997. In addition, Tantawan Services has a purchase option on the FPSO throughout the term of the FPSO Charter. Tantawan Services has also contracted with another company, SBM Marine Services Thailand Ltd., to operate the FPSO on a reimbursable basis throughout the initial term of the FPSO Charter. Performance of both the bareboat charter agreement and the agreement to operate the FPSO are non-recourse to Tantawan Services and Rutherford-Moran. However, Tantawan Services' performance is secured by a lien on any hydrocarbons stored on the FPSO and is guaranteed severally by each of the Tantawan concessionaires. Rutherford-Moran's guarantee is limited to its percentage interest in the Tantawan Field.

     The FPSO production facilities include process facilities for separation and treatment of the produced fluids and compressors for gas. This equipment is very similar to that utilized on conventional fixed platforms, except for features that allow the equipment to function while subjected to the roll and pitch of the FPSO. The production system is capable of processing 150 MMcfd (expandable to 300 MMcfd) of natural gas, 50 MBPD of crude oil and condensate and 25 MBPD of produced water. Oil and condensate is processed to an export quality for storage on the FPSO and then offloaded to shuttle tankers. Natural gas is dehydrated and compressed for export via a 24 inch 33-mile spur pipeline. Water is cleaned to below 20 parts per million of oil in water and discharged overboard.

     The FPSO has sufficient storage for optimum offloading of oil to export tankers, as well as providing spare capacity in the event of unscheduled delays in tanker arrival. The storage capacity is 1,000 MBbl, of which 700 MBbl comprises saleable crude, 200 MBbl is required to store ballast water to control hull stresses and 100 MBbl will be used to store oily water which does not meet the discharge concentration criteria. Oil stored on the FPSO is offloaded periodically to export tankers using the tandem system where the tankers are moored end to end. Offtake tankers are provided by purchasers.

     SBM Marine Services is responsible for the operation and maintenance of the FPSO. Thaipo provides a limited number of crew members who handle platform and well operations. The crew members, along with the SBM Marine Services' personnel, are housed on the FPSO.

     Benchamas Production Facilities. The initial plan of development for the Benchamas Field incorporates the installation of three satellite wellhead platforms, a central processing facility platform with a daily capacity of 150 MMcf of natural gas, 25 MBbl of oil and condensate and 25 MBbl of water and a living quarters platform. Full wellstream production will flow through a gathering system to the processing platform where the natural gas, oil and water will be separated. Any produced water will be treated to meet minimum specifications and discharged. Oil will be stored on a Floating, Storage and Offloading vessel ("FSO"), from which it will be periodically offloaded into offtake tankers. In 1998, the concessionaries negotiated a bareboat charter agreement ("FSO Charter") with Tanker Pacific Management (Singapore) Pte. Ltd., a well known supplier of FSOs. The initial term of the FSO Charter is ten years, subject to extension, commencing upon delivery of the FSO to the Benchamas Field. All FSO costs (including the vessel, detailed design engineering and purchased equipment) were borne directly by Tanker Pacific. The final cost of the FSO is being recovered by Tanker Pacific in the bareboat charter day rate over the term of the FSO Charter.

     As the central processing facility is sized to handle additional wellhead platforms, the concessionaires contemplate that additional production facilities will be required to fully exploit the field. Currently, the three satellite wellhead platforms have been installed and development wells are being drilled. The remaining fabrication and installation projects are currently on schedule in anticipation of production startup during the third quarter of 1999.

     The natural gas will be dehydrated, metered and compressed for delivery through a 16-inch, 32-mile pipeline which will tie directly into the PTT pipeline which connects the Tantawan FPSO to the main trunk lines.

     MARKETING AND CONTRACTS

     Gas Sales Agreement. Under the terms of the concession, the Kingdom of Thailand has first priority to purchase natural gas produced from the concession. PTT is currently the sole purchaser of natural gas in Thailand and buys all gas at the well-head from private producers. PTT also maintains a monopoly over natural gas transmission and distribution in the country. The gas sales agreement was signed on November 7, 1995, requiring PTT to take, or pay for if not taken, a yearly aggregate amount from the Tantawan concessionaires of at least 75 MMcfd of natural gas ("DCQ") for the first year of production (which commenced in February 1997) rising to 85 MMcfd from October 1997 to August 1999 and thereafter based upon reserve additions at the Tantawan and Benchamas Fields. The gas sales agreement terminates on the earlier of (1) termination of the petroleum production period, (2) the date when there are no field reserves remaining, or (3) 30 years from the contractual delivery date.

     In November 1997, the gas sales agreement was amended to incorporate gas production from the Benchamas Field. At the time that Benchamas production commences and the concessionaires complete a 72-hour production test, the DCQ will be increased from 85 MMcfd to 125 MMcfd. The price for Benchamas Field gas will be identical to that received for Tantawan Field gas.

     The natural gas price is based on formulae which provide adjustments to the base price for natural gas on each April 1 and October 1. Adjustments will be made to reflect changes in (1) wholesale prices in Thailand, (2) the U.S. producer price index for oil field machinery and tools, and (3) medium fuel oil prices. Adjustment factors for oil field machinery and medium fuel oil prices are subsequently adjusted for

Thai Baht/U.S. Dollar fluctuations. Payment is made monthly in Thai Baht. Gas price realizations for December 1997 were $1.64/MCF, and the average price realized for the year was $1.86/MCF.

     In early July 1997, Rutherford-Moran had its first oil lifting from the Tantawan Field and sold 278,000 barrels of oil for Thai Baht pursuant to a memorandum of understanding with PTT. Subsequent to that lifting, the memorandum of understanding was terminated and the concessionaires received the right to export their oil on the spot market to any purchaser, provided the price exceeds that bid by PTT. As of December 31, 1998 Rutherford-Moran had sold eight cargoes for U.S. Dollars on the spot market, and expects to continue to do so at market prices.

     At the concessionaires' request, PTT reduced its maximum gas nomination from 115% of the DCQ to 85 MMcf per day from May through September 1998. This reduction reflected a prudent reservoir management measure. Effective October 1, 1998, PTT increased its nomination to 115% of the DCQ, or approximately 98 MMCF per day. Because of production declines, the current rate of gas production cannot meet 115% of the DCQ, nor can it meet the DCQ. In order to maximize current cash flow, the concessionaires have offset the effects of decreased gas volumes with increased oil volumes until such time as drilling, workover maintenance and additional platform installation increase gas production to an amount equal to or exceeding the DCQ. The gas price penalty incurred due to a failure to meet the gas nomination is a sum in cash equal to the difference between the daily quantity and the nominated quantity times 25% of the prevailing price during such period, incurred due to failure to meet the gas nomination.

     THAI CONCESSION TERMS

     Term. The concession agreement provided for an exploration period of six years ending July 31, 1997, which may be renewed for an additional three-year term upon agreement between the parties. At the end of the initial exploration term on July 31, 1997, Thai petroleum law permitted the government to grant, upon application by the concessionaires, an additional three-year exploration term on up to 50% of the concession acreage that had not been previously designated as a production area or relinquished, subject to agreement on certain terms and conditions. In May 1997, the concessionaires received an extension of the exploration period, which will now end on July 31, 2000, by agreeing to undertake a work program composed of a 3-D seismic survey and drilling two exploration wells. As of December 31, 1998, the concessionaires have completed all of their obligations under the work program.

     Before the expiration of the exploration period, the concessionaires may pay annual lease rentals to retain any acreage subject to forfeiture. The Department of Mineral Resources sets the rentals on the date that the concessionaires submit the application for payment of rentals.

     If production does not commence within four years of the designation of the production area, the production period will expire. The petroleum production period for producing areas is a 20-year period beginning on the last day of the exploration period, which 20-year period may be extended for ten years upon agreement on the terms of the extension.

     Production Bonuses. Pursuant to the terms of the concession agreement, the concessionaires are required to make the following payments, called production bonuses to the Ministry of Finance: (1) $2.0 million upon the first production of petroleum from the concession; (2) $3.0 million when petroleum production from the concession reaches an average of 50,000 barrels of crude oil equivalent per day in any one calendar month; and (3) $7.5 million when the petroleum production from the concession area reaches an average of 100,000 barrels of crude oil equivalent per day in any calendar month. Rutherford-Moran paid to the Ministry of Finance in January 1997 the sum of $927,000 representing Rutherford-Moran's 46.34% share of the first production bonus. Rutherford-Moran estimates that upon completion of Benchamas Field start-up and its infill drilling progress of Tantawan Field, it will be obligated to pay another $1,390,200, representing its share of the second production bonus during the latter part of 1999 or early part of 2000.

     Royalties. The following table summarizes the monthly royalties required to be paid to the Thai government based on barrels of oil equivalent produced within the concession (natural gas is converted to an equivalent under the royalty using a ratio of 10 MMbtu of natural gas to one barrel of oil):

                                                              PERCENT OF VALUE
                                                              OF PRODUCT SOLD
     MONTHLY VOLUME OF PRODUCT (IN EQUIVALENT BARRELS)          OR DISPOSED
     -------------------------------------------------        ----------------
Not exceeding 60,000........................................        5.00%
Portion exceeding 60,000 but not exceeding 150,000..........        6.25
Portion exceeding 150,000 but not exceeding 300,000.........       10.00
Portion exceeding 300,000 but not exceeding 600,000.........       12.50
Portion exceeding 600,000...................................       15.00

     Special Remuneratory Benefit. The concessionaires must also pay a special remuneratory benefit ("SRB"), which is calculated annually on a concession-wide basis as a percentage of annual petroleum profit (hydrocarbon revenues net of, among other things, royalties, production bonuses, capital expenditures and operating expenses). No SRB is payable if the concession has no annual petroleum profit after consideration of carryforwards. The SRB varies from zero to 75% of annual petroleum profit, depending on the level of annual revenue per meter drilled in the concession. Rutherford-Moran does not anticipate paying any SRBs for the foreseeable future in light of anticipated drilling activity.

     Termination and Revocation. The concession agreement terminates (1) upon the termination of the petroleum production period; (2) when the effective concession area ceases to exist by virtue of the provisions of the Petroleum Income Tax Act B.E. 2514, which governs statutory percentage relinquishment, or through the voluntary relinquishment made by the concessionaires; (3) upon revocation of the concession agreement; or (4) upon termination of the concessionaires' status as a juristic person (i.e., a person subject to the jurisdiction of Thai courts). Under the Thai Petroleum Act, the Ministry of Industry may revoke the concession agreement if (a) the concessionaires fail to pay the production bonuses, the royalties, the SRB or income taxes; (b) any concessionaire becomes bankrupt; or (c) the concessionaires fail to comply with good petroleum industry practice or to conduct petroleum operations with due diligence or violate certain other provisions of the concession agreement or the Thai Petroleum Act. In addition, all production, storage and transportation equipment and facilities must be turned over to the Thai government at the end of the production term.

     Joint and Several Liability. Under the terms of the concession agreement, each of the concessionaires is jointly and severally liable for the obligations of the concessionaires, including payment of income taxes, under the concession.

     Currency Repatriation. The concession agreement allows the concessionaires an unfettered right to retain and remit money abroad in foreign currency.

     JOINT OPERATING AGREEMENTS

     Tantawan. As a result of Maersk's decision not to participate in the development of the Tantawan Field, the Tantawan concessionaires entered into a separate joint operating agreement effective as of March 3, 1995, with regard to the operation of the Tantawan Field (the "Tantawan JOA"). Thaipo was designated as operator. Subject to the supervision of the operating committee, the operator has the exclusive right and is obligated to conduct all operations relating to the Tantawan Field, including but not limited to the preparation and implementation of proposed work programs, budgets and authorizations for expenditure, obtaining all requisite services and materials and providing to each of the Tantawan concessionaires reports, data and information concerning the operation in the Tantawan Field. The operating committee consists of one representative of each Tantawan concessionaire with the operator as the chairman. Each party has a percentage vote on the operating committee equal to its percentage interest. For information on the percentage interest of each party see "-- History of the Concession." All decisions of the operating committee require the affirmative vote of two or more non-affiliated parties having an aggregate percentage interest of not less than 51%. The approval of the operating committee is required with regard to the general outline of all work programs, appraisal and development operations and the budgets pertaining to operations in the Tantawan Field.

     Remainder of the Concession. Thai Romo, Thaipo, Maersk and Palang Sophon are also parties to an earlier joint operating agreement dated August 1, 1991 (the "JOA"), under which Maersk was appointed operator for the concession. Terms and conditions under this joint operating agreement relating to the operator and the operating committee are substantially similar to those in the Tantawan JOA, except that all decisions of the operating committee require the affirmative vote of two or more non-affiliated parties having an aggregate percentage interest of not less than 60%. In March 1997, Maersk was sold to the concessionaires. At that time, the concessionaires executed a letter agreement appointing Thaipo as operator to replace Maersk and agreeing that operations would be governed by the Tantawan JOA.

     The relationship of the parties with respect to the Tantawan Field is governed by Tantawan JOA and the relationship with respect to the balance of the concession is governed by the JOA. As a matter of convenience, this proxy statement/prospectus refers to the Tantawan JOA and the JOA generally as the joint operating agreement.

     BUSINESS CONDITIONS

     Since the latter half of 1997, many countries in Southeast Asia, including Thailand, have experienced significant reductions in economic growth. Natural gas produced in Thailand by Rutherford-Moran and other producers is primarily used for electrical power generation. The current recession in Thailand has reduced the use of electricity thereby slowing the increase and potentially reducing the consumption of hydrocarbon fuels used to power electric generators. Prolonged decreased demand for fuel oil and natural gas at a time when sources of supplies are increasing may impact Rutherford-Moran's long term ability to market substantial increases in gas production. In the near term Rutherford-Moran believes that its natural gas will displace either imported crude oil, lignite or imported natural gas as power generation feedstock, because domestic natural gas is cheaper to purchase, environmentally preferable and enables the government to increase its U.S. Dollar reserves during a period of economic uncertainty.

     As Rutherford-Moran has the right to export its crude oil to the highest bidder for U.S. Dollars, it does not believe that the recent events in Thailand and other countries in Southeast Asia will impact its ability to market crude oil.

     PRIMARY CUSTOMERS

     All natural gas produced from the Tantawan Field is being sold to PTT, which maintains a monopoly over gas transmission and distribution in Thailand.

     PTT is an agency of the Kingdom of Thailand, which has a Ba1 sovereign debt rating from Moody's Investors Services, Inc. and a BBB- sovereign debt rating from Standard & Poor's Corporation, both U.S. rating agencies.

     The concessionaires are able to sell their crude oil to a variety of potential purchasers.

     OIL AND GAS PROPERTIES

     The table below summarizes Rutherford-Moran's net proved oil (including condensate and crude oil) and natural gas reserves and discounted net present value ("NPV") by field as of December 31, 1997, as determined by Ryder Scott Company, independent petroleum reserve engineers. Oil has been converted at a ratio of 6 MCF of gas to 1 barrel of crude oil when presenting natural gas equivalents (MCFE):

                                                                      NPV BEFORE      % OF
                                 OIL      NATURAL GAS     TOTAL       INCOME TAX     TOTAL
            FIELD               (MBO)       (MMCF)       (MMCFE)     ($ IN 000'S)     NPV
            -----               ------    -----------    --------    ------------    ------
Tantawan......................   8,967       75,838      129,640        $37,407        59
Benchamas.....................  18,899       93,312      206,706         22,687        36
Maliwan.......................     956       16,157       21,893          2,846         5
                                ------      -------      -------        -------       ---
          Total...............  28,822      185,307      358,239        $62,940       100
                                ======      =======      =======        =======       ===

     RESERVES

     The following table sets forth estimates of the net proved oil (including condensate and crude oil) and natural gas reserves of Rutherford-Moran at December 31, 1997, as determined by Ryder Scott:

                                    OIL(MBO)                          NATURAL GAS(MMCF)
                       ----------------------------------    -----------------------------------
                       DEVELOPED    UNDEVELOPED    TOTAL     DEVELOPED    UNDEVELOPED     TOTAL
                       ---------    -----------    ------    ---------    -----------    -------
Tantawan.............    7,021         1,946        8,967     60,193         15,645       75,838
Benchamas............       --        18,899       18,899         --         93,312       93,312
Maliwan..............       --           956          956         --         16,157       16,157
                         -----        ------       ------     ------        -------      -------
  Total..............    7,021        21,801       28,822     60,193        125,114      185,307
                         =====        ======       ======     ======        =======      =======

                                                         NATURAL GAS EQUIVALENTS(MMCFE)
                                                       -----------------------------------
                                                       DEVELOPED    UNDEVELOPED     TOTAL
                                                       ---------    -----------    -------
Tantawan..............................................  102,319        27,231      129,640
Benchamas.............................................       --       206,706      206,706
Maliwan...............................................       --        21,893       21,893
                                                        -------       -------      -------
          Total.......................................  102,319       255,920      358,239
                                                        =======       =======      =======

     Rutherford-Moran has not filed any different estimates of its December 31, 1997 reserves with any federal agency.

     The reserve data set forth in this proxy statement/prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and adjustment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates often differ from the quantities of crude oil and natural gas that are ultimately recovered. Estimates of economically recoverable crude oil and natural gas reserves and of future net revenues are based upon a number of variables and assumptions, all of which may vary considerably from actual results. The reliability of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

     The following table sets forth, at December 31, 1997, the discounted net present value attributable to Rutherford-Moran's estimated net proved reserves at that date as estimated by Ryder Scott:

                                       TANTAWAN     BENCHAMAS    MALIWAN       TOTAL
                                       ---------    ---------    --------    ---------
                                               (IN THOUSANDS OF U.S. DOLLARS)
Future cash inflows..................  $ 285,994    $ 483,015    $ 45,021    $ 814,030
Future production costs..............   (207,576)    (121,328)     (6,256)    (335,160)
Future development costs.............    (29,337)    (196,513)    (20,941)    (246,791)
                                       ---------    ---------    --------    ---------
Future net cash inflows..............     49,081      165,174      17,824      232,079
Discount at 10% per annum............    (11,674)    (142,487)    (14,978)    (169,139)
                                       ---------    ---------    --------    ---------
Present value of future net cash
  flows, before income taxes.........  $  37,407    $  22,687    $  2,846    $  62,940
                                       =========    =========    ========    =========

     In computing this data, assumptions and estimates have been utilized, and no assurance can be given that such assumptions and estimates will be indicative of future economic conditions. The future net cash inflows are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on December 31, 1997 economic conditions. The estimated future production is based on prices Rutherford-Moran estimated it would have received at December 31, 1997, except where fixed and determinable price escalations or oil hedges are provided by contract. The resulting estimated future gross revenues are reduced by estimated future costs to develop and produce the proved reserves based on December 31, 1997 cost levels, but not for debt service and general and administrative expenses.

  ACREAGE AND PRODUCTIVE WELLS

     The following table sets forth Rutherford-Moran's developed and undeveloped acreage position at December 31, 1997. A net acre is deemed to exist when the sum of fractional ownership of working interest in gross acres equals one:

                                    DEVELOPED          UNDEVELOPED
                                     ACREAGE             ACREAGE              TOTAL
                                  --------------      --------------      --------------
                                  GROSS     NET       GROSS     NET       GROSS     NET
                                  -----    -----      -----    -----      -----    -----
                                  (IN THOUSANDS)      (IN THOUSANDS)      (IN THOUSANDS)
Gulf of Thailand................   67.9     31.5      666.4    308.8      734.3    340.3

     At December 31, 1997, Rutherford-Moran owned interests in the following wells capable of production pending completion and installation of production facilities. The number of net wells is the sum of fractional ownership of working interest owned directly by Rutherford-Moran in gross wells expressed as whole numbers and percentages thereof:

                                                              GROSS    NET
                                                              -----    ----
Oil and Gas Wells...........................................   57      26.4

     The above well count does not include 14 wells (6.5 net) that are currently under evaluation.

  DRILLING ACTIVITY

     The following table sets forth the number of gross and net successful and dry development wells and exploratory wells drilled by Rutherford-Moran during the years indicated.

                                            GROSS              GROSS               NET                NET
                                         DEVELOPMENT        EXPLORATORY        DEVELOPMENT        EXPLORATORY
                                            WELLS              WELLS              WELLS              WELLS
                                       ----------------   ----------------   ----------------   ----------------
                YEAR                   SUCCESSFUL   DRY   SUCCESSFUL   DRY   SUCCESSFUL   DRY   SUCCESSFUL   DRY
                ----                   ----------   ---   ----------   ---   ----------   ---   ----------   ---
1998.................................      14       --         2        2        6.5      --        0.9      1.8
1997.................................      18       --         9        3        8.3      --        4.2      1.4
1996.................................      15       --         9       --        7.0      --        4.2       --
1995.................................       7       --         4       --        3.2      --        1.9       --
1994.................................      --       --         5       --         --      --        2.3       --
1993 and prior.......................      --       --         4        1         --      --        1.9      0.5
                                           --        --       --        --     -----       --     -----      ---
          Total......................      54       --        33        6       25.0      --       15.4      3.7
                                           ==        ==       ==        ==     =====       ==     =====      ===

  Tantawan

     Through December 31, 1997, Rutherford-Moran has participated in drilling a total of 34 development and 14 exploration wells in the Tantawan Field. Of the 48 total wells, 40 are deemed capable of commercial flow rates while 8 wells are being evaluated. All of these successful wells were drilled in the southern portion of the Tantawan Field and have encountered an average of 178 feet of net hydrocarbon pay. As of December 31, 1997, net proved reserves for the Tantawan Field were 129.6 Bcfe.

     In August 1996, Rutherford-Moran set its "A" and "B" twelve slot production platforms and mobilized two drilling rigs to tie-back and complete a total of 19 wells. To facilitate moving the natural gas and crude oil to market, the operator participated in a long-term lease for an oceangoing tanker, the T/T Bayern, the only FPSO vessel in the Gulf of Thailand. The vessel, recommissioned as the Tantawan Explorer, was delivered in December 1996.

     During 1997, Thai Romo and its partners installed the nine slot "C" platform and production commenced from it during the fourth quarter of 1997. Also during that quarter, the concessionaires installed the nine slot "D" platform and began drilling and completing development wells. Production from these wells commenced in February 1998.

     In 1998, the concessionaires approved fabrication of the Tantawan "E" platform. Production startup for the Tantawan "E" platform is scheduled for the second quarter of 1999.

  Benchamas

     In January 1997, the concessionaires submitted a plan of development to the Thai government and applied for approval to produce oil and gas from the Benchamas Field and part of the Pakakrong area. In June 1997, the concessionaires received a production license covering approximately 101,000 acres from the Ministry of Industry in these areas. Rutherford-Moran believes this is the largest production license area ever awarded in the Gulf of Thailand.

     Through December 31, 1997, Rutherford-Moran has participated in drilling a total of 11 exploration wells and 6 development wells in the Benchamas Field, all of which were hydrocarbon bearing and 15 of which were considered to be capable of commercial flowrates, while 2 are under evaluation. The wells encountered an average of 222 feet of net hydrocarbon pay. As of December 31, 1997, net proved reserves for the Benchamas Field were 206.7 Bcfe. Rutherford-Moran conducted an active program of development drilling in the Benchamas Field in 1998 with first production expected to commence in the third quarter of 1999.

     The Benchamas Field phase one plan of development calls for the construction and installation of:

     - Central process/compression platform,

     - Living quarters/utilities platform,

     - Wellhead platforms 'A' 'B', and 'C',

     - Platform interconnecting bridges at wellhead platform 'A',

     - 16-inch, 32-mile gas sales tie-in pipeline and infield flowlines,

     - Floating storage and offloading vessel.

     The central process/compression platform will be a large eight-leg structure located adjacent to wellhead platform 'A'. Its primary function will be to separate the produced wellstreams into three components -- oil, gas, and water -- and to prepare the gas for entry into PTT's sales pipeline. Produced oil will be prepared for delivery through the oil pipeline into the FSO vessel. Produced water will be treated and discharged. The FSO will provide sufficient storage for optimal offloading of oil to export tankers, as well as providing spare capacity in the event of delays in tanker arrival. The concessionaires have negotiated a ten year bareboat charter and related operating agreement for a ship with a capacity of approximately 1.35 million barrels.

     The living quarters/utilities platform will also be a part of the central complex. It will be bridge connected to the central process/compression platform opposite wellhead platform 'A'. The platform will be a large four-pile platform containing a multi-story 60-man accommodation module, a power generation module and utility systems to support both the quarters facilities and the process platform.

     The three wellhead platforms will be set in the vicinity of the Benchamas Nos. 1, 3, and 12 wells. Wellhead platforms 'A', 'B', and 'C' will be four-pile jackets and have twelve, sixteen and six well conductors, respectively. All three platforms can accommodate either a jack-up or platform rig.

     Flowlines will bring segregated production from the wellhead platforms to the central process/compression platform for final separation, dehydration, compression, and measurement. The production facilities have been designed to handle up to 150 MMcf and 50 MBbl of produced liquids per day through a single separation train. The crude oil and condensate will flow to the FSO. Based on test data, the Benchamas Field is expected to produce a sweet, light crude oil/condensate blend with a moderate paraffin content. The average CO(2) content of the natural gas produced during the various drill stem tests was 7.8%.

     The concessionaires expect that the gross cost of this development (drilling and facilities) to be approximately $400 million and have awarded construction contracts to Nippon Steel Company and Hyundai Heavy Industries Ltd. for the wellhead platforms and central process/compression platform, respectively. The wellhead platforms have been designed to accept either a jack-up rig or a low cost, tender assisted rig with the capability of drilling directional wells to a depth of 13,000 feet measured depth.

     Projected Drilling and Completion Program. Plans for the drilling of wells in the initial development phase are based on the utilization of only one drilling rig. The concessionaires have signed a letter of intent with a contractor to utilize a tender assisted rig. The majority of the development wells at Benchamas Field will be drilled using slim hole drilling and completion technology and should result in significant cost savings over conventional programs.

     Estimated Project Timing. Production from Benchamas phase one development is projected to commence during the third quarter of 1999. The producing life of phase one reserves is estimated at 15 years. Future production rates may be more or less than estimated because of changes in project timing, reservoir performance or market conditions.

     During 1998, the concessionaires successfully drilled the Benchamas #19 and #22 exploration wells. These wells, which were drilled outside the phase and development, encountered 238 and 242 feet of net oil and gas pay respectively. While no additional development decisions have been made, the results of these wells increase the likelihood of additional development at Benchamas Field.

  Maliwan

     During 1997, four exploration wells were drilled in the Maliwan area, located between the Tantawan and Benchamas Fields. All wells encountered hydrocarbons with 2 deemed successful and 2 under evaluation. The wells encountered an average of 129 feet of net hydrocarbon pay. In July 1997, the concessionaires made formal application for a production license. The concessionaires received a 91,000 acre production license in November 1997. As of December 31, 1997, net proved reserves for the Maliwan 2 and 4 were 21.9 BCFE.

  Pakakrong

     In late 1995, a 100 square mile 3-D seismic survey of the Pakakrong prospect was acquired, processed and interpreted. The prospect is centered 8.5 miles southwest of the Benchamas-1 well. Production tests in the two Pakakrong wells drilled in early 1996 have established potential commercial reservoirs at depths considerably shallower than found to date elsewhere within the concession. Both wells are currently under evaluation. The production license awarded for the Benchamas Field includes a portion of Pakakrong.

     Drill stem tests conducted on the Pakakrong-1 yielded cumulative flow rates of 25.5 MMcfd of natural gas and 0.7 Mbpd of oil or condensate. Three drill stem tests were conducted in the Pakakrong-2 well. Two of the tests conducted across intervals at 7,400 feet and 7,640 feet produced approximately 60% and 80%, respectively, of CO(2). The third test, conducted at a depth of 4,200 feet, yielded a flow of 1.6 MBPD of oil and condensate. Based on seismic interpretation, Rutherford-Moran believes that this zone may be the same zone observed but not tested in the Pakakrong-1 well located one mile northwest. However, Rutherford-Moran expects that additional delineation drilling and further geological assessment will be required prior to formulation of a development plan.

  North Benchamas

     During 1997, Rutherford-Moran drilled three exploratory wells in the North Benchamas portion of the concession. Two of the three wells encountered non-commercial accumulations of hydrocarbons and all three wells were deemed unsuccessful. Rutherford-Moran intends to further examine and refine its existing seismic data before deciding on further drilling in this area.

  Jarmjuree

     During 1997, the concessionaires shot a 900 square kilometer 3-D seismic survey of the Jarmjuree Area, which is located in the southern portion of the concession. Rutherford-Moran will interpret this data in 1998 before deciding on future drilling activities.

     THAILAND TAXES

     Under the Petroleum Income Tax Act B.E. 2514 and (No. 4) B.E. 2532, Thai Romo's and B8/32 Partners' net profits derived from the petroleum business are subject to Thai income tax at the rate specified by the Royal Decree Prescribing Petroleum Income Tax Rates B.E. 2514, which must not be lower than 50% and not be higher than 60% of such net profits. Under the Royal Decree, the Thai income tax rate to be imposed on Thai Romo's and B8/32 Partners' anticipated net profits derived from their petroleum business is 50%.

     In computing Thai Romo's and B8/32 Partners' anticipated net profits from its petroleum business that will be subject to Thai tax, any interest paid on loans by Thai Romo and B8/32 Partners to any lenders or shareholders, whether or not resident or doing business in Thailand, is not deductible. Royalties to be paid by Thai Romo and B8/32 Partners to the Ministry of Industry that are required under the concession are deductible in computing Thai Romo's and B8/32 Partners' net profits from their petroleum business.

     COMPETITION

     Rutherford-Moran experiences competition from other oil and gas companies in its operations. Many of these companies have financial resources greater than Rutherford-Moran.

     EMPLOYEES

     At December 31, 1998, Rutherford-Moran employed 9 people (excluding Messrs. Rutherford and Moran) in its Houston, Texas headquarters whose functions are associated with management, engineering, geology, finance and administration. Rutherford-Moran has no collective bargaining arrangement with employees and believes its relations with its employees are good.

     OFFICES

     Rutherford-Moran leases its Houston office under a lease covering approximately 11,000 square feet, expiring in February 2002. The monthly rent and expenses are approximately $11,000.

     CERTAIN LITIGATION

     On December 16, 1998, Mr. Bruce Nakfoor, formerly a Rutherford-Moran stockholder, filed a lawsuit in state district court in Harris County, Texas under Cause No. 1998-59080 against Rutherford-Moran, John A. Moran, Patrick R. Rutherford and David F. Chavenson. Mr. Nakfoor was a stockholder of Rutherford-Moran from January 1998 through August of 1998. Mr. Nakfoor alleges that his original purchase of the shares was made because of information published in early 1998 that Rutherford-Moran was intent upon maximizing the value of its shares and, towards that end, was engaging investment bankers to advise it in connection with a sale of the company. Mr. Nakfoor alleges that, in several conversations with officers of the company, he was encouraged to keep his shares and purchase additional stock in the company. He also alleges that the officers stated they were confident of obtaining a sale of the company at given prices and that Rutherford-Moran was in good shape financially. Mr. Nakfoor alleges that the representations made to him by these officers were knowingly and falsely made and that he was damaged by these misrepresentations. Three defendants have been served and filed their general denial to the allegations on January 22, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     INTRODUCTION

     The following discussion is intended to assist in understanding Rutherford-Moran's financial position and results of operations for each year in the three year period ended December 31, 1997 and for the three and nine month periods ended September 30, 1997 and September 30, 1998. The consolidated financial statement as of and for the years ended December 31, 1995, 1996 and 1997 and the unaudited condensed consolidated financial statements and for the three and nine month periods ended September 30, 1997 and September 30, 1998 and the notes thereto are attached to this proxy statement/prospectus and should be referred to in conjunction with this discussion.

     From time to time, Rutherford-Moran may elect to make certain statements that provides stockholders and the investing public with "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995). Words such as "anticipate," "believe," "estimate," "project," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be made by management orally or in writing, including, but not limited to, in press releases, as part of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this proxy statement/prospectus and as part of other sections of the company's filings with the SEC under the Securities Act and the Securities Exchange Act. Such forward-looking statements may include, but not be limited to, statements concerning estimates of current and future results of operations, financial position, reserves, the timing and commencement of wells and the production therefrom, production estimates based upon drill stem tests and other test data, future capacity under its credit arrangements, future capital expenditures, liquidity requirements and year 2000 compliance.

     Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation, those identified below. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected.

     Among the factors that have a direct bearing on Rutherford-Moran's results of operations and the oil and gas industry in which it operates are uncertainties inherent in estimating reserves and future production and cash flows, particularly with respect to wells with limited production histories; access to additional capital; changes in the price of oil and natural gas; the limited exploration histories in the concession; the status of Rutherford-Moran's existing and future contractual relationships with the Government of Thailand, including the concession and the gas sales agreement; risks associated with having the Government of Thailand as the sole purchaser of Rutherford-Moran's gas production, including the potential for political instability and economic downturns in the Thailand economy and a reduction in demand for oil and natural gas in Thailand; foreign currency fluctuation risks; Rutherford-Moran's substantial indebtedness, the presence of competitors with greater financial resources and capacity; difficulties and risks associated with offshore oil and gas exploration and development operations and risks associated with offshore marine operations such as capsizing, sinking, grounding, collision and damage from severe weather conditions.

     OVERVIEW

     RMEC was formed on September 21, 1990 for the purpose of holding an interest in the concession. RMEC paid all of the expenses of the concession on behalf of Thai Romo through November 4, 1993.

     Effective September 24, 1990, the stockholders of RMEC elected to have it treated as an S Corporation under the Internal Revenue Code of 1986, as amended. As such, RMEC did not incur federal income taxes at the corporate level prior to June 18, 1996, and its taxable income or loss was passed through to its stockholders based on their interests.

     In November 1993, Thai Romo amended its Articles of Association so that it would be treated as a partnership for U.S. income tax purposes and added additional partners, including Rutherford-Moran's

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

current Chairman of the Board and current President and Chief Executive Officer. As such, Thai Romo was not subject to federal income taxes from November 1993 to June 17, 1996. Income and losses earned by Thai Romo were passed through to the partners on the basis of their interest in Thai Romo.

     In June 1996, Rutherford-Moran entered into an exchange transaction whereby the partners of Thai Romo (other than RMEC) exchanged their interests (including outstanding notes payable to them) in Thai Romo for Rutherford-Moran common stock which interests in Thai Romo were simultaneously transferred to TRH, and the stockholders of RMEC, which include Rutherford-Moran's current Chairman of the Board and current President and Chief Executive Officer, exchanged their shares of RMEC for shares of Rutherford-Moran common stock. Immediately following this exchange, RMEC and Thai Romo (indirectly) were wholly-owned by Rutherford-Moran. Rutherford-Moran's results of operations and financial positions prior to the exchange reflect the results of operations and financial position of RMEC, TRH and Thai Romo as Rutherford-Moran's predecessors.

     Following the exchange of shares described above, Rutherford-Moran completed its initial public offering of Rutherford-Moran common stock, raising net proceeds, after deducting underwriting commissions and discounts and expenses of the offering, of approximately $97 million, which were utilized to repay outstanding debt to the company's principal stockholders, repay bank debt and fund cash outlays.

     Rutherford-Moran began producing oil and gas from the Tantawan Field, its first development in the concession, in February 1997. Prior to that time, Rutherford-Moran was classified as a development stage company. As a result, Rutherford-Moran's historical results of operations and period-to-period comparisons of such results, and certain financial data may not be meaningful or indicative of future results. Rutherford-Moran's financial condition, results of operations, future growth and the carrying value of its proved reserves will depend substantially on its ability to access substantial additional sources of funds to acquire or find and successfully develop additional oil and gas reserves within the concession. The revenues expected to be generated by Rutherford-Moran's future operations will be highly dependent upon production levels, commodity prices and demand for oil and natural gas. Natural gas produced from Rutherford-Moran's Tantawan and Benchamas Fields is subject to the gas sales agreement with PTT, with prices subject to semi-annual adjustment (or more frequent adjustments under certain circumstances) based on movements in, among other things, inflation, oil prices and the Thai Baht/U.S. Dollar exchange rate. The price received by Rutherford-Moran for its oil production and the level of production will depend on numerous factors beyond Rutherford-Moran's control, including the condition of the world economy, political and regulatory conditions in Thailand and other oil and gas producing countries, and the actions of the Organization of Petroleum Exporting Countries. Decreases in the prices of oil or gas could have an adverse effect on the carrying value of Rutherford-Moran's proved reserves and Rutherford-Moran's revenues, profitability, cash flow and availability of credit.

     During the fourth quarter of 1997, Rutherford-Moran changed its method of accounting for its investment in oil and gas properties from the full cost to the successful efforts method. Under the successful efforts method of accounting, costs of exploration and development, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized. The cost of unsuccessful exploration wells and geological and geophysical costs are expensed as incurred. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized drilling costs of producing properties are amortized utilizing the units-of-production method based on units of proved developed reserves for each field. Lease acquisition cost related to producing oil and gas properties are amortized utilizing the units of production method based on units of proved reserves for each field.

     Rutherford-Moran believes that the successful efforts method of accounting is preferable as it will more accurately reflect Rutherford-Moran's future operations. The company believes that the significant number of exploratory wells drilled annually, as well as the amount of geological and geophysical costs necessary to evaluate Rutherford-Moran's large acreage position, justifies the utilization of the successful efforts method. Additionally, Rutherford-Moran expects such activities to increase and remain at such an increased level for an indefinite period of time, given the potential of the concession and the prospective nature of the acreage. As a result, Rutherford-Moran believes that a change in accounting principle to successful efforts is appropriate at this time. The change to this method resulted in no impairment to long-lived assets in accordance with Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." See Note 2 to Consolidated Financial Statements.

     All financial statements for periods prior to this change in accounting method have been restated to reflect the aforementioned change (see Note 2 to unaudited condensed consolidated financial statements).

     Since the latter half of 1997, many countries in Southeast Asia, including Thailand, have experienced significant reductions in economic growth. Natural gas produced in Thailand by Rutherford-Moran and other producers is primarily used for electrical power generation. The current recession in Thailand has reduced the use of electricity thereby slowing the increase and potentially reducing the consumption of hydrocarbon fuels used to power electric generators. Prolonged decreased demand for fuel oil and natural gas at a time when sources of supplies are increasing may impact Rutherford-Moran's long term ability to market substantial increases in gas production. In the near term, Rutherford-Moran believes that its natural gas will displace either imported crude oil, lignite or imported natural gas as power generation feedstock, because domestic natural gas is cheaper to purchase, environmentally preferable and enables the government to increase its U.S. Dollar reserves during a period of economic uncertainty.

     As Rutherford-Moran exports its crude oil to the highest bidder for U.S. Dollars, it does not believe that the recent events in Thailand and other countries in Southeast Asia will impact its ability to market crude oil.

     RESULTS OF OPERATIONS

     Year Ended December 31, 1997, compared with the year ended December 31,
1996

     Rutherford-Moran's net loss of $22,651,000 or $0.88 per basic and diluted share increased from a net loss of $2,437,000 or $0.10 per basic and diluted share for the twelve months ended December 31, 1996. The increase in net loss is primarily due to higher interest expense caused by increased debt levels, depletion and a foreign exchange loss, offset by the revenues associated with the commencement of production from the Tantawan Field, net of related operating costs, and a related tax benefit.

     Rutherford-Moran's total revenues for the twelve months ended December 31, 1997 were $35,465,000 compared to $170,000 for the twelve months ended December 31, 1996. Oil and gas revenues were $35,034,000 and interest income was $431,000 for the current year, as compared to interest income of $170,000 for the twelve months ended December 31, 1996.

     Production volumes for the twelve months ended December 31, 1997, before royalties, were 906,700 barrels of oil and 13,696,800 Mcf of gas, compared to no production volumes previously.

     Operating expenses incurred for the twelve months ended December 31, 1997, were $24,243,000 as compared to no operating expenses previously. This increase is due to the commencement of production in the Tantawan Field February 1997.

     Exploration cost increased for the twelve months ended December 31, 1997, due to drilling three unsuccessful exploration wells in the North Benchamas Area as well as the completion of a large 3-D seismic survey of the Jarmjuree Area located in the southern portion of the concession.

     Depreciation, depletion and amortization expenses recorded for the twelve months ended December 31, 1997 was $18,055,000 as compared to $29,000 for the twelve months ended December 31, 1996. This increase is primarily due to the commencement of production in February 1997.

     Interest expense of $7,157,000 for the twelve months ended December 31, 1997 increased compared to $806,000 for the twelve months ended December 31, 1996. This increase is due to an increase in borrowings and the amortization of deferred financing costs partially offset by increases in capitalized interest. Outstanding debt at December 31, 1997 was $189,000,000 as compared to $22,842,000 at December 31, 1996.

     General and administrative expenses of $5,737,000 for the twelve months ended December 31, 1997 increased compared to $2,268,000 for the twelve months ended December 31, 1996. These increases are related to higher activity levels in 1997 as well as a significantly larger amount of general and administrative expenses capitalized in 1996.

     Rutherford-Moran had foreign exchange losses of $6,323,000 for the twelve months ended December 31, 1997 compared to none in 1996. As Rutherford-Moran is paid for its gas in Thai Baht and also has some Baht denominated working capital, the decision of the Kingdom of Thailand to allow the Baht to float against the U.S. Dollar, tantamount to a devaluation of the Baht, resulted in the recording of foreign exchange losses by Rutherford-Moran as the value of the Baht declined during the second half of 1997.

     Year ended December 31, 1996, Compared with the Year Ended December 31,
1995

     Rutherford-Moran's net loss of $2,437,000 for the twelve months ended December 31, 1996 increased from Rutherford-Moran's net loss of $2,037,000 for the twelve months ended December 31, 1995. This increase in net loss is primarily due to an increase in exploration cost related to an extensive 3-D seismic survey shot during 1996, and higher general and administrative expenses offset partially by an increase in interest income and an income tax benefit.

     As RMEC and Thai Romo became part of Rutherford-Moran's consolidated federal tax return following the exchange, RMEC and Thai Romo recorded an income tax benefit and a corresponding deferred tax asset of $1,283,000, for the difference between the book basis and tax basis of oil and gas properties on June 17, 1996. This benefit was increased by a $2,238,000 tax benefit recorded in the third and fourth quarters associated with the operating loss generated by Rutherford-Moran.

     Exploration costs for the twelve months ended December 31, 1996 were $3,025,000 compared to $1,525,000 for the twelve months ended December 31, 1995. This increase was due primarily to a large 3-D seismic survey incurred in 1996 for the purposes of evaluating a large area of prospective acreage in the concession.

     Interest income of $170,000 for the twelve months ended December 31, 1996, increased compared to $5,000 for the twelve months ended December 31, 1995, due principally to the investment of cash available from the proceeds of the initial public offering.

     Interest expense of $806,000 for the twelve months ended December 31, 1996, increased compared to $190,000 for the twelve months ended December 31, 1995. This increase is caused by higher levels of outstanding debt and an increase in the amortization of deferred financing costs, partially offset by the capitalization of $1,600,000 in interest during 1996. There was no capitalization of interest in 1995.

     General and administrative expenses of $2,268,000 for the twelve months ended December 31, 1996 increased compared to $322,000, for the twelve months ended December 31, 1995. These increases are primarily due to the capitalization of a greater portion of salaries and wages and direct costs related to oil and gas property development in 1995 compared to 1996 and, to a lesser extent, an increase in compensation expense.

     Three Months Ended September 30, 1998, Compared with Three Months Ended September 30, 1997.

     Rutherford-Moran's net loss of $15,711,000 or $0.61 per share for the three months ended September 30, 1998 increased from a net loss of $4,766,000 or $0.19 per share for the three months ended September 30, 1997. The increase in net loss is primarily due to the extraordinary loss on early extinguishment of debt, higher depletion expense and increased interest expense caused by higher debt levels, partially offset by foreign exchange gains and increased revenues associated with production from the Tantawan Field, net of related operating costs.

     Sales volumes for the three months ended September 30, 1998, before royalties, were 434,182 barrels of oil and 3,559,219 Mcf of gas, compared to 236,026 barrels of oil and 3,937,924 Mcf of gas during the three months ended September 30, 1997. Oil sales volumes increased as a result of two liftings during the three months ended September 30, 1998 as compared to one lifting during the three months ended September 30, 1997, while gas volumes declined due to production declines and a change in production strategy. See "-- Liquidity and Capital Resources."

     Operating expenses incurred for the three months ended September 30, 1998, were $6,057,000 as compared to $7,458,000 during the three months ended September 30, 1997. Operating expenses decreased due to allocating a portion of operating overhead to the Benchamas development program starting in the fourth quarter of 1997.

     Interest expense of $4,397,000 for the three months ended September 30, 1998 increased compared to $1,972,000 for the three months ended September 30, 1997. This is due to an increase in borrowings, higher annual interest rates associated with the placement in September 1997 of $120 million 10.75% Senior Subordinated Notes and increases in amortization of deferred financing costs, partially offset by increases in capitalized interest.

     Depreciation, depletion and amortization expense recorded for the three months ended September 30, 1998, was $7,774,000 as compared to $5,137,000 for the three months ended September 30, 1997. This increase is primarily due to increases in the depletable base, as well as decreases in proved reserves at Tantawan Field.

     General and administrative expenses of $1,559,000 for the three months ended September 30, 1998 increased compared to $1,226,000 for the three months ended September 30, 1997. These increases were primarily attributable to activities related to the review of strategic alternatives announced by Rutherford-Moran in 1998.

     Rutherford-Moran had a foreign exchange gain of $814,000 for the three months ended September 30, 1998, compared to a foreign exchange loss of $1,850,000 for the three months ended September 30, 1997. This change was due to fluctuations in the value of the Thai Baht versus the U.S. Dollar.

     Rutherford-Moran did not record an income tax benefit for the three months ended September 30, 1998 because management believes that there is a risk that net operating losses may expire unused. Rutherford-Moran recorded an income tax benefit for the three months ended September 30, 1997 in the amount of $2,212,000.

     Rutherford-Moran recorded an extraordinary loss during the third quarter of 1998 of $7,452,000 associated with the early extinguishment of debt related to the Second Restated Credit Agreement.

     Nine Months Ended September 30, 1998, Compared with Nine Months Ended September 30, 1997

     Rutherford-Moran's net loss of $29,526,000 or $1.15 per share increased from a net loss of $8,680,000 or $0.34, per share for the nine months ended September 30, 1997. The increase in net loss is primarily attributable to the extraordinary loss on early extinguishment of debt, higher depletion expense and increased interest expense associated with increased debt levels, dry hole costs, general and administrative expense and operating expense partially offset by increased oil and gas revenues and gains on foreign exchange and futures contracts.

     Sales volumes for the nine months ended September 30, 1998, before royalties, were 851,154 barrels of oil and 11,682,497 Mcf of gas, compared to 594,905 barrels of oil and 8,888,267 Mcf of gas, for the nine months ended September 30, 1997. Oil and gas production increases are due to two additional production platforms added in the third quarter 1997. Increased oil and gas revenues for the nine months ended September 30, 1998 associated with these increased volumes were partially offset by lower oil and gas prices.

     Operating expense incurred for the nine months ended September 30, 1998, was $18,239,000 as compared to $17,100,000 for the nine months ended September 30, 1997. This increase is primarily attributable to an increase in the number of production platforms, as well as recording only eight months of operating expense for the nine months ended September 30, 1997 due to Tantawan production beginning in February, 1997, partially offset by allocating a portion of operating overhead to the Benchamas development program starting in the fourth quarter 1997.

     Dry hole cost was $2,516,000 for the nine months ended September 30, 1998 and represents costs associated with the Tantawan 18 and 19 that were unsuccessful exploratory wells. No dry hole costs were recorded for the nine months ended September 30, 1997. Exploration expense credits for the nine months ended September 30, 1998 are primarily attributable to the overaccrual of Jarmjuree seismic costs recorded in the fourth quarter of 1997 that were reversed in the second quarter of 1998 upon final accounting of such cost.

     Interest expense of $13,345,000 for the nine months ended September 30, 1998 increased compared to $4,620,000 for the nine months ended September 30, 1997. Such increase is primarily attributable to an increase in borrowings, higher interest rates and amortization of deferred financing cost associated with the placement of the Notes, partially offset by increases in capitalized interest.

     Depreciation, depletion and amortization expense recorded for the nine months ended September 30, 1998 was $20,145,000 as compared to $11,208,000 for the nine months ended September 30, 1997. Such increase was attributable to increases in the depletable base and production volumes, as well as decreases in Tantawan proved reserves.

     General and administrative expenses of $5,298,000 for the nine months ended September 30, 1998 increased compared to $3,993,000 for the nine months ended September 30, 1997. These increases were primarily attributable to activities related to the review of strategic alternatives announced by the Company in 1998.

     A foreign exchange gain of $1,732,000 was recorded for the nine months ended September 30, 1998 compared to a loss of $1,850,000 for the nine months ended September 30, 1997. This increase is related to fluctuations in the value of the Thai Baht in relation to the U.S. dollar.

     Rutherford-Moran recorded an extraordinary loss during the third quarter of 1998 of $7,452,000 associated with the early extinguishment of debt related to the Second Restated Credit Agreement.

     LIQUIDITY AND CAPITAL RESOURCES

     During the period from the inception of Rutherford-Moran on September 21, 1990 through September 30, 1998, the company invested approximately $305 million, primarily for development and exploration activities conducted in the concession and the acquisition of interests in or rights to the concession. During this period, Rutherford-Moran had negative operating cash flow. Since its inception, Rutherford-Moran has financed its growth with a combination of equity infusions by its principal stockholders (primarily Messrs. Rutherford and Moran), bank and stockholders loans, the sale of common stock and net proceeds of $117,000,000 from the issuance of 10.75% Senior Subordinated Notes (the "Notes").

     In June 1996, Rutherford-Moran completed an initial public offering which resulted in net proceeds of approximately $97 million. The proceeds were used to repay outstanding debt to Rutherford-Moran's principal stockholders, repay bank debt, and fund cash expenditures.

     On September 20, 1996, Rutherford-Moran entered into a $150 million revolving credit agreement (the "Credit Agreement") with a group of commercial lenders. The Credit Agreement was to mature on September 30, 1999 and contained a borrowing base limitation. The Credit Agreement was secured by the stock of certain subsidiaries of Rutherford-Moran.

     On September 8, 1997, Rutherford-Moran entered into a short-term credit agreement (the "Bridge Loan") with Chase Manhattan for an additional borrowing of $5 million. The Bridge Loan contained
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

covenants substantially identical to those in the Credit Agreement. The Bridge Loan was repaid on September 29, 1997 with proceeds from the Notes.

     On September 29, 1997, Rutherford-Moran issued $120 million of Notes. The net proceeds from this offering were used to repay $93 million of outstanding debt under the Credit Agreement and the Bridge Loan and to purchase a portfolio of U.S. Government obligations of approximately $24 million, which is sufficient to provide for payment in full when due, the first four scheduled interest payments on the Notes. The indenture pursuant to which the Notes were issued imposes customary financial and other restrictions on Rutherford-Moran and its subsidiaries.

     In December 1997, Rutherford-Moran entered into the Restated Credit Agreement. The borrowing base was reset at a fixed amount of $150 million until September 30, 1998 (or earlier upon the completion of certain new financings or other specified events). The Restated Credit Agreement provided that Rutherford-Moran pay interest at rates based on a margin of 1.75% over LIBOR if the aggregate outstanding principal amount is less than or equal to threshold amount, which was set at $60 million, (the "Threshold Amount"), a margin of 2.75% over LIBOR if the principal amount outstanding was greater than the Threshold Amount on or prior to June 30, 1998, and a margin of 3.50% over LIBOR if the principal amount outstanding was greater than the Threshold Amount after June 30, 1998. Alternatively, Rutherford-Moran could pay a margin over the prime rate of 0.25%, 1% and 1.75% respectively, for similar levels of borrowings. The borrowing rate under this facility was 3.50% over LIBOR, and the commitment fee was equal to 0.5% per annum on the average daily balance of the unused borrowing base. Under this facility Rutherford-Moran was required to repay by September 30, 1998 all amounts borrowed in excess of the Threshold Amount.

     The Restated Credit Agreement also provided for semi-annual borrowing base redeterminations subsequent to September 30, 1998, as well as a limitation on additional indebtedness and the issuance of warrants to purchase 200,000 shares of common stock under specified circumstances. The warrants were issued on July 10, 1998 with a seven year term and an exercise price of $21 per share (repriced to $10.50 per share on September 28, 1998).

     The Restated Credit Agreement also required Rutherford-Moran to (1) make principal payments from the proceeds of certain asset sales, (2) restrict the payment of dividends under certain circumstances, and (3) maintain an operating cash flow to interest expense ratio, or interest coverage ratio, as follows:
1.5:1 for each quarter ending on or before September 30, 1998 and 2.5:1 thereafter, such rates to be calculated excluding interest payable from the interest escrow for the Notes. At March 31 and June 30, 1998 the lender waived the interest coverage ratio covenant.

     On September 28, 1998, Rutherford-Moran entered into the Second Restated Credit Agreement. The Second Restated Credit Agreement amends and increases the amount of the borrowing base available under the Restated Credit Agreement from $150,000,000 to $200,000,000. The maturity of the facility has been extended until December 31, 1999. The covenants under the Second Restated Credit Agreement are substantially similar to those of the Restated Credit Agreement, but the Second Restated Credit Agreement changes the interest coverage ratio to not less than (1) 1.25:1 as of the end of the fiscal quarter ending on March 31, 1999; (2) 1.50:1 as of the end of the fiscal quarter ending June 30, 1999; and
(3) 2.00:1 as of the end of any fiscal quarter thereafter. Additionally, the Second Restated Credit Agreement no longer requires scheduled borrowing base redeterminations. If at any time after October 31, 1999, the aggregate principal amount outstanding under the Second Restated Credit Agreement exceeds an amount, which initially was set at $60,000,000, the excess must be prepaid immediately. The Second Restated Credit Agreement provides for interest at rates based on a margin of 4.50% over LIBOR or 3% over the higher of the prime rate of Chase Manhattan or the Federal funds rate plus .5%. These margins increased by 1% on January 1, 1999, and by an additional 1% on the last business day of each successive calendar quarter following January 1, 1999. Rutherford-Moran was paying a stated interest rate of 9.875% at September 30, 1998. A commitment fee of .5% per annum is charged on the balance of the unused commitment. Under the terms of the Second Restated Credit Agreement and, related warrant agreement, Rutherford-Moran incurred fees of $2,625,000 which was paid in a combination of cash and warrants with a ten year term at $0.01 per share to purchase 256,140 shares of Rutherford-Moran's common stock. In addition, the exercise price on the 200,000 warrants issued on July 10, 1998 was reset from $21 per share to $10.50 per share.

     Additionally, the warrant agreement provides for the issuance of warrants to Chase Manhattan to purchase an additional 256,140 shares of Rutherford-Moran common stock, if Rutherford-Moran has not executed a purchase and sale agreement with a buyer for the sale of not less than 65% of the outstanding common stock of Rutherford-Moran prior to October 31, 1998. The exercise price on the warrants is $0.01 per share with a ten year term. These warrants were issued on October 31, 1998, pursuant to the terms of the warrant agreement. If Rutherford-Moran has not satisfied the conditions to closing of such a purchase and sale agreement by November 30, 1998, Chase Manhattan will receive additional warrants to purchase 768,420 shares at an exercise price of $0.01 per share with a ten year term, and if the company has not satisfied the conditions to closing of such a purchase and sale agreement by December 31, 1998, Chase Manhattan will receive additional warrants to purchase 1,280,700 shares at an exercise price of $0.01 per share with a ten year term. Therefore, if Rutherford-Moran has not satisfied the conditions to closing of such a purchase and sale agreement by December 31, 1998, Chase Manhattan could receive warrants to purchase a total of 2,561,400 shares, or approximately 10% of Rutherford-Moran's common stock, under the terms of the Second Restated Credit Agreement and related warrant agreement. Pursuant to the terms of a mutual release and waiver, Chase Manhattan has agreed to return, in connection with the closing of the merger, warrants with respect to 2,149,120 shares of Rutherford-Moran common stock, with an exercise price of $0.01 per share, in return for Rutherford-Moran releasing Chase Manhattan, Chase Securities and certain affiliates thereof from certain liabilities, and Chase Manhattan and Chase Securities have agreed to release Rutherford-Moran and certain affiliates thereof from certain liabilities. If the merger agreement with Chevron is terminated, the warrants would remain outstanding.

     Rutherford-Moran's effective interest rate for the Second Restated Credit Agreement includes the effect of both the additional warrants expected to be issued and the total interest expected to be incurred. Based upon Rutherford-Moran's stated interest rate at September 30, 1998 the effective interest rate for the Second Restated Credit Agreement will reach 16.3% if not repaid prior to its maturity date.

     At December 31, 1998, approximately $182 million was outstanding under the Second Restated Credit Agreement. On February 2, 1999, approximately $189 million was outstanding under the Second Restated Credit Agreement. As of this date Rutherford-Moran expected to exhaust its currently available cash reserves and available bank credit in February 1999. Chase Manhattan had informed Rutherford-Moran that it is not currently willing to increase the commitment under the Second Restated Credit Agreement. If Rutherford-Moran does not access substantial additional sources of funds in the near term, it will not have the ability to complete the development of proved undeveloped reserves in the concession, which will result in a downward revision of Rutherford-Moran's proved reserves and the recognition of a significant impairment charge at December 31, 1998. Such events will raise substantial doubt about the ability of Rutherford-Moran to continue as a going concern past that date.

     At the concessionaires' request, PTT reduced its maximum gas nomination from 115% of the DCQ 85 MMcf per day from May through September 1998. This reduction reflected a prudent reservoir management measure. Effective October 1, 1998, PTT increased its nomination to 115% of the DCQ, or approximately 98 MMcfd per day. Because of production declines, the current rate of gas production cannot meet 115% of the DCQ, nor can it meet the DCQ. In order to maximize current cash flow, the concessionaires have offset the effects of decreased gas volumes with increased oil volumes until such time as drilling, workover maintenance and additional platform installation increase gas production to an amount equal to or exceeding the DCQ. Rutherford-Moran management believes the economic benefits of increased oil production exceed the costs of the gas price penalty (a sum in cash equal to the difference between the daily quantity and the nominated quantity times 25% of the prevailing price during such period) incurred due to failure to meet the gas nomination.

     Rutherford-Moran makes, and is obligated to continue making, substantial expenditures for the development and production of oil and natural gas reserves. Additional expenditures could also be required for exploration activities. Since its inception, the company has financed these expenditures primarily through a combination of equity infusions by its principal stockholders, bank and stockholder loans, the issuance of the Notes and the sale of common stock. Rutherford-Moran made approximately $159 million in capital expenditures during the twelve months ended December 31, 1998, which includes approximately $48 million for capital leases, and currently expects capital expenditures for 1999 to be approximately $155 million. The company also expects to expend funds over the next several years to support additional exploration and development activities in the concession. Recently, Rutherford-Moran has funded these activities with substantial additional bank borrowings under the Second Restated Credit Agreement and was able to do so until February 1999. Subsequent to February, Rutherford-Moran would need to access additional sources of substantial funds in order to pay the principal and interest on its outstanding debt and meet its other obligations.

     Rutherford-Moran did not have sufficient cash resources to meet a cash call invoice due February 8, 1999 with respect to activities in the concession. In order to meet this invoice and provide for payment of other expenses, Messrs. Rutherford and Moran agreed to arrange for such funding on the basis of $1.5 million each. Mr. Moran provided his portion as a loan to Rutherford-Moran at the current rate being paid to Chase Manhattan under the credit facility and Mr. Rutherford provided a guaranty for his portion to Chase Manhattan.

     As a result of Mr. Rutherford's guaranty, Chase Manhattan increased the commitment available under the Second Restated Credit Agreement from $200 million to $201.5 million, provided that the additional $1.5 million would be considered a term loan to be repaid on March 10, 1999. Mr. Moran provided to Rutherford-Moran a term loan due on March 12, 1999 in the amount of $1.5 million bearing interest at a rate of 10.25% per annum. These additional financings permitted Rutherford-Moran to meet the cash call and should permit Rutherford-Moran to satisfy its expected obligations due in February 1999.

     The payment of the cash call also exhausted the $200 million credit available under the Second Restated Credit Agreement from Chase Manhattan. Rutherford-Moran anticipates that additional funding will be required to meet expenses, debt service and monthly cash call invoices. The merger agreement provides that Chevron will arrange interim financing for Rutherford-Moran if most conditions to closing of the merger have been met. See "Certain Provisions of the Merger Agreement -- Interim Financing." As of the date of this proxy statement/prospectus, these conditions have not been satisfied, although Chevron believes that substantial progress has been made in its negotiations with Pogo and Palang Sophon that could result in satisfaction of two important conditions. There can be no assurance at this time that the merger will occur or that the conditions to interim financing will be satisfied. Also, there can be no assurance that further funding will be available from Messrs. Rutherford and Moran or any other source. Should such funding not be available, Rutherford-Moran does not expect to be in a position to meet its ongoing obligations.

     In connection with entering into the merger agreement, Chase Manhattan has agreed to return, prior to the closing of the merger, warrants with respect to approximately 2,149,120 shares of Rutherford-Moran's common stock, with an exercise price of $0.01 per share and Chase Manhattan and Chase Securities have agreed to release Rutherford-Moran and certain affiliates thereof from certain liabilities, in return for Rutherford-Moran releasing Chase Manhattan, Chase Securities and certain affiliates thereof from certain liabilities. If the merger agreement with Chevron is terminated, the warrants would remain outstanding.

     CHANGING OIL PRICES

     Rutherford-Moran is dependent on crude oil prices, which have historically been volatile. The company may use crude oil price swaps and other similar arrangements to hedge against potential adverse effects of fluctuations in future prices for Rutherford-Moran's future oil production. While the swaps are intended to reduce the company's exposure to declines in the market price of crude oil, they may limit the the company's gain from increases in the market price.

     NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial positions and measure them at fair value. SFAS 133 is effective as of the beginning of the first quarter of the fiscal year beginning after June 15, 1999. Rutherford-Moran is evaluating the effects SFAS 133 may have on reported results.

     YEAR 2000 COMPLIANCE

     The Year 2000 issue arises because many currently installed computer systems are not capable of distinguishing between 20th century dates and 21st century dates. This results from computer programs being written using two digits rather than four digits to define the applicable year. Consequently, on January 1, 2000, the year will revert to "00" in many non-Year 2000 compliant applications, and the time will appear to have reverted back 100 years to the year 1900. Therefore, in computing basic lengths of time, the Rutherford-Moran's computer programs, certain building infrastructure components and any additional time-sensitive software that are non-Year 2000 compliant could suffer system failures or miscalculations which could cause personal injury and property damage. Disruption of activities such as operations, production or transportation or a temporary inability to process transactions may also result, any or all of which could affect materially and adversely Rutherford-Moran's business, financial condition or results of operations.

     Rutherford-Moran recognizes the need to ensure that its operations will not be adversely affected by Year 2000 software failures. Therefore, in mid 1998 the company began examining the Year 2000 issue in an effort to minimize the disruptions to the its business and potential liabilities that could result from Year 2000 software failures. The company has engaged experts to assist in assessing system compliance and to complete remediation work where necessary.

     Rutherford-Moran has reviewed its information and operating systems which are located in its Houston headquarters. Based on this review, the company believes that such financial and operational systems are Year 2000 compliant. Because the company believes that its Houston headquarters systems are Year 2000 compliant, it has not developed a comprehensive contingency plan for the Houston headquarters. However, if the company identifies significant risks related to its Year 2000 compliance in Houston, it will develop contingency plans as necessary. Rutherford-Moran has not incurred any material costs in making systems in its Houston headquarters Year 2000 compliant because the software and hardware was replaced as part of Rutherford-Moran's normal program of periodically upgrading such systems. Rutherford-Moran also has initiated efforts to evaluate the Year 2000 readiness of its key vendors. There can be no guarantee that Year 2000 problems originating with vendors will not occur, causing a loss of or delay in the delivery of products and services necessary to the company's operations.

     As to computer systems and equipment used for the development and production of the concession, Thaipo operates such systems and is in the process of reviewing its Year 2000 compliance. While Rutherford-Moran has questioned Thaipo about such compliance, Rutherford-Moran must rely on the representations of Thaipo with respect to those issues. Experts engaged by Rutherford-Moran are assessing Thaipo's system and advising Rutherford-Moran as to Year 2000 compliance as well as the consequences of any Year 2000 failures, and their necessary remediation. Thaipo has completed an inventory which indicates that not all of its systems and equipment are Year 2000 compliant, and indicated that it is in the process of completing a plan to insure Year 2000 compliance; however, Rutherford-Moran has not yet been informed of the time frame for completion of such project or the costs expected to address such non-compliance. Until Rutherford-Moran receives more detailed information from Thaipo regarding the Year 2000 compliance of the systems and equipment in Thailand, it is impracticable, if not impossible, to develop a useful contingency plan for such systems.

     Rutherford-Moran believes that Year 2000 interruptions in its customers' operations could impact its sales, receivables and/or cash flow. Thaipo is also responsible for investigating compliance by customers of the concessionaires. To date, Rutherford-Moran has not yet been informed of the status of such compliance.

     There can be no assurance that Rutherford-Moran will identify and remediate all significant Year 2000 problems soon enough, that remedial efforts will not involve significant time and expense, that technical resources will be available to perform any necessary remedial work or that third parties whose systems and operations impact the company will not suffer from non-compliance. Year 2000 non-compliance could result in a material disruption of Rutherford-Moran's operations, production or deliveries, an interruption in its ability to collect amounts due from customers, personal injury or property damage or any number of other difficulties. Depending on the length and magnitude of non-compliance and system failure, any or all of these situations could have a material adverse impact on the company's results of operations and financial position.

BENEFICIAL OWNERSHIP OF RUTHERFORD-MORAN COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of Rutherford-Moran common stock as of the record date. The information provided covers beneficial ownership by (1) each person known by Rutherford-Moran to be the beneficial owner of 5% or more of the outstanding shares of Rutherford-Moran common stock and (2) each director and executive officer, individually and as a group, of Rutherford-Moran. Rutherford-Moran believes that each of the beneficial owners of Rutherford-Moran common stock listed below, based on the information furnished by such owners, has sole voting and investment power (or shares such powers with his spouse) with respect to the shares, subject to the information contained in the notes to the table.

                                                                 SHARES BENEFICIALLY
                                                                        OWNED
                                                                ---------------------
                                                                  NUMBER      PERCENT
                                                                ----------    -------

BENEFICIAL OWNER
  5% STOCKHOLDERS:
  JAMTHAI, Inc.(1)..........................................     7,290,736     28.5%
  5 Greenway Plaza, Suite 220
  Houston, Texas 76046
  THAIJAM, L.P.(1)..........................................     6,173,612     24.1%
  5 Greenway Plaza, Suite 220
  Houston, Texas 76046
  PRRTHAI, Inc.(2)..........................................     9,663,007     37.7%
  5 Greenway Plaza, Suite 220
  Houston, Texas 76046
  The Chase Manhattan Bank(8)...............................     3,762,979     14.7%
  380 Madison Avenue, 9th floor
  New York, New York 10019
  The John A. Moran Charitable Remainder Unit Trust of
    1994....................................................     2,057,871      8.0%
  5 Greenway Plaza, Suite 220
  Houston, Texas 76046
DIRECTORS AND EXECUTIVE OFFICERS:
  John A. Moran(1)..........................................     9,348,607     36.4%
  Patrick R. Rutherford(2)..................................     9,686,007     37.7%
  Michael D. McCoy(3).......................................       140,000         *
  David F. Chavenson(4).....................................        22,464         *
  Gregory Nelson(5).........................................        33,850         *
  Howard Gittis(6)..........................................         9,500         *
  Jere W. McKenny(6)........................................         9,500         *
  Harry C. Lee(6)...........................................         9,500         *
  Chote Sophonpanich(6).....................................         9,500         *
  Thomas E. Rankin(7).......................................         9,000         *
  Executive officers and directors as a group (9 persons)...    19,277,928     75.1%

---------------
 *  Less than one percent.
(1) JAMTHAI, Inc.'s ownership includes (1) 6,173,612 shares owned by THAIJAM, L.P., a limited partnership for which JAMTHAI is the sole general partner and (2) 120,000 shares owned by a partnership in which JAMTHAI and Mr. Moran serve as general partners. Mr. Moran's ownership includes all shares owned by JAMTHAI, for which Mr. Moran is the President and sole stockholder and all shares owned by The John A. Moran Charitable Remainder Unit Trust of 1994 in which Mr. Moran is the trustee, but excludes 16,000 shares owned by Mr. Moran's wife, for which be disclaims beneficial ownership.
(2) PRRTHAI, Inc.'s ownership includes 19,673 shares owned by a limited partnership for which PRRTHAI serves as the sole general partner. Mr. Rutherford's ownership includes all shares beneficially owned by PRRTHAI, for which Mr. Rutherford is the President and sole stockholder and 23,000 shares in a trust controlled by Mr. Rutherford. Mr. Rutherford's ownership excludes the following shares for which he disclaims beneficial ownership:
    (1) 144,587 shares owned by a company controlled by Mr. Rutherford's wife and (2) 28,000 shares owned directly by Mr. Rutherford's wife.
(3) As of March 31, 1998, when Mr. McCoy ceased to be employed by Rutherford-Moran, Mr. McCoy's holdings included 136,000 shares owned directly by MDMTHAI, Inc., a Texas corporation owned by Mr. McCoy and 4,000 shares owned directly.
(4) Includes 16,650 shares underlying options that are presently exercisable or exercisable within 60 days and 3,489 shares of restricted stock not yet vested; excludes 43,350 shares underlying options that are not presently exercisable or exercisable within 60 days.
(5) Includes 21,850 shares underlying options that are presently exercisable or exercisable within 60 days and 7,200 shares of restricted stock not yet vested; excludes 31,150 shares underlying options that are not presently exercisable or exercisable within 60 days.
(6) Each includes 3,500 shares underlying options that are presently exercisable or exercisable within 60 days and 1,000 shares underlying options that are not presently exercisable or exercisable within 60 days.
(7) Includes 4,000 shares underlying options that are presently exercisable or exercisable within 60 days and 4,000 shares of restricted stock not yet vested; excludes 16,000 shares underlying options that are not presently exercisable or exercisable within 60 days.
(8) Includes 2,728,066 shares underlying warrants that are presently exercisable within 60 days. Warrants to acquire 166,666 were issued on July 28, 1998 and have a seven-year term and an exercise price of $10.50 per share. The balance of warrants to purchase 2,561,400 shares were issued on September 28, 1998 and have a ten-year term and an exercise price of $0.01 per share. Pursuant to the mutual release and waiver, Chase Manhattan has agreed to surrender warrants to acquire 2,149,120 shares which have an exercise price of $0.01 per share, which would result in Chase Manhattan beneficially owning approximately 5.6% of the outstanding Rutherford-Moran common stock. The surrender of the warrants is conditioned on the consummation of the merger.

                                 LEGAL MATTERS

     The validity of the Chevron common stock issuable pursuant to the merger and certain other legal matters relating thereto will be passed upon for Chevron by Pillsbury Madison & Sutro LLP, San Francisco, California. Certain tax matters will be passed upon for Rutherford-Moran by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, Rutherford-Moran's outside legal counsel.

                                    EXPERTS

     The financial statements of Chevron incorporated in this proxy statement/prospectus by reference to Chevron's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Caltex Group of Companies incorporated in this proxy statement/ prospectus by reference to Chevron's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Rutherford-Moran included in this proxy statement/prospectus have been included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of KPMG LLP covering the December 31, 1997 financial statements refers to a change from the full cost method to the successful efforts method of accounting for oil and gas properties.

                             STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, Rutherford-Moran does not currently expect to hold a 1999 Annual Meeting of Stockholders because, following the merger, Rutherford-Moran will not be a publicly traded company. In the event that the merger is not consummated and such a meeting is held, to be eligible for inclusion in Rutherford-Moran's proxy statement and form of proxy relating to the meeting, proposals of stockholders intended to be presented at such meeting must be received at the offices of Rutherford-Moran at 5 Greenway Plaza, Suite 220, Houston, Texas 77046 no later than February 1, 1999 in order to be eligible for inclusion in Rutherford-Moran's proxy statement and form of proxy used in connection with such meeting.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     This document, the documents of Chevron and Rutherford-Moran incorporated by reference herein and other communications to Rutherford-Moran stockholders, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. All forward-looking statements attributable to Chevron are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described herein and in Chevron's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1997, and its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998. All forward-looking statements attributable to Rutherford-Moran are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described herein and in Rutherford-Moran's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1997 and its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

     Chevron and Rutherford-Moran file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     Chevron filed a registration statement on Form S-4 to register with the SEC the Chevron common stock to be issued to Rutherford-Moran stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Chevron in addition to being a proxy statement for Rutherford-Moran's special meeting of stockholders. As allowed by the SEC's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows Chevron to "incorporate by reference" information into this proxy statement/ prospectus. This means that Chevron may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information modified or superseded by information in (or incorporated by reference in) this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed by Chevron with the SEC. The documents contain important information about Chevron and its operations.

CHEVRON SEC FILINGS (FILE NO. 1-368-2)

     1. Annual Report on Form 10-K for the year ended December 31, 1997;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     3. Current Reports on Form 8-K filed on November 25, 1998 and January 26, 1999; and

     4. Registration Statement on Form 8-A filed on November 25, 1998.

     Chevron is also incorporating by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the merger. Statements contained in documents incorporated by reference may be modified or superseded by later statements in this proxy statement/prospectus or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

     Chevron has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Chevron, and Rutherford-Moran has supplied all such information relating to Rutherford-Moran.

     Chevron will provide, without charge, a copy of any or all of its documents incorporated by reference in this proxy statement/prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, California 94105, Attention:
Corporate Secretary, or by telephone at (415) 894-7700.

     Chevron's documents are also available on its website at http://www.chevron.com. If you would like to request documents from Chevron, please do so by March 9, 1999 in order to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN DECIDING HOW TO VOTE ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 12, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO THE RUTHERFORD-MORAN STOCKHOLDERS NOR THE ISSUANCE OF CHEVRON COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                 INDEX TO RUTHERFORD-MORAN FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Statements of Operations, for the year ended
  December 31, 1997 and the periods June 18, 1996 through
  December 31, 1996 (Company), and January 1, 1996 through
  June 17, 1996 and for the year ended December 31, 1995
  (Predecessors)............................................   F-3
Consolidated Balance Sheets, December 31, 1997 and 1996.....   F-4
Consolidated Statements of Changes in Stockholders' Equity,
  for the year ended December 31, 1997 and the periods June
  18, 1996 through December 31, 1996 (Company), and January
  1, 1996 through June 17, 1996 and for the year ended
  December 31, 1995 (Predecessors)..........................   F-5
Consolidated Statements of Cash Flows for the year ended
  December 31, 1997 and the periods June 18, 1996 through
  December 31, 1996 (Company), and January 1, 1996 through
  June 17, 1996 and for the year ended December 31, 1995
  (Predecessors)............................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Condensed Consolidated Statement of Operations for
  the three month periods ended September 30, 1998 and
  September 30, 1997 and for the nine month periods ended
  September 30, 1998 and September 30, 1997.................  F-21
Condensed Consolidated Balance Sheets, September 30, 1998
  (unaudited) and December 31, 1997.........................  F-22
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine month periods ended September 30, 1998 and
  September 30, 1997........................................  F-23
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Rutherford-Moran Oil Corporation:

     We have audited the accompanying consolidated balance sheets of Rutherford-Moran Oil Corporation as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1997 and the period June 18, 1996 through December 31, 1996 and the Company's Predecessors' consolidated statements of operations, changes in partners' equity and cash flows for the period January 1, 1996 through June 17, 1996 and for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rutherford-Moran Oil Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period June 18, 1996 through December 31, 1996, and those of its Predecessors for the period January 1, 1996 through June 17, 1996 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for oil and gas properties from the full cost method to the successful efforts method.

                                            KPMG LLP

March 2, 1998
Houston, Texas

                        RUTHERFORD-MORAN OIL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             JUNE 18,       JANUARY 1,
                                             YEAR ENDED      THROUGH         THROUGH         YEAR ENDED
                                            DECEMBER 31,   DECEMBER 31,      JUNE 17,       DECEMBER 31,
                                                1997          1996*           1996*            1995*
                                            ------------   ------------   --------------   --------------
                                             (COMPANY)      (COMPANY)     (PREDECESSORS)   (PREDECESSORS)
Revenues:
  Oil revenue.............................    $ 11,281       $    --         $    --          $    --
  Gas revenue.............................      23,753            --              --               --
  Interest income.........................         431           170              --                5
                                              --------       -------         -------          -------
          Total revenues..................      35,465           170              --                5
                                              --------       -------         -------          -------
Expenses:
  Operating expense.......................      24,243            --              --               --
  Exploration costs.......................       7,630         2,882             143            1,525
  Interest expense........................       7,157           411             395              190
  Depreciation, depletion and
     amortization.........................      18,055            25               4                5
  General and administrative..............       5,737         1,980             288              322
  Foreign exchange loss...................       6,323            --              --               --
  Gain on futures contract................        (506)           --              --               --
                                              --------       -------         -------          -------
          Total expenses..................      68,639         5,298             830            2,042
                                              --------       -------         -------          -------
Loss before income tax benefit............     (33,174)       (5,128)           (830)          (2,037)
Income tax benefit........................     (10,523)       (2,238)         (1,283)              --
                                              --------       -------         -------          -------
Net income (loss).........................    $(22,651)      $(2,890)        $   453          $(2,037)
                                              ========       =======         =======          =======
Net income (loss) per basic share.........    $  (0.88)      $ (0.11)        $  0.02          $ (0.10)
                                              ========       =======         =======          =======
Net income (loss) per diluted share.......    $  (0.88)      $ (0.11)        $  0.02          $ (0.10)
                                              ========       =======         =======          =======
Weighted average number of common shares
  outstanding.............................      25,612        25,514          21,000(a)        21,000(a)
                                              ========       =======         =======          =======

---------------

 *   Restated

(a)  Rutherford-Moran Oil Corporation became a public entity in June 1996. See
     Note 2 to Consolidated Financial Statements -- Significant Accounting Policies.

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997       1996*
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $  1,979    $    444
  Accounts receivable.......................................    10,457          --
  Value added tax receivable................................     5,579       2,806
  Joint interest receivable.................................     2,169          --
  Other.....................................................     1,916          17
                                                              --------    --------
          Total current assets..............................    22,100       3,267
Property and equipment (successful efforts method)..........   238,651     113,680
Accumulated depreciation, depletion, and amortization.......   (18,002)        (37)
                                                              --------    --------
          Net property and equipment........................   220,649     113,643
Deferred charges:
  Loan acquisition costs, net...............................     8,493       1,548
  Escrowed funds, net.......................................    21,263          --
  Deferred charge...........................................     1,026       1,400
  Deferred income tax.......................................     6,169       3,521
                                                              --------    --------
          Total deferred assets.............................    36,951       6,469
                                                              --------    --------
            Total assets....................................  $279,700    $123,379
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 16,695    $    852
  Joint interest payable....................................        --       2,565
                                                              --------    --------
          Total current liabilities.........................    16,695       3,417
                                                              --------    --------
Note payable to bank........................................    69,000      22,842
10.75% senior subordinated notes............................   120,000          --
Premium on written option...................................       625       1,400
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........        --          --
  Common stock, $0.01 par value, 40,000,000 shares
     authorized, and 25,614,000 and 25,607,000 shares issued
     and outstanding at December 31, 1997 and 1996,
     respectively...........................................       256         256
  Additional paid-in capital................................    99,571      99,412
  Deferred compensation.....................................      (906)     (1,058)
  Accumulated deficit.......................................   (25,541)     (2,890)
                                                              --------    --------
          Total stockholders' equity........................    73,380      95,720
                                                              --------    --------
  Commitments and contingencies.............................        --          --

            Total liabilities and stockholders' equity......  $279,700    $123,379
                                                              ========    ========

---------------

* Restated

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                                       COMMON STOCK
                                                   --------------------   ADDITIONAL                                    TOTAL
                                   PREDECESSORS'     SHARES                PAID-IN     ACCUMULATED     DEFERRED     STOCKHOLDERS'
                                      EQUITY       OUTSTANDING   AMOUNT    CAPITAL       DEFICIT     COMPENSATION      EQUITY
                                   -------------   -----------   ------   ----------   -----------   ------------   -------------
Balance at December 31, 1994.....    $ 15,484              --     $ --     $     --     $     --       $    --        $ 15,484
Cumulative effect of change in
  accounting principle, as
  retroactively applied..........      (5,267)             --       --           --           --            --          (5,267)
Capital contributions............       8,297              --       --           --           --            --           8,297
Net loss.........................      (2,037)             --       --           --           --            --          (2,037)
                                     --------      ----------     ----     --------     --------       -------        --------
Balance at December 31, 1995*....      16,477              --       --           --           --            --          16,477
Net income from January 1, 1996
  to June 17, 1996...............         453              --       --           --           --            --             453
Transfer of interests and
  issuance of common stock in
  initial public offering........     (16,930)     24,955,662      250      100,889           --            --          84,209
Redemption of Rutherford-Moran
  Exploration Company stock by
  majority shareholders..........          --              --       --      (12,360)          --            --         (12,360)
Exercise of call option on Thai
  Romo Limited stock.............          --              --       --       (3,130)          --            --          (3,130)
Issuance of common stock for
  initial public offering
  over-allotment.................          --         600,000        6       12,828           --            --          12,834
Grant of restricted stock
  awards.........................          --          51,338       --        1,185           --        (1,185)             --
Amortization of restricted stock
  awards.........................          --              --       --           --           --           127             127
Net loss from June 18, 1996 to
  December 31, 1996..............          --              --       --           --       (2,890)           --          (2,890)
                                     --------      ----------     ----     --------     --------       -------        --------
Balance at December 31, 1996*....          --      25,607,000      256       99,412       (2,890)       (1,058)         95,720
Grant of restricted stock
  awards.........................          --           7,000       --          159           --          (159)             --
Amortization of restricted stock
  awards.........................          --              --       --           --           --           311             311
Net loss.........................          --              --       --           --      (22,651)           --         (22,651)
                                     --------      ----------     ----     --------     --------       -------        --------
Balance at December 31, 1997.....    $     --      25,614,000     $256     $ 99,571     $(25,541)      $  (906)       $ 73,380
                                     ========      ==========     ====     ========     ========       =======        ========

---------------

* Restated

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      JUNE 18,       JANUARY 1,
                                                                      THROUGH         THROUGH
                                                       YEAR ENDED   DECEMBER 31,      JUNE 17,        YEAR ENDED
                                                          1997         1996*           1996*            1995*
                                                       ----------   ------------   --------------   --------------
                                                       (COMPANY)     (COMPANY)     (PREDECESSORS)   (PREDECESSORS)
Cash flows from operating activities:
  Net income (loss)..................................  $ (22,651)     $ (2,890)       $    453         $ (2,037)
  Adjustments to reconcile net income (loss) to cash
    provided by (used in) operating activities:
    Depreciation, depletion, and amortization........     18,055            25               4                5
    Deferred income tax benefit......................    (10,523)       (2,238)         (1,283)              --
    Foreign exchange loss............................      6,323            --              --               --
    Dry hole cost....................................      2,768            --              --               --
    Other............................................        791           268              --               --
    Changes in assets and liabilities
      Accounts receivable............................    (10,457)         (764)           (559)          (1,628)
      Value added tax receivable.....................     (5,367)           --              --               --
      Joint interest receivable......................     (4,734)           --              --               --
      Accounts payable and accrued liabilities.......     15,843        (4,116)          6,336              479
      Other..........................................     (1,899)           13            (172)             (25)
                                                       ---------      --------        --------         --------
         Cash provided by (used in) operating
           activities................................    (11,851)       (9,702)          4,779           (3,206)
                                                       ---------      --------        --------         --------
Cash flows from investing activities:
  Capital expenditures...............................    (90,451)      (34,023)        (30,272)         (35,263)
  Acquisition of Maersk, net of cash acquired........    (29,414)           --              --               --
                                                       ---------      --------        --------         --------
         Cash used in investing activities...........   (119,865)      (34,023)        (30,272)         (35,263)
                                                       ---------      --------        --------         --------
Cash flows from financing activities:
  Subordinated debt borrowings.......................    120,000            --              --               --
  Deferred financing costs...........................     (7,916)       (1,689)             --               --
  Exercise of call option on Thai Romo Limited
    stock............................................         --        (3,130)             --               --
  Capital contributions..............................         --            --              --            7,898
  Proceeds from initial public offering..............         --        97,043              --               --
  Redemption of Rutherford-Moran Exploration Company
    stock by majority stockholders...................         --       (12,360)             --               --
  Proceeds from loans from stockholders..............      4,000            --          15,654            6,993
  Payments on loans from stockholders................     (4,000)      (24,144)             --               --
  Repayments of bank notes...........................    (99,176)      (49,664)        (13,885)              --
  Borrowings under bank notes........................    145,334        22,842          29,164           32,985
  Escrowed funds.....................................    (21,263)           --              --               --
                                                       ---------      --------        --------         --------
         Cash provided by financing activities.......    136,979        28,898          30,933           47,876
                                                       ---------      --------        --------         --------
         Net increase (decrease) in cash and cash
           equivalents...............................      5,263       (14,827)          5,440            9,407
  Effect of foreign exchange rate on cash............     (3,728)           --              --               --
  Cash and cash equivalents, beginning of period.....        444        15,271           9,831              424
                                                       ---------      --------        --------         --------
  Cash and cash equivalents, end of period...........  $   1,979      $    444        $ 15,271         $  9,831
                                                       =========      ========        ========         ========
Supplemental disclosures of cash flow information:
  Cash paid during the period of interest............  $   2,468      $  1,139        $    767         $    211
                                                       =========      ========        ========         ========
  Cash paid during the period for income tax.........  $      --      $     --        $     --         $     --
                                                       =========      ========        ========         ========
Supplemental disclosure of noncash investing and
  financing activities:
  Issuance of partnership interest in Thai Romo
    Limited for loan acquisition costs...............  $      --      $     --        $     --         $    400
                                                       =========      ========        ========         ========
  Capitalization of amortized loan acquisition
    costs............................................  $   3,938      $     --        $    168         $    231
                                                       =========      ========        ========         ========
  Interests in Thai Romo Limited and Rutherford-Moran
    Exploration Company contributed for common
    stock............................................  $      --      $     --        $ 16,930         $     --
                                                       =========      ========        ========         ========
  Premium deferred and premium on written option.....  $     775      $    843        $    557         $     --
                                                       =========      ========        ========         ========

---------------

* Restated

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION

     The accompanying consolidated financial statements of Rutherford-Moran Oil Corporation ("RMOC" or the "Company"), a Delaware corporation, have been prepared pursuant to the rules and regulation of the Securities and Exchange Commission ("SEC").

     The Company is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. As of December 31, 1997, the Company's exploration activities are entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo, Limited ("Thai Romo"), and its affiliate, B8/32 Partners, Ltd. ("B8/32 Partners").

     The financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation.

NOTE 2  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     In April 1996, Rutherford/Moran Oil Corporation changed its name to Rutherford-Moran Exploration Company ("RMEC"). RMEC was formed on September 21, 1990 for the purpose of holding an interest in an oil and gas concession in Thailand through its subsidiary, Thai Romo, which was organized as a foreign corporation under the laws of the Kingdom of Thailand. Thai Romo was formed as a wholly-owned subsidiary of RMEC. Thai Romo is one of the concessionaires under the Petroleum Concession No. 1/2534/36 (the "Concession") awarded by the Ministry of Industry of the Kingdom of Thailand for the development and production of oil and gas reserves in offshore Block B8/32 in the central portion of the Gulf of Thailand. The Concession was awarded on August 1, 1991, to Thai Romo, Thaipo Limited ("Thaipo"), a wholly-owned subsidiary of Pogo Producing Company, and Maersk Oil (Thailand), Limited ("MOTL"), a wholly-owned subsidiary of Maersk Olie og Gas As. Subsequent to the award, the Sophonpanich Co., Limited ("Sophonpanich") elected to participate in the Concession as a co-venturer. Thaipo has been the operator of the Tantawan Field within the Concession, while prior to March 1997 the remainder of the Concession was operated by MOTL. Subsequent to March 1997, Thaipo operated the remainder of the Concession, as the shares of MOTL were sold to the Concessionaires.

     Effective June 17, 1996, the stockholders of RMEC and the partners of Thai Romo exchanged their interests for shares of common stock of a newly formed entity, RMOC. RMOC is the parent company of RMEC and Thai Romo Holdings, Inc. ("TRH"). RMEC and TRH collectively own the outstanding shares of Thai Romo. During June 1996, RMOC sold 16% of its common stock in an initial public offering (the "Offering") in conjunction with the consummation of the exchange of RMEC common stock and Thai Romo interests for common stock of RMOC. In conjunction with the Offering, RMEC redeemed for $12.4 million approximately 56,000 shares of its common stock from Patrick R. Rutherford and John A. Moran, majority stockholders of RMEC (the "Redemption"), exercised RMEC's call option on 3% of the partners' interest in Thai Romo held by Red Oak Holdings, Inc. (an affiliate of Chase Manhattan Bank, the Company's primary lender) for $3.1 million and repaid outstanding debt of $62 million owed stockholders and banks. On June 18, 1996, the stockholders' equity accounts were adjusted to reflect the transfer of accumulated deficit to additional paid-in capital upon RMEC and Thai Romo becoming subject to federal income taxes. During July 1996, an additional 2.4% of RMOC's common stock was sold when the underwriters exercised their over-allotment option.

     The consolidated financial statements for 1997 and 1996 include the accounts of RMOC and its wholly owned subsidiaries, RMEC, Thai Romo, TRH and Thai-Tex Insurance Company, Inc., as well as a proportionate interest in B8/32 Partners since its purchase on March 3, 1997. All material intercompany accounts and transactions have been eliminated in consolidation.

                        RUTHERFORD-MORAN OIL CORPORATION

     The financial statements for the year ended December 31, 1995 and the period from January 1, 1996 to June 17, 1996 include the accounts of RMEC, Thai Romo and TRH (the "Predecessors"). All material intercompany accounts and transactions have been eliminated in the combination. The combined financial statements are presented due to the commonality of the stockholders and partners of RMEC and Thai Romo.

     The Company's planned principal operations did not commence until February 1997. As a result, the Company was considered a development stage company until that time.

OIL AND GAS PROPERTIES

     During the fourth quarter of 1997, the Company changed its method of accounting for its investment in oil and gas properties from the full cost to the successful efforts method (See Note 3). Under the successful efforts method of accounting, costs of exploration, including lease acquisition and intangible drilling costs associated with exploration efforts, which result in the discovery of proved reserves and costs associated with development drilling, whether of not successful, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce or is abandoned.

     The cost of unproved leasehold is capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Exploratory dry holes, geological and geophysical costs and delay rentals are expensed as incurred.

     Capitalized drilling costs for oil and gas properties are amortized using the units of production method based on units of proved developed reserves for each field. Lease acquisition costs related to producing oil and gas properties are amortized using the units of production method based on units of proved reserves for each field.

     The Company reviews proved oil and gas properties on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is recognized whenever the carrying value of an asset exceeds the fair value. Fair value, on a depletable unit basis, is estimated to be the present value of expected future net revenues computed by application of estimated future oil and gas prices, production, and expenses, as determined by management, over the economic life of the reserves. No such impairment was recognized as a result during 1997, 1996 or 1995.

CASH AND CASH EQUIVALENTS

     The Company considers all currency and any liquid investments with a maturity of three months or less to be cash equivalents.

HEDGING

     During the first quarter of 1996, the Company entered into crude oil price swaps with an affiliate of its lender in the amount of 1,000,000 barrels at $15.92 per barrel for the period April through December of 1997, and in the amount of 1,750,000 barrels at $15.92 per barrel for the year 1998. As the Company's production in 1997 did not meet its swap obligation and the Company expected that situation to continue in 1998, a portion of the Company's obligation was considered speculative in 1997, marked to market and recognized in consolidated net income.

     During the first quarter of 1998, the Company entered into an offsetting position for its entire 1998 swap position, thus resulting in no material future exposure to the original swaps. The cost of establishing this position was insignificant.

                        RUTHERFORD-MORAN OIL CORPORATION

     The Company also sold to an affiliate of its bank lender an option to purchase 1,250,000 barrels of aggregate oil volumes from January through December 1999 at a price of $18.30 per barrel. The Company has accounted for the swap option separately as it does not qualify as a hedge. At December 31, 1997, the Company estimates the fair market value of this position to be $625,000 and has recorded the amount as a liability on the consolidated balance sheet. The Company has recorded a net gain of $506,000 in the 1997 Consolidated Statement of Operations for the effect of speculative swap transactions.

REVENUE RECOGNITION

     The Company recognizes revenues from the sale of natural gas when it is discharged from the FPSO to the PTT pipeline. Revenue from the sale of crude oil is recorded at the time of sale to a customer. Both oil and gas revenues are also recorded using the entitlements method. Under that method, production volumes received in excess of the Company's ownership percentage in the property are recorded as a liability whereas production volumes less than the Company's entitlement are recorded as a receivable. At December 31, 1997, there were no gas imbalances.

GEOGRAPHICAL CONCENTRATION

     The Concession is located in the Gulf of Thailand. Consequently, substantially all the assets of Thai Romo and B8/32 Partners are subject to regulation by the government of Thailand. Political changes, such as increases in tax rates, nationalization of strategic or other assets, abrogation of contracts or limitations on the convertibility of currency by the government of Thailand, could adversely affect the Company and have an impact on future results.

     Since the latter half of 1997, many countries in Southeast Asia, including Thailand, have experienced significant reductions in economic growth. The Company does not believe that this situation, even if prolonged, will significantly impact its business position. Natural gas produced in Thailand by the Company and other producers is primarily used for electrical power generation. The Company believes that its natural gas will displace either imported crude oil, lignite or imported natural gas as power generation feedstock, because domestic natural gas is cheaper to purchase, environmentally preferable and enables the government to retain its U.S. Dollar reserves during a period of economic uncertainty.

     As the Company has the right to export its crude oil to the highest bidder for U.S. Dollars, it does not believe that the recent events in Thailand and other countries in Southeast Asia will impact its ability to receive market prices for its crude oil.

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reporting of quantities of proved oil and gas reserves, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

FOREIGN TRANSLATION GAIN/LOSS

     Business transactions and foreign operations recorded in a foreign currency are restated in U.S. Dollars, which is the Company's functional currency. Revenues, operating and general and administrative expenses are translated at an average exchange rate for the period. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are recognized in consolidated income in the year of occurrence. Net current assets and liabilities are translated monthly at current rates and recognized in consolidated income in the year of occurrence.

                        RUTHERFORD-MORAN OIL CORPORATION

Currency translations resulted in a loss of $6,323,000 during the year ended December 31, 1997; no such gains or losses resulted in prior periods.

VALUE ADDED TAX REFUND RECEIVABLE

     Expenditures on certain concession joint operations are assessed a value added tax by the government of Thailand. Because the Thai Petroleum Income Tax Act provides an exemption from value added taxes, all value added taxes are refundable. Accordingly, a refund due is recorded when value added taxes are paid by the operator. As such taxes are denominated in Thai Baht, translation gains and losses are included in consolidated income in the year of occurrence.

CAPITALIZATION OF INTEREST EXPENSE

     Interest in connection with expenditures on major exploration and development projects is capitalized. During the year ended December 31, 1997, approximately $2,200,000 of interest was capitalized as compared to approximately $1,600,000 for the year ended December 31, 1996.

STOCK-BASED COMPENSATION

     During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 allows a company to adopt a fair value based method of accounting for a stock-based employee compensation plan or to continue to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). The Company has chosen to continue to account for stock-based compensation under APB No. 25. Under this method, the Company has not recorded any compensation expense related to stock options granted. The disclosures required by SFAS No. 123, however, have been included in Note 10.

EARNINGS PER SHARE

     During the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 introduces the concept of basic earnings per share, which represents net income divided by the weighted average common shares outstanding -- without the dilutive effects of common stock equivalents (options, warrants, etc.). Common stock equivalents with a weighted average of 201,754 and 115,750 during 1997 and the period June 18, 1996 through December 31, 1996, respectively are not included in the calculation of diluted earnings per share due to the net loss recorded during the periods.

NOTE 3  CHANGE IN ACCOUNTING PRINCIPLE

     During the fourth quarter of 1997, the Company changed its method of accounting for its investment in oil and gas properties from the full cost to the successful efforts method. All prior years' financial statements presented herein have been restated to reflect the change.

     The effect of adopting the change in accounting principle resulted in a decrease in net loss of $26,683,000 (or $1.04 per share) which would have been recognized had the Company continued to use the full cost method through December 31, 1997. The effect of adopting the change in accounting principle resulted in an increase in net loss during the period July 18 through December 31, 1996 and the year ended December 31, 1995 of $1,174,000 (or $0.05 per share) and $1,525,000 (or $0.07 per share), respectively, and a decrease in net loss during the period January 1 through July 17, 1996 of $3,061,000 (or $0.15 per share). The cumulative effect of this change in accounting principle through December 31,

                        RUTHERFORD-MORAN OIL CORPORATION

1997 was an increase in stockholders' equity and net oil and gas properties of $21,780,000 and $47,972,000, respectively, and a decrease in deferred income tax assets of $21,019,000

     The Company believes that the successful efforts method of accounting is preferable as it will accurately reflect the Company's future operations. The Company believes that the significant number of exploratory wells drilled annually, as well as the amount of geological and geophysical cost necessary to evaluate the Company's large acreage position, justifies the utilization of the successful efforts method. Additionally, the Company expects such activities to increase and remain at such an increased level for an indefinite period of time, given the size of the Company's Thai assets and the prospectivity of the acreage. As a result, the Company believes that a change in accounting principle to successful efforts is appropriate at this time.

NOTE 4  INCOME TAXES

     Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method deferred income taxes and related benefits are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax rates is recognized in income in the period the change occurs.

     The Predecessors were a limited partnership and an S Corporation under the Internal Revenue Code of 1986, as amended. As such, they did not incur federal income taxes; the taxable income or loss was passed through to the partners or stockholders. As a result of the initial public offering in June 1996, the Company became a taxable entity and recorded a one-time benefit of $1,283,000, representing the difference between the financial statement and income tax basis of its foreign oil and gas properties. The deferred income tax benefit recorded for the year ended December 31, 1997 and the period June 18, 1996 through December 31, 1996, was $10,523,000 and $2,238,000, respectively, which represents foreign income tax benefits.

     Total income tax benefit for the year ended December 31, 1997 and the period June 18, 1996, through December 31, 1996, differs from the amount computed by applying the federal income tax rate of 34% to the loss before income taxes. The reasons for this difference follows (amounts in thousands):

                                                                   PERIOD JUNE 18, 1996
                                                       1997      THROUGH DECEMBER 31, 1996
                                                      -------    -------------------------
Expected federal income tax benefit.................  $11,279             $1,744
Nondeductible costs for foreign income tax
  purposes..........................................   (5,250)              (394)
Foreign income tax rate difference..................    4,494                888
                                                      -------             ------
                                                      $10,523             $2,238
                                                      =======             ======

                        RUTHERFORD-MORAN OIL CORPORATION

     The tax effects of temporary differences that result in a significant portion of the deferred income tax assets and liabilities and a description of the financial statement items creating these differences are as follows on December 31, 1997 and 1996 (amounts in thousands):

                                                                1997         1996
                                                              --------      -------
Deferred tax assets:
  Net operating loss carryforwards:
     Foreign................................................  $ 40,337      $    --
     U.S....................................................     7,555        1,954
  Property and equipment
     Foreign................................................        --        5,866
     U.S....................................................     2,983           --
                                                              --------      -------
Deferred tax assets.........................................    50,875        7,820
Less: valuation allowance...................................   (11,226)      (1,622)
                                                              --------      -------
Net deferred tax assets.....................................    39,649        6,198
                                                              --------      -------
Deferred tax liabilities:
  Property and equipment
     Foreign................................................   (33,480)          --
     U.S....................................................        --       (2,677)
                                                              --------      -------
Deferred tax liabilities....................................   (33,480)      (2,677)
                                                              --------      -------
Net deferred tax assets.....................................  $  6,169      $ 3,521
                                                              ========      =======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1997. During 1997, the valuation allowance increased $9.6 million primarily due to the increase in net operating loss carryforwards generated.

     At December 31, 1997, the Company had a net operating loss carryforward of $80.7 million for Thai tax purposes, which expires in 2007, and $22.2 million for U.S. tax purposes, which expires in 2011 and 2012.

NOTE 5  ACQUISITIONS

     On December 19, 1996, Rutherford-Moran Oil Corporation, through its wholly-owned subsidiary, Thai Romo, exercised its preferential right to purchase 46.34% of the outstanding shares of Maersk Oil (Thailand), Limited ("MOTL"), a wholly owned subsidiary of Maersk Olie og Gas As of Copenhagen, Denmark ("Maersk"). MOTL was a former co-concessionaire in Block B8/32 located offshore Thailand with a 31.67% interest in the Concession but had no previous operations. The purchase was consummated on March 3, 1997, with TRH, a wholly owned subsidiary of the Company and Thai Romo's nominee under the Share Sales Agreement with Maersk, purchasing the shares for $28,617,000, which included $1,554,000 in satisfaction of outstanding debt. After the closing, MOTL was renamed B8/32 Partners, Ltd.

     The purchase price was established in a Share Sale Agreement dated November 2, 1996, between Maersk and BG Egypt S.A. Pursuant to the Joint Operating Agreement among the co-concessionaires, Thai Romo and the remaining co-concessionaires jointly had a preferential right to purchase the stock of MOTL on the terms and conditions agreed between Maersk and BG Egypt S.A.

                        RUTHERFORD-MORAN OIL CORPORATION

     In connection with the purchase the Company recorded $7,875,000 for the deferred tax liability related to the excess of the acquisition price over the tax basis of the MOTL property.

     The remaining 53.66% of MOTL's stock was purchased by Thaipo Limited ("Thaipo") and by Palang Sophon Limited ("Palang") of Bangkok, Thailand. Thaipo, Palang and MOTL were co-concessionaires with Thai Romo prior to the sale of MOTL. As a result, RMOC's interest in the entire Block B8/32 increased from 31.67% to 46.34%.

NOTE 6  DEBT

CREDIT FACILITY

     On September 20, 1996, the Company entered into a $150 million Revolving Credit Facility with a group of commercial lenders. The Revolving Credit Facility has a final maturity of September 30, 1999, and contained an initial borrowing base limitation of $60 million. On April 29, 1997, the borrowing base limitation was redetermined to $120 million. Subsequent to the issuance of the Company's 10.75% Senior Subordinated Notes (the "Notes") in September 1997, the borrowing base was reset to $60 million. The Revolving Credit Facility is secured by the stock of certain subsidiaries and affiliates of the Company.

     On September 8, 1997, the Company entered into a Credit Agreement with Chase Manhattan Bank for an additional borrowing of $5 million. The Credit Agreement contains covenants substantially identical to those in the Revolving Credit Facility. The Credit Agreement was repaid on September 29, 1997 with proceeds from the Notes.

     In December 1997, the Company and two of its lenders amended the Revolving Credit Facility. The borrowing base was reset at a fixed amount of $150 million until September 30, 1998 (or on the completion of certain new financings or other specified events, if earlier). The amended Facility provides that the Company pays interest at rates based on a margin of 1.75% over LIBOR if the aggregate outstanding principal amount is less than or equal to a threshold amount, which was set at $60 million, a margin of 2.75% over LIBOR if the principal amount outstanding is greater than the threshold amount on or prior to June 30, 1998, and a margin of 3.50% over LIBOR if the principal amount outstanding is greater than the threshold amount after June 30, 1998. Alternatively, the Company may pay a margin over the prime rate of 0.25%, 1% and 1.75% respectively, for similar levels of borrowings. The Company is also assessed a commitment fee equal to 0.5% per annum on the average daily balance of the unused borrowing base. As of September 30, 1998 and semi-annually thereafter, the borrowing base will be redetermined by the lenders on customary industry terms and the Company's then current reserve base. Bank borrowings in excess of the borrowing base, if any, will have to be repaid upon such redetermination.

     The Revolving Credit Facility also provides for semi-annual borrowing base redeterminations subsequent to September 30, 1998 as well as certain restrictions, including limitations on additional indebtedness, payment of dividends and maintenance of an interest coverage ratio, as well as the issuance of 200,000 common stock warrants under specified circumstances.

     At December 31, 1997, $69 million was outstanding under the Revolving Credit Facility at an interest rate of 8.375% per annum.

NOTES

     On September 29, 1997, the Company issued $120 million of Senior Subordinated Notes due 2004 (the "Notes") at an annual interest rate of 10.75%. The net proceeds were used to repay $93 million of outstanding indebtedness under the Revolving Credit Facility and Credit Agreement and to purchase $24 million of securities which were escrowed to pay interest on the Notes. The Notes contain customary

                        RUTHERFORD-MORAN OIL CORPORATION
covenants, including limitations on the incurrence of additional indebtedness, restricted payments and the establishment of certain liens.

     In February 1998, the Company completed the exchange of the Notes, which had been privately placed, for publicly registered notes. The new Notes otherwise contain identical terms and conditions to the privately placed notes.

     The Company expects to expend monies over the next several years to support additional exploration and development activities in Block B8/32. Should the Company not be able to access additional sources of funds over that period, the Company might not generate sufficient cash flow to pay the principal and interest on its outstanding debt.

LOANS FROM STOCKHOLDERS

     RMEC had loans from stockholders at December 31, 1995 as follows (amounts in thousands):

                                                        PAYMENT     INTEREST
                     STOCKHOLDER                         TERMS       RATES       1995
                     -----------                       ---------    --------    ------
Patrick R. Rutherford................................  On demand     Prime      $4,254
John A. Moran........................................  On demand     Prime       4,036
Sidney F. Jones, Jr..................................  On demand     Prime         200
                                                                                ------
                                                                                $8,490
                                                                                ======

     The loans from stockholders were retired on June 28, 1996 with proceeds from the initial public offering.

     Interest of $368,000 and $190,000 was expensed by RMEC under the above loans during January 1, 1996 through June 17, 1996 and the year ended December 31, 1995, respectively.

     On November 14, 1997, the Company borrowed $4 million from Patrick R. Rutherford, President and Chief Executive Officer of the Company. The note matured on December 12, 1997 and carried an interest rate of 8.75%. The note was repaid on December 4, 1997.

     As of December 31, 1997, the total debt maturities by year are as follows (amounts in thousands):

1998..............................................  $     --
1999..............................................    69,000
2000..............................................        --
2001..............................................        --
2002..............................................        --
Thereafter........................................   120,000
                                                    --------
                                                    $189,000
                                                    ========

NOTE 7  ESCROWED FUNDS

     In conjunction with the issuance of the Notes (See Note 6) the Company was required to purchase $24,300,000 of U.S. Government securities and placed the proceeds in escrow with the Trustee. The amount of the securities purchased will be sufficient upon receipt of scheduled interest and principal payments to provide for payment in full of the first four scheduled interest payments due on the Notes. As the result, the utilization of escrowed funds will be amortized over that period of time.

                        RUTHERFORD-MORAN OIL CORPORATION

NOTE 8  CAPITAL STOCK

COMMON AND PREFERRED STOCK

     The Certificate of Incorporation of the Company authorizes the issuance of up to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, the terms, preferences, rights and restrictions of which will be established by the Board of Directors of the Company. All shares of common stock have equal voting rights of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted.

     On June 17, 1996, the Company sold 4,000,000 shares of its common stock in an initial public offering at $23 per share. During July 1996, the Company sold an additional 600,000 shares at $23 per share when the underwriters exercised their over-allotment option.

NOTE 9  RELATED PARTY TRANSACTIONS

     Historically, Rutherford Oil Corporation ("Rutherford Oil"), which is controlled by Patrick R. Rutherford, obtained certain oil and gas related and medical insurance on behalf of the Company and performed certain payroll related services for the Company. The Company has reimbursed Rutherford Oil for its out-of-pocket expenses relating to such insurance and services, which aggregated $133,000 and $731,000, during period January 1, 1996 to June 17, 1996 and the year ended December 31, 1995. Subsequent to June 1996 Rutherford Oil no longer obtained insurance or performed any such services on behalf of the Company.

NOTE 10  EMPLOYEE BENEFIT PLANS

KEY EMPLOYEE STOCK PLAN

     During 1996, the Company established its 1996 Key Employee Stock Plan (the "Stock Plan"). Under the Stock Plan, an aggregate of 500,000 shares will be available for the granting of either stock options or restricted stock awards. The Compensation Committee of the Board of Directors administers this plan.

     Stock options issued under the Stock Plan may not exceed a term of more than ten years and the stock option price may not be less than the fair market value of the shares at the time the option is granted. The options are exercisable ratably over a five year period. During 1997 and 1996, 157,250 and 105,750 stock options were issued. At December 31, 1997, 263,000 stock options were outstanding, of which 21,150 are currently exercisable. The weighted average exercise prices for options granted during 1997 and 1996 were $22.04 and $23.00 per share, respectively, with exercise prices ranging from $18.19 to $23.00 per share.

     The Compensation Committee may award shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. Issuance of the stock may be subject to certain restrictions, but in no case can the conditions continue for more than ten years from the date of the award. As the shares vest, each employee receiving such restricted stock has all of the rights of a stockholder, including without limitation, the right to vote such shares. At December 31, 1997, restricted stock awards for 58,338 shares had been granted at no cost to the employees, of which 7,000 and 51,338 shares were granted during 1997 and 1996, respectively. Deferred compensation is recorded at the date of the restricted stock award and is amortized into compensation expense over the vesting period. At December 31, 1997, deferred compensation of $906,000 was recorded and related compensation expense in 1997 and 1996 of $311,000 and $127,000, respectively, was recognized. Substantially all restricted stock awards outstanding at December 31, 1997, vest ratably over a five year period. At December 31, 1997, 12,368 shares were vested.

                        RUTHERFORD-MORAN OIL CORPORATION

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     During 1996, the Company established its 1996 Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, an aggregate of 50,000 shares of common stock will be available for the granting of stock options to non-employee directors of the Company. The exercise price of a stock option granted pursuant to the Director Plan may not be less than the fair market value of the common stock on the date of grant and the stock option term may not exceed ten years. Stock options granted under the Director Plan are exercisable in full after the first anniversary of grant. The Director Plan provides for an initial grant of stock options to each non-employee director to purchase 2,500 shares of common stock contemporaneously with the initial public offering and the annual grant of stock options to acquire 1,000 shares of stock to each non-employee director serving on the board of directors following each annual meeting of the stockholders. As of December 31, 1997, non-employee directors have been granted stock options to acquire 14,000 shares of common stock, of which 10,000 shares are exercisable. The range of exercise prices for all options granted to date is $22.00 to $23.00 per share.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Stock Plan and Director Plan. Accordingly, no compensation has been recognized for stock-based compensation other than for restricted stock awards. Had compensation cost for the stock options issued under the Stock Plan and Director Plan been determined based upon SFAS No. 123, the fair value at the grant date for awards under these plans consistent with the methodology prescribed under the Company's net loss and net loss per share would have increased by approximately $348,279, or $.01 per share during 1997 and $1,812,000, or $0.07 per share during 1996. The fair value of the stock options granted during the twelve-month periods ended December 31, 1997 and 1996 are estimated as $10.63 and $16.32, respectively on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 55.10% and 23%, respectively, risk-free interest rate of 5.54% and 6.42%, respectively, assumed forfeiture rate of 0%, and an expected life of 4 years and 9.5 years, respectively.

     At December 31, 1997, 239,962 and 36,000 shares of common stock were reserved for issuance pursuant to the Stock Plan and the Director Plan, respectively. The remaining weighted average life of the 273,000 options outstanding at December 31, 1997, is 9 years.

NOTE 11  COMMITMENTS AND CONTINGENCIES

GUARANTY AND INDEMNITY AGREEMENT

     On February 9, 1996, Thai Romo entered into a Guaranty and Indemnity Agreement ("Guaranty") associated with a Bareboat Charter Agreement between Tantawan Services, LLC ("Tantawan Services"), as charterer, and Tantawan Production B.V., as lessor, for the leasing and operation of a Floating Production Storage and Offloading system (FPSO) known as the Tantawan Explorer. The initial duration of the Bareboat Charter Agreement is 10 years commencing upon delivery of crude oil to the FPSO. The hire rate under the Bareboat Charter Agreement is $55,000 per day. Thai Romo has guaranteed payment of 46.34% of these costs or $25,448 per day. The Guaranty terminates upon the expiration of the Bareboat Charter Agreement, notwithstanding the lawful termination or cancellation of the Bareboat Charter Agreement. Should the initial term of the Guaranty be extended or the FPSO purchased, Thai Romo would remain obligated for 46.34% of any subsequent obligations incurred by Tantawan Services.

                        RUTHERFORD-MORAN OIL CORPORATION

LEASE COMMITMENTS

     RMEC is subject to an office lease which expires in February 2002. The commitment under this lease is as follows (amounts in thousands):

                         YEAR
                         ----
1998..................................................  $133
1999..................................................   142
2000..................................................   159
2001..................................................   159
2002..................................................    27
                                                        ----
                                                        $620
                                                        ====

     Rental expense paid during 1997 and the years ended December 31, 1996 and 1995 was $133,000, $97,000, and $67,000, respectively.

NOTE 12  LITIGATION

     As of December 31, 1997, the Company is not aware of any current or potential legal proceedings.

NOTE 13  PRIMARY CUSTOMERS

     All natural gas produced from the Tantawan and Benchamas Fields will be sold to PTT, which maintains a monopoly over gas transmission and distribution in Thailand.

     A Gas Sales Agreement (the "GSA") with PTT for the Tantawan Field was signed on November 7, 1995. Under the GSA, which is a take or pay agreement, contracted deliveries of gas to PTT began in 1997 at a reduced price and was sold at full contractual price at the conclusion of a 72-hour production test, which was completed in March 1997. The natural gas price is based on formulae which provide adjustments to the base price for natural gas on each April 1 and October 1. Adjustments will be made to reflect changes in (i) wholesale prices in Thailand, (ii) the U.S. producer price index for oil field machinery and tools, and (iii) medium fuel oil prices. Adjustment factors for oil field machinery and medium fuel oil prices will be subsequently adjusted for Thai Baht/U.S. Dollar fluctuations, since payments from PTT are in Thai Baht. The realized price was estimated to be equivalent to $1.64 per thousand cubic feet
(Mcf) in December 1997.

     The GSA was amended in November 1997 to incorporate production from the Benchamas Field and the daily contract quantity will be increased upon the conclusion of a 72 hour production test at Benchamas Field once such production commences.

     The crude oil and condensate blend is sold on the spot market. The Company believes that it can sell the blend to a variety of purchasers.

NOTE 14  SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

     At December 31, 1997 and 1996 the Concession accounted for 100% of the Company's future net cash flow from proved reserves.

     Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. The prices used in the reserve estimates are prices the Company estimated it would have received at the respective date had the Tantawan and Benchamas fields been producing at such time, except where fixed and determinable price escalations or oil hedges are

                        RUTHERFORD-MORAN OIL CORPORATION
provided by contract. Reserve quantities and future production are based primarily upon reserve reports prepared by the independent petroleum engineering firm of Ryder Scott Company. These estimates are inherently imprecise and subject to substantial revision.

     All reserve estimates presented herein were prepared by Ryder Scott Company, independent petroleum engineers. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities, and in projecting future production rates and the timing of future development expenditures, including many factors beyond the control of the producer. Accordingly, these estimates are subject to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     Estimates of future net cash flows from proved reserves of oil and gas were made in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." The estimates are based on prices the Company estimated it would have received at the respective date had the Tantawan and Benchamas fields been producing at such time. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future tax expense. Tax expense is calculated by applying the existing U.S. and Thailand statutory tax rates, including any known future changes. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases and decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves not considered proved at the present, which may be recovered as a result of further exploration and development activities; and
(iv) other business risks.

     In computing the present value of the estimated future net cash flows, a discount factor of 10% was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The following reserve value data represent estimates only, which are subject to uncertainty given the current energy markets.

  Capitalized Costs of Oil and Gas Producing Activities

     The following table sets forth the aggregate amounts of capitalized costs relating to the Company's oil and gas producing activities and the aggregate amount of related accumulated depreciation, depletion and amortization as of the dates indicated (amounts in thousands).

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Productive and nonproductive properties being depleted......  $151,176    $     --
Unevaluated leasehold and property costs not subject to
  amortization..............................................    87,092     113,484
Less accumulated depreciation, depletion and amortization...   (17,893)         --
                                                              --------    --------
Net capitalized costs.......................................  $220,375    $113,484
                                                              ========    ========

                        RUTHERFORD-MORAN OIL CORPORATION

  Costs Incurred in Oil and Gas Producing Activities

     The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the periods indicated (amounts in thousands).

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------    -------    -------
Property acquisition costs...........................  $ 29,354    $    --    $ 4,224
Exploratory costs....................................    23,485      7,460     26,601
Development cost.....................................    71,703     59,890      6,182
                                                       --------    -------    -------
                                                       $124,542    $67,350    $37,007
                                                       ========    =======    =======

     The following table sets forth the Company's interest in estimated total proved oil and gas reserves for the years ended December 31, 1997, 1996, and 1995:

                                                                  OIL          GAS
                                                                (BBLS)       (MMCF)
                                                              -----------    -------
Total proved reserves at December 31, 1994..................    7,674,372     56,739
New discoveries and extensions..............................    7,634,009     43,376
Revisions of previous estimates.............................      133,636      5,208
Purchase of reserves........................................    3,554,975     26,284
                                                              -----------    -------
Total proved reserves at December 31, 1995..................   18,996,992    131,607
New discoveries and extensions..............................    6,209,030     46,447
Revisions of previous estimates.............................   (3,874,242)   (33,056)
                                                              -----------    -------
Total proved reserves at December 31, 1996..................   21,331,780    144,998
New discoveries and extensions..............................    4,665,021     42,404
Revisions of previous estimates.............................   (1,119,811)   (10,731)
Purchase of reserves........................................    4,766,073     21,400
Production..................................................     (820,289)   (12,764)
                                                              -----------    -------
Total proved reserves at December 31, 1997..................   28,822,774    185,307
                                                              ===========    =======
Proved developed reserves:
  December 31, 1995.........................................           --         --
                                                              ===========    =======
  December 31, 1996.........................................    5,191,993     45,998
                                                              ===========    =======
  December 31, 1997.........................................    7,020,943     60,193
                                                              ===========    =======

     Proved reserves are estimated quantities of natural gas, crude oil, and condensate which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

                        RUTHERFORD-MORAN OIL CORPORATION

  Standardized Measure of Discounted Future Net Cash Flows

     The following table reflects the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's interest in proved oil and gas reserves as of December 31, 1997, 1996 and 1995 (amounts in thousands):

                                                             DECEMBER 31,
                                                  -----------------------------------
                                                    1997         1996         1995
                                                  ---------    ---------    ---------
Future cash inflows.............................  $ 814,030    $ 811,239    $ 621,742
Future development costs........................   (246,791)    (184,753)    (127,198)
Future production costs.........................   (335,160)    (245,398)    (207,352)
                                                  ---------    ---------    ---------
Future net cash inflows before income taxes.....    232,079      381,088      287,192
Future income taxes.............................    (18,006)    (134,276)    (137,204)
                                                  ---------    ---------    ---------
Future net cash flows...........................    214,073      246,812      149,988
Discount at 10% per annum.......................   (156,016)    (103,446)     (74,669)
                                                  ---------    ---------    ---------
Standardized measure of discounted future net
  cash inflows..................................  $  58,057    $ 143,366    $  75,319
                                                  =========    =========    =========

     Principal changes in the Standardized Measure of Discounted Futures Net Cash Flows attributable to the Company's proved oil and gas reserves for the periods indicated are as follows (amounts in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1997         1996        1995
                                                    ---------    --------    --------
Sales, net........................................  $ (10,791)   $     --    $     --
New discoveries and extensions....................     23,106     101,776      52,372
Revisions of quantity estimates...................    (11,381)    (51,043)      6,027
Purchases of reserves in place....................     19,189          --      27,182
Net changes in sales and transfer prices, net of
  production costs................................   (120,927)      5,647      (2,712)
Accretion of discount.............................     17,419      13,163       5,211
Net change in income taxes........................    129,393       2,405     (38,163)
Changes in future development costs...............     (5,059)         --          --
Change in production rates (timing) and other.....   (126,258)     (3,901)     (8,561)
                                                    ---------    --------    --------
Net Change........................................  $ (85,309)   $ 68,047    $ 41,356
                                                    =========    ========    ========

NOTE 15  FINANCIAL INSTRUMENTS

  Determination of Fair Values of Financial Instruments

     Fair value for cash and cash equivalents, short-term investments, receivables and payables at December 31, 1997, and December 31, 1996, approximates carrying value.

     The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these instruments. The value added tax receivable, which is denominated in Thai Baht, approximates fair value as it is translated at the December 31, 1997 exchange rate and can be converted into cash within a short period of time. The carrying amount of joint interest receivables and payables and accounts payable and accrued expenses approximates fair value because they are generally paid or earned within sixty days. The carrying amount of the note payable to bank approximates fair value because the interest rate is reset at periodic intervals based upon market rates. The carrying amount of the Notes approximates fair value based upon current market prices. See Note 2 for discussion of the fair value of hedging and swap options.

                        RUTHERFORD-MORAN OIL CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS
                                               ENDED           ENDED           ENDED           ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1998            1997*           1998            1997*
                                           -------------   -------------   -------------   -------------
Revenues:
  Oil and gas revenue....................    $ 10,632         $10,187        $ 27,567        $ 25,784
  Interest income........................         130              68             315             162
                                             --------         -------        --------        --------
          Total revenues.................      10,762          10,255          27,882          25,946
Expenses:
  Operating expense......................       6,057           7,458          18,239          17,100
  Exploration costs......................          33              --            (449)            159
  Dry hole costs.........................          47              --           2,516              --
  Interest expense.......................       4,397           1,972          13,345           4,620
  Depreciation, depletion and
     amortization........................       7,774           5,137          20,145          11,208
  General and administrative.............       1,559           1,226           5,298           3,993
  Foreign exchange (gain) loss...........        (814)          1,850          (1,732)          1,850
  Gain on futures contract...............         (32)           (410)           (813)           (275)
                                             --------         -------        --------        --------
          Total expenses.................      19,021          17,233          56,549          38,655
                                             --------         -------        --------        --------
Loss before income tax benefit and
  extraordinary loss on early
  extinguishment of debt.................      (8,259)         (6,978)        (28,667)        (12,709)
Income tax benefit.......................          --          (2,212)         (6,593)         (4,029)
                                             --------         -------        --------        --------
Loss before extraordinary loss on early
  extinguishment of debt.................      (8,259)         (4,766)        (22,074)         (8,680)
Extraordinary loss on early
  extinguishment of debt (net of -0-
  income tax)............................       7,452              --           7,452              --
                                             --------         -------        --------        --------
Net loss.................................    $(15,711)        $(4,766)       $(29,526)       $ (8,680)
                                             ========         =======        ========        ========
Net loss per share.......................    $  (0.61)        $ (0.19)       $  (1.15)       $  (0.34)
                                             ========         =======        ========        ========
Weighted average number of common shares
  outstanding............................      25,598          25,615          25,607          25,612
                                             ========         =======        ========        ========

---------------

* Restated

See accompanying notes to unaudited condensed consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                     ASSETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $  2,601         $  1,979
  Accounts receivable.......................................       6,964           10,457
  Value added tax receivable................................       9,817            5,579
  Joint interest receivable.................................      16,897            2,169
  Other.....................................................         646            1,916
                                                                --------         --------
          Total current assets..............................      36,925           22,100
Property and equipment (successful efforts method)..........     293,361          238,651
Accumulated depreciation, depletion, and amortization.......     (37,678)         (18,002)
                                                                --------         --------
          Net property and equipment........................     255,683          220,649
Deferred charges:
  Deferred financing costs, net.............................       3,548            8,493
  Escrowed funds, net.......................................      18,225           24,300
  Deferred charges..........................................         259            1,026
  Deferred income tax.......................................      12,763            6,169
                                                                --------         --------
          Total deferred assets.............................      34,795           39,988
                                                                --------         --------
          Total assets......................................    $327,403         $282,737
                                                                ========         ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 14,127         $ 19,732
                                                                --------         --------
          Total current liabilities.........................      14,127           19,732
Note payable to bank........................................     147,000           69,000
10.75% senior subordinated notes............................     120,000          120,000
Premium on written option...................................          36              625
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........          --               --
  Common stock, $0.01 par value, 40,000,000 shares
     authorized, and 25,598,000 shares issued and
     outstanding at September 30, 1998 and 25,614,000 at
     December 31, 1997......................................         256              256
  Additional paid-in capital................................     101,748           99,571
  Deferred compensation.....................................        (695)            (906)
  Accumulated deficit.......................................     (55,069)         (25,541)
                                                                --------         --------
          Total stockholders' equity........................      46,240           73,380
                                                                --------         --------
          Total liabilities and stockholders' equity........    $327,403         $282,737
                                                                ========         ========

---------------

See accompanying notes to unaudited condensed consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                NINE MONTHS           NINE MONTHS
                                                                   ENDED                 ENDED
                                                             SEPTEMBER 30, 1998   SEPTEMBER 30, 1997*
                                                             ------------------   -------------------
Cash flows from operating activities:
  Net loss.................................................      $ (29,526)            $  (8,680)
  Adjustments to reconcile net loss to cash provided by
     (used in) operating activities:
     Depreciation, depletion, and amortization.............         20,145                11,208
     Extraordinary loss on early extinguishment of debt....          7,452                    --
     Amortization of deferred financing cost...............          1,973                   424
     Deferred income tax benefit...........................         (6,593)               (4,029)
     Foreign exchange (gain) loss..........................         (1,732)                1,850
     Dry hole cost.........................................          2,516                    --
     Other.................................................            390                   (45)
     Changes in working capital............................        (18,621)              (12,738)
                                                                 ---------             ---------
          Cash used in operating activities................        (23,996)              (12,010)
Cash flows from investing activities:
  Capital expenditures.....................................        (57,226)              (57,132)
  Acquisition of Maersk Oil (Thailand), Limited, net of
     cash acquired.........................................             --               (29,414)
                                                                 ---------             ---------
          Cash used in investing activities................        (57,226)              (86,546)
Cash flows provided by (used in) financing activities:
  Deferred financing costs.................................           (146)                 (187)
  Issuance of 10.75% senior subordinated notes.............             --               120,000
  Repayments under bank notes..............................       (152,350)              (99,176)
  Debt issuance cost.......................................         (2,625)               (2,965)
  Borrowings under bank notes..............................        230,350               106,330
  Escrowed funds...........................................          6,075               (24,300)
                                                                 ---------             ---------
          Cash provided by financing activities............         81,304                99,702
                                                                 ---------             ---------
          Net increase in cash and cash equivalents........             82                 1,146
  Effect of foreign exchange rate on cash..................            540                 1,825
  Cash and cash equivalents, beginning of period...........          1,979                   444
                                                                 ---------             ---------
  Cash and cash equivalents, end of period.................      $   2,601             $   3,415
                                                                 =========             =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.................      $  13,461             $   1,031
                                                                 =========             =========
  Cash paid during the period for income tax...............      $      --             $      --
                                                                 =========             =========
Supplemental disclosure of noncash investing and financing
  activities:
  Premium on written option................................      $    (589)            $     550
                                                                 =========             =========

---------------

* Restated

See accompanying notes to unaudited condensed consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited condensed consolidated financial statements include all adjustments necessary to present fairly the consolidated financial position of Rutherford-Moran Oil Corporation ("RMOC" or the "Company") at September 30, 1998 and December 31, 1997, and its results of operations for the three and nine months ended September 30, 1998 and 1997 and statements of cash flows for the nine months ended September 30, 1998 and 1997. The financial statements herein should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements as of and for the year ended December 31, 1997, as included in the Company's annual report on Form 10-K. Certain prior year amounts have been reclassified to conform to the 1998 presentation.

(2) CHANGE IN ACCOUNTING PRINCIPLE

     During the fourth quarter of 1997, the Company changed its method of accounting for its investment in oil and gas properties from the full cost to the successful efforts method. All prior period financial statements presented herein have been restated to reflect the change.

     Under the successful efforts method of accounting, costs of exploration, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves, and costs associated with development drilling, whether or not successful, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce or is abandoned. Estimated future expenditures for abandonment and dismantlement costs, if material, are charged to operations utilizing the units-of-production method based upon estimates of proved oil and gas reserves.

     The cost of unproved leasehold is capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Exploratory dry holes, geological and geophysical costs and delay rentals are expensed as incurred.

     Capitalized drilling costs for oil and gas properties are amortized utilizing the units of production method based on units of proved developed reserves for each field. Lease acquisition costs related to producing oil and gas properties are amortized using the units of production method based on units of proved reserves for each field.

     The effect of adopting the change in accounting principle resulted in an increase in net loss for the three months ended September 30, 1997 of approximately $488,000 (or $0.02 per share) and a decrease in net loss for the nine months ended September 30, 1997 of $310,000 (or $0.01 per share).

     The Company reviews proved oil and gas properties on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is recognized whenever the carrying value of an asset exceeds the fair value. Fair value, on a depletable unit basis, is estimated to be the present value of expected future net revenues computed by application of estimated future oil and gas prices, production, and expenses, as determined by management, over the economic life of the reserves. No such impairment was recognized during the three and nine months ended September 30, 1998 or 1997.

(3) OIL AND GAS PROPERTY ACQUISITION

     On December 19, 1996, the Company, through its wholly-owned subsidiary, Thai Romo Limited ("Thai Romo"), exercised its preferential right to purchase 46.34% of the outstanding shares of Maersk Oil (Thailand) Limited ("MOTL"), a wholly-owned subsidiary of Maersk Olie og Gas AS of Copenhagen, Denmark ("Maersk"). MOTL was a former co-concessionaire in Block B8/32 (the

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

"Block"), with a 31.67% interest in the Concession. The purchase was consummated on March 3, 1997, with Thai Romo Holdings ("TRH"), Thai Romo's nominee under the Share Sales Agreement with Maersk, purchasing the shares for $28,617,000, which included $1,554,000 in satisfaction of outstanding debt. After the closing, MOTL was renamed B8/32 Partners, Limited ("B8/32").

     In connection with the purchase, the Company recorded $7,875,000 for the deferred tax liability related to the excess of the acquisition price over the tax basis of the MOTL property.

     The remaining 53.66% of MOTL's stock was purchased by Thaipo Limited ("Thaipo") and by Palang Sophon Limited ("Palang") of Bangkok, Thailand. Thaipo, Palang and MOTL were co-concessionaires with Thai Romo prior to the sale of MOTL. As a result, RMOC's interest in the Block increased to a uniform 46.34%.

(4) DEBT

     On September 20, 1996, the Company entered into a $150 million revolving credit agreement (the "Credit Agreement") with a group of commercial lenders. The Credit Agreement had a final maturity of September 30, 1999, and contained an initial borrowing base limitation of $60 million. On April 29, 1997, the borrowing base limitation was redetermined to $120 million. Subsequent to the issuance of the Company's 10.75% Senior Subordinated Notes ("the Notes") in September 1997, the borrowing base was reset to $60 million. The Credit Agreement was secured by the stock of certain subsidiaries of the Company.

     On September 8, 1997, the Company entered into a short-term credit agreement (the "Bridge Loan") with Chase Manhattan Bank for an additional borrowing of $5 million. The Bridge Loan contained covenants substantially identical to those in the Credit Agreement. The Bridge Loan was repaid on September 29, 1997 with proceeds from the Notes.

     In December 1997, the Company and two of its lenders entered into an Amended and Restated Credit Agreement (the "Restated Credit Agreement"). The borrowing base was reset at a fixed amount of $150 million until September 30, 1998 (or earlier upon the completion of certain new financings or other specified events). The Restated Credit Agreement provided that the Company pay interest at rates based on a margin of 1.75% over LIBOR if the aggregate outstanding principal amount is less than or equal to a threshold amount, which was set at $60 million, (the "Threshold Amount") a margin of 2.75% over LIBOR if the principal amount outstanding is greater than the Threshold Amount on or prior to June 30, 1998, and a margin of 3.50% over LIBOR if the principal amount outstanding is greater than the Threshold Amount after June 30, 1998. Alternatively, the Company could pay a margin over the prime rate of 0.25%, 1% and 1.75% respectively, for similar levels of borrowings. The borrowing rate under this facility was 3.50% over LIBOR, and the commitment fee was equal to 0.5% per annum on the average daily balance of the unused borrowing base. Under this facility the Company was required to repay by September 30, 1998 all amounts borrowed in excess of the Threshold Amount.

     The Restated Credit Agreement also provided for semi-annual borrowing base redeterminations subsequent to September 30, 1998 as well as a limitation on additional indebtedness, and the issuance of warrants to purchase 200,000 shares of common stock under specified circumstances. The warrants were issued on July 10, 1998 with a seven year term and an exercise price of $21 per share (repriced to $10.50 per share on September 28, 1998).

     The Restated Credit Agreement also required the Company to (i) make principal payments from the proceeds of certain asset sales (ii) restrict the payment of dividends under certain circumstances, and (iii) maintain an Operating Cash Flow (as defined therein) to interest expense ratio (the "Interest Coverage Ratio") as follows: 1.5:1 for each quarter ending on or before September 30, 1998 and 2.5:1

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

thereafter, such rates to be calculated excluding interest payable from the interest escrow for the Notes. At March 31 and June 30, 1998 the lender waived the Interest Coverage Ratio covenant.

     On September 28, 1998, the Company entered into the Second Amended and Restated Credit Agreement (the "Second Restated Credit Agreement") with The Chase Manhattan Bank (hereinafter the "Lender"). The Second Restated Credit Agreement amends and increases the amount of the borrowing base available under the Restated Credit Agreement from $150,000,000 to $200,000,000. The maturity of the facility has been extended until December 31, 1999. The covenants under the Second Restated Credit Agreement are substantially similar to those of the Restated Credit Agreement, but the Second Restated Credit Agreement changes the Interest Coverage Ratio to not less than (i) 1.25:1 as of the end of the fiscal quarter ending on March 31, 1999; (ii) 1.50:1 as of the end of the fiscal quarter ending on June 30, 1999; and (iii) 2.00:1 as of the end of any fiscal quarter thereafter. Additionally, the Second Restated Credit Agreement no longer requires scheduled borrowing base redeterminations. If at any time after October 31, 1999, the aggregate principal amount outstanding under the Second Restated Credit Agreement exceeds an amount, which initially was set at $60,000,000 (defined therein as the "Threshold Amount") the excess must be prepaid immediately. The Second Restated Credit Agreement provides for interest at rates based on a margin of 4.50% over LIBOR or 3% over the higher of the prime rate of the Lender or the Federal funds rate plus .5%. These margins increase by 1% on January 1, 1999, and by an additional 1% on the last business day of each successive calendar quarter following January 1, 1999. The Company was paying a stated interest rate of 9.875% at September 30, 1998. A commitment fee of .5% per annum is charged on the balance of the unused commitment. Under the terms of the Second Restated Credit Agreement and related Warrant Agreement the Company incurred fees of $2,625,000 consisting of cash and warrants with a ten year term at $0.01 per share to purchase 256,140 shares of the Company's common stock. In addition, the exercise price on the 200,000 warrants issued on July 10, 1998 was reset from $21 per share to $10.50 per share.

     Additionally, the Warrant Agreement provides for the issuance of warrants to the Lender to purchase an additional 256,140 shares of common stock of the Company, if the Company has not executed a purchase and sale agreement with a buyer for the sale of not less than 65% of the outstanding common stock of the Company prior to October 31, 1998. The exercise price on the warrants is $.01 per share with a ten year term. These warrants were issued on October 31, 1998, pursuant to the terms of the Warrant Agreement. If the Company has not satisfied the conditions to closing of such purchase and sale agreement by November 30, 1998, the Lender will receive additional warrants to purchase 768,420 shares of common stock of the Company at an exercise price of $.01 per share, with a ten year term and if the Company has not satisfied the conditions to closing of such purchase and sale agreement by December 31, 1998, the Lender will receive additional warrants to purchase 1,280,700 shares of common stock of the Company at an exercise price of $.01 per share with a ten year term. Therefore if the Company has not satisfied the conditions to closing of such purchase and sale agreement by December 31, 1998, the Lender could receive warrants to purchase a total of 2,561,400 shares or approximately 10%, of the Company's common stock under the terms of the Second Restated Credit Agreement and related Warrant Agreement.

     The Company's effective interest rate for the Second Restated Credit Agreement includes the effect of both the additional warrants expected to be issued and the total interest expected to be incurred. Based upon the Company's stated interest rate at September 30, 1998, the effective interest rate for the Second Restated Credit Agreement will reach 16.3% if not repaid prior to its maturity date.

     The Company recorded an extraordinary loss during the third quarter of 1998 of $7,452,000 associated with the early extinguishment of debt related to the September 1998 Second Restated Credit Agreement with the Lender.

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At September 30, 1998, approximately $147 million was outstanding under the Second Restated Credit Agreement. On November 4, 1998, approximately $172 million was outstanding under the Second Restated Credit Agreement.

     On September 29, 1997, the Company issued $120 million of Senior Subordinated Notes due 2004 (the "Notes") at an annual interest rate of 10.75%. The net proceeds were used to repay $93 million of outstanding indebtedness under the Credit Agreement and to purchase approximately $24 million of securities which were escrowed to pay interest on the Notes. The amount of the securities purchased will be sufficient to provide for payment in full of the first four semi-annual installments of scheduled interest payments commencing April 1, 1998. The Notes contain customary covenants, including limitations on the incurrence of additional indebtedness, restricted payments and the establishment of certain liens.

     In February 1998, the Company completed the exchange of the Notes, which had been privately placed, for publicly registered notes. The new Notes otherwise contain identical terms and conditions to the privately placed notes. Additional bank borrowings by the Company are permitted under the indenture pursuant to which the Notes were issued so long as the Company's indebtedness does not exceed certain levels and it maintains certain ratios.

     As of November 4, 1998, the Company had $28 million available under the Second Restated Credit Agreement. The Company expects to exhaust its currently available cash reserves and available bank credit in January 1999. The Lender has informed the Company that it is not currently willing to increase the commitment under the Second Restated Credit Agreement. The Company must raise substantial additional funds to continue to fund activities subsequent to 1998. Otherwise, the Company will not have the ability to undertake or complete current and future drilling programs or to pay the principal and interest on its outstanding debt. There can be no assurance that increased bank commitments, debt, equity or other sources of funds will be available or that, if available, will be on terms acceptable to the Company or sufficient to meet these and other requirements. If the Company does not access substantial additional sources of funds in the near term, it will not have the ability to complete the development of proved undeveloped reserves in the Block, which will result in a downward revision of the Company's proved reserves and the recognition of a significant impairment charge by December 31, 1998. Such events will raise substantial doubt about the ability of the Company to continue as a going concern past that date. The Company continues to explore alternatives which may enable it to meet its capital commitments at an acceptable cost. No assurances can be given that such efforts will be successful in raising capital to continue pursuing development activities.

     On January 22, 1998, the Company announced that it intended to explore various strategic alternatives regarding the ongoing development of its interest in the Block. Exploration of these alternatives, including the possible merger or sale of the Company is ongoing. On November 12, 1998, the Company issued a statement reporting on the status of its efforts to explore such strategic alternatives. During this process, the Company has had discussions with numerous parties about their interest in acquiring the Company, but none of these discussions resulted in a definitive agreement. The Company is currently in discussions with one party on an exclusive basis. If a definitive merger agreement is reached, it may result in a per share value to shareholders which is less than the per share market price. No assurances can be given that any definitive merger agreement will be reached or that any sale or similar transaction will occur.

(5) TAXES

     During the quarter ended September 30, 1998, the Company did not increase its deferred tax asset which would have occurred as a result of the net loss of $15,711,000 incurred for the quarter. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

planning strategies in assessing the realization of deferred tax assets. The Company's deferred tax asset is primarily associated with Net Operating Losses (the "NOL's") in Thailand, whose realization is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that certain of these NOL's may expire unused and, accordingly, has established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, management believes it is more likely than not that they will be realized through future taxable earnings or alternative tax strategies.

(6) CRUDE OIL HEDGING ACTIVITIES

     During the first quarter of 1996, the Company entered into crude oil price swaps with an affiliate of its lender in the amount of 1,000,000 barrels at $15.92 per barrel for the period April through December of 1997, and in the amount of 1,750,000 barrels at $15.92 per barrel for the year 1998. As the Company's production in 1997 did not meet its swap obligation and the Company expected that situation to continue in 1998, a portion of the Company's obligation was considered speculative in 1997, marked to market and recognized in the consolidated statement of operations.

     During the first quarter of 1998, the Company entered into offsetting positions for its entire 1998 swap position, thus resulting in no material future exposure to the original swaps. The cost of establishing this position was insignificant.

     The Company also sold to an affiliate of its lender an option to purchase 1,250,000 barrels of aggregate oil volumes from January through December 1999 at a price of $18.30 per barrel. The Company has accounted for the swap option separately as it does not qualify as a hedge. At September 30, 1998, the Company estimates the fair market value of this position to be $36,000 and has recorded the amount as a liability on the consolidated balance sheet.

     The Company has recorded a net gain of $32,000 in the Consolidated Statement of Operations for the three months ended September 30, 1998 for the increase in market value of the swap option as compared to a gain of $410,000 during the three months ended September 30, 1997.

(7) FOREIGN TRANSLATION GAIN/LOSS

     Business transactions and foreign operations recorded in a foreign currency are restated in U.S. Dollars, which is the Company's functional currency. Revenues, operating and general and administrative expenses denominated in currencies other than the functional currency are translated at an average exchange rate for the period. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are recognized in the consolidated statement of operations in the year of occurrence. Net current assets and liabilities are translated monthly at current rates and recognized in the consolidated statement of operations in the year of occurrence. Currency translations resulted in a gain of $814,000 and $1,732,000 for the three and nine month periods ended September 30, 1998, compared to a loss of $1,850,000 for the three and nine month periods ended September 30, 1997.

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8) SUBSEQUENT EVENT

     At the Concessionaires' request, PTT reduced its maximum gas nomination from 115% of Daily Contract Quantities to 85 MMCF per day (the "DCQ") from May through September 1998. This reduction reflected a prudent reservoir management measure. Effective October 1, 1998, PTT increased its nomination to 115% of DCQ, or approximately 98 MMCF per day. Because of production declines, the current rate of gas production cannot meet 115% of DCQ, nor can it meet DCQ. In order to maximize current cash flow, the Concessionaires have offset the effects of decrease gas volumes with increase oil volumes until such time as drilling, workover maintenance and additional platform installation increase gas production to an amount equal to or exceeding DCQ. Management believes the economic benefits of increased oil production exceed the costs of the gas price penalty (being a sum in cash equal to the difference between the daily quantity and the nominated quantity times 25% of the prevailing price during such period) incurred due to failure to meet the gas nomination.


                                                                           ANNEX
A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 23, 1998

                                  BY AND AMONG

                              CHEVRON CORPORATION,

                             CHEVRON THAILAND INC.

                                      AND

                        RUTHERFORD-MORAN OIL CORPORATION

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                               TABLE OF CONTENTS

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ARTICLE 1  The Merger........................................................   A-5
  Section 1.01   The Merger..................................................   A-5
  Section 1.02   Closing.....................................................   A-5
  Section 1.03   Effective Time..............................................   A-5
  Section 1.04   Effects of the Merger.......................................   A-6
  Section 1.05   The Surviving Corporation...................................   A-6

ARTICLE 2  Conversion of Securities..........................................   A-6
  Section 2.01   Effect on Capital Stock.....................................   A-6
  Section 2.02   Exchange of Certificates....................................   A-7

ARTICLE 3  Representations and Warranties of the Company.....................   A-9
  Section 3.01   Organization, Standing and Corporate Power..................   A-9
  Section 3.02   Company Subsidiaries........................................   A-9
  Section 3.03   Capital Structure...........................................   A-9
  Section 3.04   Authority; Non-Contravention................................  A-10
  Section 3.05   Company Public Documents, Financial Statements and
                 Outstanding
                 Indebtedness................................................  A-11
  Section 3.06   Absence of Certain Changes or Events........................  A-12
  Section 3.07   Litigation; Compliance with Law.............................  A-13
  Section 3.08   Company Benefit Plans and Labor Relations...................  A-13
  Section 3.09   Tax Returns and Tax Payments................................  A-14
  Section 3.10   Environmental, Health and Safety Matters....................  A-14
  Section 3.11   Assets; Encumbrances........................................  A-15
  Section 3.12   Intellectual Property.......................................  A-15
  Section 3.13   Books and Records...........................................  A-16
  Section 3.14   Brokers.....................................................  A-16
  Section 3.15   Insurance...................................................  A-16
  Section 3.16   Material Contracts..........................................  A-16
  Section 3.17   Affiliate Transactions......................................  A-17
  Section 3.18   Opinion of Company's Financial Advisor......................  A-17
  Section 3.19   Company Board Approval and Recommendation...................  A-17
  Section 3.20   Company Stockholder Approval................................  A-17
  Section 3.21   Concession and Joint Operating Agreement....................  A-17
  Section 3.22   No Other Agreements to Sell the Company Stock...............  A-19
  Section 3.23   Year 2000 Compliance........................................  A-19
  Section 3.24   Accuracy of Information.....................................  A-19

ARTICLE 4  Representations and Warranties of Parent and Merger Sub...........  A-19
  Section 4.01   Organization, Standing and Corporate Power..................  A-19
  Section 4.02   Authority; Non-Contravention................................  A-20
  Section 4.03   Parent SEC Documents........................................  A-21
  Section 4.04   Litigation; Compliance with Law.............................  A-21
  Section 4.05   Organization and Authority of Merger Sub....................  A-21
  Section 4.06   No Prior Activities.........................................  A-21
  Section 4.07   Parent Common Stock.........................................  A-21
  Section 4.08   Ownership of Company Capital Stock..........................  A-21
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ARTICLE 5  Covenants Regarding Conduct of Business...........................  A-22
  Section 5.01   Conduct of Business by the Company..........................  A-22
  Section 5.02   Acts Permitted to Preserve Enterprise.......................  A-23

ARTICLE 6  Additional Agreements.............................................  A-23
  Section 6.01   Preparation of Form S-4 and Proxy Statement; Stockholder
                 Meetings....................................................  A-23
  Section 6.02   Access to Financial and Operational Information.............  A-24
  Section 6.03   Notices of Certain Events...................................  A-25
  Section 6.04   Mutual Best Efforts.........................................  A-26
  Section 6.05   Public Announcements........................................  A-26
  Section 6.06   Affiliate Agreements........................................  A-26
  Section 6.07   Stock Exchange Listing......................................  A-27
  Section 6.08   Acquisition of 5% Interest..................................  A-27
  Section 6.09   No Solicitation.............................................  A-27
  Section 6.10   Indemnification.............................................  A-27
  Section 6.11   Insurance...................................................  A-28
  Section 6.12   Financial Information.......................................  A-28
  Section 6.13   Obligations of Merger Sub...................................  A-28
  Section 6.14   Tax Treatment...............................................  A-28
  Section 6.15   HSR Act.....................................................  A-28
  Section 6.16   Parent Board Approval.......................................  A-29
  Section 6.17   Interim Financing...........................................  A-29

ARTICLE 7  Employment Matters................................................  A-29
  Section 7.01   Employees...................................................  A-29
  Section 7.02   Conduct of Business by the Company with Respect to Certain
                 Employee Matters............................................  A-29
  Section 7.03   Continuing COBRA Coverage...................................  A-29

ARTICLE 8  Conditions Precedent to Merger....................................  A-30
  Section 8.01   Conditions to Each Party's Obligation.......................  A-30
  Section 8.02   Conditions to Obligations of Parent.........................  A-30
  Section 8.03   Conditions to Obligation of the Company.....................  A-31
  Section 8.04   Effect of Exercise of Options...............................  A-32

ARTICLE 9  Termination, Amendment, Fees and Expenses.........................  A-32
  Section 9.01   Termination.................................................  A-32
  Section 9.02   Effect of Termination.......................................  A-33
  Section 9.03   Amendment...................................................  A-33
  Section 9.04   Extension; Waiver...........................................  A-33
  Section 9.05   Authorization of Termination, Amendment, Etc. ..............  A-34
  Section 9.06   Fees and Expenses...........................................  A-34

ARTICLE 10  General Provisions...............................................  A-34
  Section 10.01  Nonsurvival of Representations and Warranties...............  A-34
  Section 10.02  Notices.....................................................  A-34
  Section 10.03  Certain Definitions.........................................  A-35
  Section 10.04  Interpretation..............................................  A-39
  Section 10.05  Counterparts................................................  A-39
  Section 10.06  Entire Agreement............................................  A-39
  Section 10.07  Governing Law...............................................  A-40
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  Section 10.08  Assignment..................................................  A-40
  Section 10.09  Enforcement.................................................  A-40
  Section 10.10  Severability................................................  A-40
  Section 10.11  Service of Process..........................................  A-40
  Section 10.12  Company Disclosure Schedules................................  A-40

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EXHIBITS
Exhibit A         Option and Voting Agreement
Exhibit B         Company Tax Certificate
Exhibit C         Parent Tax Certificate
COMPANY DISCLOSURE SCHEDULES
Schedule 3.02     Company Subsidiaries
Schedule 3.03(a)  Capitalization and Stock Options and Warrants
Schedule 3.03(d)  Capitalization of Thai Romo
Schedule 3.03(e)  Capitalization of B8/32 Partners
Schedule 3.03(f)  Securities Having Voting and/or Registration Rights
Schedule 3.04(b)  Non-Contravention
Schedule 3.04(c)  Consents and Approvals
Schedule 3.05(c)  Indebtedness and Liens
Schedule 3.06     Absence of Changes
Schedule 3.07     Litigation
Schedule 3.08(a)  Company Benefit Plans
Schedule 3.08(b)  Severance Payments
Schedule 3.09(a)  Tax Returns and Tax Payments
Schedule 3.10     Environmental Matters
Schedule 3.11     Encumbrances
Schedule 3.16(a)  Material Contracts
Schedule 3.16(b)  Licenses
Schedule 3.21(c)  Concession and Joint Operating Agreement
Schedule 3.21(g)  Disputes Regarding the Concession
Schedule 3.21(h)  Writings Related to the Concession or the JOA
Schedule 3.21(j)  Sole Risk Operations
Schedule 5.01     Conduct of Business by Company
Schedule 7.01     Employees, Directors and Consultants
Schedule 7.02     Conduct of Business by Company Related to Employee Matters
PARENT DISCLOSURE SCHEDULE
Schedule 4.02(c)  Consents and Approvals

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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of December 23, 1998, by and among Chevron Corporation, a Delaware corporation (the "Parent"), Chevron Thailand Inc., a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Parent, and Rutherford-Moran Oil Corporation, a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved the reorganization whereby Merger Sub will acquire all of the stock of the Company through the merger of Merger Sub with and into the Company, and the Company would become a wholly owned subsidiary of Parent (the "Merger"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain record and beneficial stockholders of the Company representing approximately 75.1% of the voting power of the Company have granted to Parent options (the "Options") pursuant to an Option and Voting Agreement (the "Option and Voting Agreement") attached hereto as Exhibit A to acquire such stockholders' shares of Company Stock, along with an agreement to vote in favor of the Merger and irrevocable proxies to Parent authorizing a vote in favor of the Merger; and

     WHEREAS, for Federal income-tax purposes, it is intended that the acquisition of the shares of the stockholders of the Company pursuant to the Option and Voting Agreement and the Merger will constitute an integrated transaction qualifying as a tax free reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01 The Merger. Under the terms and subject to the conditions in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and as a wholly owned subsidiary of Parent.

     SECTION 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Article 9, and subject to satisfaction or waiver of the conditions in Article 8, the closing of the Merger (the "Closing") will occur at 10:00 a.m., local time, on the first Business Day after satisfaction or waiver of the conditions set forth in Section 8.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 8.02 and 8.03), at the offices of Pillsbury Madison & Sutro LLP in San Francisco, California (the day on which the Closing occurs being the "Closing Date") or at such other time, date and place as Parent and the Company may agree.

     SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (or on such other date as Parent and the Company may agree), the parties shall cause to be duly prepared and filed with the Secretary of State of the State of Delaware a certificate of merger for the Merger (a "Certificate of Merger"), executed in accordance with the applicable provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon (i) the date and time of filing of the Certificate of Merger with the Secretary of

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

State of the State of Delaware or (ii) on such other date as Parent and the Company may agree (such time when the Merger becomes effective being the "Effective Time").

     SECTION 1.04 Effects of the Merger. The Merger shall have the effects stated in the DGCL.

     SECTION 1.05  The Surviving Corporation.

     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     (c) Directors and Officers. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation.

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

     SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the "Company Stock") or capital stock of Merger Sub, each of the following shall occur:

     (a) Conversion of Company Stock.

          (i) Except as otherwise provided herein, at the Effective Time, each issued and outstanding share of Company Stock (including those shares of Company Stock issued upon exercise of Stock Options) shall be converted into the right to receive that number of fully paid and nonassessable shares of common stock, $1.50 par value, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as hereinafter defined) divided by the Average Closing Price (as hereinafter defined) (the "Merger Per Share Consideration").

          (ii) "Exchange Ratio" shall be the result obtained by dividing a numerator equal to the sum of (a) Ninety-One Million Dollars ($91,000,000),
     (b) the amount, if any, of cash received by the Company in consideration of the issuance of its equity securities after the date of this Agreement, and
     (c) an amount equal to the value, if any, as agreed by the Company and Parent, of any non-cash consideration received by the Company in consideration of its equity securities after the date of this Agreement, by a denominator equal to the number of shares of Company Stock (including those shares issued upon exercise of Stock Options) issued and outstanding at the Effective Time. "Average Closing Price" shall be the arithmetic average of the closing prices of Parent Common Stock as reported on the NYSE Composite Transactions Tape for the twenty (20) consecutive trading days ending on the second trading day prior to the Closing Date (or if the Options are exercised by Parent, the second trading day prior to the exercise of the Options).

          (iii) Holders of shares of Company Stock shall also receive together with each share of Parent Common Stock issued in the Merger, one associated preferred stock purchase right (a "Right") in accordance with the Rights Agreement dated as of November 23, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. References herein to the shares of Parent Common Stock issuable in the Merger shall also be deemed to include the associated Rights.

     (b) Cancellation of Treasury Stock and Parent Owned Company Stock. At the Effective Time, each share of Company Stock that is owned by the Company as treasury stock or by any Company Subsidiary, and each share of Company Stock that is owned by Parent or Merger Sub, shall automatically be canceled

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

and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered in exchange therefor.

     (c) Company Options and Warrants. Any Stock Options (as hereinafter defined) which have not vested or which have not been exercised prior to the Closing Date shall be canceled, and none of the Parent, Merger Sub, the Company or the Surviving Corporation shall have any obligations with respect to such Stock Options.

     (d) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

     (e) Adjustments to Merger Per Share Consideration. In the event that, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, dividend payable in stock or other securities, recapitalization, reclassification or other similar transaction, then the Merger Per Share Consideration shall be appropriately adjusted to reflect such event to provide to the holders of Company Stock with the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, dividend payable in stock or other securities, spin-off, combination or exchange of shares, extraordinary dividend, recapitalization, reclassification or other similar transaction.

     SECTION 2.02  Exchange of Certificates.

     (a) Exchange Agent. On the Closing Date, Parent shall deposit with ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") all certificates evidencing Parent Common Stock and cash for fractional shares thereof which holders of shares of Company Stock are entitled to receive under this Agreement as the Merger Per Share Consideration for the benefit of such holders and for exchange in accordance with this Article 2 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, under irrevocable instructions, deliver and pay all Merger Per Share Consideration and other consideration in accordance with this Article 2.

     (b) Exchange Procedures.

          (i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate evidencing shares of Company Stock ("Company Stock Certificate") outstanding at the Effective Time, whose shares were converted pursuant to Section 2.01 into the right to receive shares of Parent Common Stock, (A) a letter of transmittal and
     (B) instructions to effect the surrender of such Company Stock Certificate in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares.

          (ii) With respect to each holder of a Company Stock Certificate that is surrendered to the Exchange Agent (together with and in accordance with the duly executed letter of transmittal and such other customary documents as may be reasonably required pursuant to the instructions provided by the Exchange Agent), Parent shall cause the Exchange Agent to deliver and pay to such holder certificates evidencing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and a check representing the amount of cash in lieu of fractional shares, if any, to which such holder is entitled pursuant to this Agreement, plus, in the event the Options are exercised by Parent, such holder's pro rata portion of the amount of any accrued dividends or other distributions with a record date after the date of exercise of the Options by the Parent to the Closing Date paid with respect to the Parent Common Stock.

          (iii) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Company Stock Certificate. If any Company Stock Certificate is presented

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

     for transfer, it shall be canceled against delivery by the Exchange Agent of the Merger Per Share Consideration. If any Merger Per Share Consideration is to be delivered or paid to a name other than that in which the surrendered Company Stock Certificate is registered, a condition of such exchange shall be that such Stock Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and the Person requesting such exchange shall (A) pay to Merger Sub any transfer (or other) tax required by reason of the issuance of such certificate in a name other than that in which the surrendered certificate is registered, or (B) establish to the reasonable satisfaction of Parent or Merger Sub that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section, each Company Stock Certificate shall, at all times after the Effective Time, represent only the right to receive the Merger Per Share Consideration upon such surrender.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions having a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Stock Certificate, until surrender thereof in accordance with this Agreement. Following surrender of any such Company Stock Certificate, there shall be paid (without interest) to the holder of Company Stock issued in exchange therefor,
(i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with respect to such Company Stock having a record date after the Effective Time but prior to such surrender, and a payment date after such surrender with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Stock. The Merger Per Share Consideration paid and delivered upon surrender of any Company Stock Certificate in accordance with this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights regarding Company Stock theretofore represented by such Stock Certificate, subject, however, to the Surviving Corporation's obligations, with respect to shares of Company Stock outstanding immediately before the Effective Time, to pay any dividends or make any other distributions having a record date prior to the Effective Time which were declared or made by the Company with respect to such Company Stock, prior to the date hereof, or thereafter in accordance with this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Article 2.

     (e) No Fractional Shares. Notwithstanding anything in this Article 2 to the contrary, no certificate or scrip representing any fractional shares of Parent Common Stock shall be issued as Merger Per Share Consideration and no such fractional-share interest will entitle the holder thereof to any vote or any other right of a stockholder of Parent. Each holder entitled to receive Merger Per Share Consideration who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Merger Per Share Consideration) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Average Closing Price (each a "Fractional Share Payment").

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company for one year after the Closing Date shall be delivered to Parent upon demand, and any Person otherwise entitled to receive Merger Per Share Consideration or other consideration who has not theretofore complied with this Article 2 shall thereafter look only to Parent and only as a general creditor thereof for payment of any claim for Merger Per Share Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock, to which such Person may be entitled.

     (g) No Liability. None of the Company, the Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund that may be delivered to a public official pursuant to any applicable law regarding abandoned property, escheat or similar matters.

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

     (h) Affiliates. Notwithstanding anything herein to the contrary, Company Stock Certificates surrendered by an "affiliate" (as determined pursuant to Section 6.06) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.06 hereof.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedules delivered to Parent and Merger Sub by the Company at the time of execution of this Agreement (the "Company Disclosure Schedules" and each a "Company Disclosure Schedule"):

     SECTION 3.01 Organization, Standing and Corporate Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Material Contracts (as hereinafter defined). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect (as hereinafter defined) on the Company. The Company has made available to Parent complete and correct copies of the organizational documents and bylaws of the Company and of each Company Subsidiary, in each case as in effect on the date of this Agreement.

     SECTION 3.02 Company Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Company Disclosure Schedule 3.02 (the "Company Subsidiaries" and each a "Company Subsidiary"). All outstanding shares of capital stock of each such Company Subsidiary that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of preemptive rights or similar rights and are owned (of record and beneficially) by the Company or by another Company Subsidiary, and except as disclosed on Company Disclosure Schedule 3.02, are free and clear of all rights of first refusal, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. Except for
(a) the ownership interests listed in Company Disclosure Schedule 3.02 and (b) other ownership interests not having a value in excess of $100,000, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.03  Capital Structure.

     (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock"). As of the close of business on December 18, 1998, there were 25,598,000 shares of Company Stock issued and outstanding and no shares of Company Preferred Stock outstanding. As of the date of this Agreement, there are options to purchase 223,800 shares of Company Stock outstanding and warrants to purchase 1,480,700 shares of Company Stock outstanding. Company Disclosure Schedule 3.03(a) lists all outstanding options, warrants or other rights to purchase or acquire shares of Company Stock ("Stock Options"), showing for each such option: (1) the holder, (2) the number of shares issuable, (3) the number of vested shares, (4) the date of expiration and
(5) the exercise price.

     (b) The authorized capital stock of RMEC consists of an aggregate of 10,000 shares of common stock, par value $.01 per share, of which 1,000 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. All of such issued and outstanding shares of common stock are owned beneficially and of record by the Company.

     (c) The authorized capital stock of TRH consists of an aggregate of 1,000 shares of common stock, par value $.01 of which 1,000 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. All of such issued and outstanding shares of common stock are owned beneficially and of record by the Company.

     (d) The registered capital of Thai Romo consists of an aggregate of 1,065,317 ordinary shares of which 1,065,317 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. All of such issued and outstanding ordinary shares of common stock are owned beneficially and of record as set forth on Company Disclosure Schedule 3.03(d) hereto.

     (e) The registered capital of B8/32 Partners consists, on the date hereof, of an aggregate of 110,000 ordinary shares all of which are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. As of the date hereof, all of such issued and outstanding ordinary shares of common stock are owned beneficially and of record by the Persons as set forth on Company Disclosure Schedule 3.03(e) hereto.

     (f) Except as stated above, no shares of capital stock or other equity securities of the Company are issued and outstanding and neither the Company nor any Company Subsidiary is a party to any contract, understanding or arrangement based on or otherwise tracking the performance or characteristics of such stock or other equity securities. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Except as set forth on Company Disclosure
Schedule 3.03(f), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as disclosed on Company Disclosure Schedule 3.03(a) or 3.03(f), there are no outstanding securities, options, warrants, rights, or agreements of any kind to which the Company or any Company Subsidiary is a party (or by which any of them is bound) obligating the Company or any Company Subsidiary to issue, deliver, transfer or sell shares of capital stock or other equity securities of the Company or any Company Subsidiary. There are no outstanding contractual obligations, commitments or arrangements of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any Company Subsidiary. Except as disclosed in Company Disclosure Schedule 3.03(f), there are no agreements or arrangements pursuant to which the Company is required to register shares of Company Stock under the Securities Act of 1933, as amended (the "Securities Act"). None of the outstanding equity securities of the Company was issued in violation of the Securities Act or applicable blue sky laws of any jurisdiction.

     (g) The Board of Directors of the Company has taken all necessary action to cause all unexpired and unexercised Stock Options to automatically expire and terminate to the extent unexercised immediately prior to the Effective Time.

     SECTION 3.04  Authority; Non-Contravention.

     (a) The Company has the requisite corporate power and authority to enter into this Agreement and (subject to the Company Stockholder Approval) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (subject to the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and (assuming this Agreement is a valid and binding obligation of Checkers and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought).

     (b) Except as disclosed in Company Disclosure Schedule 3.04(b) and except for the governmental filings and other matters referred to in paragraph (c) below, execution and delivery of this Agreement by the Company do not (and consummation of the transactions contemplated hereby will not)

          (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any comparable charter documents of any Company Subsidiary, or any resolution adopted by the Board of Directors or stockholders of the Company or any Company Subsidiary;

          (ii) violate in any material respect any judgment, order, statute, law, rule or regulation applicable to the Company or any Company Subsidiary; or

          (iii) with respect to any loan or credit agreement, or note, bond, mortgage, indenture, lease or other material agreement, instrument, or license applicable to the Company or any Company Subsidiary (including by virtue of any effect on the Joint Operating Agreement or the operations conducted thereunder), result in any breach or violation of, or default thereunder (with or without notice or lapse of time, or both), or give rise to a material right of termination, cancellation or modification, or imposition of material fees or penalties thereunder, or acceleration of any material obligation thereunder, or result in the creation of any material Lien upon assets of the Company or any Company Subsidiary thereunder.

     (c) No consent, approval, order or authorization of (or from), or registration, notification, declaration or filing with, any Federal, state or local government or any court, administrative agency of other governmental authority, domestic or foreign (each a "Governmental Entity"), or other third party, is required by or with respect to the Company or any Company Subsidiary in connection with execution and delivery of this Agreement by the Company or consummation by the Company of the transactions contemplated hereby or the preservation of the Company's rights under the Joint Operating Agreement or the operations conducted thereunder, except for

          (i) filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

          (ii) filing with the SEC of a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, being referred to herein as the "Proxy Statement");

          (iii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with authorities of other states in which Merger Sub or the Company is qualified to do business;

          (iv) the notices and approvals required pursuant to the terms of the Joint Operating Agreement;

          (v) the notices and approvals required by the Government of the Kingdom of Thailand (the "Thai Government") with respect to the transactions contemplated hereby;

          (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices disclosed in Company Disclosure Schedule 3.04(c); and

          (vii) such third-party consents and approvals (if any), the absence of which would not be material to the Company and its subsidiaries taken as a whole or would not prevent or materially delay the consummation of the transactions contemplated hereby.

     SECTION 3.05 Company Public Documents, Financial Statements and Outstanding Indebtedness.

     (a) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 3, 1996. The Company has delivered or made available to the Parent all reports, schedules, forms, statements and other documents filed with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company Public Documents"). As of their respective filing dates, the Company Public Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange

Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Public Documents. As of their respective filing dates, none of the Company Public Documents (including any and all financial statements therein) contained any untrue statement of a material fact or failed to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company Public Documents (the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles of the United States ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified therein (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The consolidated balance sheet of the Company and the Company Subsidiaries as of October 31, 1998 (the "Interim Balance Sheet") has been prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of such date, subject to normal quarterly adjustments and year-end audit adjustments and subject to the lack of any accompanying notes to the Interim Balance Sheet.

     (b) Except to the extent reflected or reserved against in the Company Financial Statements as of September 30, 1998 (and the notes thereto), the Interim Balance Sheet, or otherwise disclosed in the Company Disclosure Schedules, the Company and the Company Subsidiaries have no material liabilities (including contingent liabilities and obligations) except (i) liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company Financial Statements,
(ii) expenses not in excess of $8,000,000, payable to its accountants, legal and financial advisors and other vendors of goods and services incurred in connection with this Agreement and the transactions contemplated hereby, or
(iii) that would not be required to be reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries prepared in accordance with GAAP or otherwise disclosed in the footnotes to financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP.

     (c) Part A of Company Disclosure Schedule 3.05(c) is a complete and correct list of each Production Payment, each credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Company or any of the Company Subsidiaries (other than loans and advances between the Company and any of the Company Subsidiaries), outstanding on the date hereof, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Company Disclosure Schedule. Part B of such Company Disclosure Schedule is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof, and covering any assets of the Company or any of the Company Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B. Except as set forth in Company Disclosure
Schedule 3.05(c), the Company is presently and at all times has been and shall be in compliance, in all material respects, with the terms and conditions of the agreements governing the terms and conditions of the Indebtedness listed in Part A of Company Disclosure Schedule 3.05(c), and there has not occurred any material default by the Company or any Company Subsidiary under such governing documents.

     SECTION 3.06 Absence of Certain Changes or Events. Except as disclosed in the Company Public Documents, the Interim Balance Sheet or in Company Disclosure
Schedule 3.06, since January 1, 1998, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, and there is not and has not been (a) any material adverse change to the Company,

(b) any distribution or dividend made by the Company, (c) any material repurchase of equity securities by the Company, (d) any condition, event or occurrence which could reasonably be expected to prevent or materially delay the Company's consummation of the transactions contemplated by this Agreement or (e) any material change in accounting methods, principles or practices of the Company, except as required by law or the rules of the Nasdaq National Market or GAAP.

     SECTION 3.07  Litigation; Compliance with Law.

     (a) Except as disclosed in Company Disclosure Schedule 3.07, (i) there is no material suit, order, action or proceeding outstanding or pending (or, to the best knowledge of the Company, threatened) against the Company, any Company Subsidiary, any officer or director of the Company in their capacity as such, or, to the best knowledge of the Company, the operator under the Joint Operating Agreement in its capacity as operator thereunder or relating to its activities thereunder, including, without limitation, any claims for indemnification, and
(ii) neither the Company, any Company Subsidiary, any officer or director of the Company in their capacity as such, or, to the best knowledge of the Company, the operator under the Joint Operating Agreement in its capacity as operator thereunder or relating to its activities thereunder, is subject to any material judgment, decree, injunction or order of any Governmental Entity outstanding against the Company, any Company Subsidiary or such operator.

     (b) Each of the Company and each Company Subsidiary and, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder have conducted its respective business in compliance in all material respects with all judgments, orders, statutes, laws, rules, and regulations (collectively, "Laws") applicable thereto including, with limitation, the Foreign Corrupt Practices Act.

     SECTION 3.08  Company Benefit Plans and Labor Relations.

     (a) For purposes of this Agreement, "Compensation and Benefit Plans" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, incentive bonus pool, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement, whether written or oral, that covers employees, directors or consultants of the Company or any of the Company Subsidiaries, or pursuant to which former employees, directors or consultants of the Company or any of the Company Subsidiaries are entitled to current or future benefits. Company Disclosure Schedule 3.08(a) lists all Compensation and Benefit Plans maintained, or contributed to, by the Company or any of the Company Subsidiaries or any Person that, together with the Company or any of the Company Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code. Each Compensation and Benefit Plan has been administered in accordance with its terms and is in material compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, the Code and any other applicable law. All Compensation and Benefit Plans that are intended to be qualified under Sections 401(a) and 501(a) of the Code are the subject of favorable determination letters form the Internal Revenue Service, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would materially adversely affect its qualification or materially increase its costs.

     (b) Except as contemplated by this Agreement or disclosed in Company Disclosure Schedule 3.08(b), the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, director or consultant of the Company or any of the Company Subsidiaries whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code). Except as provided in Company Disclosure Schedule 3.08(c), no payment described therein constitutes an excess parachute payment.

     (c) Neither the Company, any Company Subsidiary, nor, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder is a party to any collective bargaining agreement or other labor union contract applicable to persons employed the Company, any Company Subsidiary or any such operator, as the case may be, and, to the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees. There are no strikes, work stoppages or other material labor disputes involving the Company, any Company Subsidiary or, to the best knowledge of the Company, such operator pending (or, to the best knowledge of the Company, threatened).

     (d) The Board of Directors of the Company has taken all necessary action to cause all Compensation and Benefit Plans to automatically expire and terminate prior to the Effective Time.

     SECTION 3.09  Tax Returns and Tax Payments.

     (a) Except as disclosed in Company Disclosure Schedule 3.09(a), each of the Company and the Company Subsidiaries has filed all tax returns and reports required to be filed by it (or requests for extensions to file such returns or reports have been timely filed and granted and have not expired) and all such tax returns and reports were complete and accurate in all respects when filed, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete and accurate in all respects, as applicable, would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed on Company Disclosure Schedule 3.09(a), the Company and each Company Subsidiary has paid (or the Company has paid on its behalf) or has accrued on its financial statements all taxes shown as due on such tax returns and reports. The most recent Company Financial Statements reflect an adequate reserve for all taxes payable by the Company and Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such Company Financial Statements. Except as disclosed on Company Disclosure Schedule 3.09(a), the Company has received no written notice of deficiencies for any taxes proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, except for any inadequately reserved taxes and inadequately reserved deficiencies that, individually or in the aggregate, would not be material to the Company and its subsidiaries taken as a whole. Except as disclosed on Company Disclosure Schedule 3.09(a), no requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent Company Financial Statements or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole.

     (b) The term "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to tax.

     SECTION 3.10  Environmental, Health and Safety Matters.

     (a) Except as disclosed in Company Disclosure Schedule 3.10:

          (i) each of the Company, the Company Subsidiaries and, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder, holds, and is in compliance with, all material Environmental, Health and Safety Permits and is otherwise in compliance in all material respects with all applicable Environmental, Health and Safety Laws;

          (ii) neither the Company, any Company Subsidiary nor, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder has received any material Environmental, Health and Safety Claim against the Company, any Company Subsidiary or such operator;

          (iii) neither the Company, any Company Subsidiary nor, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder (A) has entered into or agreed to any material consent decree or order under any Environmental, Health and Safety Law, or (B) is subject to any material judgment, decree or order of any Governmental Entity relating to compliance with any Environmental, Health and Safety Law or to investigation, cleanup, remediation or removal of Hazardous Materials under any Environmental, Health and Safety Law (other than orders applying generally to any industry in which the Company or any Company Subsidiary operates); and

          (iv) each of the Company and Company Subsidiaries, and, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder, is in compliance in all material respects with all applicable requirements of the Production License Applications, Environmental Impact Assessments, and the Initial Environmental Evaluations.

     (b) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Environmental, Health and Safety Claim" means any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, discharge, emission or release of any Hazardous Materials or (B) any violation or alleged violation of any Environmental, Health and Safety Law or Environmental, Health and Safety Permit.

          (ii) "Environmental, Health and Safety Permits" with respect to any entity means all permits, licenses, registrations and other governmental authorizations required for current operations of such entity's business and facilities and otherwise to conduct such entity's business in compliance with Environmental, Health and Safety Laws.

          (iii) "Environmental, Health and Safety Laws" means all applicable international, national, state and local statutes, rules, regulations, ordinances, orders and decrees regarding contamination, pollution or protection of natural resources, human health, safety or the environment.

          (iv) "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated by Environmental, Health and Safety Laws.

     SECTION 3.11 Assets; Encumbrances. The Company and Company Subsidiaries own all the assets and properties reflected as owned by the Company and the Company Subsidiaries on the Interim Balance Sheet as of October 31, 1998, (and any subsequent balance sheet delivered pursuant to Section 6.12) and hold valid and subsisting leasehold interests or licenses in all properties or assets of which either the Company or a Company Subsidiary is lessee or licensee, as the case may be. All material tangible assets are in good operating condition, ordinary wear and tear excepted. Except as disclosed on Company Disclosure
Schedule 3.11, all material assets and properties directly or indirectly owned or leased by the Company and the Company Subsidiaries are free and clear of material encumbrances other than (a) liens for current taxes not yet due, (b) minor imperfections of title, if any, none of which materially impairs the present use of the property subject thereto or impairs the current operations of the Company or the Company Subsidiaries, (c) zoning laws and other use restrictions that do not materially impair the current use of the property subject thereto and (d) mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar liens arising or incurred in the ordinary course of business, none of which would, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto. Neither the Company nor any Company Subsidiary owns any real property other than fixtures, leasehold improvements and property owned pursuant to the Joint Operating Agreement.

     SECTION 3.12 Intellectual Property. The Company and the Company Subsidiaries own, or have all necessary rights to use, all trademarks, trade names, copyrights, and other intellectual property currently being used by the Company and the Company Subsidiaries, which rights are sufficient in all material respects to permit such current use by the Company and the Company Subsidiaries. The Company has received no written notice of any claim of any infringement of any trademark, trade name, copyright or other intellectual property owned by the Company and the Company Subsidiaries.

     SECTION 3.13 Books and Records. The minute books and other records of the Company, and each of the Company Subsidiaries that have been made available to Parent contain the records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and each of the Company Subsidiaries, as the case may be, and other than the meeting of the Board of Directors of the Company held on December 15, 1998, no meeting of such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The Company has made available to Parent all records in its possession with respect to any meetings held pursuant to the Joint Operating Agreement.

     SECTION 3.14 Brokers. The Company has not made (and is not bound by) any agreement or arrangement under which any broker, investment banker, financial advisor or other Person (other than Chase Securities Inc. and Bear, Stearns & Co. Inc., whose fees and expenses will be paid in full by the Company under agreements copies of which have been previously furnished to Parent) is entitled to any broker's, finder's or financial advisor's fee or any similar payment in connection with the transactions contemplated by this Agreement.

     SECTION 3.15 Insurance. Copies of all material insurance policies and arrangements of the Company and each of the Company Subsidiaries have been made available to Parent. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and the Company Subsidiaries are in compliance in all material respects with the terms thereof. Such insurance is sufficient for compliance by the Company and the Company Subsidiaries with all requirements of law and all agreements and leases to which the Company or any of the Company Subsidiaries is a party. To the best knowledge of the Company, the operator under the Joint Operating Agreement maintains insurance policies and arrangements in coverage amounts sufficient to insure, at levels customary in the business of the Company, all operations related to the Joint Operating Agreement and Concession.

     SECTION 3.16 Material Contracts. (a) Company Disclosure Schedule 3.16(a) lists all contracts material to the business, assets, properties or financial condition of the Company and its Subsidiaries, taken as a whole, which (1) the Company or a Company Subsidiary is a party to or (2) the Company believes or has knowledge that (x) the Company or a Company Subsidiary is a third-party beneficiary of or (y) the operator (or any affiliate thereof) under the Joint Operating Agreement is a party and which affects or concerns assets or operations within the Block (any such contract, a "Material Contract"). The Company has made available to Parent copies of all Material Contracts (and all material correspondence related thereto) to which it or a Company Subsidiary is a party or which otherwise are in the Company's possession. The copies of the Material Contracts provided to Parent are true and correct, as modified to date, and with respect to any oral Material Contracts the Company has provided true and complete memoranda describing the terms of all such oral contracts, and all liabilities and obligations under the Material Contracts, whether written or oral, can be ascertained from such copies or memoranda. Each Material Contract is a valid and binding obligation of the Company or one of the Company Subsidiaries, to the extent either is a party thereto, and, to the extent that the Company or one or more of its subsidiaries is a party, to the best knowledge of the Company, each other party thereto, and is enforceable against the Company or one or more Company Subsidiaries and, to the best knowledge of the Company, each other party thereto, in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity. Except in connection with the transactions contemplated by this Agreement or as disclosed on Company Disclosure Schedule 3.16(a), neither the Company nor any Company Subsidiary has been involved in any discussion or received any correspondence regarding the renegotiation, amendment or termination of any Material Contract. The Company and the Company Subsidiaries, as the case may be, have complied in all material respects with the Material Contracts, and there has not occurred as to any Material Contract any material default by the Company or any Company Subsidiary or any event that, with notice or the lapse of time or otherwise, would become a material default by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted or been granted any waiver or forbearance with respect to any of the Material Contracts. To the best knowledge of the Company, there has not occurred as to any Material Contract any default by another party thereto or any event that with notice or the lapse of time or at the election of any Person other than the Company, could become a material default by such party.

     (b) The permits, licenses, waivers or other authorizations from Governmental Entities ("Licenses") set forth on Company Disclosure Schedule 3.16(b) are the only Licenses material to the Company and the Company Subsidiaries. None of the Company or Company Subsidiaries has made any untrue statement of material fact, or omitted to state a material fact, necessary to make the statements made, in light of the circumstances under which they were made, not misleading to any Governmental Entity or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, would subject or could reasonably be expected to subject any of the material Licenses held by the Company or the Company Subsidiaries to revocation or failure to renew. No event has occurred with respect to any of the material Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the material Licenses.

     (c) The Material Contracts and the Licenses are, or provide, all of the rights, licenses, permits and other authorizations used or necessary to lawfully operate and conduct the business of the Company and the Company Subsidiaries as described in the Company Public Documents and as presently conducted.

     SECTION 3.17 Affiliate Transactions. Since the date of the most recent proxy statement issued by the Company, the Company has not engaged in any transaction with any officer, director or owner of more than 10 percent of the equity interests of the Company which would be required to be disclosed under
Item 404 of Regulation S-K of the rules and regulations of the SEC.

     SECTION 3.18 Opinion of Company's Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the Company's public stockholders.

     SECTION 3.19 Company Board Approval and Recommendation. The Board of Directors of the Company at a meeting duly called and held, has unanimously approved the execution of this Agreement by the Company and determined that this Agreement and the transactions contemplated hereby are in the best interests of the stockholders of the Company, and (b) recommended that such stockholders approve this Agreement. The Board of Directors, other than Messrs. Rutherford and Moran, has unanimously approved the entry of Messrs. Rutherford and Moran into the Option and Voting Agreement. The Board of Directors of the Company has taken all appropriate action so that neither Parent nor Merger Sub will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of the Company's entry into this Agreement or the Option and Voting Agreement and the consummation of the transactions contemplated hereunder and thereunder.

     SECTION 3.20 Company Stockholder Approval. The Company Stockholder Approval consists of an affirmative vote of holders of a majority of the issued and outstanding Company Stock and is the only vote of holders of any class or series of the Company's securities necessary to approve this Agreement and the Merger.

     SECTION 3.21  Concession and Joint Operating Agreement.

     (a) Thai Romo is the sole legal and beneficial owner of an undivided 46.34146% interest in the Tantawan area of the Concession as a joint concessionaire. Thai Romo is the sole legal and beneficial owner of an undivided 31.666% interest in all areas of the Concession outside the Tantawan area as a joint concessionaire. TRH is the sole legal and beneficial owner of 46.34146% of the capital stock of B8/32 Partners, Ltd. B8/32 Partners, Ltd. is the sole legal and beneficial owner of an undivided 31.666% interest in all areas of the Concession outside the Tantawan area as a joint concessionaire. Thai Romo is the sole legal and beneficial owner of an undivided 46.34146% interest in the Joint Operating Agreement as it governs the Tantawan Area within the Block, and is the sole legal and beneficial owner of an undivided 31.666% interest in the Joint Operating Agreement as it governs all other areas of the Block. B8/32 Partners is the sole legal and beneficial owner of a 31.666% interest in the Joint Operating Agreement as it governs all areas of the Block outside the Tantawan Area.

     (b) The Concession is free from any mortgage, charge (whether fixed or floating), pledge, material lien, equity or other material encumbrance and from all overriding interests, royalties, deferred payments, net profit interests, carried interests and production payments and there is no agreement or commitment to give or create any of the same.

     (c) Except as disclosed in Company Disclosure Schedule 3.21(c), neither the Company nor any Company Subsidiary has committed any material breach of, or is in material default under, the Concession or the Joint Operating Agreement, and neither Company nor any Company Subsidiary has received written notice (or is it aware) that any of the parties to the Concession or the Joint Operating Agreement has committed any material breach of, or is in material default under, the Concession or the Joint Operating Agreement.

     (d) The Concession and the Joint Operating Agreement and all rights and interests thereunder or deriving thereof are in full force and effect, and no act or omission of the Company, any Company Subsidiary, or, to the best knowledge of the Company, of any other Person has occurred, including the consummation of the transactions contemplated herein, which would or might entitle the Thai Government to revoke or materially alter or modify the Concession, and no written notice has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other Person, of any intention by the Thai Government to revoke the Concession, and there are no other grounds for rescission, avoidance, revocation, repudiation or termination of the Concession. The Company has made all requisite filings with, and provided all appropriate notifications to, the Thai Government, to preserve all of its rights in the Concession.

     (e) To the best knowledge of the Company, all accrued obligations and liabilities imposed by the Concession (including, without limitation, work obligations) have been duly fulfilled and discharged and there are no outstanding work obligations to be fulfilled under the Concession, and the Thai Government has not given written notice to the Company, any Company Subsidiary or, to the best knowledge of the Company, any other Concessionaire of any intention to require further works to be conducted (whether in relation to exploration or development), or to call for the submission of or impose any development program.

     (f) The Company has kept proper and consistent accounts, books and records of its activities relating to its and its subsidiaries' operations conducted with respect to the Concession, and such accounts, books and records have been made available to Parent and are current, and since January 1, 1998, there has been no change in any practice or policy insofar as such change might affect the valuation of assets or the recording of expenditures or receipts relating to the Concession.

     (g) Except as disclosed in Company Disclosure Schedule 3.21(g), neither the Company nor any Company Subsidiary is a party to any litigation, arbitration or administrative proceedings or to any dispute in relation to the Concession and there is no such litigation, arbitration or administrative proceedings pending or, to the best knowledge of the Company, threatened either by or against Company or any Company Subsidiary and there are no facts known to Company, or any Company Subsidiary which are likely so to jeopardize or endanger the Concession. To the best knowledge of the Company, none of the parties to the Concession is involved in or threatened with any litigation, arbitration or administrative proceedings or any dispute in relation to, or which is likely to prejudice or endanger in any manner, the Concession.

     (h) Except as disclosed in Company Disclosure Schedule 3.21(h), the Concession and the Joint Operating Agreement provided to Parent conform to the originals, and there are no other documents or written information relating to either the Concession or the Joint Operating Agreement which would, taken as a whole, render the Concession or the Joint Operating Agreement materially inaccurate or misleading.

     (i) The Concession constitutes all of the documents affecting title to the Concession, and neither the Company nor any Company Subsidiary is a party to and, to the best knowledge of the Company, there is no other agreement, arrangement or undertaking relating to the creation or validity of the Concession.

     (j) Except as disclosed in Company Disclosure Schedule 3.21(j), no sole risk operation has, since the Company or any of the Company Subsidiaries became a party to the Concession, been carried out in relation to the Concession, nor is any such operation in the process of being carried out and, to the best of knowledge of the Company, since January 1, 1997, no sole risk operation has been proposed in relation to the Concession.

     (k) To the best knowledge of the Company, all wells located within the Concession which have been abandoned have been abandoned in accordance with good industry practice and in material compliance with all applicable laws, rules and regulations thereto.

     (l) Neither the Company nor any of the Concessionaires has received any written demand, claim or notice which relates to pollution or to environmental damage, and which requires remediation or action with respect to the Concession or any written demand or notice with respect to the breach of any pollution or environmental laws applicable to the Concession and to the best knowledge of the Company, there have been no escapes of waste material, hazardous substances or other pollution events other than what is recognized as industry practice and within the pollution or environmental laws applicable to the Concession.

     (m) The Concessionaires in their capacity as such directly or indirectly possess or have the right to use all the Facilities, Properties and all other leaseholds, personal property and other assets reasonably necessary to conduct the operations under the Joint Operating Agreement as presently conducted, and all such Facilities and other Property are in good condition, ordinary wear and tear excepted, and suitable for the use to which they have been put.

     SECTION 3.22 No Other Agreements to Sell the Company Stock. Except for warrants and options disclosed in Company Disclosure Schedule 3.03(a), the Company has no commitment or legal obligation, absolute or contingent, to any other Person other than Parent and Merger Sub to sell, assign, transfer or effect a sale of any of the capital stock of the Company or any of its Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or any of its Subsidiaries, or to enter into any agreement or cause the entering of an agreement with respect to the foregoing.

     SECTION 3.23 Year 2000 Compliance. Except as disclosed in the Company Public Documents, the Company has no reason to believe any technology or systems which are material or necessary to the operations under the Joint Operating Agreement are not year 2000 compliant.

     SECTION 3.24 Accuracy of Information. No information furnished by the Company or its Representatives to Parent or its Representatives in connection with Parent's investigation of the Company, which has been prepared by, or at the direction or request of, the Company or its Representatives, contains any material misstatement of a fact, or omits to state a material fact necessary in order to make the information furnished (in the light of the circumstances under which it was provided) not misleading.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company that:

     SECTION 4.01 Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and the transactions contemplated hereby. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on Parent.

     SECTION 4.02  Authority; Non-Contravention.

     (a) When the Board of Directors of Parent approves this Agreement and the transactions contemplated hereby, Parent will have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. When the Board of Directors of Parent approves this Agreement and the transactions contemplated hereby, execution and delivery of this Agreement by Parent and consummation by Parent of the transactions contemplated hereby will be duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by and (assuming this Agreement is approved by the Board of Directors of Parent, is a valid and binding obligation of the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought).

     (b) Notwithstanding subparagraph (a) above of this Section 4.02, except with regard to the issuance of Parent Common Stock as contemplated by this Agreement (which requires approval of the Board of Directors of Parent), the Executive Committee of Parent has approved this Agreement and the transactions contemplated hereby, and the Executive Committee is authorized to cause Parent to enter into this Agreement and to consummate the transactions contemplated hereby (except with respect to the issuance of Parent Common Stock). Based upon such Executive Committee approval, the execution and delivery of this Agreement by Parent and consummation by Parent of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent (other than with respect to the issuance of Parent Common Stock). Based upon such Executive Committee approval, this Agreement has been duly executed and delivered by and (assuming this Agreement is a valid and binding obligation of the Company) constitutes a valid and binding obligation of Parent (other than with respect to the issuance of Parent Common Stock), enforceable against Parent in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceedings for injunctive relief or specific performance may be brought).

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other third party is required by or with respect to Parent in connection with execution and delivery of this Agreement by Parent or consummation by Parent of the transactions contemplated hereby, except for

          (i) filing of a pre-merger notification and report form under the HSR Act;

          (ii) filing with the SEC of (A) the Form S-4 (as hereinafter defined) and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

          (iii) filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with authorities of other states in which Parent or the Company is qualified to do business;

          (iv) the notices and approvals required pursuant to the terms of the Joint Operating Agreement;

          (v) the notices and approvals required by the Thai Government with respect to the transactions contemplated hereby;

          (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filing and notices as stated in Parent Disclosure Schedule 4.02(c).

     (d) The execution and delivery of this Agreement by Parent does not (and consummations of the transactions contemplated hereby will not)

          (i) conflict with or violate the certificate of incorporation or bylaws of Parent, or any resolution adopted by the Board of Directors of Parent; or

          (ii) subject to the governmental filings and other matters referred to in paragraph (c) below, violate in any material respect any judgment, order, statute, law, rule or regulation applicable to Parent.

     SECTION 4.03 Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996. Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. As of their respective dates, none of the Parent SEC Documents (including any and all financial statements therein) contained any untrue statement of a material fact or failed to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified therein (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

     SECTION 4.04 Litigation; Compliance with Law. There is no suit, order, action or proceeding outstanding or pending (or, to the best knowledge of Parent, threatened) against Parent that could reasonably be expected to prevent or materially delay Parent's consummating the transactions contemplated by this Agreement, and Parent is not subject to any judgment, decree, injunction or order of any Governmental Entity having any such effect.

     SECTION 4.05 Organization and Authority of Merger Sub. Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity).

     SECTION 4.06 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business or other activities except as contemplated by this Agreement.

     SECTION 4.07 Parent Common Stock. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     SECTION 4.08 Ownership of Company Capital Stock. As of the date hereof, neither Parent nor, to the knowledge of Parent, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) other than this Agreement and the Option and Voting

Agreement, is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of the capital stock of the Company.

                                   ARTICLE 5

                    COVENANTS REGARDING CONDUCT OF BUSINESS

     SECTION 5.01 Conduct of Business by the Company. Except as otherwise contemplated by this Agreement, during the period from the date hereof to the earlier of (i) the exercise of the Options by Parent and (ii) the Effective Time, the Company shall (and shall cause each Company Subsidiary to) conduct its businesses only in the ordinary course of business in all material respects and consistent with its practice since January 1, 1998 and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. In addition, during the period from the date of this Agreement to the earlier of (i) the exercise of the Options by Parent and (ii) the Effective Time, except as contemplated by this Agreement or disclosed in Company Disclosure Schedule 5.01, the Company shall not (and shall not permit any Company Subsidiary to):

     (a) (i) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock, other than dividends between the Company and its subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or make any other changes to its capital structure, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any right, warrant or option to acquire any such shares or other securities other than the issuance of Company Stock upon the exercise of options or warrants outstanding on the date hereof as identified on Company Disclosure Schedule 3.03(a);

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any Company Subsidiary other than the issuance of Company Stock or any other security which by its terms either expires prior to the Effective Time or is converted into Company Stock at the Effective Time;

     (c) amend or propose to amend the certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company or any Company Subsidiary;

     (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

     (e) except pursuant to existing contracts previously disclosed to Parent or with the written consent of Parent, which consent will not be unreasonably withheld, sell, lease, license, mortgage or otherwise encumber or subject to any Lien other than Permitted Liens or otherwise dispose of any of its properties or assets except in the ordinary course of business consistent with past practice and in transactions involving consideration no greater than $10,000 in any one case or $100,000 in the aggregate;

     (f) except with the written consent of Parent, which consent will not be unreasonably withheld, (i) incur any indebtedness for borrowed money other than pursuant to the Company's existing credit facilities or extensions of, additions to, or replacements of such facilities on comparable terms and conditions or intercompany loans or guarantee any such indebtedness of another Person other than any Company Subsidiary, issue or sell any debt security or warrant or other right to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt security of another Person other than any Company Subsidiary or agree to maintain the financial condition of any Person (other than the Company or any Company Subsidiary), or (ii) make any loan, advance or capital contribution to, or investment in, any other Person other than any Company Subsidiary;

     (g) except pursuant to existing contracts previously disclosed to Parent or with the written consent of Parent, which consent will not be unreasonably withheld, make any cash call or other payment or investment under the Joint Operating Agreement that is not necessary to comply with such agreement or preserve the Company's rights thereunder and otherwise not to acquire any assets or make or agree to make any capital expenditure, except acquisitions and capital expenditures the commitment or consideration for which do not exceed $10,000 in any one case or $100,000 in the aggregate;

     (h) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (i) change any material accounting principle used by it, except for such changes as may be required under GAAP or the rules and regulations of the SEC;

     (j) except with the written consent of Parent which consent shall not be unreasonably withheld, make any tax election or settle or compromise any disputed Federal, state, local or foreign income tax liability;

     (k) except with the written consent of Parent which consent shall not be unreasonably withheld, enter into any Hedging Agreement or terminate or modify in any material respect any Hedging Agreement to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

     (l) except with the written consent of Parent which consent shall not be unreasonably withheld, enter into any contract which would involve the payment by the Company or any Company Subsidiary of an amount in excess of $10,000 in any one case or $100,000 in the aggregate;

     (m) except with the written consent of Parent which consent shall not be unreasonably withheld, amend or waive any provision of, or terminate, any Material Contract to which the Company or any Company Subsidiary is a party, or release or assign any rights or claims thereunder;

     (n) enter into, or otherwise engage in, any transaction referred to in
Section 3.17;

     (o) except with the written consent of Parent, which consent will not be unreasonably withheld, pay, discharge, satisfy, waive, settle or release any claim or cause of action of the Company or any Company Subsidiary which could reasonably be disputed;

     (p) accelerate any payment to any vendor of goods or services; or

     (q) commit or agree to take any of the foregoing actions.

     SECTION 5.02  Acts Permitted to Preserve Enterprise. Nothing in Section
5.01 of this Agreement shall prevent the Board of Directors of the Company from causing the Company to take any action otherwise in violation of the agreements contained in Section 5.01 hereof if the Board of Directors of the Company in good faith reasonably determines such action to be necessary or advisable to preserve the Company as a going concern and the value of the equity interests held by the Company's stockholders; provided, however, that the Company shall give Parent prompt notice of, and details concerning, any such action.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Preparation of Form S-4 and Proxy Statement; Stockholder Meetings.

     (a) As promptly as practicable following execution of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall file it with the SEC, and Parent shall prepare and file with the SEC a Form S-4 relating to the Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time, the "Form S-4"), in which the Proxy Statement will be included. Parent shall cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder and shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. No filing of, or amendment or supplement to, the Form S-4 shall be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. Parent shall take any reasonable action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and holders of Company Stock and rights to acquire Company Stock as may be reasonably requested in connection with any such action. Each of Parent, Merger Sub and the Company, respectively, shall:

          (i) cause all information provided (and to be provided) by it for use in the Form S-4 to be true and correct in all material respects;

          (ii) not omit from such information any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which it was provided, not misleading; and

          (iii) correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

     (b) Parent shall advise the Company promptly after it receives (i) notice that the Form S-4 or any amendment thereto has become effective, (ii) the issuance of any stop order with respect to the Form S-4, (iii) the suspension of the qualification of Parent Common Stock to be issued in connection with the Merger for offering or sale in any jurisdiction, (iv) any request by the SEC or the NYSE for amendment to the Form S-4, or (v) any comments or requests for additional information received from the SEC with respect to the Form S-4 or the Proxy Statement which forms a part thereof.

     (c) As soon as practicable after the Form S-4 is declared effective by the SEC, the Company shall, through its Board of Directors, duly call, give notice of and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of approving the Merger and approving and adopting this Agreement. The Board of Directors of the Company (i) has recommended approval of the Merger and this Agreement, (ii) shall include, and shall not withdraw or modify, each such recommendation in the Proxy Statement unless under applicable law it is required to omit, withdraw or modify any such recommendation, and
(iii) shall submit for approval of its stockholders at the Company Stockholder Meeting the Merger and the Merger Agreement, regardless of whether it later withdraws its recommendation that stockholders vote for the approval of such matters. At the Company Stockholders Meeting, Parent shall, and shall cause its subsidiaries to, cause all shares of Company Common Stock then beneficially owned by Parent or any subsidiary of Parent to be voted in favor of the approval of the Merger and the approval and adoption of this Agreement.

     (d) The Company will cause its transfer agent to make stock-transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     SECTION 6.02 Access to Financial and Operational Information. (a) Subject to compliance with applicable law, upon reasonable notice, the Company will, and will cause each of the Company Subsidiaries to, give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Company Subsidiaries ("Access"), will furnish to Parent and its authorized Representatives such financial and operating data as such Persons may reasonably request and will instruct the Company's Representatives to cooperate with Parent in its investigation of the business of the Company and the Company Subsidiaries and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger, provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder; and provided further that notwithstanding the provision of information by Company to Parent or any investigation by Parent prior to or after the date hereof, Company shall not be deemed to make any representation or warranty regarding the Company except as expressly set forth in this Agreement.

     (b) Unless otherwise required by law or the applicable rules of the NYSE or the Nasdaq National Market, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and will not use any such nonpublic information for any purpose other than in connection with the planning, negotiation and implementation of the transactions contemplated hereby. In the event of the termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction.

     SECTION 6.03 Notices of Certain Events. (a) The Company shall, upon obtaining knowledge of any of the following, promptly notify Parent in writing of:

          (i) any material notice or other material communication from any Governmental Entity in connection with the Merger;

          (ii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company or any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or which relate to the consummation of the Merger;

          (iii) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of any representations or warranties by the Company, the Company's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the best knowledge of Company to be or become untrue or inaccurate in any material respect and disregarding for such purposes any limitation in the representations or warranties referring to written instruments);

          (iv) the failure of the Company or any Company Subsidiary to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Company or any Company Subsidiary under this Agreement;

          (v) any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Company or any Company Subsidiary, or, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder; and

          (vi) any material development affecting the ability of the Company to effect the Merger and transactions contemplated under the Agreement.

The Company shall promptly notify Parent in writing of any event which would cause a previously delivered Company Disclosure Schedule to be inaccurate and shall thereafter provide Parent with a revised Company Disclosure Schedule reflecting such information or event. No disclosure by the Company or any Company Subsidiary pursuant to this Section 6.03, however, shall be deemed to amend or supplement any Company Disclosure Schedule hereto which has not been consented to in writing by Parent.

     (b) Parent shall, upon obtaining knowledge of any of the following, promptly notify the Company in writing of:

          (i) any material notice or other material communication from any Governmental Entity in connection with the Merger;

          (ii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Parent or any affiliates of Parent which relate to the consummation of the Merger;

          (iii) any representation or warranty made by Parent contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of any representations or warranties by Parent, Parent's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the best knowledge of Parent to be or become untrue or inaccurate in any material respect);

          (iv) the failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Parent or Merger Sub under this Agreement; and

          (v) any material development affecting the ability of Parent or Merger Sub to effect the Merger and transactions contemplated under the Agreement.

     SECTION 6.04  Mutual Best Efforts.

     (a) Subject to the conditions set forth in this Agreement, each party shall use its reasonable best efforts to (and cause each Person under its control to) take all actions, and assist and cooperate with each other party in taking all actions necessary, useful or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Each party shall use its reasonable best efforts and cooperate with each other party in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable law or regulation or from any Governmental Entity or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

     (b) The Company shall take all reasonable actions requested by Parent or Merger Sub in cooperation with Parent's efforts to negotiate and cause the execution of a definitive agreement between the Company and Neutron with respect to all the rights, duties and responsibilities as operator within the Block pursuant to the Joint Operating Agreement ("Operatorship") on terms acceptable to Parent.

     (c) The Company shall take all reasonable actions requested by Parent or Merger Sub in cooperation with Parent's efforts to secure waivers of any and all preferential rights which may arise under the Joint Operating Agreement as a result of the Merger.

     (d) The Company shall take all reasonable action requested by Parent or Merger Sub in cooperation with Parent's efforts to negotiate and execute a new joint operating agreement ("New JOA") for the Block that shall provide for, among other provisions, (i) control by Parent of key operating decisions, such as budget and AFE approvals, and (ii) clarification that the area of mutual interest is limited to the Block.

     SECTION 6.05 Public Announcements. With respect to any news release or other public announcement or statement relating to this Agreement or any transaction contemplated hereby (each an "Announcement"), Parent, Merger Sub and the Company will each consult with the others before issuing such Announcement, and will provide to each other a reasonable opportunity to review and comment on such Announcement, and shall not issue such Announcement prior to such consultation and opportunity (except as otherwise required by applicable law or any applicable rules of the NYSE or the Nasdaq National Market).

     SECTION 6.06 Affiliate Agreements. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying each Person who is, at the time this Agreement is submitted for Company Stockholder

Approval, an "affiliate" of the Company for purposes of Rule 145 under the Securities Act (each a "Rule 145 Affiliate"). The Company shall use its reasonable best efforts to cause each Rule 145 Affiliate to deliver to Parent on or prior to the Closing Date a written agreement concerning dispositions of Parent Common Stock in form reasonably satisfactory to both Parent and the Company.

     SECTION 6.07 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in connection with the Merger and which are not treasury shares, and shall use its best efforts to obtain, as promptly as practicable after the date hereof, approval for listing of such shares of Parent Common Stock.

     SECTION 6.08 Acquisition of 5% Interest. Parent plans to offer to acquire at least a 5% interest in the Concession under the Joint Operating Agreement from Sophonpanich for consideration and upon the terms and conditions acceptable to Parent in its sole discretion.

     SECTION 6.09  No Solicitation.

     (a) Prior to January 28, 1999, and at all times thereafter if the conditions set forth in paragraphs (e), (f), and (g) of Section 8.02 hereof shall have been satisfied or waived by Parent, the Company shall not (and shall not permit any of its officers, directors, agents, representatives or advisors
to) solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person relating to any (A) acquisition of a substantial amount of assets of the Company (other than in the ordinary course of business) or of more than 15% of all outstanding Company Stock or (B) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 15% of all outstanding Company Stock, or (C) merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation or similar transaction involving the Company, other than the transactions contemplated by this Agreement (each an "Alternative Proposal") or agree to or endorse any Alternative Proposal.

     (b) Notwithstanding the foregoing, however, nothing herein shall prohibit, subject to Section 6.01(b), the Company following receipt of an Alternative Proposal from disclosing to its stockholders such Alternative Proposal and a position with respect to such Alternative Proposal to the extent required by applicable law.

     (c) The Company shall notify Parent promptly (and in any event no later than 24 hours) after receipt by the Company of any Alternative Proposal or any request for non-public information in connection with an Alternative Proposal or for access to the Company's properties, books or records by any Person that informs the Company that it is considering making an Alternative Proposal. Such notification shall include the terms of any Alternative Proposal and the name of any Person making any such proposal or requesting non-public information or access to the Company's properties, books or records in connection with an Alternative Proposal.

     SECTION 6.10 Indemnification. Reference is hereby made to all provisions of the certificate of incorporation, articles of organization and bylaws of the Company and the Company Subsidiaries and all indemnification agreements between the Company or any Company Subsidiary and any director, officer or employee of the Company which agreements are disclosed on Company Disclosure Schedule 3.16(a) which contemplate indemnification of directors, officers and employees of the Company and the Company Subsidiaries (the "Company Indemnification Provisions"). From and after the Effective Time, Parent shall cause the Surviving Corporation to honor (or if the Surviving Corporation does not honor, then Parent shall honor and fund) the Company's existing obligations to indemnify all present and former directors, officers and employees of the Company and the Company Subsidiaries to the fullest extent called for by the Company Indemnification Provisions (in each case as the Company Indemnification Provisions exist as of December 1, 1998. Parent shall maintain or cause to be maintained for a period of not less than five years after the Closing Date, the directors' and officers' liability insurance policy currently maintained by the Company covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including the amounts of coverage and amounts of deductibles, if any) substantially comparable to the terms now applicable to such persons or, if not available, comparable policies or coverage; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent that premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Current Premium"), and if such premiums for such insurance would at any time exceed 175% of the Company's Current Premium, then Parent shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual insurance premium equal to 175% of the Current Premium. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each indemnified Person, his or her heirs and his or her representatives.

     SECTION 6.11 Insurance. The Company or its Subsidiaries shall continue in full force and effect and shall not permit to lapse any policy or arrangement of insurance. The Company or its Subsidiaries shall renew any such insurance policies or arrangements which expire or lapse prior to the Effective Time on substantially identical terms. In the event the Company or its Subsidiaries is unable to renew such policies or arrangements on substantially identical terms, the Company or its Subsidiaries shall use its reasonable efforts to enter into substitute insurance policies or arrangements providing for substantially identical coverage, on substantially identical terms.

     SECTION 6.12 Financial Information. Between the date hereof and the Closing Date, the Company shall provide Parent with monthly balance sheets and monthly statements of income and expenses of the Company and Company Subsidiaries on a consolidated basis for the monthly accounting periods between the date hereof and the Closing Date, in each case no later than the thirtieth day of each month following the month to which such interim statements relate. The Company represents and warrants to the Parent that such balance sheets and statements of income and expenses shall be prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified therein, subject to normal monthly adjustments and year-end audit adjustments and subject to the lack of any accompanying notes thereto.

     SECTION 6.13 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub will not (i) issue any shares of capital stock, any option, warrant or other right to acquire its capital stock to any Person other than Parent, (ii) incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger and the other transactions contemplated hereby, (iii) engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any Person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (iv) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

     SECTION 6.14 Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Concurrently with the execution of this Agreement, Parent shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") a representation letter substantially in the form attached hereto as Exhibit B (the "Parent Tax Certificate") and the Company shall deliver to Skadden Arps a representation letter substantially in the form attached hereto as Exhibit C (the "Company Tax Certificate"). Parent agrees that neither it nor any of its affiliates shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. The Company agrees that neither it nor any of its affiliates shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

     SECTION 6.15 HSR Act. To the extent that the transactions contemplated hereby are not exempt from having to comply with the requirements of the HSR Act, the Company, Parent and Merger Sub shall take all actions necessary to file as soon as practicable after the date hereof all notifications, filings and other documents required under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

     SECTION 6.16 Parent Board Approval. Management of Parent will present and recommend this Agreement and the transactions contemplated hereby to its Board of Directors for approval and authorization no later than January 27, 1999 and will promptly notify the Company of the actions taken by such Board.

     SECTION 6.17 Interim Financing. If all conditions to Closing have been met except those conditions set forth in Section 8.01(a), (b) and (e), Parent shall, at the Company's request, either exercise the Options or, until such time as the Options are exercised or the Merger is effective, lend the Company monies necessary to meet its operating expenses, general administrative expenses, and capital commitments on terms and conditions substantially similar to those on which Parent lends monies from time to time to its wholly owned subsidiaries, subordinate to any then existing secured credit facilities.

                                   ARTICLE 7

                               EMPLOYMENT MATTERS

     SECTION 7.01 Employees. Company Disclosure Schedule 7.01 contains a list of all employees, directors and consultants of the Company and each of the Company Subsidiaries, each such employee's title or capacity in which employed, the date of hire of each such employee, and a description of all compensation (including bonus arrangements and severance payments as a result of termination) for each such employee. Except for obligations imposed under the provisions of
Section 4980B of the Code or Sections 601 to 609 of ERISA, neither the Company nor any Company Subsidiary has any responsibility, residual or otherwise, for or obligations to any employees or employees of the third parties other than the persons listed in Company Disclosure Schedule 7.01. The Company shall take all action necessary to cause all employees of the Company and the Company Subsidiaries to be terminated immediately prior to the Effective Time. The Company shall cooperate with Parent's efforts to cause such employees as Parent shall designate to enter into consulting arrangements with the Company on terms mutually agreeable to such employees and Parent.

     SECTION 7.02 Conduct of Business by the Company with Respect to Certain Employee Matters. During the period from the date of this Agreement to the earlier of (i) the exercise of the Options by Parent and (ii) the Effective Time, except as contemplated by this Agreement or disclosed in Company Disclosure Schedule 7.02, the Company shall not (and shall not permit any Company Subsidiary to), without the prior written consent of Parent:

     (a) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual;

     (b) enter into any new employment arrangement or relationship with new or existing employees;

     (c) increase the compensation or fringe benefits of any director, officer or management-level employee or pay any such increase to any director, officer or management-level employee;

     (d) grant any award to any director, officer or employee under any bonus, incentive, performance or other compensation plan or arrangement (including the removal of existing restrictions in any benefit plan or agreement or award made thereunder); or

     (e) except as required by law or existing contract, take any action to segregate assets for, or in any other way secure, the payment of compensation or benefits to any employee under any employee plan, agreement, contract or arrangement.

     SECTION 7.03 Continuing COBRA Coverage. From and after the Effective Time, Parent shall provide group health plan continuation coverage at any employee's sole cost pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA with respect to any individual who was an employee of the Company prior to the Effective Time and who had or has a "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) before, on or after the Effective Time. Parent shall be required to provide such continuation coverage notwithstanding the fact that any group health plan maintained by the Company prior to the Effective Time may have been eligible for an exception from such continuation coverage requirements. As of the Effective Time, Parent shall assume and agree to perform (i) all obligations of the Company pursuant to the Rutherford-Moran Incentive Bonus Plan (the "Bonus Plan"), including, without limitation, the obligation to make any payments remaining due to any plan participant pursuant to Section 6 of the Bonus Plan, and (ii) all obligations of the Company pursuant to the letter, dated March 28, 1996, to David F. Chavenson from Patrick R. Rutherford on behalf of the Company. Parent agrees that, any employee of the Company or a Company Subsidiary whose employment with the Company is terminated pursuant to the provisions of Section
7.01 hereof will nevertheless receive an award pursuant to Section 6 of the Bonus Plan, which award shall not be reduced on account of any such termination of employment.

                                   ARTICLE 8

                         CONDITIONS PRECEDENT TO MERGER

     SECTION 8.01 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

     (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) Stock Exchange Listing. The shares of Parent Common Stock issuable under this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     (c) HSR Act. To the extent that the transactions contemplated hereby are not exempt from having to comply with the requirements of the HSR Act, the waiting period (and each extension thereof, if any) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (d) No Injunction. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction (collectively, "Restraints") shall be in effect which prohibits the consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject to any stop order and no stop order or proceedings seeking a stop order with respect to the Form S-4 shall be threatened by the SEC or shall have been initiated by the SEC and not terminated. Parent shall use its reasonable best efforts to, but shall not otherwise be obligated to, register on Form S-4 the shares of Parent Common Stock to be delivered to signatories of the Option and Voting Agreement.

     SECTION 8.02 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the satisfaction (or waiver by Parent) of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period). Parent shall have received a certificate to such effect, signed on behalf of the Company by its chief executive officer and its chief financial officer.

     (b) Performance by Company. The Company shall have performed in all material respects all of its obligations under this Agreement required to be performed on or prior to the Closing Date and shall have complied in all material respects or be in compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate to such effect, signed on behalf of the Company by its chief executive officer and its chief financial officer.

     (c) Consents, etc. Parent shall have received satisfactory evidence that the Company has received such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary with respect to the Company or any Company Subsidiary in connection with the transactions contemplated hereby or to the preservation of the Company's rights under the Joint Operating Agreement or the operations conducted thereunder (except for those the absence of which would not have a material adverse effect on the Company or the ability of Parent or Merger Sub to effect the Merger).

     (d) Opinion. Parent shall have received an opinion of Fulbright & Jaworski LLP, counsel to Company, dated as of the Closing Date, in form reasonably satisfactory to Parent.

     (e) Waiver of Preferential Rights. All parties to the Joint Operating Agreement shall have waived any and all preferential rights that may have arisen thereunder as a result of the Merger.

     (f) New JOA. The Company shall have executed the New JOA on terms and conditions acceptable to Parent in its sole discretion.

     (g) Operatorship of Block. Pogo shall have executed a definitive agreement with respect to Operatorship under the Joint Operating Agreement to Parent on terms and conditions acceptable to Parent in its sole discretion.

     (h) Expenses. The Company's expenses and costs incurred after October 1, 1998, and which are related to the transactions contemplated under this Agreement, including, without limitation: (i) any severance payments; (ii) investment banker or advisory fees; (iii) all registration and filing fees and expenses; (iv) all fees and expenses of compliance with federal securities and state blue sky or securities laws; (v) all expenses of printing; (vi) all fees and disbursements of counsel for the Company; (vii) all fees and disbursements of independent certified public accountants of the Company; and (viii) all expenses related to the stockholder meeting of the Company, shall be limited to Eight Million Dollars ($8,000,000).

     (i) Acquisition. Parent shall have acquired at least a 5% interest in the Concession under the Joint Operating Agreement from Sophonpanich.

     (j) Material Adverse Change. There shall not have been a material adverse change in the Company.

     SECTION 8.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period). The Company shall have received a certificate to such effect, signed on behalf of Parent and Merger Sub by their respective chief executive officers and chief financial officers.

     (b) Performance by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all of its obligations, each in all material respects, required to be performed under this Agreement at or prior to the Closing Date and shall have complied in all material respects or be in compliance in all material respects with any agreement or covenant of Parent or Sub, as the case may be, required to be performed by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate to such effect, signed on behalf of Parent and Merger Sub by their respective chief executive officers and chief financial officers.

     (c) Consents, etc. The Company shall have received evidence that Parent has received such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary with respect to Parent or Merger Sub in connection with the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on Merger Sub, Parent or the Company or the ability of the Company to effect the Merger).

     (d) Confirmation of Tax Certificate. The Company shall have received from Parent a certificate to the effect that neither Parent nor any of its affiliates has taken any action between the date hereof and the Closing Date to cause or which is reasonably likely to cause the matters set forth in the Parent Tax Certificate delivered pursuant to Section 6.14 hereof to be untrue in any material respect.

     SECTION 8.04 Effect of Exercise of Options. In the event Parent exercises the Options, the conditions to Parent's obligation to effect the Merger contained in Article 8 shall be deemed waived or satisfied, except with respect to the conditions contained in Sections 8.01(c), (d) and (e) and except as otherwise required by law.

                                   ARTICLE 9

                   TERMINATION, AMENDMENT, FEES AND EXPENSES

     SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after any approval by stockholders of the Company:

     (a) by mutual written consent of Parent and the Company; or

     (b) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling permanently enjoining or prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable (but only if the party seeking to terminate pursuant to this clause (b) shall have used its reasonable best efforts to oppose and remove such order, decree or ruling); or

     (c) by either Parent or the Company, if the Merger shall not have been consummated on or before June 1, 1999 (other than due to failure of the party seeking termination to perform in all material respects its obligations under this Agreement required to be performed at or prior to the Closing Date) and provided further that the termination right pursuant to this clause may not be exercised by either party if the Options shall have been exercised by Parent; or

     (d) by Parent, if (i) as of such time of determination, any of the representations and warranties of the Company shall not be true and correct in all material respects (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period) except to the extent the effect of breaches thereof would not have a material adverse effect on the Company, or (ii) the Company or, with respect to the Company Stockholder Approval, its stockholders, shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it or, with respect to the Company Stockholder Approval, its stockholders, under this Agreement or the Option Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within 30 days after the giving of written notice to the Company by Parent, and, in the case of (ii), such failure cannot be or has not been cured within 15 days after the giving of written notice to the Company or the Company stockholders by Parent, as appropriate; or

     (e) by the Company, if (i) as of such time of determination, any of the representations and warranties of Parent shall not be true and correct in all material respects (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period), except to the extent the effect of breaches thereof would not have a material adverse effect on Parent or (taking into account the transaction contemplated hereby) Merger Sub, as the case may be, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within 30 days after the giving of written notice to Parent by the Company, and, in the case of (ii), such failure cannot be or has not been cured within 15 days after the giving of written notice to Parent by the Company; or

     (f) by the Company, if the approval of the Board of Directors of Parent is not obtained on or before January 27, 1999, provided that, at the Company's sole option, which must be exercised on or before February 3, 1999, this Agreement shall not be terminated but (i) section 2.01(a)(i) hereof shall be amended to delete the words "that number of fully paid and nonassessable shares of common stock, $1.50 par value, of Parent ("Parent Common Stock")" and to insert in lieu thereof the word "cash", and (ii) the Agreement shall otherwise be amended in an appropriate manner to reflect that a tax-free exchange would no longer be contemplated; and provided, further, that if the Company shall not have exercised such right to terminate or amend this Agreement by February 3, 1999, the Agreement may be terminated thereafter by Parent; or

     (g) by the Company, if (i) the conditions to Closing set forth in paragraphs (e), (f) and (g) of Section 8.02 have not been satisfied or waived by Parent on or before January 27, 1999, (ii) the Company and a third party shall have signed an agreement on or after January 28, 1999 pursuant to which the third party is obligated to consummate an Alternative Transaction subject only to termination of this Agreement and the satisfaction of closing conditions,
(iii) the Company shall have complied in all respects with the provisions of
Section 6.09, and (iv) the Company, after the signing of the agreement referred to in clause (ii) of this paragraph (g), shall have provided Parent with five
(5) Business Days' advance notice of such intended termination and Parent shall not, prior to such termination, have exercised the Options; or

     (h) by Parent, if the Company shall have taken any action or actions pursuant to Section 5.02 that would, but for the provisions of Section 5.02, constitute a material breach of the covenants or agreements to be performed by the Company hereunder, provided that, for purposes of this paragraph (h) only, Parent must effect such termination within ten (10) Business Days after the latest notice or details it has received from the Company pursuant to Section 5.02; and provided further that no failure by Parent to have exercised such right of termination within a particular permitted period shall act as a waiver of its rights to terminate this Agreement with respect to any subsequent permitted period.

     SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Merger Sub, Parent or the Company, other than the provisions of the last two sentences of Section 6.02, this Section 9.02, and Section 9.06. Nothing in this Section shall relieve any party for any willful breach of such party's covenants or agreements in this Agreement.

     SECTION 9.03 Amendment. Subject to Section 9.05 hereof, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval contemplated hereby, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the Company Stockholder Approval, no such amendment, modification or supplement shall reduce or change the Merger Per Share Consideration or adversely affect the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may be amended only by a writing signed on behalf of each party.

     SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, any party may, to the extent legally allowed, by a writing signed on behalf of such party (a) extend the time to perform any obligation or other act of another party, (b) waive any inaccuracy in any representation or warranty or (c) waive compliance with any agreement or condition in this Agreement. The failure of any party to assert any right under this Agreement or otherwise shall not constitute a waiver of such right. The waiver by any party hereto or the failure to insist upon strict compliance with any provision contained herein shall not operate or be construed as a waiver of, or estoppel with respect to, any prior or subsequent breach of the same or any other provisions hereof.

     SECTION 9.05 Authorization of Termination, Amendment, Etc. A party's termination, amendment, extension or waiver hereunder shall, in order to be effective, require action by such party's Board of Directors or the duly authorized designee of such Board of Directors. From and after the time, if any, that Parent's or Merger Sub's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Merger Sub hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors.

     SECTION 9.06 Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (whether or not the Merger is consummated).

                                   ARTICLE 10

                               GENERAL PROVISIONS

     SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Article 10 shall survive the Effective Time, but shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time including (i) the covenants and agreements contained in Sections 6.02(b), 6.10 and 6.14, and (ii) the covenants, agreements, representations and warranties contained in the Company Tax Certificate and the Parent Tax Certificate, which shall survive the Effective Time.

     SECTION 10.02 Notices. All notices, requests, claims and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by overnight courier or when successfully transmitted by telecopier without interruption (with a confirming copy of such transmission sent by overnight courier) to the addressee, provided that any notice received by telecopy at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. All notices shall be sent to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by notice from such party pursuant to this Section 10.02):

     (a) if to Parent or Merger Sub, to
              Chevron Corporation
              575 Market Street
              San Francisco, CA 94105
              Telecopy: (925) 842-1301
              Attention: Mr. Richard H. Matzke

     with a copy to:
              Pillsbury Madison & Sutro LLP
              235 Montgomery Street
              San Francisco, California 94104
              Telecopy: (415) 983-1200
              Attention: Terry M. Kee

     (b) if to the Company, to
              Rutherford-Moran Oil Corporation
              5 Greenway Plaza, Suite 220
              Houston, Texas 77046
              Telecopy: (713) 621-7072
              Attention: Chief Financial Officer

     with a copy to:
              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, NY 10022-3897
              Telecopy: (212) 735-2000

              Attention: Jeffrey W. Tindell

     SECTION 10.03  Certain Definitions. For purposes of this Agreement:

     (a) "AFE" shall mean an authorization for expenditure by a party to estimate the costs to be incurred in conducting an operation under the Joint Operating Agreement.

     (b) An "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     (c) "B8/32 Partners" shall mean B8/32 Partners Ltd., a limited liability company organized under the laws of the Kingdom of Thailand.

     (d) "Bareboat Charter" shall mean the Bareboat Charter dated as of February 9, 1996, between Tantawan Production B.V. and Tantawan Services, LLC in connection with the charter of the "TANTAWAN EXPLORER" for use in the Tantawan Field in the Gulf of Thailand.

     (e) "Block" shall mean Block B8/32 in the Gulf of Thailand, the geographical area subject to the Concession.

     (f) "Business Day" means a day, other than a Saturday or a Sunday, on which banking institutions in New York, Houston and San Francisco are required to be open.

     (g) "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     (h) "Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement dated as of September 28, 1998, and among the Company, as Borrower, Rutherford-Moran Exploration Company, Thai Romo Holdings, inc., Thai Romo Limited, certain other subsidiary guarantors and The Chase Manhattan Bank, as a lender and administrative agent.

     (i) "Concession" shall mean, collectively, (i) Petroleum Concession No. 1/2534/36 dated as of August 1, 1991, whereby the Ministry of Industry of the Kingdom of Thailand awarded to Maersk, Thaipo and Thai Romo the concession to develop hydrocarbon producing properties in Block B8/32 in the Gulf of Thailand;
(ii) Supplementary Petroleum Concession No. 1 to Petroleum Concession No. 1/2534/36 dated as of March 6, 1992, whereby Sophonpanich entered into Petroleum Concession No. 1/2534/36; and (iii) Supplementary Petroleum Concession No. 2 to Petroleum Concession No. 1/2534/36 dated as of September 4, 1995, whereby Maersk transferred all of its interest in the Tantawan Field to Thaipo and whereby Thaipo, Thai Romo and Sophonpanich readjusted their respective interests in the Tantawan Field; (iv) Supplementary Petroleum Concession No. 3 to Petroleum Concession 1/2534/36 dated March 6, 1998, awarded to Thai Romo Limited, Thaipo Limited and B8/32 Partners, Ltd, as well as (v) any and all Production Licenses.

     (j) "Concessionaire" shall mean each concessionaire under the Concession.

     (k) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor act, and the rules and regulations thereunder or under any successor act.

     (l) "Facilities Contracts" shall mean any contracts, agreements or arrangements related to any and all equipment, fixtures and appurtenances beyond the wellhead connections acquired for production of natural gas and oil in connection with the operations under the Joint Operating Agreement, including, without limitation, platforms, pipelines, fixtures and other appurtenances, whether or not counted on a Production Area and equipment for storage, treating compression, and production handling. Facilities shall also include pipelines, barges, tankers, FPSOs and other vessels used for storing, offloading, transporting and marketing Petroleum produced from a Production Area, together with all necessary support facilities, whether or not located in the Production Area.

     (m) "Facilities" shall mean all equipment, fixtures and appurtenances beyond the wellhead connections acquired for production of Petroleum pursuant to this Agreement, including, without limitation, Platforms, pipelines, fixtures and other appurtenances, whether or not located on a Production Area and equipment for storage, treating, compression, and production handling.

     (n) "Gas Sales Agreement" shall mean the Gas Sales Agreement dated as of November 7, 1995 among the Petroleum Authority of Thailand, as gas purchaser, and Thaipo, Thai Romo and Sophonpanich, as gas sellers, as amended by the First Amendment to Gas Sales Agreement dated as of November 12, 1997.

     (o) "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, or working capital of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, or the exploration for or development or production of) any Hydrocarbon Properties, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, a guarantee in favor of a bank or other financial institution in order to cause such bank or financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

     (p) "Hedging Agreement" shall mean, for any Person, an agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in
(x) the prices of hydrocarbons, either generally or under specific circumstances or (y) currency exchange rates between U.S. dollars and Thai baht either generally or under specific circumstances.

     (q) "Hydrocarbon Properties" shall mean, without duplication, the Company's and the Company's Subsidiaries' interests in hydrocarbon reserves.

     (r) "Indebtedness" shall mean, for any Person (without duplication): (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to purchase or repurchase the same or similar Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days after the date of receipt of the invoice therefor; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured have been assumed by such Person;
(d) obligations of such Person in respect of letters of credit, surety bonds or similar instruments issued or accepted by banks, surety companies and other financial institutions for account of such Person and issued in respect of liabilities of such Person of the type described in other clauses of this definition; (e) Capital Lease Obligations of such Person other than any thereof for which Thai Romo is liable and which is incurred in connection with transactions under the Operating Agreement or the Joint Operating Agreement; (f) obligations of such Person in respect of obligations of the types specified in other clauses of this definition as a partner or joint venturer of any partnership or joint venture (other than in respect of obligations incurred in the ordinary course of business); (g) obligations of such Person in respect of Interest Rate Protection Agreements or Hedging Agreements; and (h) Indebtedness of others Guaranteed by such Person, provided that the term "Indebtedness" shall not include any of the foregoing which are subject to irrevocable legal defeasance in accordance with the terms thereof. When used with respect to Thai Romo, "Indebtedness" shall include Thai Romo's obligations to reimburse the operator under the Operating Agreement or the Joint Operating Agreement for Thai Romo's pro rata share of payments made by such operator in respect of Indebtedness incurred by such operator in connection with transactions under such agreements.

     (s) "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

     (t) "Investment" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guarantee of any Indebtedness of such Person or the subordination of any claim against such Person to other Indebtedness of such Person; except that "Investment" shall not include investments in inventory or trade receivables made or arising in the ordinary course of business for the sale of goods or services; provided that when used with respect to Thai Romo, "Investments" shall include any payments made by Thai Romo to the operator under the Operating Agreement in satisfaction of Thai Romo"s obligations to reimburse such operator for its pro rata share of Investments made by such operator in connection with transactions under such agreement.

     (u) "Joint Operating Agreement" shall mean, collectively, (i) the Joint Operating Agreement dated as of August 1, 1991 between Maersk, Thai Romo, Thaipo and Sophonpanich, (ii) the Transfer Agreement dated March 2, 1995 between Maersk, Thai Romo, Thaipo and Sophonpanich, whereby Maersk agrees to convey its interest and operatorship in respect of the Tantawan Area of Block B8/32 to Thaipo, (iii) the Agreement of Operatorship and Conveyance of Interest dated as of March 3, 1995 between Maersk and Thaipo, (iv) the Joint Operating Agreement dated as of March 3, 1995 between Thaipo, Thai Romo and Sophonpanich and (v) the Agreement dated as of March 2, 1997, by and between Pogo Producing Company, Thaipo, TRH, Thai Romo and Palang Sophon Limited.

     (v) "knowledge" of any Person which is not an individual means such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced Person, and with respect to the Company or any Company Subsidiary, specifically includes Messrs. Rutherford and Moran.

     (w) "Lien" shall mean, with respect to any Property, any assignment in trust, mortgage, lien, pledge, charge, fiduciary or security assignment, security interest or encumbrance of any kind in respect of such Property (including, without limitation, any production payment obligation, advance, payment or similar arrangement with respect to minerals in place). For purposes of the foregoing, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

     (x) "Maersk" shall mean Maersk Oil (Thailand) Limited, a company organized under the laws of the Kingdom of Thailand.

     (y) "Material adverse change" or "material adverse effect" means, when used in connection with the Company, Parent or Merger Sub, any change or effect that, either individually or in the aggregate with all other such changes or effects, is or would reasonably be expected to be materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations (current and prospective) of such party and its subsidiaries taken as a whole.

     (z) "NYSE" means the New York Stock Exchange, Inc.

     (aa) "Permitted Liens" means (i) liens for current taxes not yet due, (ii) minor imperfections of title, if any, none of which materially impairs the present use of the property subject thereto or impairs the current operations of the Company or the Company Subsidiaries, (iii) zoning laws and other use restrictions that do not materially impair the current use of the property subject thereto, and (iv) and mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar liens arising or incurred in the ordinary course of business, none of which would, individually or in the aggregate, materially adversely affects the value of, or materially adversely interfere with the use of, the property subject thereto.

     (ab) "Person" or "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, labor union, estate, limited liability company, joint stock company, Governmental Entity or other entity.

     (ac) "Petroleum" shall mean crude oil, natural gas, natural gas liquid, by-products and other naturally occurring hydrocarbons in a free state, whether solid, semi solid, liquid or gaseous, and it shall include all heavy hydrocarbons which can be recovered in situ by thermal or chemical processes, but shall not include coal, oil shale or other kinds of rocks from which oil can be extracted by application of heat or chemical process.

     (ad) "Platform" shall mean an offshore structure, including a structure that solely supports Facilities, whether fixed, compliant or floating, and the components of that structure, including but not limited to, caissons or well protectors, rising above the water line and used for the exploration, development or production of Petroleum. The term "Platform" shall also mean an offshore subsea structure or template (excluding templates used for drilling operations) and any component thereof (including, but not limited to, flowlines, umbilicals and control systems, other than those installed in connection with completion of a well) that is attached to the sea floor and used to obtain production of Petroleum.

     (ae) "Pledge Agreements" shall mean the Borrower Pledge Agreement and the Thai Pledge Agreements.

     (af) "Pogo" shall mean Pogo Producing Company, a Delaware corporation.

     (ag) "Production Area" shall mean any portion of the Concession to which a Production License relates.

     (ah) "Production License" shall mean an instrument authorizing development, exploitation and operations within the Concession, as concluded between the Ministry of Industry of the Kingdom of Thailand and the parties to the Joint Operating Agreement and any extension, renewal or amendment thereof agreed to in writing by the parties to the Joint Operating Agreement.

     (ai) "Production License Application" shall mean any application for a Production License.

     (aj) "Production Payment" shall mean any production payment obligation of the Company or the Company Subsidiaries, whether payable from a specified share of proceeds received from production from specific Properties or payable from a specified share of production from specific Properties.

     (ak) "Property" shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including any right or interest therein or thereto.

     (al) "Representatives" means, with respect to a party, a party's directors, officers, employees, affiliates, agents and advisors (including its attorneys, accountants, consultants, bankers and financial advisors).

     (am) "RMEC" shall mean Rutherford-Moran Exploration Company, a Delaware corporation.

     (an) "SBM" shall mean, collectively, SBM Bahamas Limited, a Bahamian corporation, SBM Marine Services Thailand Ltd., a Thai corporation, and Tantawan Production B.V., a Netherlands corporation.

     (ao) "Senior Notes" shall mean the Senior Subordinated Notes due 2004 in the aggregate principal amount not to exceed $120 million issued by the Company as governed by that certain Indenture dated as of September 27, 1997, between the Company and the Bank of Montreal Trust Company, as trustee.

     (ap) "Sophonpanich" shall mean Palang Sophon Limited, a limited liability company organized under the laws of the Kingdom of Thailand, as successor in interest to Sophonpanich Co., Limited.

     (aq) A "subsidiary" of any Person means another Person of which the first Person owns (directly or indirectly).

          (i) an amount of voting securities or other voting interests which is sufficient to elect at least a majority of its Board of Directors or other governing body; or

          (ii) if there are no voting interests, 50% or more of all equity interests.

     (ar) "Thai Pledge Agreements" shall mean the Pledge Agreements executed by RMEC and TRH, respectively, in favor of the Lenders represented by the Administrative Agent under a power of attorney, as each shall be modified and supplemented and in effect from time to time.

     (as) "Thaipo" shall mean Thaipo Limited, a limited liability company organized under the laws of the Kingdom of Thailand.

     (at) "Thai Romo" shall mean Thai Romo Limited, a limited liability company organized under the laws of the Kingdom of Thailand.

     (au) "TRH" shall mean Thai Romo Holdings, Inc., a Delaware corporation.

     SECTION 10.04 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate, instrument or other document made or delivered pursuant hereto unless otherwise defined therein. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment. All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

     SECTION 10.05 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 10.06 Entire Agreement. This Agreement (including the Company Disclosure Schedules and the Exhibits attached hereto, all of which are a part hereof) and the Option Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or in the Option Agreement or made hereunder or thereunder.

     SECTION 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof or of any other jurisdiction.

     SECTION 10.08 Assignment. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     SECTION 10.09 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Each party shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce this Agreement specifically (in addition to any other remedy to which such party is entitled at law or in equity) in any court of the State of Delaware or any court of the United States located in the State of Delaware (collectively, the "Delaware Courts"). In addition, each party hereby

     (a) submits itself to the personal jurisdiction of the Delaware Courts with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

     (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any Delaware Court;

     (c) waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile;

     (d) waives, in any action for specific performance, the defense of adequacy of a remedy at law; and

     (e) agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than such courts referred to above.

Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

     SECTION 10.10 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, the Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

     SECTION 10.11 Service of Process. Each party irrevocably consents to the service of process in any action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.2 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     SECTION 10.12 Company Disclosure Schedules. Any matter disclosed pursuant to any Company Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

                                          CHEVRON CORPORATION

                                          By: /s/ R. H. MATZKE
                                            ------------------------------------
                                          Name: R. H. Matzke
                                          Title:  Vice President

                                          CHEVRON THAILAND INC.

                                          By: /s/ R. H. MATZKE
                                            ------------------------------------
                                          Name: R. H. Matzke
                                          Title:  President

                                          RUTHERFORD-MORAN OIL CORPORATION

                                          By: /s/ JOHN A. MORAN
                                            ------------------------------------
                                          Name: John A. Moran
                                          Title:  Chairman of the Board

                                                                         ANNEX B

                          OPTION AND VOTING AGREEMENT

     THIS OPTION AND VOTING AGREEMENT (this "Agreement") is dated as of December 23, 1998, among certain stockholders of RUTHERFORD-MORAN OIL CORPORATION, a Delaware corporation (the "Company") listed on Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders"), on the one hand, and CHEVRON CORPORATION, a Delaware corporation ("Parent"), on the other hand.

                                  WITNESSETH:

     WHEREAS, the Company, Parent and a wholly owned subsidiary of Parent ("Merger Sub") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing that Parent shall acquire the Company through a merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, pursuant to the Merger, the common stock, par value $0.01, of the Company (the "Company Stock") will be converted into the right to receive shares of common stock, par value $1.50, of Parent ("Parent Common Stock"); and

     WHEREAS, each Stockholder owns of record and possesses legal title to the number of shares of Company Stock set forth opposite its name on Schedule A attached hereto (the "Subject Shares"); and

     WHEREAS, the Subject Shares represent at least 75.1% of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote on the matters set forth in Section 3 hereof; and

     WHEREAS, as an inducement to Parent to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Subject Shares from the Stockholders pursuant to this Agreement and the Merger will constitute an integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, this Agreement has been approved by the independent members of the Board of Directors of the Company; and

     WHEREAS Parent is prepared to execute the Merger Agreement and tender it to the Company for execution by the Company upon receipt of this Option and Voting Agreement;

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein and therein, the parties, intending to be legally bound hereby, agree as follows:

     1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of itself as follows:

     (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming this Agreement is a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Except as set forth in Company Disclosure Schedule 3.04(b), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets the effect of which, in any case, would be material and adverse to the ability of the Stockholder to consummate the transactions contemplated hereby or to comply with the terms hereof.

     (b) The Subject Shares. The Stockholder is the beneficial owner of and has the sole right to vote and dispose of the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests ("Liens") whatsoever, except for any Liens which arise hereunder. None of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction, except as contemplated by this Agreement.

     (c) Certain Transactions Involving Company Stock. Except as set forth on the disclosure schedule delivered to Parent by the Stockholder at the time of execution of this Agreement, except for transactions between Stockholders, since January 1, 1998, the Stockholder has not purchased, received, accepted as collateral, sold, transferred, hypothecated, pledged, or exchanged any Company Stock, or any options, warrants, or rights to purchase or sell Company Stock, and has not entered into any agreement to do any of the foregoing.

     2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms.

     3. Covenants of Each Stockholder as to Voting. Until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:

     (a) Vote for the Merger. At any duly noticed meeting of stockholders of the Company called to vote upon the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted), or execute a written consent in respect of, the Subject Shares in favor of the Merger and the adoption by the Company of the Merger Agreement.

     (b) Vote Against Alternative Proposals. At any duly noticed meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the vote, consent or other approval of the Company's stockholders is sought, the Stockholders shall be present (in person or by proxy) and shall vote (or cause to be voted) the Subject Shares against (i) any Alternative Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, delay or nullify the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholders further agree not to commit or agree to take any action inconsistent with the foregoing.

     (c) Transfer of Subject Shares. Except pursuant to this Agreement, the Stockholder agrees not to (i) transfer, sell, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the terms of the Merger Agreement or this Agreement, or (ii) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise in connection, directly or indirectly, with any Alternative Proposal.

     4. Grant of Options. Each Stockholder hereby grants to Parent an option (each an "Option" and, collectively, the "Options") to purchase such Stockholder's Subject Shares on the following terms and conditions:

     (a) Exercise Price.

          (i) The exercise price of the Option for each Subject Share shall be that number of fully paid and nonassessable shares of Parent Common Stock equal to the Option Exchange Ratio (as hereinafter defined) divided by the Average Closing Price (as hereinafter defined) (the "Option Per Share Consideration").

          (ii) "Option Exchange Ratio" shall be the result obtained by dividing a numerator equal to the sum of (a) Ninety-One Million Dollars ($91,000,000), (b) the amount, if any, of cash received by the Company in consideration of the issuance of its equity securities after the date of the Merger Agreement and before the date on which Parent exercises the Options (the "Option Exercise Date"), (c) an amount equal to the value, if any, as agreed by the Company and Parent, of any non-cash consideration received by the Company in consideration of its equity securities after the date of the Merger Agreement and before the Option Exercise Date, and (d) the cash consideration projected to be received by the Company in exchange for the expected issuance of equity securities pursuant to then existing contractual commitments and based on an exercise price equal to or less than the Merger Per Share Consideration, by a denominator equal to the sum of (e) the number of shares of Company Stock issued and outstanding on the Option Exercise Date and (f) the number of shares issuable upon exercise of all outstanding warrants or options to acquire Company Common Stock which have an exercise price equal to or less than the Merger Per Share Consideration, assuming, for the purposes of this calculation only, that the Effective Time of the Merger is the same date as the Option Exercise Date. For purposes of the preceding sentence, outstanding warrants or options to acquire Company Common Stock shall include any commitment, contingent or otherwise, of the Company, to grant warrants or options or otherwise to issue shares of Company Common Stock. "Average Closing Price" shall be the arithmetic average of the closing prices of Parent Common Stock as reported on the NYSE Composite Transactions Tape for the twenty
     (20) consecutive trading days ending on the second trading day prior to the exercise of the Options.

          (iii) The Stockholders shall also receive, together with each share of Parent Common Stock issued upon exercise of the Options, one associated preferred stock purchase right (a "Right") in accordance with the Rights Agreement dated as of November 23, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. References herein to the shares of Parent Common Stock issuable upon exercise of the Options shall also be deemed to include the associated Rights.

          (iv) In the event that, between the date of this Agreement and the Option Exercise Date, the issued and outstanding shares of Company Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, dividend payable in stock or other securities, recapitalization, reclassification or other similar transaction, then the Option Per Share Consideration shall be appropriately adjusted to provide the Stockholders with the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, dividend payable in stock or other securities, spin-off, combination or exchange of shares, extraordinary dividend, recapitalization, reclassification or other similar transaction.

     (b) Notwithstanding anything in this Section 4 to the contrary, no certificate or scrip representing any fractional shares of Parent shall be issued hereunder to any Stockholder and no such fractional-share interest shall entitle the holder thereof to any vote or any other right of a stockholder of Parent. Each Stockholder entitled to receive Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Average Closing Price (each a "Fractional Share Payment").

     (c) The Options shall remain exercisable until June 1, 1999.

     (d) Parent may exercise the Options with respect to all, but not less than all, of the Subject Shares.

     (e) If Parent exercises the Options, Parent shall take all appropriate action to complete the Merger and there shall be no conditions to Parent's obligations to effect the Merger other than the absence of any law or regulation or any order, decree or injunction of a court of competent jurisdiction enjoining or prohibiting the consummation of the Merger; provided, however, that if the Merger is so enjoined or prohibited, then Parent shall, as promptly as practicable after the issuance of any such order, decree or injunction, effect an exchange offer to acquire any and all such shares for shares of Parent Common Stock on the same terms as set forth in the Merger Agreement, unless such exchange offer is so enjoined or otherwise prohibited by law.

     (f) Parent may exercise the Options at any time before the Options terminate by giving to each Stockholder a written notice evidencing the exercise of the Options and specifying a closing date, which shall not be later than ten Business Days from the date of the notice. Parent's obligation to purchase the Subject Shares upon any exercise of the Options and the Stockholders' obligation to sell the Subject Shares upon any exercise of the Options are subject to the conditions that (i) no preliminary or permanent injunction or other order prohibiting the purchase, issuance or delivery of the Shares issued by any Governmental Entities will be in effect and (ii) any applicable waiting period required for the purchase of the Subject Shares under the HSR Act will have expired or been terminated, provided that if such injunction or other order has become final and nonappealable, the Options shall terminate. The Stockholders' obligation to sell the Shares upon exercise of the Options is subject to the further condition that the Company's tax counsel shall have received from Parent a certificate to the fact that Parent has not taken any action to cause or which is reasonably likely to cause the matters set forth in the Parent Tax Certificate delivered pursuant to Section 6.14 of the Merger Agreement to be untrue in any material respect.

     (g) The closing will occur at the principal office of Parent. At the closing, Parent will deliver to each Stockholder the Option Per Share Consideration. Each Stockholder will deliver to Parent the certificates representing the Stockholder's shares, together with a duly executed stock power.

     5. Grant of Irrevocable Proxy.

     (a) Existing Proxies Revoked. The Stockholders represent that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

     (b) Grant of Irrevocable Proxy to Parent and Merger Sub. Following the receipt of the vote of the Stockholders called for in Section 3(a) above, upon Parent's or Merger Sub's request, each Stockholder hereby agrees to irrevocably grant to, and appoint, Parent and Merger Sub, and each of them, and any person who may hereafter be designated by Parent or Merger Sub as permitted under applicable law, and each of them individually, the Stockholders' proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of or against, as the case may be, the matters set forth in Sections 3(a) and 3(b), and to execute and deliver an appropriate instrument irrevocably granting such proxy. The proxy granted herein shall terminate upon any termination of this Agreement in accordance with its terms.

     (c) Affirmations. Each Stockholder hereby affirms that any irrevocable proxy granted pursuant to Section 5(b) will be given in connection with the execution of the Merger Agreement, and that such irrevocable proxy will be given to secure the performance of the duties of the Stockholder under this Agreement. If so granted, the Stockholders hereby ratify and confirm all that such irrevocable proxy may lawfully do or cause to be done by virtue thereof. Such irrevocable proxy, if and when executed, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL until such time as this Agreement terminates in accordance with its terms.

     6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     7. Assignment. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent may assign, it its sole discretion, any or all of its rights, interest and obligations hereunder to Merger Sub or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8. Termination. This Agreement shall terminate upon the earlier of (a) June 1, 1999, (b) the Effective Time of the Merger and (c) the termination of the Merger Agreement. All representations and warranties contained herein shall terminate upon the termination of this Agreement.

     9. General Provisions.

     (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with the notification provision contained in the Merger Agreement and to the Stockholders at their respective addresses set forth on the books of the Company (or at such other address for a party as shall be specified by like notice).

     (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that each party need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules attached hereto, and the Merger Agreement and the Schedules and Exhibits attached thereto, all of which are a part hereof, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or in the Merger Agreement or made hereunder or thereunder. This Agreement is not intended to confer upon any person other than the parties hereto and Merger Sub, which is an express beneficiary of this Agreement, any rights or remedies hereunder.

     (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof or of any other jurisdiction.

     (g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated and unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     (h) Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provisions or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     10. Stockholder Representatives. Each Stockholder signs solely in its capacity as the beneficial owner of, or the general partner of a partnership or the trustee of a trust which is the beneficial owner of, such Stockholder's Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, affiliate or representative of a Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

     11. Release from and Assignment of All Known and Unknown Claims. Each Stockholder hereby releases and forever discharges the Company and its former and current officers, directors, employees, agents and representatives (collectively, the "Company Releasees") from any and all claims, liens, demands, expenses, causes of action, obligations, damages, liabilities, losses and judgments, known or unknown, which existed in the past or which currently exist (collectively, together with any future causes of action, "Claims"). To the maximum extent permitted by law, each Stockholder hereby assigns all Claims to Parent. Each Stockholder understands and expressly acknowledges that it is possible that unknown Claims exist against the Company Releasees and each Stockholder warrants that he, she or it explicitly took this into account in determining whether to enter into this Agreement. Consequently, each Stockholder expressly waives and assigns to Parent any and all such unknown Claims, provided, however, that nothing in this Section 11 shall in any way affect the rights of any Stockholder (i) to indemnification as a director, officer or employee of the Company according to the terms of the Company's charter or bylaws, any indemnification agreement between the Company and its directors, or the Merger Agreement, (ii) to the Option Per Share Consideration or the Merger Per Share Consideration, and (iii) to any compensation, benefits and expense reimbursement owed to such Stockholder in its capacity as an employee of the Company. This release and assignment shall be effective upon the earlier of the Effective Time of the Merger or the Option Exercise Date.

     12. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court, (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby, and (v) appoints The Corporation Trust Company as such party's agent for service of process in the State of Delaware.

     13. Amendment of Merger Agreement. If the Merger Agreement shall have been amended pursuant to Section 9.01(f) thereof, Parent shall have the right to amend this Agreement in a manner corresponding to the amendments made in the Merger Agreement, so that the Option Per Share Consideration would consist of cash equal to the Option Exchange Ratio divided by the Average Closing Price.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                          CHEVRON CORPORATION

                                          By:    /s/ R. H. MATZKE
                                              ----------------------------------

                                          Name: R. H. Matzke

                                          --------------------------------------

                                          Title: Vice President
                                              ----------------------------------

                                          STOCKHOLDERS

                                          /s/ PATRICK R. RUTHERFORD
                                          --------------------------------------
                                          Patrick R. Rutherford

                                          /s/ PATRICK R. RUTHERFORD
                                          --------------------------------------
                                          Patrick R. Rutherford, for and on
                                          behalf of
                                          PRRTHAI, Inc.

                                          /s/ PATRICK R. RUTHERFORD
                                          --------------------------------------
                                          Patrick R. Rutherford, for and on
                                          behalf of
                                          THAIPRR, L.P.

                                          /s/ PATRICK R. RUTHERFORD
                                          --------------------------------------
                                          Patrick R. Rutherford, as Trustee of
                                          the
                                          P.R. Rutherford Trust, dated 6/4/83

                                          /s/ SUSAN R. RUTHERFORD
                                          --------------------------------------
                                          Susan R. Rutherford

                                          /s/ SUSAN R. RUTHERFORD
                                          --------------------------------------
                                          Susan R. Rutherford, for and on behalf
                                          of
                                          SRRTHAI, Inc.

                                          /s/ JOHN A. MORAN
                                          --------------------------------------
                                          John A. Moran, for and on behalf of
                                          JAMTHAI, Inc.

                                          /s/ JOHN A. MORAN
                                          --------------------------------------
                                          John A. Moran, for and on behalf of
                                          THAIJAM, L.P.

                                          /s/ JOHN A. MORAN
                                          --------------------------------------
                                          John A. Moran, for and on behalf of
                                          Texas Gulf Partnership

                                          /s/ JOHN A. MORAN
                                          --------------------------------------
                                          John A. Moran, as Trustee of the John
                                          A. Moran Charitable Remainder Unitrust
                                          of 1994

                                          /s/ CAROLE O. MORAN
                                          --------------------------------------
                                          Carole O. Moran

                                   SCHEDULE A

                              LIST OF STOCKHOLDERS

                                                              SHARES OF COMMON STOCK
                            NAME                                BENEFICIALLY OWNED
                            ----                              ----------------------
JAMTHAI, Inc. (a Delaware corporation)......................          997,124
THAIJAM, L.P. (a Delaware limited partnership)..............        6,173,612
Texas Gulf Partnership (a Texas partnership)................          120,000
The John A. Moran Charitable Remainder Unitrust of 1994,
  John A. Moran, Trustee....................................        2,057,871
PRRTHAI, Inc. (a Delaware corporation)......................        3,625,488
THAIPRR, L.P. (a Delaware limited partnership)..............           19,673
SRRTHAI, Inc. (a Delaware corporation)......................          144,587
Susan R. Rutherford.........................................           28,000
P. R. Rutherford Trust, dated 6/4/83, Patrick R. Rutherford,
  Trustee; Michael G. Rutherford, Trustee; Eugene Heideman,
  Trustee...................................................           23,000
Patrick R. Rutherford.......................................        6,017,846
Carole O. Moran.............................................           16,000

                                                                         ANNEX C

                            BEAR, STEARNS & CO. INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
                                 (212) 272-2000
December 23, 1998

Board of Directors
Rutherford-Moran Oil Corporation
5 Greenway Plaza
Suite 220
Houston, Texas 77046

Dear Gentlemen:

     We understand that Rutherford-Moran Oil Corporation ("Rutherford-Moran") proposes to enter into a merger agreement (the "Merger Agreement") with Chevron Corporation ("Chevron") pursuant to which a wholly-owned subsidiary of Chevron will merge (the "Merger") with and into Rutherford-Moran. Upon the terms and subject to the conditions set forth in the Merger Agreement at the Effective Time (as defined in the Merger Agreement) of the Merger, Chevron will acquire all of the outstanding shares of Rutherford-Moran for approximately $91 million in Chevron common stock (based upon the average closing prices during a 20 trading day period prior to closing) (the "Consideration").

     You have asked us to render our opinion as to whether the Consideration to be received per outstanding share of Rutherford-Moran common stock (approximately $3.50 per share) is fair, from a financial point of view, to the non-affiliated public shareholders of Rutherford-Moran.

     In the course of performing our reviews our analyses for rendering this opinion, we have:

      1. reviewed the Merger Agreement and the Option Agreement to be entered into between Chevron and certain holders of Rutherford-Moran common stock;

      2. reviewed Rutherford-Moran's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

      3. reviewed certain operating and financial information, including projections, provided to us by management relating to its business and prospects;

      4. met with certain members of Rutherford-Moran's senior management to discuss its operations, historical financial statements and forecasted monthly cash position from November 30, 1998 through December 31, 1999;

      5. reviewed the estimates of oil and natural gas reserves of Rutherford-Moran as of December 31, 1997 as prepared by Ryder Scott Company;

      6. reviewed the Concession Agreement for Concession Block B8/32 (the "Concession") and the Joint Operating Agreement among the participants on the Concession;

      7. reviewed the Second Amended and Restated Credit Agreement and the Warrant Agreement between Rutherford-Moran and the Chase Manhattan Bank (the "Restated Credit Agreement") and discussed with senior management of Rutherford-Moran the status of negotiations with the Administrative Agent under the Restated Credit Agreement;

      8. met with certain members of Rutherford-Moran's senior management to discuss solicitations of interest received by Rutherford-Moran or Morgan Stanley from persons interested in acquiring Rutherford-Moran or making an equity investment in Rutherford-Moran and negotiations with other prospective lenders to Rutherford-Moran;

      9. reviewed the historical prices and trading volumes of the common shares of Rutherford-Moran and Chevron;

     10. reviewed the publicly available financial data and stock market performance data of companies which we deemed generally comparable to Rutherford-Moran;

     11. reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Rutherford-Moran and the Merger; and

     12. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Rutherford-Moran. With respect to Rutherford-Moran's projected financial results, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Rutherford-Moran as to its expected future performance. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of Rutherford-Moran that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Rutherford-Moran. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed the Merger will qualify as a tax-free transaction under the Internal Revenue Code.

     Bear Stearns has been previously engaged by Rutherford-Moran to provide certain investment banking and financial advisory services, including serving as an underwriter with respect to a public debt offering by Rutherford-Moran. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Rutherford-Moran for its own account and the for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     We do not express any opinion as to the price or range of prices at which shares of common stock of Chevron may trade subsequent to the consummation of the Merger.

     In the ordinary course of business, Bear Stearns may actively trade equity securities of Chevron for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Rutherford-Moran and does not constitute a recommendation to the Board of Directors or any holders of Rutherford-Moran common stock as to how to vote in connection with the Merger. This opinion does not address Rutherford-Moran's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Rutherford-Moran common stock in connection with the Merger.

     Based on the foregoing, it is our opinion that the Consideration to be received per outstanding share of Rutherford-Moran common stock to be received is fair, from a financial point of view, to the non-affiliated public shareholders of Rutherford-Moran.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:     /s/ STEPHEN M. STRATY
                                            ------------------------------------
                                              Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of Delaware Law permits Chevron's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Chevron, or serving or having served, at the request of Chevron, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article IX of the Chevron Certificate provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

     As permitted by sections 102 and 145 of Delaware Law, the Chevron Certificate eliminates the liability of a Chevron director for monetary damages to Chevron and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of Delaware Law or liability for any breach of the director's duty of loyalty to Chevron or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

     In addition, Chevron maintains officers' and directors' insurance covering certain labilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

     See Exhibit Index for the list of exhibits at page II-4 of this registration statement, which is incorporated herein by reference.

(b) Financial Statement Schedules.

     [None]

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of section 10(a)(3) of the

Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of this registration statement pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 11, 1999.

                                          CHEVRON CORPORATION

                                          By      /s/ KENNETH T. DERR*
                                            ------------------------------------
                                                      Kenneth T. Derr
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 11th day of February, 1999.

PRINCIPAL EXECUTIVE OFFICERS (AND DIRECTORS)                       DIRECTORS
            /s/ KENNETH T. DERR*                            /s/ SAMUEL H. ARMACOST*
---------------------------------------------    ---------------------------------------------
   Kenneth T. Derr, Chairman of the Board                     Samuel H. Armacost
         and Chief Executive Officer
                                                                 /s/ SAM GINN*
           /s/ JAMES N. SULLIVAN*                ---------------------------------------------
---------------------------------------------                      Sam Ginn
James N. Sullivan, Vice-Chairman of the Board
                                                              /s/ CARLA A. HILLS*
           /s/ DAVID J. O'REILLY*                ---------------------------------------------
---------------------------------------------                   Carla A. Hills
David J. O'Reilly, Vice-Chairman of the Board
                                                           /s/ J. BENNETT JOHNSTON*
         PRINCIPAL FINANCIAL OFFICER             ---------------------------------------------
                                                              J. Bennett Johnston
           /s/ MARTIN R. KLITTEN*
---------------------------------------------               /s/ RICHARD H. MATZKE*
 Martin R. Klitten, Vice-President and Chief     ---------------------------------------------
              Financial Officer                                Richard M. Matzke
        PRINCIPAL ACCOUNTING OFFICER                        /s/ CHARLES M. PIGOTT*
                                                 ---------------------------------------------
            /s/ STEPHEN J. CROWE*                              Charles M. Pigott
---------------------------------------------
        Stephen J. Crowe, Comptroller                        /s/ CONDOLEEZZA RICE*
                                                 ---------------------------------------------
                                                               Condoleezza Rice
                                                             /s/ FRANK A. SHRONTZ*
                                                 ---------------------------------------------
                                                               Frank A. Shrontz
                                                              /s/ CHANG-LIN TIEN*
                                                 ---------------------------------------------
                                                                Chang-Lin Tien
                                                          /s/ GEORGE H. WEYERHAEUSER*
           *By: /s/ LYDIA I. BEEBE               ---------------------------------------------
---------------------------------------------               George H. Weyerhaeuser
      Lydia I. Beebe, Attorney-in-Fact
                                                              /s/ JOHN A. YOUNG*
                                                 ---------------------------------------------
                                                                 John A. Young

                                 EXHIBIT INDEX

EXHIBIT NO.                     DESCRIPTION OF EXHIBITS
-----------                     -----------------------
 2.1          Agreement and Plan of Merger, dated as of December 23, 1998, by and among Chevron, Chevron Thailand Inc. and
              Rutherford-Moran, a copy of which is included as Annex A to the proxy statement/prospectus which forms a part of this
              registration statement.
 3.1*         Restated Certificate of Incorporation of Chevron, dated
              November 25, 1998.
 3.2          By-Laws of Chevron, as amended July 27, 1994, including
              provisions giving attorneys-in-fact authority to sign on
              behalf of officers of the corporation, filed as Exhibit 3.2 to Chevron's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 and incorporated herein by
              reference.
 4.1          Rights Agreement dated as of November 22, 1998 between
              Chevron and ChaseMellon Shareholder Services, L.L.C. filed as Exhibit 4.1 to Chevron's Current Report on Form 8-K dated
              November 25, 1998 and incorporated herein by reference.
              Pursuant to Regulation S-K, Item 601(b)(4), certain
              instruments defining the rights of holders of long-term debt securities of Chevron and its consolidated subsidiaries are not filed because the total amount of securities authorized under any such instrument does not exceed 10 percent of the total assets of the corporation and its subsidiaries an a
              consolidated basis. A copy of such instrument will be
              furnished to the Commission upon request.
 5.1*         Opinion of Pillsbury Madison & Sutro LLP regarding the
              legality of the securities being offered.
 8.1*         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
              regarding tax matters.
 9.1          Option and Voting Agreement, dated as of December 23, 1998, by and among Chevron and certain stockholders of
              Rutherford-Moran, a copy of which is included as Annex B to the proxy statement/prospectus which form a part of this
              registration statement.
10.1          Management Incentive Plan of Chevron, as amended and
              restated effective October 30, 1996, filed as Appendix B to
              Chevron's Notice of Annual Meeting of Stockholders and Proxy
              Statement dated March 21, 1997, and incorporated herein by reference.
10.2          Chevron Excess Benefit Plan, amended and restated as of July
              1, 1996, filed as Exhibit 10 to Chevron's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 and incorporated herein by reference.
10.3          Supplemental Pension Plan of Gulf Oil Corporation, amended as of June 30, 1986, filed as Exhibit 10.4 to Chevron's
              Annual Report on Form 10-K for the fiscal year ended
              December 31, 1986 and incorporated herein by reference.
10.4          Chevron Restricted Stock Plan for Non-Employee Directors, as
              amended and restated effective April 30, 1997, filed as
              Appendix A to Chevron's Notice of Annual Meeting of
              Stockholders and Proxy Statement dated March 21, 1997 and
              incorporated herein by reference.
10.5          Chevron Long-Term Incentive Plan, as amended and restated
              effective October 30, 1996, filed as Appendix C to Chevron's
              Notice of Annual Meeting of Stockholders and Proxy Statement
              dated March 21, 1997 and incorporated herein by reference.
10.6          Chevron Salary Deferral Plan for Management Employees,
              effective January 1, 1997, filed as Exhibit 10 to Chevron's
              Quarterly Report on Form 10-Q for the quarterly period ended
              June 30, 1997 and incorporated by reference.
21.1*         Subsidiaries of Chevron.
23.1*         Consent of Pillsbury Madison & Sutro LLP, included in the
              opinion filed as Exhibit 5.1 to this registration statement.
23.2*         Consent of Skadden, Arps, Slate, Meagher & Flom LLP,
              included in the opinion filed as Exhibit 8.1 to this
              registration statement.

EXHIBIT NO.                     DESCRIPTION OF EXHIBITS
-----------                     -----------------------
23.3*         Consent of Bear, Stearns & Co. Inc.
23.4*         Consent of PricewaterhouseCoopers LLP.
23.5*         Consent of KPMG LLP (with respect to its report on the
              financial statements of the Caltex Group of Companies).
23.6*         Consent of KPMG LLP (with respect to its report on the
              financial statements of Rutherford-Moran).
24.1*         Powers of Attorney for directors and certain officers of
to            Chevron, authorizing the signing of this registration
24.16         statement on their behalf.

---------------
* Filed herewith.